     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 2000.


                                                      REGISTRATION NO. 333-35390
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                             SOUTHERN ENERGY, INC.
             (Exact name of registrant as specified in its charter)
                           -------------------------

        DELAWARE                                  4911                                 58-2056305
     (State or other                  (Primary Standard Industrial                  (I.R.S. Employer
     jurisdiction of                   Classification Code Number)                 Identification No.)
    incorporation or
      organization)

                         900 ASHWOOD PARKWAY, SUITE 500
                             ATLANTA, GEORGIA 30338
                                 (770) 821-7000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           -------------------------
                                RAYMOND D. HILL
                            CHIEF FINANCIAL OFFICER
                             SOUTHERN ENERGY, INC.
                         900 ASHWOOD PARKWAY, SUITE 500
                             ATLANTA, GEORGIA 30338
                                 (770) 821-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           -------------------------

                                WITH A COPY TO:

             JOHN T. W. MERCER, ESQ.                              JOHN A. MILLARD, ESQ.
               TROUTMAN SANDERS LLP                                SHEARMAN & STERLING
        BANK OF AMERICA PLAZA, SUITE 5200                          599 LEXINGTON AVENUE
            600 PEACHTREE STREET, N.E.                           NEW YORK, NEW YORK 10022
              ATLANTA, GEORGIA 30308                                  (212) 848-4000
                  (404) 885-3000


                           -------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           -------------------------

                        CALCULATION OF REGISTRATION FEE



-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                                                         PROPOSED              PROPOSED
                                                         MAXIMUM               MAXIMUM              AMOUNT OF
  TITLE OF EACH CLASS OF          AMOUNT TO           OFFERING PRICE          AGGREGATE            REGISTRATION
SECURITIES TO BE REGISTERED    BE REGISTERED(1)        PER UNIT(2)          OFFERING PRICE            FEE(3)
-------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par           66,700,000
value per share..........           Shares                $17.00            $1,133,900,000         $299,349.60
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------



    (1) Includes 8,700,000 shares of common stock issuable upon exercise of the underwriters' over-allotment option.


    (2) Estimated solely for the purpose of determining the registration fee and calculated in accordance with Rule 457(o) under the Securities Act.


    (3) The registration fee for the securities to be registered has previously been calculated in accordance with Section 6(b) of the Securities Act. An aggregate registration fee of $26,400 was paid on April 21, 2000.

                           -------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

              SUBJECT TO COMPLETION, DATED [               ], 2000

PROSPECTUS

                               58,000,000 Shares


                                     [LOGO]

                             Southern Energy, Inc.

                                  Common Stock
                           -------------------------


     This is an initial public offering of shares of common stock of Southern Energy, Inc. All of the 58,000,000 shares of common stock are being sold by Southern Energy. At the request of Southern Energy, the underwriters have
reserved at the initial public offering price up to [          ] shares of
common stock for sale to employees and other business associates of Southern Energy.



     Prior to this offering, there has been no public market for the common stock. We estimate that the initial public offering price will be between $15.00 and $17.00 per share. We will apply for the listing of our common stock on the New York Stock Exchange under the trading symbol "SOE."



     OUR BUSINESS INVOLVES SIGNIFICANT RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 8.



     Concurrently with this offering, a Delaware business trust that we own is
offering up to 6,000,000 [     ]% Convertible Trust Preferred Securities, Series
A by means of a separate prospectus.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                           -------------------------


                                                              PER SHARE   TOTAL
                                                              ---------   -----
Public offering price.......................................      $         $
Underwriting discounts and commissions......................      $         $
Proceeds to us..............................................      $         $



     The underwriters may also purchase up to an additional 8,700,000 shares of common stock, at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus to cover over-allotments.


     The underwriters expect to deliver the shares in New York, New York on
               , 2000.
                           -------------------------
                          JOINT BOOK-RUNNING MANAGERS
GOLDMAN, SACHS & CO.                                  MORGAN STANLEY DEAN WITTER
                           -------------------------

                    Prospectus dated [               ], 2000

     YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

                               TABLE OF CONTENTS


                                  PAGE
                                  ----
Prospectus Summary..............    1
Risk Factors....................    8
Our Separation from Southern
  Company.......................   24
Use of Proceeds.................   27
Dividend Policy.................   27
Capitalization..................   28
Dilution........................   29
Selected Financial
  Information...................   30
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations....................   32
Business........................   50
Management......................  109
Relationship with Southern
  Company and Related
  Transactions..................  123
Agreements Between Us and
  Southern Company..............  124



                                  PAGE
                                  ----
Certain Federal Tax Matters
  Related to Our Separation from
  Southern Company..............  132
Principal Stockholder...........  134
Description of Capital Stock....  135
Description of Convertible Trust
  Preferred Securities..........  141
U.S. Federal Tax Considerations
  for Non-U.S. Holders..........  144
Shares Eligible for Future
  Sale..........................  147
Underwriting....................  148
Legal Matters...................  150
Experts.........................  150
Where You Can Find More
  Information...................  150
Index to Financial Statements...  F-1


     Through and including [          ], 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

     PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE COMMON STOCK IN THE OPEN MARKET.



     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks and relate to future events, our future financial performance or our projected business results. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology.

     Forward-looking statements are only predictions. Actual events or results may differ materially from any forward-looking statement as a result of various factors. These factors include:

     - legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry;

     - the extent and timing of the entry of additional competition in the markets of our subsidiaries and affiliates;

     - our pursuit of potential business strategies, including acquisitions or dispositions of assets or internal restructuring;

     - state, federal and other rate regulations in the United States and in foreign countries in which our subsidiaries and affiliates operate;

     - changes in or application of environmental and other laws and regulations to which we and our subsidiaries and affiliates are subject;


     - political, legal and economic conditions and developments in the United States and in foreign countries in which our subsidiaries and affiliates operate;


     - financial market conditions and the results of our financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena;

     - our performance of projects undertaken and the success of our efforts to invest in and develop new opportunities; and

     - other factors, including the risks outlined under "Risk Factors."


     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy or completeness of forward-looking statements. We do not undertake a duty to update any of the forward-looking statements after the date of this prospectus.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

                             SOUTHERN ENERGY, INC.


     We are one of the world's largest competitive providers of electricity and energy-related products and services. We have regionally based businesses in the Americas, Europe and the Asia-Pacific region. We have built and acquired a portfolio of power plants in which we have net ownership interests totaling 13,214 megawatts (MW) of generation capacity. In addition, we have projects under development or pending acquisition totaling 10,925 MW. We also market energy and energy-linked commodities and manage the risk associated with market price fluctuations of these commodities. By linking our electricity generation capabilities and our access to natural gas supplies with our energy marketing and risk management expertise, we are able to meet a wide range of customer requirements as well as optimize the value of our electricity generating and gas assets.



     In North America, we own and operate power plants with a total generation capacity of 7,391 MW. We control an additional 1,738 MW of generation capacity through management contracts. We also have projects under development or pending acquisition totaling 10,728 MW, including 5,154 MW of generation capacity that we have recently agreed to acquire from Potomac Electric Power Company. Through Southern Company Energy Marketing, L.P., our 60% owned affiliate, we market and trade energy and energy-linked commodities, including electricity, gas, oil, coal and emission allowances.



     In Europe, we own a 26% interest in Bewag AG, the electric utility serving
2.1 million customers in Berlin, Germany. We also have a 49% economic interest in, and operating control of, Western Power Distribution, which distributes electricity to approximately 1.4 million end users in southwest England. We are currently pursuing opportunities to grow these businesses. Our European marketing and risk management business began trading power in the Nordic energy market in 1999. We expect to begin marketing power in the Dutch, German, Swiss and Italian energy markets in 2000.



     In the Asia-Pacific region, we have interests in 3,159 MW of generation capacity in the Philippines and China. Most of our revenues in the Asia-Pacific region are derived from contracts with government entities or regional power boards and are predominantly linked to the U.S. dollar.



     In the Caribbean and South America, we have ownership interests in electric utilities, power plants and transmission facilities. These assets are located in the Bahamas, Trinidad and Tobago, Brazil, Argentina and Chile, and we are acquiring an interest in an electricity generation and water distribution company in the U.S. Virgin Islands. We are pursuing the sale of our Argentine and Chilean subsidiaries.



THE POWER INDUSTRY



     The power industry is one of the largest industries in the world. In the United States alone, the power industry had an estimated end-user market of over $225 billion of electricity sales in 1999 produced by an aggregate base of power generation facilities with a capacity of approximately 785,000 MW. Historically, the power generation industry has been characterized by electric utility monopolies selling to a franchise customer base. In response to increasing customer demand for access to low-cost electricity and enhanced services, new regulatory initiatives have been and are continuing to be adopted to increase competition in the power industry.



     We believe that increasing demand for electricity and the need to replace old and inefficient power plants will create a significant need for additional power generating capacity throughout the United States. We believe that these market trends will create substantial opportunities for efficient, low-cost power producers that can produce and sell energy to customers at competitive rates.



     Outside of the United States, many governments in developed economies are privatizing their utilities, having realized that their energy assets can be sold to raise capital without hindering system reliability. These countries are developing regulatory structures that are expected to encourage competition in the electricity sector. In developing countries, the demand for electricity is expected to grow rapidly. In order to satisfy this anticipated increase in demand, many countries have adopted government programs designed to encourage private investment in power plants. We believe that these market trends will continue to create opportunities to acquire and develop power generation plants globally.



     Industry trends and regulatory initiatives are transforming existing franchise customer markets, which are characterized by vertically integrated, price-regulated utilities, into markets in which generators compete with each other for their principal customers (wholesale power suppliers and major end-users) on the basis of price, service quality and other factors. This transformation requires that generators and their principal customers manage the risks associated with producing and delivering energy commodities, thereby creating opportunities to profitably market energy commodities and provide services to manage the risks associated with market price fluctuations of these commodities.



STRATEGY



     Our strategy is to be a leading competitive provider of electricity and energy-related products and services in our target markets of North America, Europe and the Asia-Pacific region. We intend to continue our growth through the acquisition, development and operation of power plants and gas transportation and storage assets primarily in our target markets. We also intend to capitalize on our ability to integrate power plants and gas assets with the marketing of energy commodities and the management of market risk associated with those commodities.



     We plan to implement our growth strategy by:



     - Maximizing the financial and operational performance of our current investments,


     - Capitalizing on opportunities generated by our strong regional presence,


     - Developing new power plants and expanding our existing plants,


     - Acquiring power plants and gas assets competitively positioned in our target markets,


     - Entering into contractual arrangements for the management and control of generation capacity and gas transportation and storage assets,


     - Integrating energy marketing and risk management with ownership and control of energy assets, and


     - Exploiting energy information and e-commerce applications.



OUR RELATIONSHIP WITH SOUTHERN COMPANY


     We are currently a wholly owned subsidiary of Southern Company. Upon the completion of this offering, Southern Company will own over 80% of the outstanding shares of our common stock. Southern Company has announced that it currently plans to complete a spin-off of us within

12 months after the completion of this offering by distributing the remaining shares of our common stock to the holders of Southern Company's common stock.


     Prior to the completion of this offering, we will enter into agreements with Southern Company related to the separation of our business from Southern Company. These separation agreements will provide for, among other things, the assumption by us of liabilities relating to our business. In addition, after this offering but prior to the distribution of our stock by Southern Company, we will transfer the operations and obligations of our leasing and capital funding subsidiaries to Southern Company.



     The separation agreements between us and Southern Company will also govern our various interim and ongoing relationships. In particular, we have entered into agreements under which Southern Company will continue to provide various interim services to us, including financial, accounting, engineering and other services. All of these agreements were negotiated in the overall context of our separation from Southern Company and the requirements of federal and state regulations.



     We believe that we will realize certain benefits from our complete separation from Southern Company, including the following: reduced governmental regulation, increased capital financing flexibility, increased strategic focus, access to additional markets, increased speed and responsiveness, targeted incentives for management and employees and a more targeted investment for stockholders.


     We were incorporated in Delaware on April 20, 1993 as a wholly owned subsidiary of Southern Company. Our executive offices are located at 900 Ashwood Parkway, Suite 500, Atlanta, Georgia 30338-4780, and our telephone number is
(770) 821-7000.


CONCURRENT OFFERING OF CONVERTIBLE TRUST PREFERRED SECURITIES



     Concurrently with this offering of common stock, a Delaware business trust
that we own will sell up to 6,000,000 shares of its [     ]% Convertible Trust
Preferred Securities, Series A by means of a separate prospectus. The trust will issue all of its common securities to us. The trust will use the proceeds from the sale of preferred securities and the common securities to purchase from us
[     ]% Junior Convertible Subordinated Debentures, Series A due 2030. The
debentures will have the same financial terms as the preferred securities, including conversion rights. Our obligations to pay the debentures are junior to our payment obligations under our senior debt.



     Holders of preferred securities will be entitled to receive cash
distributions at an annual rate of [     ]% of the $50 liquidation preference
per share of preferred securities. Holders of preferred securities generally will not have any voting rights.



     Holders of preferred securities will have the right to convert their preferred securities into shares of our common stock at any time after
[               ], 2001 and prior to [               ], 2030, subject to our
option to make cash settlements from [            ] 2001 until the next business
day following the date of the distribution of our common stock held by Southern Company. The preferred securities will convert into our common stock at an
initial conversion rate of [               ] shares of common stock for each
preferred security. This conversion rate is equivalent to a conversion price of
$[          ] per share of our common stock. The conversion rate may be subject to adjustment.



     We intend to complete the offering of our common stock regardless of whether the offering of our preferred securities is completed.

                                  THE OFFERING

COMMON STOCK OFFERED:


Common stock offered................     58,000,000 shares(1)



Common stock to be outstanding
immediately after the offering......     330,000,000 shares(1)


Common stock to be held by Southern
  Company immediately after the
  offering..........................     272,000,000 shares



Use of Proceeds.....................     We intend to use a portion of the net
                                         proceeds of this offering and the
                                         concurrent offering of Convertible
                                         Trust Preferred Securities, Series A to
                                         repay short-term debt of approximately
                                         $840 million. The remaining proceeds
                                         from these offerings will be used for
                                         general corporate purposes.


Proposed NYSE symbol................     "SOE"

-------------------------


(1) Assumes the underwriters' over-allotment option to purchase 8,700,000 shares is not exercised.

                SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

     You should read the following summary historical financial and operating data together with our consolidated financial statements and the related notes and with "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.


     Pro forma balance sheet amounts give effect to the following actions as though these actions had been taken as of March 31, 2000:



     - the transfer of the operations of our capital funding subsidiary, Southern Company Capital Funding, Inc. (Capital Funding), to Southern Company;



     - the transfer of our leasing subsidiary, SE Finance Capital Corporation (SE Finance), to Southern Company. As a result of our decision on April 17, 2000 to transfer SE Finance to Southern Company, we have included the historical results of operations of the related subsidiaries as a discontinued operation; and



     - the payment by us of cash dividends to Southern Company in the aggregate amount of $503 million, and short-term borrowings to fund those dividends.



     Pro forma, as adjusted balance sheet amounts give effect to our sale of 58,000,000 shares of common stock in this offering at an assumed initial public offering price of $16.00 per share and the application of the proceeds from this offering.



     Pro forma, as further adjusted balance sheet amounts give effect to our sale of 6,000,000 preferred securities at an assumed public offering price of $50 per preferred security in a public offering concurrent with this offering and the application of the proceeds from both offerings.



                                                                                                 QUARTERS ENDED
                                                           YEARS ENDED DECEMBER 31,                 MARCH 31,
                                                ----------------------------------------------   ---------------
                                                 1995      1996     1997      1998      1999      1999     2000
                                                -------   ------   -------   -------   -------   ------   ------
                                                                     (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Operating revenues(1).........................  $   584   $1,600   $ 3,750   $ 1,819   $ 2,268   $ 521    $ 521
Write down of assets(2).......................       --       --        --       308        60      --        4
Operating income (loss).......................       66      150       272        (5)      444      76      170
Other income (expense):
  Interest income.............................       13       16       138       146       172      38       38
  Interest expense............................      (64)    (133)     (345)     (430)     (502)   (111)    (147)
  Gain on sales of assets.....................       11       66        24        41       313       8        1
  Equity in income of affiliates..............       10       13        58       135       111      99       27
  Receivables recovery........................       --       --        --        29        64      12       --
  Other, net..................................       (1)      28        33        29        72      11        6
                                                -------   ------   -------   -------   -------   -----    -----
    Total other income (expense)..............      (31)     (10)      (92)      (50)      230      57      (75)
                                                -------   ------   -------   -------   -------   -----    -----
Income (loss) from continuing operations
  before income taxes and minority interest...       35      140       180       (55)      674     133       95
Provision (benefit) for income taxes:
  Continuing operations.......................        8       54        27      (123)      129      36      (30)
  Windfall profits tax(3).....................       --       --       148        --        --      --       --
Minority interest.............................       13       13        29        80       183      21       30
                                                -------   ------   -------   -------   -------   -----    -----
Income (loss) from continuing operations......       14       73       (24)      (12)      362      76       95
Income from discontinued operations, net of
  income tax of $10 in 1997, $22 in 1998 and
  $15 in 1999.................................       --       --         8        12        10       4        6
                                                -------   ------   -------   -------   -------   -----    -----
Income (loss) before extraordinary item.......       14       73       (16)       --       372      80      101
Extraordinary gain on early extinguishment of
  debt, net of income tax of $2 in 1995 and $5
  in 1996.....................................        4        8        --        --        --      --       --
                                                -------   ------   -------   -------   -------   -----    -----
    Net income (loss).........................  $    18   $   81   $   (16)  $    --   $   372   $  80    $ 101
                                                =======   ======   =======   =======   =======   =====    =====

                                                                                                 QUARTERS ENDED
                                                           YEARS ENDED DECEMBER 31,                 MARCH 31,
                                                ----------------------------------------------   ---------------
                                                 1995      1996     1997      1998      1999      1999     2000
                                                -------   ------   -------   -------   -------   ------   ------
                                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE AND RATIO DATA)
EARNINGS PER SHARE INFORMATION:
BASIC:
  From continuing operations..................  $  0.05   $ 0.27   $ (0.09)  $ (0.04)  $  1.33   $0.28    $0.35
  From discontinued operations................       --       --      0.03      0.04      0.04    0.01     0.02
  From extraordinary gain.....................     0.02     0.03        --        --        --      --       --
                                                -------   ------   -------   -------   -------   -----    -----
    Net income................................  $  0.07   $ 0.30   $ (0.06)  $    --   $  1.37   $0.29    $0.37
                                                =======   ======   =======   =======   =======   =====    =====
PRO FORMA BASIC(4):
  From continuing operations..................                                         $  1.19            $0.31
  From discontinued operations................                                            0.04             0.02
                                                                                       -------            -----
    Net income................................                                         $  1.23            $0.33
                                                                                       =======            =====
STATEMENT OF CASH FLOWS DATA:
Cash flow from operating activities...........  $   158   $ (226)  $   264   $   402   $   515     (17)     (13)
Cash flow from investing activities...........   (1,244)    (136)   (4,203)   (1,741)   (2,263)   (123)     (71)
Cash flow from financing activities...........    1,653     (193)    4,177     1,502     1,516      80      161
OTHER OPERATING DATA:
EBITDA(5).....................................  $   122   $  258   $   512   $   351   $   825     229      279



                                                                           AS OF MARCH 31, 2000
                                                              ----------------------------------------------
                                                                                                     PRO
                                                                                                    FORMA,
                                                                                    PRO FORMA,    AS FURTHER
                                                              ACTUAL    PRO FORMA   AS ADJUSTED    ADJUSTED
                                                              -------   ---------   -----------   ----------
                                                                          (DOLLARS IN MILLIONS)
                                                                               (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   400    $   384      $   475      $   775
Property, plant and equipment, net..........................    6,048      6,048        6,048        6,048
Investments.................................................    1,472      1,401        1,401        1,401
Investment in leveraged leases..............................      551          0            0            0
  Total assets..............................................   13,972     12,228       12,284       12,584
Non-recourse debt(6)........................................    6,102      5,654        5,654        5,654
  Total debt................................................    7,192      7,247        6,454        6,454
Subsidiary obligated mandatorily redeemable preferred
  securities(7).............................................    1,030         80           80           80
Minority Interest
  Company obligated mandatorily redeemable securities of a
    subsidiary holding solely parent company debentures.....                                           300
Stockholder's equity........................................    3,199      2,444        3,328        3,328



(1) The decline in operating revenues in 1998 is due to our contribution, on January 1, 1998, of our power marketing and risk management activities to Southern Company Energy Marketing, L.P., our marketing and risk management joint venture with Vastar formed in September 1997. When the joint venture was formed in September 1997, we contributed only our gas marketing and risk management assets to the venture. Prior to the formation of the joint venture, our marketing and risk management activities were wholly owned and consolidated. Currently, we account for this joint venture under the equity method of accounting. For 1997, operating revenues would have been $1,768 million if we had not consolidated our marketing and risk management operations.



(2) The write-down for 1998 includes write-downs of our investments in our Argentine subsidiary, Alicura, and our Chilean subsidiary, EDELNOR, to adjust for the difference between the carrying value of the assets and the fair market value. The write-down for 1999 and the first quarter of 2000 includes further write-downs of our investments in Alicura and EDELNOR to maintain the carrying value at the fair market value as well as a write-down of $31 million at Western Power Distribution relating to impaired metering assets.


(3) In 1997, the United Kingdom imposed a windfall profits tax on the United Kingdom's privatized utilities.

(4) Pro forma basic earnings per share information gives effect to the dividends we paid to Southern Company in 2000 as though they had been paid during the periods presented, in accordance with SEC Staff Accounting Bulletin Topic 1:B:3.



(5) EBITDA represents our operating income (loss) plus depreciation and amortization and our equity in income of affiliates. EBITDA excludes the impact of minority interests. EBITDA, as defined, is presented because it is a widely accepted financial indicator used by some investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA, as defined, is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with generally accepted accounting standards (GAAP) in the United States and is not indicative of operating income or cash flow from operations as determined under GAAP. Our method of computation may or may not be comparable to other similarly titled measures by other companies.



(6) This debt is non-recourse to us but is recourse to the applicable subsidiaries and their assets.



(7) As of March 31, 2000, this total included $950 million of preferred securities and capital securities issued by special purpose financing subsidiaries held by Capital Funding, the proceeds of which were loaned to Southern Company. Southern Company pays interest on subordinated notes issued in favor of the financing subsidiaries, which payments are used to pay dividends on those preferred or capital securities. In addition, Southern Company has guaranteed payments due under the terms of those securities. These securities are non-recourse to us. In connection with our separation from Southern Company, Capital Funding will be transferred to Southern Company. The remaining $80 million of these securities were issued by a special purpose finance subsidiary of Southern Investments UK plc
    (SIUK). They are also non-recourse to us but they are not guaranteed by Southern Company and they will remain outstanding after the offerings.

                                  RISK FACTORS


     You should carefully consider the risks described below as well as other information contained in this prospectus before buying shares in this offering. These are the risks we consider to be material to your decision whether to invest in our common stock at this time. There may be risks that you view in a different way than we do and we may omit a risk that we consider immaterial but that you would consider important. In addition, there may be risks and uncertainties that we currently consider immaterial, but that may in fact impair our business operations. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.


RISKS RELATED TO OUR BUSINESS


  CHANGES IN COMMODITY PRICES MAY INCREASE THE COST OF PRODUCING POWER AND DECREASE THE AMOUNT WE RECEIVE FROM SELLING POWER.



     Our generation and distribution businesses are subject to changes in power prices and fuel costs which may impact our financial results and financial position by increasing the cost of producing power and decreasing the amount we receive from the sale of power. In addition, actual power prices and fuel costs may differ from those assumed in our financial models. As a result, our financial results may not meet our expectations.



  WE MAY NOT BE ABLE TO FULLY HEDGE AGAINST CHANGES IN COMMODITY PRICES AND OUR HEDGING PROCEDURES MAY NOT WORK AS PLANNED.



     To lower our financial exposure related to commodity price fluctuations, our energy marketing and risk management business routinely enters into contracts to hedge purchase and sale commitments, weather conditions, fuel requirements and inventories of natural gas, coal, electricity, crude oil and other commodities. As part of this strategy, we routinely utilize fixed-price forward physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or exchanges. However, we do not expect to cover the entire exposure from market price volatility of our assets and the coverage will vary over time. In addition, as a result of marketplace illiquidity and other factors, our marketing and risk management operations may, at times, be unable to fully hedge their portfolios for market risks.



     We may, at times, have an open position in the market, within established guidelines, resulting from the management of our portfolio. To the extent open positions exist, fluctuating commodity prices can impact financial results and financial position, either favorably or unfavorably.



     Commodity price variability results from multiple factors, including:


     - weather,
     - illiquid markets,
     - transmission or transportation inefficiencies,
     - availability of competitively priced alternative energy sources,
     - demand for energy commodities,
     - natural gas, crude oil and coal production,
     - natural disasters, wars, embargoes and other catastrophic events, and
     - federal, state and foreign energy and environmental regulation and legislation.


     Furthermore, the risk management procedures we have in place may not always be followed or may not always work as planned. As a result of these and other factors, we cannot predict with precision the impact that our risk management decisions may have on our businesses, operating results or financial position. Although we devote a considerable amount of management efforts to these issues, their outcome is uncertain.

  OUR PROJECTS LOCATED OUTSIDE OF THE UNITED STATES EXPOSE US TO RISKS RELATED TO LAWS OF OTHER COUNTRIES, TAXES, ECONOMIC CONDITIONS, FLUCTUATIONS IN CURRENCY RATES, LABOR SUPPLY AND RELATIONS, POLITICAL CONDITIONS AND POLICIES OF FOREIGN GOVERNMENTS. THESE RISKS MAY DELAY OR REDUCE OUR REALIZATION OF VALUE FROM OUR INTERNATIONAL PROJECTS.



     We have substantial operations outside the United States. In 1999, we derived approximately 78% of our net income from our foreign operations. The acquisition, financing, development and operation of projects outside the United States entail significant political and financial risks, which vary by country, including:



     - changes in laws or regulations,

     - changes in foreign tax laws and regulations, including unexpected tax liabilities,
     - changes in United States laws, including tax laws, related to foreign operations,
     - compliance with United States foreign corrupt practices laws,

     - changes in government policies or personnel,

     - changes in general economic conditions affecting each country,

     - difficulty in converting our earnings to U.S. dollars or moving funds out of the country in which the funds were earned,

     - fluctuations in currency exchange rates,

     - changes in labor relations in operations outside the United States,

     - political instability and civil unrest, and
     - expropriation and confiscation of assets and facilities.

     Despite contractual protections we have against many of these risks for our operations in the Philippines, China and any other countries in which we operate or may invest in the future, our actual results may be affected by the occurrence of any of these events. The occurrence of any of these events could substantially delay or reduce the value of the project concerned.


     Risk from fluctuations in currency exchange rates can arise when our foreign subsidiaries borrow funds in one type of currency but receive revenue in another. In such cases, an adverse change in exchange rates can reduce our ability to meet debt service obligations. Foreign currency risk can also arise when the revenues received by our foreign subsidiaries are not in U.S. dollars. In such cases, a strengthening of the U.S. dollar could reduce the amount of cash and income we receive from these foreign subsidiaries.



     While we believe we have hedges and contracts in place to mitigate our most significant foreign currency exchange risks, we do have some exposure that is not hedged. For example, while we use long-term cross-currency agreements to hedge a significant portion of our net investments in both WPD and Bewag, we do have a portion that is not hedged. In addition, we do not have a hedge in place in either Argentina or the Bahamas. However, the Argentine and Bahamas currencies are pegged to the U.S. dollar, and, as a result, we will only be exposed to foreign currency risk if these currencies become unpegged and devalued. We also note that we have currency risks with our investment in Companhia Energetica de Minas Gerais (CEMIG) in Brazil. We believe that these risks are material but we have decided not to hedge them due to the high cost and the uncertain effectiveness of implementing such a hedge.



     Our international operations are subject to regulation by various foreign governments and regulatory authorities. The laws and regulations of some countries may limit our ability to hold a majority interest in some of the projects that we may develop or acquire, thus limiting our ability to control the development, construction and operation of those projects. In addition, the legal environment in foreign countries in which we currently own assets or projects or may develop projects in the future could make it more difficult for us to enforce our rights under agreements relating to such projects. Our international projects may also be subject to risks of being delayed, suspended or terminated by the applicable foreign governments or may be subject to risks of contract invalidation by commercial or governmental entities. For example, in the Philippines pending electricity reform laws and implementing regulations are intended to break-up and privatize most of the Philippines National Power Corporation (NPC), our main customer. We do not believe that these regulations will have a material adverse effect on our operations in the Philippines but we cannot assure you that this will be the case.



  SOME OF OUR FACILITIES DEPEND ON ONLY ONE OR A FEW CUSTOMERS OR SUPPLIERS. THESE PARTIES, AS WELL AS OTHER PARTIES WITH WHOM WE HAVE CONTRACTS, MAY FAIL TO PERFORM THEIR OBLIGATIONS, WHICH MAY RESULT IN A DEFAULT OF PROJECT DEBT AND MAY REQUIRE US TO INSTITUTE LEGAL PROCEEDINGS TO ENFORCE OUR AGREEMENTS.



     Several of our power production facilities rely on a single customer or a few customers to purchase all of the facility's output or on a single supplier or a few suppliers to provide fuel, water and other services required for the operation of the facility. Our sale and procurement agreements for these facilities are long-term agreements that provide support for any project debt used to finance the related facilities. The financial performance of these facilities is dependent on the continued performance by customers and suppliers of their obligations under their long-term agreements and, in particular, on the credit quality of the facilities' customers. A facility's financial results could be materially adversely affected if any one customer or supplier fails to fulfill its contractual obligations and we are unable to find other customers or suppliers to produce the same level of profitability. As a result of the failure of a major customer or supplier to meet its contractual obligations, we may be unable to repay obligations under our project or corporate debt.



     Most significantly, for the year ended December 31, 1999, approximately 14% and 35% of our revenues and net income, respectively, were attributable to sales made by our Philippine operations under power sales agreements with NPC. NPC is contractually committed to purchase a significant amount of power, which we anticipate will generate significant revenues and net income in the future. We cannot assure you that NPC will make the payments it has contracted to make or that the Philippine government will promptly honor its guarantee of the contracts.



     In addition, our marketing and risk management operations are exposed to the risk that counterparties which owe us money or energy as a result of market transactions will not perform their obligations. We have had to sue some counterparties in the past because of their failure to perform, and one counterparty filed for bankruptcy protection as a result.



  WE MAY BE UNABLE TO OBTAIN THE FINANCING WE NEED TO PURSUE OUR GROWTH STRATEGY AND ANY FUTURE FINANCING WE RECEIVE MAY BE LESS FAVORABLE TO US THAN OUR CURRENT ARRANGEMENTS.



     Each of our projects under development and those projects and businesses we may seek to acquire or construct will require substantial capital investment. Our continued access to capital with acceptable terms is necessary for the success of our growth strategy. Our attempts to consummate future financings may not be successful or on favorable terms.



     We have generally been able to arrange for a majority of the financing of each project or business on a basis that is substantially non-recourse to us. We may attempt to continue this practice where and when we determine it to be in our best interest, but we cannot assure you that market conditions and other factors will permit future project and acquisition financings on terms similar to those our subsidiaries have previously received. Our ability to arrange for financing on a substantially non-recourse basis and the costs of such capital are dependent on numerous factors, including general economic and capital market conditions, credit availability from banks, investor confidence, the continued success of current projects and the continued existence of tax and securities laws which are conducive to raising capital in this manner. If we are not able to obtain financing for our projects on a substantially non-recourse basis, we may have to finance them using recourse capital which could take one of the following forms:



     - issue additional debt at the corporate level,


     - issue additional equity securities,


     - make larger equity investments in our projects, or


     - provide more financial support for our projects.



We may decide not to build new plants or acquire facilities. Any of these alternatives could have a material adverse effect on our growth prospects and the market price of our common stock.



     In addition, we may not be able to complete the offering of preferred securities being conducted concurrently with this offering, or that offering may not raise the amount of proceeds that we expect. Either of these events would increase our need for financing by the amount of expected net proceeds of the preferred securities offering, less any amount actually raised. We may not be able to obtain alternative financing. Even if we are able to obtain alternative financing, it may cost us more to service than if we completely sell the preferred securities and it may include greater restrictions on the conduct of our business than the proposed terms of the preferred securities.



     In the past, a significant amount of our debt and equity capital needs have been satisfied by Southern Company. Southern Company has also periodically provided credit support to us. In addition, we believe that we have obtained third party financing on relatively favorable terms based in part on Southern Company's ownership interest in us. Following this offering, Southern Company will no longer provide financing or credit support except for specified transactions or for a limited period of time. As a result, we may not be able to obtain third party financing on favorable terms or at all. We may require or choose to obtain additional debt or equity financing in the future. Future equity financings could be dilutive to existing holders of our common stock, and future debt financings could involve restrictive covenants.



  OUR ACTIVITIES ARE RESTRICTED BY SUBSTANTIAL INDEBTEDNESS WHICH MAY BE ACCELERATED IF WE ARE UNABLE TO SERVICE IT.



     We have incurred substantial indebtedness on a consolidated basis to finance our business. As of March 31, 2000, our total consolidated indebtedness was $8.2 billion, our total consolidated assets were $14.0 billion and our stockholders' equity was $3.2 billion. Our ability to meet our debt service obligations and to repay our outstanding indebtedness will depend primarily upon cash flow produced by our business.


     This indebtedness has important consequences, including:

     - limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy or other purposes,
     - limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service our debt,
     - increasing our vulnerability to general adverse economic and industry conditions, and
     - limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation.

     In addition, some of our existing debt agreements contain restrictive covenants which, among other things, can limit or prohibit the ability of us or our subsidiaries to:

     - incur indebtedness,
     - make prepayments of indebtedness in whole or in part,
     - pay dividends,
     - make investments,

     - engage in transactions with affiliates,
     - create liens,
     - sell assets, and
     - acquire facilities or other businesses.


     If we are unable to comply with the terms of our debt agreements, we may be required to refinance all or a portion of our debt or to obtain additional financing. We may be unable to refinance or obtain additional financing because of our high levels of debt and the debt incurrence restrictions under our debt agreements. We may be forced to default on our debt obligations if cash flow is insufficient and refinancing or additional financing is unavailable. If we default under the terms of our indebtedness, the relevant debt holders may accelerate the maturity of our obligations, which could cause cross-defaults or cross-acceleration under our other obligations.



  OUR COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT AND THE COST OF COMPLIANCE WITH NEW ENVIRONMENTAL LAWS COULD ADVERSELY AFFECT OUR PROFITABILITY.



     Our operations are subject to extensive federal, state, local and foreign statutes, rules and regulations relating to environmental protection. To comply with these legal requirements, we must spend significant sums on environmental monitoring, pollution control equipment and emission fees. We may be exposed to compliance risks from new projects, as well as from plants we have acquired. For example, the State of New York has issued a notice of violation (NOV) to the previous owners of Plant Lovett, which we have acquired, alleging violations in the operation of the plant prior to our acquisition. Although we have not received a NOV and we dispute the allegations, we may incur costs installing pollution control equipment on the plant.



     Our failure to comply with environmental laws may result in the assessment of penalties and fines against us by regulatory authorities. With the trend toward stricter standards, greater regulation, more extensive permitting requirements and an increase in the number and types of assets operated by us subject to environmental regulation, we expect our environmental expenditures to be substantial in the future. As is true in many countries of the world, the governments of the United States, China, the Philippines, various European nations and Trinidad and Tobago recently have proposed increased environmental regulation of many industrial activities, including increased regulation of air quality, water quality and solid waste management. For example, the U.S. Environmental Protection Agency (EPA) has recently promulgated more stringent air quality standards for particulate matter emitted from power plants. The scope and extent of new environmental regulations, including their effect on our operations, is unclear. Unless our contracts with customers expressly permit us to pass through increased costs attributable to new statutes, rules and regulations, we may not be able to recover capital costs of complying with new environmental regulations, which may adversely affect our profitability.



  PRIOR TO OUR COMPLETE SEPARATION FROM SOUTHERN COMPANY, OUR BUSINESS WILL CONTINUE TO BE SUBJECT TO REGULATION UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT. THAT ACT LIMITS OUR BUSINESS OPERATIONS, OUR ABILITY TO PAY DIVIDENDS, OUR ABILITY TO RECEIVE DIVIDENDS FROM OUR SUBSIDIARIES AND OUR ABILITY TO AFFILIATE WITH PUBLIC UTILITIES.



     Until the distribution of our stock held by Southern Company, we will continue to be subject to regulation under the Public Utility Holding Company Act (PUHCA) as a subsidiary company of a public utility holding company registered under PUHCA. As a result, we are subject to limitations under PUHCA related to our acquisition, ownership and operation of energy assets outside of our current business plan and payments of dividends by us and our subsidiaries from unearned surplus. Additionally, as long as we are an affiliate of Southern Company, we must obtain approval under PUHCA prior to acquiring the voting securities of any public utility or taking any other actions that would result in affiliation with another public utility. Following the distribution, we do not expect to be subject to the provisions of PUHCA either as a subsidiary or an affiliate of Southern Company. Further, we believe that as long as our domestic power plants qualify as either exempt wholesale generators
(EWGs) or qualifying facilities (QFs) under the Public Utility Regulatory Policies Act of 1978, as amended (PURPA), and we do not otherwise acquire public utility assets or securities of public utility companies, we will not be subject to PUHCA. We do not currently intend to take actions that would cause us to become subject to regulation under PUHCA.


     Currently, we are authorized under orders issued by the Securities and Exchange Commission (SEC) under PUHCA to acquire, own and operate energy facilities or businesses such as EWGs, foreign utility companies (FUCOs) and QFs, to engage in other energy-related activities in the United States and to engage in energy marketing apart from investments in EWGs and FUCOs in the United States and Canada. The SEC order expires on December 31, 2000. We intend to file an application to extend the expiration date of this order so that the order will not expire until after the distribution. If the SEC does not extend the order and we are still an affiliate of Southern Company, our operations may be adversely affected and we may not be able to pursue our business strategies. Further, we and our subsidiaries are authorized under an order issued by the SEC to pay dividends out of unearned surplus. This order is necessary to exempt us and our subsidiaries from restrictions on the payment of dividends contained in PUHCA. The order expires June 30, 2001. If Southern Company has not completed the distribution of our common stock by June 30, 2001, and if the SEC does not extend the order beyond that date, cash may be trapped in some of our subsidiaries, reducing our cash management flexibility and increasing our need for working capital and external financing.


     Our energy marketing business units are authorized under orders issued by the SEC to conduct electricity and natural gas marketing in the United States and Canada and, through December 31, 2000, to invest up to $300 million to acquire assets related to energy marketing in the United States and Canada. Prior to the distribution, this restriction will limit our ability to make a major acquisition of an energy asset (which is not a FUCO, EWG or a United States energy-related company) without further PUHCA approvals.


  OUR BUSINESS IN THE UNITED STATES IS SUBJECT TO COMPLEX GOVERNMENT REGULATIONS AND MAY BE ADVERSELY AFFECTED BY CHANGES IN THESE REGULATIONS OR IN THEIR IMPLEMENTATION.



     The majority of our generation operations in the United States are EWGs which sell electricity exclusively into the wholesale market. Generally, our EWGs are subject to regulation by the Federal Energy Regulatory Commission
(FERC) regarding rate matters and state public utility commissions regarding non-rate matters. The majority of our generation from EWGs is sold at market prices under market rate authority exercised by FERC, although FERC has the authority to impose "cost of service" rate regulation if it determines that market pricing is not in the public interest. Any reduction by FERC of the rates we may receive for our generation activities may adversely affect our results of operations. For more information regarding relevant U.S. public utility regulation, see "Business -- Regulation -- U.S. Public Utility Regulation."



     For example, on June 7, 2000, an administrative law judge presiding over a FERC proceeding involving our California operations issued an initial decision allocating the responsibility for payment of a settled $158.8 million amount to be paid under the reliability must-run contracts between our California subsidiaries and the California Independent System Operator (CAISO). The administrative law judge allocated 3% of the responsibility to the CAISO and the remainder to our California subsidiaries. Our California subsidiaries had proposed to allocate 75%, $120 million, of the responsibility to the CAISO. On July 7, 2000, we filed an appeal of this decision with the FERC; however we cannot assure you that our appeal will be successful. A final FERC order in this proceeding may be appealed to the U.S. Court of Appeals. If we are not successful in this appeal, our results of operations would be adversely affected. For more information regarding this proceeding, see "Business -- Legal Proceedings."



     To conduct our business, we must obtain licenses, permits and approvals for our plants. We cannot assure you that we will be able to obtain and comply with all necessary licenses, permits and approvals for our plants. If we cannot comply with all applicable regulations, our business, results of operations and financial condition could be adversely affected.



  THE ENERGY INDUSTRY IS RAPIDLY CHANGING TO INCREASED COMPETITION AND WE MIGHT NOT BE SUCCESSFUL IN RESPONDING TO THESE CHANGES.



     We may not be able to respond in a timely or effective manner to the many changes intended to increase competition in the energy industry in both domestic and international markets. These changes may include deregulation of the electric utility industry in some markets, privatization of the electric utility industry in other markets and increasing competition in all markets. To the extent competitive pressures increase and the pricing and sale of electricity assumes more characteristics of a commodity business, the economics of our business may come under increasing pressure. Industry deregulation and privatization may not only continue to fuel the current trend toward consolidation in the utility industry but may also encourage the disaggregation of vertically integrated utilities into separate generation, transmission and distribution businesses. As a result, additional significant competitors could become active in our industry and we may not be able to maintain our revenues and earnings in this competitive marketplace or to acquire or develop new assets to pursue our growth strategy.



     Many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power generation industry and increase access for independent power producers and electricity consumers to electric utilities' transmission and distribution systems. Industry restructuring in the regions where we have substantial operations could affect our operations in a manner which is difficult to predict, since the effects will depend on the form and timing of the restructuring. Access to transmission and distribution systems is essential to permit entry into markets by us and our competitors. In addition, effective entry involves substantial investment in fixed assets, such as building power plants. If a region's power transmission infrastructure is inadequate, our recovery of costs and profits may be limited, and the imposition of restrictive price regulation may result in reduced incentive to invest in expansion of transmission infrastructures. In addition, regulations to which we are subject may change in other ways which we cannot predict. The structure of these energy regulations has been in the past, and may be in the future, the subject of various challenges and restructuring proposals by utilities and other industry participants. Regulatory initiatives in foreign countries where we have or will have operations involve the same types of risks.



     The United States Congress is considering legislation which would repeal PURPA entirely, or at least eliminate prospectively the obligation of utilities to purchase power from QFs. Various bills have also proposed repeal of PUHCA. In the event of a PUHCA repeal, competition from independent power generators and from utilities with generation, transmission and distribution would likely increase. Repeal of PURPA or PUHCA may or may not be part of comprehensive legislation to restructure the electric utility industry, allow retail competition and deregulate most electric rates. We cannot predict the effect of this type of legislation, although we anticipate that any legislation would result in increased competition. If we were unable to compete in an increasingly competitive environment, our business and results of operation may suffer.



     FERC has issued power and gas transmission initiatives that require electric and gas transmission services be offered on a common carrier basis unbundled from commodity sales. Although these initiatives are designed to encourage wholesale market transactions for electricity and gas, there is the potential that fair and equal access to transmissions systems will not be available and we cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission additions in specific markets. In Canada, national and provincial governments have instituted natural gas regulations also designed to encourage the development of competitive markets. However, we cannot predict the timing and scope of the development of a competitive market in Canada or the effect of these or future regulations on these markets.



     We cannot predict whether the federal government, state legislatures or foreign governments will adopt legislation relating to the deregulation of the energy industry. We cannot assure you that the introduction of new laws or other future regulatory developments will not have a material adverse effect on our business, results of operations or financial condition.



  CHANGES IN TECHNOLOGY MAY IMPAIR THE VALUE OF OUR POWER PLANTS AND MAY SIGNIFICANTLY IMPACT OUR BUSINESS IN OTHER WAYS AS WELL.



     A basic premise of our business is that central station power generation achieves economies of scale and produces electricity at a low price, and therefore is in demand. There are other technologies that can produce electricity, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. The average cost for new central station generated electricity is approximately 3c per kilowatt hour (kWh) while costs for current alternate electricity generation methods range from approximately 5c/kWh to 20c/kWh. Research and development activities are ongoing to seek improvements in the alternate technologies. It is possible that advances will reduce the cost of alternate methods of electric production to a level that is equal to or below that of most central station electric production. If this were to happen, the value of our power generation assets may be significantly impaired.



     We make extensive use of computer software in the normal course of conducting our business, particularly in our energy marketing business. This technology is changing rapidly and upgrades are often necessary to support our applications. These advances in technology could make our current applications obsolete and the cost of upgrades could be material.



  OUR FACILITIES MAY NOT OPERATE AS PLANNED, WHICH MAY LEAD TO POOR FINANCIAL PERFORMANCE AND THE ACCELERATION OF OUR PROJECT DEBT.



     Our operation of power production facilities involves many risks, including the breakdown or failure of generation equipment or other equipment or processes, labor disputes, fuel interruption and operating performance below expected levels. For example, in 1998 an explosion and fire occurred at our State Line facility in Indiana, which caused personal injuries and damage to equipment. In addition, weather related incidents and other natural disasters can disrupt both generation and transmission delivery systems. Operation of our power production facilities below expected capacity levels may result in lost revenues or increased expenses, including higher maintenance costs and penalties. In addition, we may not be able to repay the project debt for an under-performing facility, which could trigger default provisions in a project subsidiary's or project affiliate's financing agreements and might allow the affected lenders to accelerate that debt.



  OUR OPERATIONS DEPEND SUBSTANTIALLY ON THE PERFORMANCE OF OUR SUBSIDIARIES AND AFFILIATES, SOME OF WHICH WE DO NOT CONTROL AND SOME OF WHICH ARE SUBJECT TO RESTRICTIONS AND TAXATION ON DIVIDENDS AND DISTRIBUTIONS.



     Almost all of our operations are conducted through our subsidiaries and affiliates. As a result, we depend almost entirely upon their earnings and cash flow.



     Seven of our major affiliates, listed below, are not subject to our control of management and policies to the same extent as our consolidated subsidiaries:



     - Southern Company Energy Marketing, L.P. (SCEM),

     - Birchwood Power Partners, L.P., which owns the Birchwood power plant in Fredericksburg, Virginia,



     - Bewag AG, the Berlin electric utility,



     - Shajiao C,



     - CEMIG,



     - the Power Generation Company of Trinidad and Tobago, and



     - Shandong International Power Development Company.



However, we do exercise significant influence over the operations of these affiliates and we account for these investments using the equity method of accounting. These affiliates contributed approximately 31% of our income from continuing operations in 1999.



     In addition, the debt agreements of some of our subsidiaries and affiliates restrict their ability to pay dividends, make distributions or otherwise transfer funds to us prior to the payment of other obligations, including operating expenses, debt service and reserves. Further, if we elect to receive distributions of earnings from our foreign operations, we may incur United States taxes, net of any available foreign tax credits, on such amounts. Dividend payments from our international projects to us are, in some countries, also subject to withholding taxes.



  OUR BUSINESS DEVELOPMENT ACTIVITIES MAY NOT BE SUCCESSFUL AND OUR PROJECTS UNDER CONSTRUCTION MAY NOT COMMENCE OPERATION AS SCHEDULED DESPITE OUR EXPENDITURE OF SIGNIFICANT AMOUNTS OF CAPITAL.



     Our business involves numerous risks relating to the acquisition, development and construction of large power generation facilities. Our success in developing a particular project is contingent upon, among other things, negotiation of satisfactory engineering, construction, fuel supply and power sales contracts, receipt of required governmental permits and timely implementation and satisfactory completion of construction. We may be unsuccessful in accomplishing any of these matters or in doing so on a timely basis. Although we may attempt to minimize the financial risks in the development of a project by securing a favorable power sales agreement, to obtain all required governmental permits and approvals and to arrange adequate financing prior to the commencement of construction, the development of a power project may require us to expend significant sums for preliminary engineering, permitting and legal and other expenses before we can determine whether a project is feasible, economically attractive or capable of being financed.


     Currently, we have power generation facilities under development or construction and we intend to pursue the expansion of existing facilities and the development of other new plants. Our completion of these facilities without delays or cost overruns is subject to substantial risks, including:

     - changes in market prices,
     - shortages and inconsistent qualities of equipment, material and labor,
     - work stoppages,
     - permitting and other regulatory matters,
     - adverse weather conditions,
     - unforeseen engineering problems,
     - environmental and geological conditions,
     - unanticipated cost increases, and

     - our attention to other projects,


any of which could give rise to delays, cost overruns or the termination of the plant expansion, construction or development.

     If we were unable to complete the development of a facility, we would generally not be able to recover our investment in the project. The process for obtaining initial environmental, siting and other governmental permits and approvals is complicated, expensive and lengthy, often taking more than one year, and is subject to significant uncertainties. In addition, construction delays and contractor performance shortfalls can result in the loss of revenues and may, in turn, adversely affect our results of operations. The failure to complete construction according to specifications can result in liabilities, reduced plant efficiency, higher operating costs and reduced earnings. We cannot assure you that we will be successful in the development or construction of power production facilities in the future.


  WE HAVE TAKEN INCOME TAX REPORTING POSITIONS THAT HAVE NOT BEEN AUDITED BY THE INTERNAL REVENUE SERVICE AND COULD BE DISALLOWED. ANY DISALLOWANCE WOULD ADVERSELY AFFECT US.



     In connection with the acquisition of our international operations we have taken federal income tax reporting positions that have not been audited by the Internal Revenue Service for any tax years after 1995. We believe that we have substantial authority for the positions we have taken, and we have disclosed on Southern Company's consolidated income tax returns that we have taken these reporting positions. However, we cannot assure you that these or other reporting positions will be sustained. The disallowance of one or more of these reporting positions could have a material adverse effect on our cash flows and net income and could impair, at least temporarily, our ability to finance new investments. However, we do not expect any disallowance of tax reporting positions that we have taken to prevent us from achieving our growth strategy.



RISKS RELATED TO OUR SEPARATION FROM SOUTHERN COMPANY



  OUR CREDIT RATING WILL LIKELY DECLINE AS A RESULT OF OUR SEPARATION FROM SOUTHERN COMPANY AND AS A RESULT WE MAY FACE INCREASED BORROWING COSTS, MORE RESTRICTIVE COVENANTS AND REDUCED AMOUNTS OF CREDIT, WHICH MAY MAKE IT MORE DIFFICULT OR EXPENSIVE TO PURSUE OUR GROWTH STRATEGY.



     Our operation as a separate entity from Southern Company will likely have a negative impact on our credit rating and may also affect the credit ratings of our subsidiaries. In fact, rating agencies have recently announced that they will re-assess our credit ratings and the credit ratings of our subsidiaries in light of our separation from Southern Company. These announcements indicate that our credit rating and the credit ratings of our subsidiaries will likely decline upon completion of their re-assessment. Historically, Southern Company has provided financing and credit support to us and our project financing activities. Following this offering, Southern Company will no longer provide financing or credit support for our operations except for specified transactions and for a limited period of time. In addition, we may increase the proportion of debt in our overall capital structure as part of our growth plan. These events will likely negatively affect our credit rating. If our corporate credit rating declines below an investment grade credit rating and we are unable to restructure our indebtedness or obtain waivers, we may be in default under several of our financing agreements unless we are able to cure those defaults.



     In addition, we have performance guarantees related to SCEM's business that require us to maintain an investment grade credit rating. If our credit rating declines below investment grade, we will be obligated to provide credit enhancement to the guaranteed party in the form of a pledge of cash collateral, a letter of credit or other similar credit enhancement. Furthermore, if the credit ratings of our energy marketing and risk management subsidiaries decline below an investment grade credit rating, our trading partners may refuse to trade with us or trade only on terms unfavorable to us.



     Any of these events would likely result in increased borrowing costs, more restrictive covenants and reduced lines of credit from lenders, suppliers and counterparties, all of which would adversely affect our business and results of operations and our ability to raise capital to pursue our growth strategy. We cannot assure you that our credit ratings will not be negatively affected after our separation from Southern Company.


  OUR FINANCING AGREEMENTS HAVE CHANGE OF CONTROL PROVISIONS THAT MUST BE WAIVED, OR THE AGREEMENTS MUST BE REPLACED, PRIOR TO THE DISTRIBUTION OF OUR COMMON STOCK BY SOUTHERN COMPANY.



     The distribution of our common stock by Southern Company, if it occurs, will constitute a change of control under provisions in all of our corporate financing agreements and many of our subsidiary financing agreements. Without the consent of or a waiver from the lenders under these agreements, the spin-off will result in an event of default. In addition, an event of default under one of these financing agreements may trigger an event of default under all other financing agreements. Upon an event of default under these financing agreements, the lenders may terminate any obligation to make further advances and declare all outstanding indebtedness immediately due and payable. We will seek consents or waivers of these provisions prior to the distribution of our common stock by Southern Company. We may incur additional costs to obtain these consents and waivers. In addition, we may be required to renegotiate the terms of these agreements or replace them on terms less favorable than we currently enjoy. We cannot assure you that we will be successful in obtaining consents or waivers on favorable terms or at all. If we cannot obtain consents or waivers, we may incur material costs to repay or refinance these financing agreements. We cannot assure you that we will be able to repay or refinance these financing agreements. Any of these events may have an adverse effect on our business and our results of operations. In the case of very large project loans (in principal amounts of approximately $1 billion or more), our inability to obtain consents or waivers or to refinance the loan may require borrowing by us at the corporate level which could constrain our ability to raise sufficient additional capital to achieve our strategic growth objectives.



  OUR SEPARATION FROM SOUTHERN COMPANY WILL RESULT IN A LOSS OF INTANGIBLE BENEFITS AND THE QUALIFIED EMPLOYMENT POOL CURRENTLY PROVIDED BY OUR ASSOCIATION WITH SOUTHERN COMPANY.


     In the past we have enjoyed "brand" identification, goodwill and other intangible benefits as a result of being one of Southern Company's subsidiaries. We have also had access to the pool of Southern Company employees in filling our management, administrative and technical positions. We will no longer have access to or be able to rely on these benefits, which may adversely affect our business.


  OUR BUSINESS AND YOUR INVESTMENT IN OUR STOCK MAY BE ADVERSELY AFFECTED IF SOUTHERN COMPANY DOES NOT COMPLETE THE DISTRIBUTION OF OUR COMMON STOCK BECAUSE WE WOULD REMAIN SUBJECT TO REGULATORY RESTRICTIONS AS A SUBSIDIARY OF A PUBLIC UTILITY HOLDING COMPANY AND BECAUSE WE WOULD REMAIN SUBJECT TO CONTROL BY SOUTHERN COMPANY.



     Although Southern Company has advised us that it currently intends to complete the distribution of our common stock within 12 months after this offering, we cannot assure you whether or when it will occur. Southern Company is not obligated to complete the distribution of our common stock. Southern Company currently intends that, subject to obtaining a ruling from the Internal Revenue Service that the distribution will be tax-free to Southern Company and its stockholders and will qualify as a reorganization, Southern Company will distribute to its stockholders all of our common stock that it owns, although it is not obligated to do so. At the time of this offering, we will not have a ruling from the IRS regarding the tax treatment of the distribution. If Southern Company does not receive a favorable tax ruling, it is not likely to make the distribution in the expected time frame or at all.



     In addition, our separation from Southern Company and the distribution of our stock by Southern Company requires PUHCA authorization, and we cannot assure you that such authorization will be received. Southern Company is requesting an extension of its general authority to continue to own us, required under PUHCA to accomplish the distribution in calendar year 2001. The SEC also has general authority over transactions among Southern Company affiliates under PUHCA. Southern Company and we will file a request with the SEC to allow the distribution to proceed as contemplated by the separation agreements. The SEC may impose conditions on or disapprove of the proposed separation and any of the separation agreements.


     If Southern Company fails to complete the distribution of our common stock, or fails to complete it substantially within the time contemplated, our business would be adversely affected. We would remain subject to regulatory restrictions as a subsidiary of a regulated public utility holding company, we would not be able to raise equity capital without compliance with regulatory requirements and we would likely not realize the benefits we anticipate resulting from our separation from Southern Company. We cannot assure you that we will obtain the expected benefits or as to the timing of any benefits.

     In addition, until this distribution occurs, the risks discussed below relating to Southern Company's control of us and the potential business conflicts of interest between Southern Company and us will continue to be relevant to you. If the distribution is delayed or not completed at all, the liquidity of our shares in the market may be constrained unless and until Southern Company elects to sell some of its significant ownership. There are no limits on these sales and the sale or potential sale by Southern Company could adversely affect market prices. In addition, because of the limited liquidity until the distribution occurs, relatively small trades of our stock may have a disproportionate effect on our stock price.

  WE WILL BE CONTROLLED BY SOUTHERN COMPANY AS LONG AS IT OWNS A MAJORITY OF OUR COMMON STOCK, AND OUR NEW MINORITY STOCKHOLDERS WILL BE UNABLE TO AFFECT THE OUTCOME OF STOCKHOLDER VOTING DURING THAT TIME.


     After the completion of this offering, Southern Company will own over 80% of our outstanding common stock. As long as Southern Company owns a majority of our outstanding common stock, Southern Company will continue to be able to elect our entire board of directors without calling a special meeting. Investors in this offering, by themselves, will not be able to affect the outcome of any stockholder vote prior to the planned distribution of our stock to Southern Company stockholders. As a result, Southern Company, subject to any fiduciary duty owed to our minority stockholders under Delaware law, will be able to control all matters affecting us, including:


     - the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers,
     - determination of incentive compensation which may affect our ability to retain key employees,
     - the allocation of business opportunities that may be suitable for Southern Company and us,
     - any determinations with respect to mergers or other business combinations,
     - our acquisition or disposition of assets,
     - our financing decisions and our capital raising activities,
     - changes to the agreements providing for our separation from Southern Company,
     - the payment of dividends on our common stock, and
     - determinations with respect to our tax returns.


  OUR HISTORICAL FINANCIAL RESULTS AS A SUBSIDIARY OF SOUTHERN COMPANY MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY.


     The historical financial information we have included in this prospectus does not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a separate, stand-alone entity during the periods presented. Our costs and expenses reflect charges from Southern Company for centralized corporate services and infrastructure costs, including:

     - engineering,
     - legal,
     - accounting,
     - information technology,
     - investor relations and stockholder services,
     - insurance and risk management,
     - tax,
     - environmental,
     - human resources and payroll, and
     - external affairs, including marketing and public relations.

     These allocations have been determined based on regulatory limitations and other bases that we and Southern Company considered to be reasonable reflections of the utilization of services provided to us or for the benefits received by us. This historical financial information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. We may experience significant changes in our cost structure, funding and operations as a result of our separation from Southern Company, including increased costs associated with reduced economies of scale, increased marketing expenses related to building a company brand identity separate from Southern Company and increased costs associated with being a publicly traded, stand-alone company.


  IF THE DISTRIBUTION OF OUR STOCK BY SOUTHERN COMPANY TO ITS STOCKHOLDERS FAILS TO QUALIFY AS A TAX-FREE TRANSACTION, WE MAY BE REQUIRED TO INDEMNIFY SOUTHERN COMPANY FOR ANY RESULTING TAXES. THIS POTENTIAL OBLIGATION TO INDEMNIFY SOUTHERN COMPANY MAY PREVENT OR DELAY A CHANGE OF CONTROL OF US AFTER SOUTHERN COMPANY DISTRIBUTES OUR STOCK TO ITS SHAREHOLDERS.



     Within 12 months after the completion of this offering, Southern Company intends to distribute the shares of our stock it owns to Southern Company stockholders. Prior to the distribution, Southern Company intends to receive a ruling from the IRS that the distribution will be tax-free. However, under an agreement between us and Southern Company, if we breach any representations in connection with the ruling, take any action which causes our representations to be untrue or engage in a transaction after the distribution that causes the distribution to be taxable to Southern Company, we will be required to indemnify Southern Company for any resulting taxes. The amount of any indemnification payments would be substantial and we likely would not have sufficient financial resources to achieve our growth strategy.



     Current tax law provides for a presumption that the distribution of our stock by Southern Company, if it occurs, may be taxable to Southern Company if our company undergoes a 50% or greater change in stock ownership within two years after the distribution. Under agreements between Southern Company and us, Southern Company may require us to reimburse any taxation costs incurred by Southern Company and its stockholders as a result of a transaction resulting in a change in control of our company. These costs may be so great that they delay or prevent a strategic acquisition or change in control of our company.



  OUR DECONSOLIDATION FROM THE SOUTHERN COMPANY CONSOLIDATED TAX GROUP MAY RESULT IN ADVERSE TAX CONSEQUENCES TO US.



     Subsequent to the distribution of our stock by Southern Company, we will cease to be a member of the Southern Company consolidated tax group. This separation will have both current and future income tax implications to the company. The event of deconsolidation itself will result in the recapture of dual consolidated tax losses and the triggering of deferred intercompany gains. We will recognize taxable income related to these gains and losses which will not have a material impact on our net income and cash flow. We will also take appropriate steps to continue the deferral of any other dual consolidated losses as provided by the tax laws. Any potential future recapture of these losses would result in material tax liabilities which may have a material adverse effect on our net income and cash flow, but we do not expect them to materially affect our ability to pursue our growth strategy.



     In addition to the current income tax consequences triggered by the act of deconsolidation discussed above, our separation from the Southern Company consolidated tax group will change our overall future income tax posture. Based on our current structure and net income, we could be limited in our future ability to effectively use tax attributes such as foreign tax credits associated with overseas operations. The inability to use these attributes could result in material tax liabilities. We intend to undertake appropriate measures after deconsolidation in order to mitigate any adverse tax effect of no longer being a part of the Southern Company consolidated tax group. We cannot assure you that these efforts will be successful; however, we do not expect any such tax liabilities to effect our ability to pursue our growth strategy.



  WE MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH SOUTHERN COMPANY WITH RESPECT TO OUR PAST AND ONGOING RELATIONSHIPS AND, BECAUSE OF SOUTHERN COMPANY'S CONTROLLING OWNERSHIP PRIOR TO THE DISTRIBUTION, WE MAY NOT BE ABLE TO RESOLVE THESE CONFLICTS ON TERMS COMMENSURATE WITH THOSE POSSIBLE IN ARMS' LENGTH TRANSACTIONS.



     Conflicts of interest may arise between Southern Company and us in a number of areas relating to our past and ongoing relationships. Conflicts of interest with Southern Company may arise under many circumstances, including the following:



     - solicitation and hiring of employees from each other,


     - the timing and manner of any sales or distributions by Southern Company of all or any portion of its ownership interest in us,


     - the nature and quality of transitional services Southern Company has agreed to provide us,


     - our business operations within Southern Company's service territory or other business opportunities that would compete with Southern Company,


     - actions and decisions of legislative bodies and administrative agencies, and


     - our dividend policy.



     Following this offering, the agreements we have entered into with Southern Company may be amended upon agreement of the parties. While we are controlled by Southern Company, Southern Company may be able to require us to agree to amendments to these agreements. We may not be able to resolve any potential conflicts with Southern Company, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party.



  OUR DIRECTORS AND EXECUTIVE OFFICERS MAY HAVE CONFLICTS OF INTEREST BECAUSE OF THEIR OWNERSHIP OF SOUTHERN COMPANY COMMON STOCK.



     Many of our directors and executive officers own a substantial amount of Southern Company common stock and options to purchase Southern Company common stock. Ownership of Southern Company common stock by our directors and officers after our separation from Southern Company could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for Southern Company than they do for us.

  OUR ABILITY TO OPERATE OUR BUSINESS MAY SUFFER IF WE DO NOT DEVELOP OUR OWN INFRASTRUCTURE QUICKLY AND COST-EFFECTIVELY, AND WE CANNOT ASSURE YOU THAT THE TRANSITIONAL SERVICES THAT SOUTHERN COMPANY HAS AGREED TO PROVIDE US WILL BE SUFFICIENT FOR OUR NEEDS.



     We currently use Southern Company systems to support some of our operations, including human resources, payroll and wide-area computer networks. We are in the process of creating our own systems to replace Southern Company's systems. These systems are very complex and we may not be successful in implementing these systems or transitioning data from Southern Company's systems to our own. Any failure or significant downtime in Southern Company's or our own information systems could prevent us from paying payroll or performing other administrative services and could harm our business. In addition, the transitional services generally have a term of two years or less following the effective date of the applicable agreement. After the expiration of these various arrangements, we may not be able to replace the transitional services with a comparable quality of service or on terms and conditions as favorable as those we will receive from Southern Company.


     Following the offering, Southern Company has agreed to provide transitional services to us, including, but not limited to, services related to:

     - engineering and technical consulting,
     - human resources, administration and payroll,
     - accounting and treasury,
     - procurement,
     - auditing,
     - legal,
     - governmental affairs,
     - information technology infrastructure, and
     - insurance.


     Under the separation agreements, Southern Company is only obligated to provide services to us after it has satisfied its obligations to its other subsidiaries and operating companies. In addition, Southern Company has wide discretion on what employees it will utilize to provide services to us. Consequently, the quality and quantity of the services we receive from Southern Company may not be as good as the services we received prior to the effectiveness of the separation agreements.


RISKS RELATED TO THE SECURITIES MARKETS AND OWNERSHIP OF OUR COMMON STOCK

  SUBSTANTIAL SALES OF COMMON STOCK MAY OCCUR IN CONNECTION WITH THE DISTRIBUTION, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.


     Southern Company currently intends to distribute all of the 272,000,000 shares of our common stock it owns to Southern Company stockholders within 12 months after this offering. Substantially all of these shares will be eligible for immediate resale in the public market. We are unable to predict whether significant amounts of common stock will be sold in the open market in anticipation of, or following, the distribution, or by Southern Company if the distribution does not occur. We are also unable to predict whether a sufficient number of buyers will be in the market at that time. Any sales of substantial amounts of common stock in the public market, or the perception that these sales might occur, whether as a result of this distribution or otherwise, could lower the market price of our common stock. In addition, we have entered into a registration rights agreement which provides that if Southern Company does not distribute to the holders of its common stock all of the shares of our common stock that its owns, Southern Company and its transferees will have the right to require us to register these shares of our common stock under the United States securities laws for sale into the public market.

  THE INITIAL PUBLIC OFFERING PRICE OF OUR COMMON STOCK MAY NOT BE INDICATIVE OF THE MARKET PRICE OF OUR STOCK AFTER THE OFFERING. IN ADDITION, OUR STOCK PRICE MAY BE VOLATILE.



     The initial public offering price of our common stock will be determined by negotiations among us and the representatives of the underwriters. This price will be based on numerous factors (discussed in the section of this prospectus entitled "Underwriters") and may not be indicative of the market price for our common stock after the initial public offering. The market price of our common stock could be subject to significant fluctuations after the offering, and may decline below the initial public offering price. We cannot assure you that you will be able to resell your shares at or above the initial public offering price. Among the factors that could affect our stock price are:



     - quarterly variations in the rate of growth of our financial indicators, such as earnings per share, net income and revenues,

     - changes in revenue or earnings estimates or publication of research reports by analysts,
     - speculation in the press or investment community,
     - strategic actions by us or our competitors, such as acquisitions or restructurings,

     - actions by institutional investors or by Southern Company prior to its distribution of our stock,

     - general market conditions, including fluctuations in commodity prices, and
     - domestic and international economic, legal and regulatory factors unrelated to our performance.

     The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.


  PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY DELAY OR PREVENT ACQUISITION OF US, WHICH COULD ADVERSELY AFFECT THE VALUE OF YOUR SHARES.



     Our restated certificate of incorporation and our bylaws contain provisions that could make it harder for a third party to acquire us after the full distribution by Southern Company without the consent of our board of directors. These provisions disallow actions by our stockholders by written consent once Southern Company ceases to own a majority of our common stock. In addition, these provisions include procedural requirements relating to stockholder meetings and stockholder proposals that could make stockholder actions more difficult. Beginning at the time Southern Company ceases to own 33 1/3% of our common stock, our board of directors will be classified into three classes of directors serving staggered, three-year terms and may be removed only for cause. Any vacancy on the board of directors may be filled only by the vote of the majority of directors then in office. Our board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.


  PURCHASERS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE DILUTION IN NET TANGIBLE BOOK VALUE PER SHARE.


     Dilution per share represents the difference between the initial public offering price and the net consolidated book value per share immediately after the offerings of our common stock and the preferred securities. Purchasers of our common stock in this offering will experience immediate dilution of $20.20 in net tangible book value per share. In addition, it is anticipated that investors who purchase shares of our common stock in this offering will contribute an aggregate of 23.7% of all cash paid for our common stock, but own approximately 17.6% of our common stock. See the section of the prospectus entitled "Dilution" for more information.

                      OUR SEPARATION FROM SOUTHERN COMPANY

OVERVIEW

     On April 17, 2000, Southern Company announced its plan to make Southern Energy, currently a wholly owned subsidiary, an independent, publicly traded company focused on the worldwide competitive energy markets. Unless Southern Company completes the distribution of our stock to its stockholders, we will continue as a subsidiary of Southern Company.

BENEFITS OF THE SEPARATION


     We believe that we will realize certain benefits from our complete separation from Southern Company, which includes the distribution by Southern Company of our common stock, including the following:



     - REDUCED GOVERNMENTAL REGULATION. Following the distribution by Southern Company of our common stock, we will not be affiliated with any public utility company within the meaning of PUHCA. As a result, we anticipate that we will not be subject to regulation under PUHCA. For example, we will not need to obtain PUHCA approval to acquire interests in businesses other than public utility companies even though acquisition of those businesses would not qualify as exempt from PUHCA approval requirements if purchased by a holding company registered under PUHCA. In addition, we will not need PUHCA approval for the acquisition of assets or securities which results in affiliation with a single public utility. After the distribution of our common stock by Southern Company, we expect to conduct our business so that we remain outside of PUHCA regulation. In addition, our complete separation from Southern Company will result in fewer regulatory constraints on and less regulatory influence over our operations.



     - INCREASED CAPITAL FINANCING FLEXIBILITY. As a separate entity we expect to be able to raise equity on more attractive terms because we expect our earnings to grow faster than the regulated utility businesses of Southern Company. Therefore, we expect our common stock to be valued at a higher multiple of earnings than Southern Company's common stock. We will also have the ability to use our equity securities as a form of consideration for possible future acquisitions and to fund development projects. In addition, Southern Company is limited in the amount of additional debt that it can add to its consolidated balance sheet without affecting its credit rating and its ability to recover the cost of its debt service through rate increases. After the distribution, we will be able to raise debt without this potential constraint related to the consolidated Southern Company.



     - PROVIDE A TARGETED INVESTMENT FOR OUR STOCKHOLDERS. The nature of Southern Company's regulated utility business is substantially different from our electricity and gas asset management and marketing and risk management businesses. As a result of our complete separation from Southern Company, we believe that we will offer an investment opportunity that provides higher growth than that of the regulated utility business. Our complete separation will allow investors to better align their investment objectives through ownership of either Southern Company stock or our stock.



     - INCREASED STRATEGIC FOCUS. As a subsidiary of Southern Company we are both capital constrained and limited in the businesses in which we can enter by government regulations. We also have to compete with Southern Company's other subsidiaries for investment opportunities and have a longer review and approval process for new investments than many of our competitors. As a separate entity, we will be able to develop our strategy without regard to its effect on Southern Company and will thus have greater independence in establishing and implementing our strategy than we do now.



     - ACCESS TO ADDITIONAL MARKETS. We currently do not compete in Southern Company's service territory in the southeastern United States. After the distribution, we will be able to compete for wholesale and retail customers and develop power plants in Southern Company's service territory, thus giving us an additional opportunity to grow our business.



     - INCREASED SPEED AND RESPONSIVENESS. After the distribution, we expect to be able to make decisions more quickly and efficiently because we will no longer have to review these decisions with Southern Company's management and board of directors. As a result, we expect to be able to respond to, approve and act on new development and acquisition opportunities more quickly. This will allow us to compete better with companies that do not have to obtain multiple levels of reviews and approvals.



     - TARGETED INCENTIVES FOR MANAGEMENT AND EMPLOYEES. As a subsidiary of a much larger company, it has been difficult for us to create employee compensation programs that directly compensate our employees for the performance of our company. As a separate public company we will be able to offer our employees compensation directly linked to the performance of our business, which we expect to enhance our ability to attract and retain qualified personnel. We also expect that incentive compensation programs tied to the market performance of our common stock will strengthen the focus of our management and the motivation of our employees and align their interests with those of our stockholders.


SEPARATION AND TRANSITIONAL AGREEMENTS

     We have entered into agreements with Southern Company providing for the separation of our business from Southern Company, including a master separation and distribution agreement. These agreements generally provide for, among other things, the transfer from Southern Company to us of assets and the assumption by us of liabilities relating to our business. We have also entered into agreements governing various interim and ongoing relationships between us and Southern Company including transitional services Southern Company will provide to us. For a summary description of these agreements, see "Agreements Between Us and Southern Company."


     In connection with our separation from Southern Company, we will transfer two of our subsidiaries, SE Finance and Capital Funding, to Southern Company. In order to facilitate the transfer to Southern Company, prior to this offering we will issue one share of our redeemable preferred stock to Southern Company. After this offering and prior to the distribution of our stock by Southern Company, we will form a corporation with Southern Company Energy Solutions, Inc.
(SCES), a wholly-owned subsidiary of Southern Company. We will contribute the stock of SE Finance and Capital Funding to the corporation in exchange for an 80% or greater interest. SCES will contribute its energy services assets to a limited liability company owned by the corporation in exchange for a 20% or lesser interest. We will then redeem the one share of redeemable preferred stock issued by us to Southern Company in exchange for our entire interest in the corporation. We currently have credit support obligations related to SE Finance. Following the transfer, Southern Company will assume responsibility for these obligations.

THE DISTRIBUTION BY SOUTHERN COMPANY OF OUR COMMON STOCK


     After completion of this offering, Southern Company will own over 80% of the outstanding shares of our common stock. Southern Company has announced that it currently plans to complete its divestiture of our company within 12 months after the completion of this offering by distributing all of its shares of our common stock to the holders of Southern Company common stock. However, Southern Company is not obligated to complete the distribution, and we cannot assure you as to whether or when it will occur. For a description of some of the consequences that may result if Southern Company does not complete the distribution, see "Risk Factors -- Risks Related to Our Separation from Southern Company -- Our business may be adversely affected if Southern Company does not complete the distribution of our common stock."


     Southern Company has advised us that it would not complete the distribution if its board of directors determines that the distribution is no longer in the best interest of Southern Company and its stockholders. Southern Company has further advised us that it currently expects that the principal factors that it will consider in determining whether and when to complete the distribution include:


     - general market conditions and the relative market prices of our common stock and of Southern Company's common stock,


     - the receipt of a ruling from the IRS that the transaction will be tax-free to Southern Company and its stockholders and that the transaction will qualify as a tax-free distribution for United States federal income tax purposes,


     - receipt of necessary regulatory orders with terms and conditions acceptable to Southern Company,


     - the absence of any court orders, regulations, adverse regulatory action or contractual restrictions prohibiting or restricting the completion of the distribution,

     - other conditions affecting our business or Southern Company's business, and
     - our ability to obtain waivers or consents from lenders or other parties under our material financing agreements and other material contracts.


     On June 2, 2000, we and Southern Company filed a request for a ruling from the IRS that the transaction will be tax-free to Southern Company and its stockholders for United States federal income tax purposes.

                                USE OF PROCEEDS


     We estimate that our net proceeds from the sale of the 58,000,000 shares of common stock in this offering will be approximately $884 million (approximately $1.017 billion if the underwriters' over-allotment option is exercised in full), based on an assumed initial public offering price of $16.00 per share and after deducting underwriting discounts and commissions. We estimate that our proceeds from the concurrent sale of 6,000,000 of Convertible Trust Preferred Securities will be approximately $300 million (approximately $345 million if the underwriters' over-allotment option is exercised in full), based on an assumed initial public offering price of $50 per preferred security.



     We intend to use a portion of the net proceeds from these offerings to repay commercial paper balances, which were approximately $390 million with a weighted average interest rate of approximately 7.1% at June 30, 2000. In addition, we intend to use a portion of the net proceeds to repay a short-term loan of $450 million as of June 30, 2000 drawn against a 364-day Bank of America credit facility with an interest rate of approximately 7.3%. We will use the remaining proceeds from these offerings for general corporate purposes.



     The borrowings from the Bank of America credit facility were used to pay $450 million of the $503 million dividend to Southern Company. The commercial paper borrowings were used for working capital.



     No proceeds of these offerings will be distributed to Southern Company.


                                DIVIDEND POLICY

     We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" for a discussion of the limitations of our subsidiaries to pay dividends to us.


     In 1999, we paid cash dividends totalling $165 million to Southern Company. On May 26, 2000, we paid a cash dividend to Southern Company in the amount of $450 million, funded by short-term borrowings. On July 7, 2000, we paid an additional cash dividend to Southern Company in the amount of $53 million, funded by additional commercial paper borrowings. These dividends were authorized under an order issued by the SEC which allows us to pay dividends out of unearned surplus.

                                 CAPITALIZATION


     The following table sets forth our capitalization as of March 31, 2000. Our capitalization is presented:


     - on an actual basis;

     - on a pro forma basis to reflect the transfer of our SE Finance and Capital Funding businesses to Southern Company and the borrowing of $503 million to finance the payment of cash dividends to Southern Company;


     - on a pro forma, as adjusted basis to reflect the receipt and application of the estimated net proceeds from the sale of 58,000,000 shares of common stock in this offering, at an assumed initial public offering price of $16.00 per share; and


     - on a pro forma, as further adjusted basis to reflect the receipt and application of the estimated net proceeds from the concurrent sale of 6,000,000 preferred securities, at an assumed public offering price of $50 per preferred security.



     You should read the information in this table together with our consolidated financial statements and the related notes and with "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.



                                                                              MARCH 31, 2000
                                                              ----------------------------------------------
                                                                                                  PRO FORMA,
                                                                                    PRO FORMA,    AS FURTHER
                                                              ACTUAL    PRO FORMA   AS ADJUSTED    ADJUSTED
                                                              -------   ---------   -----------   ----------
                                                                              (IN MILLIONS)
                                                                               (UNAUDITED)
Cash and cash equivalents...................................  $   400    $  384       $  475       $   775
                                                              =======    ======       ======       =======
Non-recourse short-term debt(1).............................  $ 1,687    $1,687       $1,687       $ 1,687
Current portion of non-recourse long-term debt(1)...........      278       243          243           243
Short-term debt.............................................      290       793           --            --
                                                              -------    ------       ------       -------
  Total short-term debt.....................................    2,255     2,723        1,930         1,930
                                                              -------    ------       ------       -------
Non-recourse long-term debt(1)..............................    4,137     3,724        3,724         3,724
Senior notes and other long-term debt.......................      800       800          800           800
                                                              -------    ------       ------       -------
  Total long-term debt......................................    4,937     4,524        4,524         4,524
                                                              -------    ------       ------       -------
Subsidiary obligated mandatorily redeemable preferred
  securities(2).............................................    1,030        80           80            80
Minority Interest
  Company obligated mandatorily redeemable securities of a
    subsidiary holding solely parent company debentures.....                                           300
Stockholder's equity........................................
  Common stock, $.01 par value..............................        3         3            3             3
Additional paid-in capital..................................    2,984     2,536        3,420         3,420
Accumulated other comprehensive loss........................      (95)      (95)         (95)          (95)
Retained earnings...........................................      307        --           --            --
                                                              -------    ------       ------       -------
  Total capitalization......................................  $11,421    $9,771       $9,862       $10,162
                                                              =======    ======       ======       =======


-------------------------

(1) This debt is non-recourse to us but is recourse to the applicable subsidiaries and their assets.


(2) Includes $950 million of preferred securities and capital securities issued by special purpose financing subsidiaries held by Capital Funding, the proceeds of which were loaned to Southern Company. Southern Company pays interest on subordinated notes issued in favor of the financing subsidiaries, which payments are used to pay dividends on those preferred or capital securities. Southern Company also has guaranteed payments due under the terms of those securities. These securities are non-recourse to us. Capital Funding will be transferred to Southern Company prior to the completion of this offering. The remaining $80 million of these securities were issued by a special purpose finance subsidiary of SIUK. They are also non-recourse to us but they are not guaranteed by Southern Company and will remain outstanding after this offering.

                                    DILUTION


     Our pro forma net tangible book value at March 31, 2000 was approximately $(2.273) billion, or $(8.36) per share. After giving effect to our sale of 58,000,000 shares of common stock in this offering at an assumed initial public offering price of $16.00 per share and after deducting an assumed underwriting discount, our pro forma as adjusted net tangible book value at March 31, 2000 would have been approximately $(1.386) billion, or $(4.20) per share. This represents an immediate increase in pro forma net tangible book value of $4.16 per share to our existing stockholder and an immediate dilution in pro forma net tangible book value of $20.20 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution per share:



Assumed initial public offering price per share.....................   $ 16.00
  Pro forma net tangible book value per share
     as of March 31, 2000...................................  $(8.36)
  Increase in pro forma book value per share
     attributable to new investors..........................    4.16
                                                              ------
  Pro forma net tangible book value
     per share after this offering..........................             (4.20)
                                                                       -------
  Dilution in pro forma net tangible book value
     per share to new investors.............................           $ 20.20
                                                                       =======



     The discussion and table above assume no exercise of options granted pursuant to the conversion of units awarded under our value creation plan. It also assumes no issuance of shares reserved for future issuance under our employee stock purchase plan. See the sections of this prospectus entitled "Management -- Value Creation Plan Conversion" and "-- Southern Energy Employee Stock Purchase Plan." To the extent that any options are granted and exercised, there will likely be further dilution to new investors.



     The following table sets forth, as of March 31, 2000 on the pro forma as adjusted basis described above, the differences between the number of shares of common stock purchased from us, the total price paid and average price per share paid by Southern Company, our existing stockholder, and by the new investors in this offering at an assumed initial public offering price of $16.00 per share, before deducting the estimated underwriting discounts and commissions and offering expenses payable by us.



                                                                  TOTAL CONSIDERATION
                                          SHARES PURCHASED       (DOLLARS IN MILLIONS)
                                      ------------------------   ---------------------   AVERAGE PRICE
                                        NUMBER      PERCENTAGE   AMOUNT    PERCENTAGE      PER SHARE
                                      -----------   ----------   -------   -----------   -------------
Existing stockholder................  272,000,000      82.4%     $2,987        76.3%        $10.98
New investors.......................   58,000,000      17.6         928        23.7          16.00
                                      -----------     -----      ------       -----         ------
     Total..........................  330,000,000     100.0%     $3,915       100.0%        $11.86
                                      ===========     =====      ======       =====         ======



     If the underwriters' option to purchase additional shares is exercised in full, the following will occur:



     - the number of shares of common stock held by our existing stockholder will decrease to approximately 80.3% of the total number of shares of common stock outstanding; and



     - the number of shares held by new investors will increase to 66,700,000 shares or approximately 19.7% of the total number of shares of our common stock outstanding after this offering.

                         SELECTED FINANCIAL INFORMATION


     The following tables present our selected consolidated financial information. The information set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the notes to those statements included in this prospectus. Our consolidated income statement data for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 and the selected balance sheet data as of December 31, 1995, 1996, 1997, 1998 and 1999 are derived from our audited consolidated financial statements, which were audited by Arthur Andersen LLP, independent public accountants. On April 17, 2000, we decided to transfer to Southern Company our leasing business, SE Finance. As a result, we have included the historical results of operations of the related subsidiaries as a discontinued operation. The consolidated income statement data for the quarters ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 have been derived from our unaudited financial statements, which were prepared on a basis consistent with our audited consolidated financial statements. The historical financial information may not be indicative of our future performance and does not reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.



                                                                                                             QUARTERS ENDED
                                                                       YEARS ENDED DECEMBER 31,                 MARCH 31,
                                                             ---------------------------------------------   ---------------
                                                              1995      1996     1997     1998      1999      1999     2000
                                                             -------   ------   ------   -------   -------   ------   ------
                                                                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AND RATIO DATA)
INCOME STATEMENT DATA:
Operating revenues(1)......................................  $   584   $1,600   $3,750   $ 1,819   $ 2,268   $ 521    $ 521
                                                             -------   ------   ------   -------   -------   -----    -----
Operating expenses(1):
  Fuel.....................................................       17       75       74        47       392      42      125
  Purchased power..........................................      258      873    2,813       844       545     228       30
  Maintenance..............................................       19       71       74        80       116      23       30
  Depreciation and amortization............................       46       95      182       221       270      54       82
  Selling, general and administrative......................      108      174      188       160       253      59       30
  Write down of assets(2)..................................       --       --       --       308        60      --        4
  Other....................................................       70      162      147       164       188      39       50
                                                             -------   ------   ------   -------   -------   -----    -----
Operating income...........................................       66      150      272        (5)      444      76      170
                                                             -------   ------   ------   -------   -------   -----    -----
Other income (expense):
  Interest income..........................................       13       16      138       146       172      38       38
  Interest expense.........................................      (64)    (133)    (345)     (430)     (502)   (111)    (147)
  Gain on sales of assets..................................       11       66       24        41       313       8        1
  Equity in income of affiliates...........................       10       13       58       135       111      99       27
  Receivables recovery.....................................       --       --       --        29        64      12       --
  Other, net...............................................       (1)      28       33        29        72      11        6
                                                             -------   ------   ------   -------   -------   -----    -----
    Total other income (expense)...........................      (31)     (10)     (92)      (50)      230      57      (75)
                                                             -------   ------   ------   -------   -------   -----    -----
Income (loss) from continuing operations before income
  taxes and minority interest..............................       35      140      180       (55)      674     133       95
Provision (benefit) for income taxes:
  Continuing operations....................................        8       54       27      (123)      129      36      (30)
  Windfall profits tax(3)..................................       --       --      148        --        --      --       --
Minority interest..........................................       13       13       29        80       183      21       30
                                                             -------   ------   ------   -------   -------   -----    -----
Income (loss) from continuing operations...................  $    14   $   73   $  (24)  $   (12)  $   362   $  76    $  95
Income from discontinued operations, net of income tax of
  $10 in 1997, $22 in 1998 and $15 in 1999.................       --       --        8        12        10       4        6
Income (loss) before extraordinary item....................       14       73      (16)       --       372      80      101
                                                             -------   ------   ------   -------   -------   -----    -----
Extraordinary gain on early extinguishment of debt, net of
  income tax of $2 in 1995 and $5 in 1996..................        4        8       --        --        --      --       --
                                                             -------   ------   ------   -------   -------   -----    -----
Net income (loss)..........................................  $    18   $   81   $  (16)  $    --   $   372   $  80    $ 101
                                                             =======   ======   ======   =======   =======   =====    =====
EARNINGS PER SHARE INFORMATION:
BASIC:
  From continuing operations...............................  $  0.05   $ 0.27   $(0.09)  $ (0.04)  $  1.33   $0.28    $0.35
  From discontinued operations.............................       --       --     0.03      0.04      0.04    0.01     0.02
  From extraordinary gain..................................     0.02     0.03       --        --        --      --       --
                                                             -------   ------   ------   -------   -------   -----    -----
    Net income.............................................  $  0.07   $ 0.30   $(0.06)  $    --   $  1.37   $0.29    $0.37
                                                             =======   ======   ======   =======   =======   =====    =====

                                                                                                             QUARTERS ENDED
                                                                       YEARS ENDED DECEMBER 31,                 MARCH 31,
                                                             ---------------------------------------------   ---------------
                                                              1995      1996     1997     1998      1999      1999     2000
                                                             -------   ------   ------   -------   -------   ------   ------
                                                                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AND RATIO DATA)
PRO FORMA BASIC(4):
  From continuing operations...............................                                        $  1.19            $0.31
  From discontinued operations.............................                                           0.04             0.02
                                                                                                   -------            -----
    Net income.............................................                                        $  1.23            $0.33
                                                                                                   =======            =====
STATEMENT OF CASH FLOWS DATA:
Cash flow from operating activities........................  $   158   $ (226)  $  264   $   402   $   515   $ (17)   $ (13)
Cash flow from investing activities........................   (1,244)    (136)  (4,203)   (1,741)   (2,263)   (123)     (71)
Cash flow from financing activities........................    1,653     (193)   4,177     1,502     1,516      80      161
OTHER OPERATING DATA:
EBITDA(5)..................................................  $   122   $  258   $  512   $   351   $   825   $ 229    $ 279



                                                                           AS OF DECEMBER 31,                   AS OF
                                                              ---------------------------------------------   MARCH 31,
                                                               1995     1996     1997      1998      1999       2000
                                                              ------   ------   -------   -------   -------   ---------
                                                                                (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  664   $  161   $   398   $   561   $   323    $   400
Property, plant and equipment, net..........................   2,312    2,627     4,255     4,691     6,025      6,048
Investments.................................................     431      219     1,159     1,540     1,490      1,472
    Total assets............................................   4,511    4,564    10,630    12,054    13,863     13,972
Non-recourse debt(6)........................................   1,702    1,753     4,615     5,101     6,202      6,102
Notes payable to Southern Company...........................     422       --       830       926        --         --
    Total debt..............................................   2,124    1,753     5,445     6,027     7,152      7,192
Subsidiary obligated mandatorily redeemable preferred
  securities(7).............................................      --       --       682     1,033     1,031      1,030
Stockholder's equity........................................     778      988     2,132     2,642     3,102      3,199



(1) The decline in operating revenues and operating expenses in 1998 is due to our contribution, on January 1, 1998, of our power marketing and risk management activities to Southern Company Energy Marketing, L.P., our marketing and risk management joint venture with Vastar formed in September 1997. When the joint venture was formed in September 1997, we contributed only our gas marketing and risk management assets to the venture. Prior to the formation of the joint venture, our marketing and risk management activities were wholly owned and consolidated. Currently, we account for this joint venture under the equity method of accounting. For 1997, operating revenues would have been $1,768 million and operating expenses would have been $1,462 million if we had not consolidated our marketing and risk management operations.



(2) The write-down for 1998 includes write-downs of our investments in Alicura and EDELNOR to adjust for the difference between the carrying value of the assets and the fair market value. The write-down for 1999 and first quarter 2000 includes further write-downs of our investments in Alicura and EDELNOR to maintain the carrying value at the fair market value as well as a write-down of $31 million at Western Power Distribution relating to impaired metering assets.


(3) In 1997, the United Kingdom imposed a windfall profits tax on the United Kingdom's privatized utilities.


(4) Pro forma basic earnings per share information gives effect to the dividends we paid to Southern Company in 2000 as though they had been paid during the periods presented, in accordance with SEC Staff Accounting Bulletin Topic 1:B:3.



(5) EBITDA represents our operating income (loss) plus depreciation and amortization and our equity in income of affiliates. EBITDA excludes the impact of minority interests. EBITDA, as defined, is presented because it is a widely accepted financial indicator used by some investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA, as defined, is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with GAAP in the United States and is not indicative of operating income or cash flow from operations as determined under GAAP. Our method of computation may or may not be comparable to other similarly titled measures by other companies.



(6) This debt is non-recourse to us but is recourse to the applicable subsidiaries and their assets.



(7) As of March 31, 2000, this total included $950 million of preferred securities and capital securities issued by special purpose financing subsidiaries held by Capital Funding, the proceeds of which were loaned to Southern Company. Southern Company pays interest on subordinated notes issued in favor of the financing subsidiaries, which payments are used to pay dividends on those preferred securities. In addition, Southern Company has guaranteed payments due under the terms of those securities. These securities are non-recourse to us. In connection with our separation from Southern Company, Capital Funding will be transferred to Southern Company. The remaining $80 million of these securities were issued by a special purpose finance subsidiary of SIUK. They are also non-recourse to us but they are not guaranteed by Southern Company and they will remain outstanding after this offering.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with "Risk Factors," "Summary Historical Financial and Operating Data," "Selected Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus.


2000 SECOND QUARTER RESULTS



     We reported net income of $93 million for the second quarter of 2000, compared with $77 million for the same period last year. This increase was attributed primarily to an increase in profits from our Asia-Pacific operations.


OVERVIEW


     We are one of the world's largest independent power providers with regionally based businesses in the Americas, Europe and the Asia-Pacific region. Through our 60% interest in SCEM, we are a leading energy marketer in the United States. We meet our customers' specific requirements by integrating electricity generation, management of gas assets, fuel procurement and marketing of energy and energy-linked commodities. We also provide services to manage risk associated with market price fluctuations in energy and energy-linked commodities.



     To support our businesses we have built and acquired a portfolio of power plants, an electric distribution company and electric utilities. Through these businesses, we have a net ownership interest in 13,214 MW of generation capacity, 12,777 MW of which we operate. We have ownership interests in electricity distribution companies and integrated utilities which sell or distribute electricity to over eight million customers.



     Our current operations in North America include six major power generation subsidiaries and SCEM. We own or control generation capacity totaling 7,391 MW, which represents approximately 60% of our worldwide total.



     In Europe, we have a 49% economic interest in Western Power Distribution
(WPD), an electric distribution company in southwestern England, and we own 26% of Bewag, the electric utility that serves Berlin. Together, these companies own 3,118 MW of generation capacity and provide electricity to approximately 3.5 million customers. Our net ownership interest in WPD and Bewag's generation capacity is 848 MW.



     In the Asia-Pacific region, we have a subsidiary that develops and owns independent power projects in the Philippines and China with net ownership interests in 3,159 MW of generation capacity, 2,308 MW of which we operate.



     In the Caribbean and South America, we have ownership interests in electric utilities, power plants and transmission facilities. These assets are located in the Bahamas, Trinidad and Tobago, Brazil, Argentina and Chile, and we are acquiring an interest in an electricity generation and water distribution company in the U.S. Virgin Islands. We are pursuing the sale of our Argentine and Chilean subsidiaries.



     See Note 16 to our consolidated financial statements for information regarding segment disclosure.

EFFECTS OF CERTAIN ORGANIZATIONAL CHANGES


     The following discussion and analysis of financial condition and results of operations should be read in light of the organizational changes related to our marketing and risk management operations and the resulting impacts on operating revenues and expenses. On September 1, 1997, we formed SCEM, a joint venture with Vastar, and both parties contributed substantially all of their North American gas marketing and risk management assets to the venture. On January 1, 1998, we and Vastar contributed our North American electric marketing and risk management operations into the SCEM joint venture. We currently account for our investment in this joint venture under the equity method of accounting as Vastar has significant participation rights in SCEM. As a result, our share of SCEM's earnings is reported in other income in 1998 and 1999. Prior to the formation of the joint venture, our marketing and risk management operations were consolidated and, during 1997, contributed approximately $1,982 million in operating revenues and $2,016 million in operating expenses to our consolidated results of operations. For this period, power sales were the primary component of marketing and risk management revenues, and purchased power expenses were the primary component of operating expenses.


     In September 1999, our U.K. subsidiary sold its supply business to London Electricity plc for L160 million ($264 million) and the assumption of certain liabilities. The supply business retained the name SWEB and we renamed the remaining distribution business Western Power Distribution (WPD). As a result of the sale, we recorded a gain of $286 million prior to related expenses, minority interest and income taxes and a gain of $78 million after these items.


     Our operating revenues and expenses are primarily driven by the operations of our controlled subsidiaries, which are consolidated for accounting purposes. Significant consolidated subsidiaries include Southern Energy California, L.L.C. (SE California), our wholly owned subsidiaries in New York (SE New York) and New England (SE New England), State Line Energy, L.L.C. (State Line Energy), WPD, Southern Energy Asia-Pacific Limited (SE Asia-Pacific), Alicura, EDELNOR and Freeport Power Company Limited (Freeport Power). Investments in companies over which we exercise significant influence but do not control are accounted for using the equity method of accounting and, accordingly, the operating results of these entities impact other income in the form of equity in income of affiliates. Major affiliates accounted for using the equity method include SCEM, Birchwood, Bewag, SE Asia-Pacific's investment in the Shajiao C facility, CEMIG, the Power Generation Company of Trinidad and Tobago (PowerGen) and SIPD.


SEPARATION FROM SOUTHERN COMPANY


     On April 17, 2000, Southern Company announced a plan to make us, its wholly owned subsidiary, into an independent, publicly traded company focused on competing in the global energy markets. After the completion of this offering, Southern Company will own over 80% of our outstanding common stock. Southern Company has also announced its intention to distribute to its stockholders all of its remaining interest in us within 12 months after the completion of this offering, although we cannot assure you whether or when this distribution will occur. We have entered into various agreements with Southern Company related to interim and ongoing relationships between the two companies. For a description of these agreements, see "Agreements Between Us and Southern Company."


BASIS OF PRESENTATION

     Our consolidated financial statements include allocations to us of certain Southern Company corporate assets, including pension assets; liabilities, including profit sharing, pension and non-qualified deferred compensation obligations; and expenses, including centralized engineering services, legal, accounting and human resources, insurance services, information technology services and other

Southern Company corporate and infrastructure costs. The expense allocations, which we believe meet the requirements of PUHCA, have been determined on bases that Southern Company and we considered to be a reasonable reflection of the utilization of the services provided to us or the benefit received by us. The expense allocation methods include relative sales, investment, headcount, square footage, transaction processing costs, adjusted operating expenses and others.


     On April 17, 2000, our board of directors authorized the transfer of our leasing business, SE Finance, to Southern Company. As a result, we have included the historical results of operations of the related subsidiaries as a discontinued operation in the consolidated statements of income. Additionally, because we intend to transfer our Capital Funding subsidiary to Southern Company and dispose of our investments in Alicura and EDELNOR, future results of operations may not be comparable to the historical amounts presented after we sell these investments.



     The financial information presented in this prospectus is not indicative of our future financial position, results of operations or cash flows nor is it necessarily indicative of what our financial position, results of operations or cash flows would have been had we been a separate, stand-alone entity for the periods presented. The financial information presented in this prospectus does not reflect the many significant changes that will occur in our funding and operations as a result of our becoming a stand-alone entity, the offerings and the distribution.


RESULTS OF OPERATIONS


     The following table sets forth financial data as a percentage of operating revenues for the years ended December 31, 1997, 1998 and 1999 and the quarters ended March 31, 1999 and 2000.



                                                                             QUARTER ENDED
                                               YEAR ENDED DECEMBER 31,         MARCH 31,
                                               ------------------------     ---------------
                                               1997     1998      1999      1999      2000
                                               ----     -----     -----     -----     -----
Operating revenues...........................   100%      100%      100%      100%      100%
OPERATING EXPENSES:
Fuel.........................................   2.0       2.6      17.3       8.1      24.0
Purchased power..............................  75.0      46.4      24.0      43.8       5.8
Maintenance..................................   2.0       4.4       5.1       4.4       5.8
Depreciation and amortization................   4.8      12.2      11.9      10.4      15.7
Selling, general and administrative..........   5.0       8.8      11.2      11.3       5.7
Write-down of assets.........................   0.0      16.9       2.6       0.0       0.8
Other........................................   3.9       9.0       8.3       7.4       9.6
                                               ----     -----     -----     -----     -----
  Total operating expenses...................  92.7     100.3      80.4      85.4      67.4
Operating income (loss)......................   7.3      (0.3)     19.6      14.6      32.6
                                               ----     -----     -----     -----     -----
OTHER INCOME (EXPENSE):
Interest income..............................   3.7       8.0       7.5       7.3       7.3
Interest expense.............................  (9.2)    (23.6)    (22.1)    (21.3)    (28.2)
Gain on sales of assets......................   0.6       2.2      13.8       1.5       0.2
Equity in income of affiliates...............   1.5       7.4       4.9      19.0       5.2
Receivables recovery.........................   0.0       1.6       2.8       2.3       0.0
Other, net...................................   0.9       1.6       3.2       2.1       1.1
                                               ----     -----     -----     -----     -----
  Total other income (expense)...............  (2.5)     (2.8)     10.1      10.9     (14.4)
                                               ----     -----     -----     -----     -----
Income (loss) from continuing operations
  before income taxes and minority
  interest...................................   4.8      (3.1)     29.7      25.5      18.2

                                                                             QUARTER ENDED
                                               YEAR ENDED DECEMBER 31,         MARCH 31,
                                               ------------------------     ---------------
                                               1997     1998      1999      1999      2000
                                               ----     -----     -----     -----     -----
PROVISION (BENEFIT) FOR INCOME TAXES:
Continuing operations........................   0.7      (6.8)      5.7       6.9      (5.8)
Windfall profits tax.........................   3.9       0.0       0.0       0.0       0.0
Minority interest............................   0.8       4.4       8.0       4.0       5.8
                                               ----     -----     -----     -----     -----
(Loss) income from continuing operations.....  (0.6)     (0.7)     16.0      14.6      18.2
Income from discontinued operations, net of
  income tax of $10 million in 1997, $22
  million in 1998 and $15 million in 1999....   0.2       0.7       0.4       0.8       1.2
                                               ----     -----     -----     -----     -----
  Net (loss) income..........................  (0.4)%     0.0%     16.4%     15.4%     19.4%
                                               ====     =====     =====     =====     =====



  QUARTER ENDED MARCH 31, 2000 AS COMPARED TO QUARTER ENDED MARCH 31, 1999



     OPERATING REVENUES. Our operating revenues were $521 million during the first quarter of 2000 as well as the first quarter of 1999. There was a $179 million increase in operating revenues attributable to the Americas region, the majority of which resulted from our North American acquisitions in California and New York. In addition, the commencement of operations of our Sual plant in the Philippines contributed revenues of $59 million during the first quarter of 2000. Those increases were primarily offset by a reduction of $239 million, or 68%, in revenues at WPD, primarily as a result of the 1999 sale of the SWEB supply business.



     OPERATING EXPENSES. Operating expenses for the first quarter of 2000 were $351 million, a decrease of $94 million, or 21%, from the same period in 1999. This decrease was primarily attributable to a $237 million decrease in operating expenses for WPD, primarily because of the sale of the SWEB supply business. Operating expenses associated with acquisitions by SE California and SE New York partially offset the large decrease in operating expense attributable to WPD.



     OTHER INCOME (EXPENSE). Other expense was $75 million for the first quarter of 2000 compared to other income of $57 million for the first quarter of 1999. The following factors were responsible for this $132 million increase in other expense:



     - Interest expense for the first quarter of 2000 was $147 million, an increase of $36 million, or 32%, from the same period in 1999 due to higher borrowing to finance acquisitions.



     - Equity in income of affiliates for the first quarter of 2000 was $27 million, a decrease of $72 million, or 73%, from the same period in 1999 primarily due to a decrease in our income from China.



     - Income from recovery of receivables during the first quarter of 1999 was $12 million. The amount represents successful resolution of negotiations with Hopewell Holdings Ltd. related to a warranty claim settlement.



     - Other, net for the first quarter of 2000 was $6 million, a decrease of $5 million, or 45%, from the same period in 1999. This decrease is due to receipt of a $5 million refund in 1999 of money previously advanced for coal development related to a project in Pakistan.



     INCOME TAXES. The tax benefit for the first quarter of 2000 was $30 million compared to tax expenses of $36 million, a decrease of $66 million from the provision recorded for the same period in 1999. This decrease is due in part to a tax provision of $28 million at SE Asia-Pacific in 1999 related to operations in China. In addition, in February 2000, an agreement with the United Kingdom Inland

Revenue was reached related to prior year tax computations at WPD which resulted in a $20 million reduction in accrued taxes payable, and we recognized additional tax benefits as a result of additional debt borrowings to finance acquisitions.



     MINORITY INTEREST. Minority interest in income for the first quarter of 2000 was $30 million, an increase of $9 million from the same period in 1999. The increase is primarily the result of the minority share of the tax settlement at WPD.



     NET INCOME. Net income for the first quarter of 2000 was $101 million, an increase of $21 million from the same period in 1999. The increase in net income is attributable to our business segments as follows:



     AMERICAS



          Net loss from our Americas operations totaled $3 million for the first quarter of 2000, and $3 million for the first quarter of 1999. These losses reflect the expected seasonal nature of earnings from our power plants in North America. In addition to seasonal effects, overall earnings were also negatively affected by mild weather in California. SCEM's results were relatively flat compared to first quarter 1999. In addition, we recorded no income in the first quarter of 2000 for our businesses in South America and the Caribbean as compared to a net loss of $2 million for the same period in 1999.



     EUROPE



          Net income from our European operations totaled $31 million for the first quarter of 2000, a decrease of $9 million from the same period in 1999. The decrease is primarily the result of lower margins at Bewag and start-up costs incurred by the our European marketing and risk management activities. WPD's net income for the first quarter improved slightly as compared to first quarter 1999 results. The decrease in revenues resulting from the sale of WPD's supply business in September 1999 has been broadly offset by reductions in operating and other costs and the first quarter 2000 results benefited from the favorable settlement of tax issues in the U.K. Our share of Bewag earnings decreased in first quarter 2000 primarily due to price reductions as a result of increased competition in the German electricity market, and the weakening of the Euro against the U.S. dollar. Continuing improvements in operations as a result of the company's cost-cutting and on-going employee reduction program substantially offset these negative items.



     ASIA-PACIFIC



          Our net income in Asia-Pacific for the first quarter of 2000 totaled $83 million, representing an increase of $32 million from the same period in 1999. The significant increase is primarily related to the commencement of operations of the Sual plant in October 1999 and increased contributions from our operations in China.



     CORPORATE



          After tax corporate costs, excluding discontinued operations, produced a net loss of $16 million for the first quarter of 2000 compared to a $12 million net loss for the same period in 1999. The increased loss primarily reflects additional interest expense from corporate debt borrowed in 1999 to finance acquisitions.


  YEAR ENDED DECEMBER 31, 1999 AS COMPARED TO YEAR ENDED DECEMBER 31, 1998

     OPERATING REVENUES. Our operating revenues were $2,268 million in 1999, an increase of $449 million, or 25%, from 1998. This increase was primarily attributable to a $678 million increase in the

Americas region, the majority of which resulted from our North American acquisitions in New England, California and New York. In addition, the commencement of commercial operations of our Sual plant in the Philippines contributed revenues of $48 million in 1999. Those increases were partially offset by a reduction of $297 million, or 23%, in revenues at WPD, primarily as a result of the 1999 sale of the SWEB supply business. WPD estimates that its annual revenues will decrease by approximately $60 million as the result of the distribution price review, which is discussed in the section of this prospectus entitled "Business -- Europe -- Western Power Distribution." As a result, WPD has attempted to maximize efficiency, in part by reducing staffing levels.



     OPERATING EXPENSES. Excluding the write-down of assets, our operating expenses for 1999 were $1,764 million, an increase of $248 million, or 16%, from 1998. This increase was primarily attributable to a $574 million increase in the Americas region, the majority of which resulted from our newly-acquired North American business units. WPD's operating expenses decreased by $343 million, or 32%, primarily because of the sale of the SWEB supply business and cost reduction efforts in 1999.



     WRITE-DOWN OF ASSETS. The $308 million pre-tax write-down of assets in 1998 resulted from our decision to sell our investments in Alicura and EDELNOR. This charge reduced the carrying value of these assets to their estimated fair market value. The $60 million write-down of assets in 1999 consisted of two principal components. First, as Alicura and EDELNOR continued to produce income pending their sale, additional write-downs totaling $28 million were recorded to avoid increasing the carrying value of these assets above their estimated fair values. Second, we recorded a $32 million write-down primarily related to WPD's metering assets to reflect their reduced value as the United Kingdom metering business becomes competitive. Based on the proposed changes in regulation, we determined that the assets were impaired by comparing associated undiscounted cash flows to the carrying value of metering assets. As a result, we recorded an impairment loss to reflect the amount by which the carrying value of metering assets exceeds their fair market value. The fair market value was determined by computing the present value of estimated future cash flows to be generated by the assets.


     OTHER INCOME (EXPENSE). Other income was $230 million in 1999, an increase of $280 million, reflecting a large increase in income from an overall expense in 1998. The following factors were responsible for this increase:

     - Interest expense for 1999 was $502 million, an increase of $72 million, or 17%, from 1998 due to higher borrowing to finance acquisitions.


     - The increase in gain on sales of assets reflects a gain of $286 million relating to the 1999 sale of the SWEB supply business, before related expenses, minority interest and taxes. This is further explained in Note 12 to our consolidated financial statements included in this prospectus.


     - Equity in income of affiliates for 1999 was $111 million, a decrease of $24 million, or 18%, from 1998. This decline is primarily due to a $50 million reduction in income from Bewag as a result of provisions recorded there for employee severance and early retirement, partially offset by increases from our operations in China.


     - Income from recovery of receivables in 1999 was $64 million, an increase of $35 million, or 121%, from 1998. These amounts represent successful resolution of negotiations that allowed us to recover certain receivables previously determined uncollectible, as further explained in Note 1 to our consolidated financial statements included in this prospectus.

     - Other, net for 1999 was $72 million, an increase of $43 million, or 148%, from 1998. This increase resulted from several factors. We recognized an insurance gain of $23 million in 1999 resulting from the receipt of insurance proceeds in excess of book value of assets destroyed in an explosion at the State Line plant in Indiana. Additionally, we recognized higher equipment rental income at WPD and business interruption insurance proceeds related to an equipment failure at EDELNOR.

     INCOME TAXES. The provision for income taxes for 1999 was $129 million, an increase of $252 million from the $123 million tax benefit recorded for 1998. This increase is due in part to higher income from operations and the SWEB supply business sale. In addition, the 1998 benefit reflects the tax effect of the write-down of South American investments.

     MINORITY INTEREST. Minority interest in income for 1999 was $183 million, an increase of $103 million from 1998. This increase primarily relates to the gain on the sale of the SWEB supply business.

     NET INCOME. Net income for 1999 was $372 million, as compared to $0 for 1998. The increase in net income is attributable to our business segments as follows:

     AMERICAS

          We recorded net income of $96 million in 1999 as compared to a net loss of $180 million in 1998. This increase primarily resulted from the 1998 write down of $200 million, after tax, related to Alicura and EDELNOR compared with write downs of $18 million, after tax, in 1999 to maintain those investments for sale at fair value. The remaining increase resulted from earnings attributable to our North American acquisitions in New England, California and New York, the commencement of operations of Southern Producer Services in 1999 and a gain from insurance proceeds related to the 1998 fire and explosion at the State Line facility.

     EUROPE


          Net income from our European operations totaled $170 million for 1999, an increase of $29 million over the prior year. The increase in 1999 earnings reflects a $78 million gain on the sale of the SWEB supply business in the third quarter, offset by a total of $50 million in charges at Bewag associated with personnel who accepted voluntary severance and early retirement packages and the write down of WPD's metering assets partially offset by cost reduction efforts at WPD.


     ASIA-PACIFIC


          Our net income in Asia-Pacific for 1999 totaled $175 million, representing an increase of $107 million over the prior year. The significant increase primarily related to the commencement of operations of the Sual plant in October 1999, increased contributions from our operations in China and successful resolution of negotiations that allowed us to recover certain receivables previously determined to be uncollectible.


     CORPORATE

          After tax corporate costs excluding discontinued operations produced a net loss of $69 million in 1999 versus a $29 million net loss for 1998. The increased loss primarily reflects additional interest expense from corporate debt incurred during 1999 to finance acquisitions.

  YEAR ENDED DECEMBER 31, 1998 AS COMPARED TO YEAR ENDED DECEMBER 31, 1997

     OPERATING REVENUES. Our operating revenues were $1,819 million in 1998, representing a decrease of $1,931 million, or 51%, from $3,750 million in 1997. This decline is primarily explained by a change to the equity method of accounting for our energy marketing and risk management activities upon the formation of SCEM. Excluding revenues associated with marketing and risk management activities, operating revenues for 1998 increased approximately $51 million, or 3%, from comparable operating revenues of $1,768 million in 1997. This increase included a $40 million increase in operating revenues related to our acquisition of the State Line generating facility in December 1997 and a $26 million increase in our Asia-Pacific operations primarily due to an additional month of ownership in 1998, offset by a $16 million decrease in operating revenues at Alicura due to low water inflow to the reservoir which serves this hydroelectric facility.

     OPERATING EXPENSES. Our operating expenses were $1,824 million in 1998, representing a decrease of $1,654 million, or 48%, from $3,478 million in 1997. This decrease resulted primarily from a $1,969 million, or 70%, decrease in purchased power expenses from $2,813 million in 1997 to $844 million in 1998, as a result of the change to the equity method of accounting for our energy marketing and risk management activities. Excluding the operating expenses associated with marketing and risk management activities, operating expenses for 1998 increased $358 million, or 25%, from comparable operating expenses of $1,462 million in 1997. The increase in expenses net of purchased power is primarily due to a $308 million write-down of South American assets and increased expenses associated with State Line Energy which was acquired in December 1997.


     OTHER INCOME (EXPENSE). Other expense was $50 million in 1998, representing a $42 million, or 46%, decrease from $92 million in 1997. The decrease in other expense was primarily from a $77 million increase in equity in income of affiliates from 1997 to 1998. This increase included $47 million resulting from a full year of ownership of Bewag, a $26 million increase at Shajiao C resulting from improved operations and an additional month of ownership in 1998 and $7 million associated with the ownership of CEMIG. The decrease in other expense is also related to the recovery of certain receivables in 1998 previously deemed to be uncollectible. At the time of the acquisition of SE Asia-Pacific, we had fully reserved for the value of these receivables due to significant uncertainties as to their collectibility. Also contributing to the decrease in other expense was an approximately $20 million gain on the sale of a minority interest in WPD and increased interest income of $8 million.


     Offsetting these items, our interest expense increased $85 million, or 25%, from $345 million in 1997 to $430 million in 1998. This increase primarily reflects the growth in long-term debt due to financing requirements for new investments, including our investments in SE Asia-Pacific and Bewag, and additional funding required by existing projects to finance construction activities.

     INCOME TAXES. We recorded a benefit related to income taxes in 1998 of $123 million compared to a provision for income taxes of $175 million in 1997. The 1998 benefit is primarily attributable to the income tax impact of the write down of our Argentine and Chilean assets discussed above. The 1997 provision for income taxes was impacted significantly by the windfall profits tax assessed in the United Kingdom (See "Business -- Europe -- Western Power Distribution").

     MINORITY INTEREST. Our minority interest was $80 million in 1998, representing a $51 million, or 176%, increase from $29 million in 1997. The increase was attributable to improved operating performance at WPD, the impact of the windfall profits tax on minority interest in 1997 and our divestiture of an additional economic interest in WPD during June 1998. The increase is also related to the improved performance of our other majority owned consolidated affiliates.

     NET INCOME. Net income for 1998 was $0, as compared to a net loss of $16 million in 1997. The increase in net income is attributable to our business segments as follows:

     AMERICAS


          We recorded a net loss of $180 million in 1998 as compared to net income of $2 million in 1997 in the Americas region. This decrease was primarily related to a $200 million, after tax, write down of our investments in Alicura and EDELNOR as a result of our decision to sell those assets. In addition, in 1997 final construction profits (not eliminated in consolidation) of $10 million were recorded related to construction of a coal-fired facility in King George County, Virginia (Birchwood), which we built under a fixed price contract for a 50 percent owned and unconsolidated partnership. These decreases to net income were partially offset by increases in net income related to the December 1997 acquisition of State Line and the January 1998 investment in CEMIG.


     EUROPE

          Net income from Europe was $141 million for 1998, an increase of $189 million from the net loss of $48 million for 1997. This improvement was primarily due to the 1997 recognition of $111 million, net of minority interest, in windfall profits tax imposed on WPD by the new Labor government of Great Britain. Other factors contributing to the 1998 earnings improvement included a gain on the sale of a 26% minority interest in WPD, improved operating income at WPD due to higher margins in the supply business and ongoing cost control efforts and a full year's income from our investment in Bewag.

     ASIA-PACIFIC

          Net income from Asia-Pacific was $68 million for 1998, an increase of $29 million from net income of $39 million in 1997. This increase was partially due to a full year's ownership of our Asia-Pacific operations in 1998, versus just six months at 80% ownership and five months at 100% ownership in 1997. Improved operating performance in the Philippines and successful resolution of negotiations with our supplier and partners in China that allowed us to recover certain receivables previously determined to be uncollectible also contributed to increased income for 1998.

     CORPORATE

          After tax corporate costs excluding discontinued operations produced a net loss of $29 million in 1998 compared to a $9 million net loss in 1997. This change is primarily related to increased interest expense from corporate debt.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, we have obtained cash from operations, borrowings under credit facilities, issuances of commercial paper and senior notes, borrowings and capital contributions from Southern Company and proceeds from non-recourse project financing. These funds have been used to finance operations, service debt obligations, fund the acquisition, development and/or construction of generating facilities and distribution businesses, finance capital expenditures and meet other cash and liquidity needs. Some of the cash receipts associated with our businesses have been transferred to Southern Company from time to time, and Southern Company has provided funds to cover our disbursements from time to time. After this offering, we do not expect to receive any additional funds from Southern Company or pay cash dividends to Southern Company.


     The projects that we develop typically require substantial capital investment. Some of the projects in which we have an interest have been financed primarily with non-recourse debt that is repaid from the project's cash flows. This debt is often secured by interests in the physical assets, major project contracts and agreements, cash accounts and, in some cases, the ownership interest in that project subsidiary. These financing structures are designed to ensure that we are not contractually obligated to repay the project subsidiary's debt, that is, they are "non-recourse" to us and to our subsidiaries not involved in the project. However, we have agreed to undertake limited financial support for some of our project subsidiaries in the form of limited obligations and contingent liabilities such as guarantees of specified obligations. To the extent we become liable under these guarantees or other agreements in respect of a particular project, we may have to use distributions we receive from other projects to satisfy these obligations.



     We intend to use a portion of the net proceeds from this offering and the concurrent offering of preferred securities to repay commercial paper balances, which were approximately $390 million with a weighted average interest rate of approximately 7.1% per annum at June 30, 2000. In addition, we intend to use a portion of the net proceeds to repay a short-term loan of $450 million as of June 30, 2000 drawn against a 364-day Bank of America credit facility with an interest rate of approximately 7.3% per annum. We will use the remaining proceeds from these offerings for general corporate purposes. The proceeds from the Bank of America credit facility were used to pay $450 million of the $503 million dividend to Southern Company. The proceeds from the commercial paper borrowings were used for working capital and payment of $53 million of the $503 million dividend to Southern Company.



     Effects of Our Separation From Southern Company



     In connection with our separation from Southern Company, Southern Company will transfer to us most of the Southern Company-owned assets and liabilities that relate to our business on or prior to the distribution. As part of the separation, we will transfer to Southern Company our leasing subsidiary SE Finance. SE Finance had net cash flows from operations of $14 million in the first quarter of 2000, $32 million in 1999, $(37) million in 1998, and $19 million in 1997. While there were no cash flows from investing activities for the first quarter of 2000, SE Finance used cash flows for investing activities of $271 million in 1999, $185 million in 1998 and $97 million in 1997. It also obtained cash flows from financing activities of $10 million in the first quarter of 2000, $240 million in 1999, $227 million in 1998 and $82 million in 1997.



     Operating Activities



     For the quarter ended March 31, 2000, we used net cash from operations of approximately $13 million compared to approximately $17 million for the quarter ended March 31, 1999, a decrease of approximately 24%. This decrease, despite a $21 million increase in net income for the period, was the result of a higher cash component of net income being offset by uses of cash for working capital increases. Cash used by operating activities for the period resulted primarily from net income adjusted for non-cash charges for depreciation and amortization, deferred income taxes and changes in working capital.



     For the year ended December 31, 1999, we generated net cash from operations of approximately $515 million compared to approximately $402 million for the year ended December 31, 1998, an increase of approximately 28%. Cash provided by operating activities in 1999 resulted primarily from net income adjusted for non-cash charges for depreciation and amortization, deferred income taxes, write-down of assets and changes in working capital. Cash flows provided by operating activities are generally reinvested by our subsidiaries or used for general corporate purposes, including business development activities. Additionally, we have used a portion of these cash flows provided by operating activities to fund investments in some of our subsidiary companies. As a result of our proposed separation from Southern Company, we have reviewed our current strategy of deferring distributions from Asia. On July 1, 2000, we adopted a strategy under which only a portion of the future earnings will be deferred in order to reinvest funds for further growth in Asia, fund construction efforts or service debt obligations. The remaining earnings will be repatriated for reinvestment elsewhere in the world or to service parent debt obligations.



     Investing Activities



     During the first quarter of 2000, we used $71 million in net cash in investing activities compared to $123 million for the same period in 1999, a decrease of approximately 42%. The decrease is primarily attributable to the commencement of operations of our Sual plant in the Philippines, thus reducing the amount of capital expenditures in the first quarter of 2000. We have used cash flows provided by financing activities primarily to finance investments in our subsidiaries. From January 1, 1997 through March 31, 2000, excluding the transactions related to the subsidiary obligated preferred securities, we have used approximately $7,298 million of cash for our investing activities. During this period, our domestic and foreign investments totaled $5,694 million, including $2,106 million for the acquisition of SE Asia-Pacific, $820 million for the acquisition of a 26% interest in Bewag, $840 million for the acquisition of SE California, $536 million for the acquisition of SE New England, $476 for the acquisition of SE New York, $136 million for the purchase of a 3.6% economic interest in CEMIG, $107 million for our 9.99% interest in SIPD, $68 million for the acquisition of the State Line generating facility, $57 million for the purchase of an additional 15% interest in EDELNOR and $64 million for investment in SCEM. In addition, we invested $2,203 million in capital expenditures. These cash flows used in investing activities have been partially provided by $673 million of cash from the sale of a portion of our investments in subsidiaries and dividends from affiliated companies.



     Financing Activities



     During the quarter ended March 31, 2000, our financing activities provided approximately $161 million in cash. Our financing activities during this quarter included $119 million of proceeds from the issuance of short-term and long-term debt. These inflows were partially offset by $36 million in payments of long-term debt and $5 million in dividends to minority interests during this quarter.



     Our financing activities provided approximately $1,516 million in cash during 1999. Financing activities for 1999 included $1,730 million of proceeds from the issuance of short-term and long-term debt and $360 million of capital contributions from Southern Company. These inflows were partially offset by $503 million in payments of long-term debt, $165 million of dividends paid to Southern Company and $66 million in dividends to paid minority interests.



     From January 1, 1997 through March 31, 2000, excluding the transactions related to the subsidiary obligated preferred securities, our financing activities provided cash totaling approximately $6,346 million. These financing activities included a total of approximately $3,985 million of proceeds from the issuance of short-term and long-term debt, net of repayments. During this period we also received a total of $2,029 million in capital contributions from Southern Company and paid $165 million of dividends to Southern Company.



     During 1999, we received $385 million in funds from Southern Company in the form of a $360 million capital contribution and $25 million in proceeds from the issuance of notes payable. We paid $1,116 million to Southern Company during 1999 in the form of a $165 million dividend payment and total repayments of outstanding notes payable of $951 million. In addition, we paid $108 million in interest related to notes payable to Southern Company. We received no loans or capital contributions from Southern Company during the first quarter of 2000. We made no interest payments to Southern Company during this period.



     During 1997 and 1998, $950 million of preferred securities and capital securities were issued by special purpose financing subsidiaries held by Capital Funding, the proceeds of which were loaned to Southern Company. Southern Company pays interest on subordinated notes issued in favor of the financing subsidiaries, which payments are used to pay dividends on those preferred or capital securities. The payment terms and interest rates on the notes receivable from Southern Company are identical to the related preferred securities. The notes are due between 2027 and 2037 with fixed interest rates between 6.875% and 8.19%. Southern Company also has guaranteed payments due under the terms of those securities. These securities are non-recourse to us. Capital Funding will be transferred to Southern Company prior to the distribution of our shares by Southern Company. The remaining $80 million of these securities were issued by a special purpose finance subsidiary of SIUK. They are also non-recourse to us but they are not guaranteed by Southern Company and they will remain outstanding after this offering.



     During 1999, we entered into three significant financing transactions in order to refinance loans made to us by Southern Company related to our North American acquisitions.



     In April 1999, we entered into three revolving credit agreements with a group of lending banks and Citibank, as agent, for commitments totaling $1.3 billion. Each of the corporate credit facilities is available for general corporate purposes including the support of our commercial paper program. Facility A, with total commitments of $500 million, was intended to be a temporary facility until we completed subsequent financings. Accordingly, we canceled this facility in October 1999. Facility B, a $350 million 364-day revolving line of credit, was originally scheduled to mature in March 2000. We extended the maturity date of this facility until March 2001. We may, at our option, extend the maturity date of Facility B to March 2003. In addition, Facility B has an extension and commitment increase option up to an additional $500 million, subject to the lenders' approval. Facility C, totaling $450 million, also has letter of credit options and matures in April 2004. The interest rate applicable to Facility B is LIBOR plus 60 basis points and an additional 12.5 basis points if 33 1/3% of the aggregate commitments under both Facility B and Facility C are outstanding at any time. The interest rate for Facility C is LIBOR plus 57.5 basis points and an additional 12.5 basis points if 33 1/3% of the aggregate commitments under both facilities are outstanding at any time. No amounts were borrowed under these credit facilities at March 31, 2000. In April 1999, we also instituted a commercial paper program, which we use in conjunction with the corporate credit facilities as an alternate funding source.



     The April 1999 credit agreements contain various business and financial covenants including, among other things, (i) limitations on dividends, redemptions and repurchases of capital stock, (ii) limitations on the incurrence of indebtedness and liens, (iii) limitations on the ratio of recourse debt to recourse capital and (iv) maintenance of minimum ratios of cash available for corporate debt service to corporate interest. We are currently in compliance with all of the covenants in these agreements. The distribution of our shares by Southern Company would constitute a change in control under these credit agreements and we cannot assure you that we will be able to obtain the required lender consents.


     In July 1999, we issued two series of senior unsecured notes totaling $700 million. The two series consist of $200 million of 7.40% Senior Notes due 2004 and $500 million of 7.90% Senior Notes due 2009. The proceeds from these senior unsecured notes were used to repay debt owed to Southern Company and short-term borrowings as well as for general corporate purposes.

     Also in 1999, we created Southern Energy North America Generating, Inc. (SENAG) comprising substantially all of our generating facilities in North America. In October 1999, SENAG completed a $1.45 billion bank financing consisting of three credit facilities. Facility A is a $1,150 million, 364-day term loan with a two-year term-out option. Facility B is a $250 million, five-year revolver to be used for capital expenditures and Facility C is a $50 million, five-year revolver for working capital needs. The interest rate applicable to Facility A is LIBOR plus 87.5 basis points. For both Facility B and C, the interest rate is LIBOR plus 72.5 basis points and an additional 12.5 basis points if 33 1/3% of the particular facility is drawn at any time. The total amount outstanding under these facilities on March 31, 2000 was $1,319 million. The majority of the proceeds from these facilities were used by SENAG to repay intercompany debt to us relating to the acquisitions of SE New England, SE California and SE New York. We used these proceeds to pay down short-term borrowings under our commercial paper program and repay intercompany borrowings to Southern Company.



     The SENAG credit agreements contain various business and financial covenants including, among other things, (i) limitations on dividends, redemptions and repurchases of capital stock, (ii) limitations on the incurrence of indebtedness and liens, (iii) limitations on the ratio of recourse debt to recourse capital and (iv) maintenance of minimum ratios of corporate debt service to corporate interest. We are currently in compliance with all of the covenants in these agreements. The distribution of our shares by Southern Company would constitute a change in control under these credit agreements and we cannot assure you that we will be able to obtain the required lender consents.



     At March 31, 2000, we had total corporate level debt of approximately $890 million outstanding, comprised of $700 million of senior unsecured notes and approximately $190 million of commercial paper. In addition, we had letters of credit outstanding under Facility C in the amount of approximately $250 million.



     In May 2000, we entered into a $550 million, 364-day credit facility with Bank of America. In June 2000, the facility was amended to provide up to $1 billion, with Bank of America acting as agent for additional lenders. We may extend the maturity date an additional 364 days at our option. The applicable interest rate for this facility is LIBOR plus 87.5 basis points. We have borrowed an aggregate of $450 million to pay dividends to Southern Company. This credit agreement contains various business and financial covenants including, among other things, (i) limitations on dividends, redemptions and repurchases of capital stock, (ii) limitations on the incurrence of indebtedness and liens,
(iii) limitations on the ratio of recourse debt to recourse capital and (iv) maintenance of minimum ratios of corporate debt service to corporate interest. We are in compliance with all of the covenants in these agreements. The distribution of our shares by Southern Company would constitute a change in control under these credit agreements and we cannot assure you that we will be able to obtain the required lender consents.



     In May 2000, WPD Limited, an entity which we control, made a bid of L464 million (approximately $700 million) to purchase the entire ordinary share capital of Hyder plc, the company which owns and runs the electricity network in south Wales in the U.K. and the water distribution and waste water treatment business for all of Wales. We currently have a 49% economic interest in WPD Limited. The remaining 51% economic interest is held by a subsidiary of PPL Corporation. We have operational and management control of WPD Limited with 50.5% of the voting interest. Our portion of the bid is supported by letters of credit issued in favor of WPD Limited under dedicated credit facilities of ours which are recourse to us. We cannot assure you that our bid will be successful.

     In June 2000 we agreed with Potomac Electric Power Company ("PEPCO") that we will:



     - purchase four power plants and related assets in Maryland and Virginia,



     - assume PEPCO's entitlements under various power purchase agreements,



     - operate two power stations in Washington, D.C. retained by PEPCO, and



     - supply PEPCO with power required to meet its retail obligations for up to four years pursuant to transition power agreements.



     The purchase price of the transaction to be paid at closing is $2.65 billion plus amounts to be determined for working capital and reimbursement of capital expenditures, and approximately $260 million in the event certain power purchase agreements are not transferred to us. To fund this amount we plan to:



     - enter into lease financing arrangements for a significant portion of the PEPCO assets. We expect these lease transactions to provide $1.5 billion of the purchase price at closing. The leases will be treated as operating leases for book purposes whereby one of our subsidiaries will record periodic lease rental expenses,



     - issue $1.02 billion of debt at SENAG, of which approximately $938 million will be drawn at closing, and



     - provide the balance from committed credit lines.



     We have received commitments from Credit Suisse First Boston for interim loan facilities to ensure sufficient liquidity at closing. These commitments provide a $1.5 billion credit facility without recourse to SENAG or us, but with recourse to the entity acquiring the assets, in the event the lease is not in place at closing, two facilities to SENAG totaling $1.02 billion and one facility of $650 million to us. The applicable interest rate on these commitments is LIBOR plus 87.5 basis points. We anticipate that the interim loan facilities will be available for a one-year period from the signing of the credit agreements and that we will be able to extend the loans for a further term of one year at our option.



     One of the largest power purchase agreements to be transferred to us will require us to assume PEPCO's rights and obligations with respect to contracts with Ohio Edison. In addition, a power purchase contract that may be transferred to us would require us to assume PEPCO's rights and obligations with respect to Panda-Brandywine L.P., a Delaware partnership. The Ohio Edison contract expires in 2005 and provides 450 MW of capacity and energy, while the Panda-Brandywine contract expires in 2021 and would provide capacity and energy from a 230 MW combined-cycle generation facility designed to be a QF under PURPA. Both contracts require the purchaser to pay prices above current market prices. The transition power agreements entered into with PEPCO provide that we supply PEPCO with power required to meet PEPCO's retail obligations at prices below current market prices. These obligations will be retained by us. The cash shortfalls for the power purchase agreements and transition power agreements will depend on future market conditions, and we currently estimate that these shortfalls will be in the range of $850 to $950 million over the next four years. We currently are considering plans to segregate specific funds to meet a substantial portion of these expected obligations.



     Some of our credit facilities, including credit facilities of our subsidiaries, provide that it will be an event of default if either Southern Company ceases to own more than 50% of our stock or our credit rating declines below investment grade. Consequently, prior to Southern Company's distribution of our stock, we expect to seek waivers or refinance these credit agreements.

     Commitments and Capital Expenditures



     We have commitments under operating leases with various terms and expiration dates. Expenses associated with these commitments totaled approximately $13 million, $25 million and $17 million during the years ended December 31, 1997, 1998 and 1999, respectively. At December 31, 1999, estimated minimum rental commitments for noncancellable operating leases were as follows (in millions):



FISCAL YEAR ENDED:
2000........................................................  $ 16
2001........................................................    16
2002........................................................    15
2003........................................................    14
2004........................................................    14
Thereafter..................................................   103
                                                              ----
  Total minimum payments                                      $178
                                                              ====



     We have made firm commitments to buy materials and services in connection with our ongoing operations and planned expansion and have made financial guarantees relative to some of our investments. The material commitments are as follows:



                                                              AT DECEMBER 31,   AT MARCH 31,
                                                                   1999             2000
                                                              ---------------   ------------
                                                                  (DOLLARS IN MILLIONS)
Financial guarantees related to SCEM
  Minimum payments to Vastar................................      $  125           $  125
  Trade credit support (notional amount)....................         395              391
  Vastar gas purchase contract..............................          90               90
  Contingent commitment to buy an additional interest in
     SCEM from Vastar.......................................         210              210
Turbine purchases for new and expanded generating plants....          30               47
Long-term service agreements for new turbines...............          40               40
Other material construction-related commitments.............         132              121
Operating lease payments....................................         178              264
                                                                  ------           ------
     Total..................................................      $1,200           $1,228
                                                                  ======           ======



     The commitments for the turbine purchases and related long-term service agreements reflect minimum required payments under termination clauses, where applicable. If all the turbines are purchased as planned, the total payments under these contracts will amount to $993 million and $791 million, respectively, at either of the dates reflected in the table above. Since March 31, 2000, we have contracted to buy additional turbines valued at approximately $809 million.



     We expect our cash and financing needs over the next several years to be met through a combination of cash flows from operations and debt and equity financings. We have generally financed the operations of our project subsidiaries primarily under financing arrangements requiring extensions of credit to be repaid solely from each subsidiary's cash flows. In addition, subsidiaries financed in this manner are often restricted in their ability to pay dividends and management fees periodically to us by their respective project credit documents. These limitations usually require that debt service payments be current, debt service coverage ratios be met and there be no default or event of default under the relevant credit documents. There are also additional limitations that are adapted to the particular characteristics of each project affiliate.



     Any projects we develop in the future and those assets we may seek to acquire, including the transactions discussed above, are likely to require substantial capital investment. Our ability to arrange financing on a substantially non-recourse basis is dependent on numerous factors and to satisfy the capital needs of our projects in the future, we may have to provide more financial support for the project entity.



     The table below describes expansions, our planned acquisitions and capital expenditures for construction projects. These transactions will be funded through a combination of equity and debt issuances.



                                                                                            EXPENDITURES
                                                                PLANNED                       FOR THE
                                                              ACQUISITION    EXPENDITURES     QUARTER
                                                                   OR           AS OF          ENDED
                                                              CONSTRUCTION   DECEMBER 31,    MARCH 31,
                                                                 COSTS           1999           2000
                                                              ------------   ------------   ------------
                                                                        (DOLLARS IN MILLIONS)
(I.) PENDING ACQUISITIONS
PEPCO.......................................................     $2,650
WAPA........................................................        105
(II.) PROJECTS UNDER CONSTRUCTION
SE California...............................................     $  650         $   2          $   2
Apex........................................................        300            --             --
SE New York.................................................        360             1              1
SE New England..............................................        500             4              1
State Line Energy...........................................        223            --             --
SEI Wisconsin...............................................        100            90              6
SEI Michigan................................................        352             1              5
SEI Texas...................................................        215            81             12
Wrightsville................................................        302            --             --
Freeport Power..............................................         33             3              1
EDELNOR.....................................................        176           136              9


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to market risks, including changes in interest rates and currency exchange rates. Through various hedging mechanisms, we attempt to mitigate some of the impact of changes in energy prices, fuel costs, interest rates and exchange rates on our results of operations. To manage the volatility inherent in these market risks, we net the exposures to take advantage of natural offsets and we may enter into hedging transactions for the remaining exposures as part of our risk management program.


     We use interest rate swaps to hedge underlying debt obligations. These swaps hedge specific debt issuances and currently qualify for hedge accounting. Consequently, the interest rate differential associated with a swap is reflected as an adjustment to interest expense over the life of the instruments. Additionally, some of our subsidiaries have entered into interest rate swaps in foreign currencies. These swaps are designated as hedges of those subsidiaries' related debt issuances in the same currency. If we sustained a 100 basis point change in interest rates for all variable rate debt in all currencies, the change would affect net income by approximately $16 million, based on variable rate debt and derivatives and other interest rate sensitive instruments outstanding at December 31, 1999.

     We use long-term cross-currency agreements to hedge a significant portion of our net investments in both WPD and Bewag. These cross-currency agreements hedge our exposure to fluctuations in the British Pound Sterling and Deutsche Mark exchange rates with the U.S. dollar. We also have investments in various emerging market countries where the net investments are not hedged, including Argentina, Chile, Trinidad and Tobago, the Bahamas, the Philippines and China. We rely on either contractual or regulatory links to the U.S. dollar to mitigate currency risks attributable to these investments. As a result of these links to the U.S. dollar, we do not believe we have a material exposure to changes in exchange rates between the U.S. dollar and the currencies of these countries.



     In addition, we have currency exposure which we are unable to hedge related to our investment in CEMIG. Revenues at CEMIG and dividends from CEMIG are denominated in Brazilian reais and a significant portion of debt incurred to finance CEMIG is required to be repaid in other currencies. CEMIG's agreements with the Brazilian government provide for rate increases in the event of a devaluation of the real and indexes power purchases to the U.S. dollar. These agreements provide us some protection against a devaluation of the real; however, it does not completely cover our exposure. For example, the devaluation of the real in January 1999 resulted in a write down of $83 million, net of income tax effects, in the currency translation account category included in our equity accounts.



     We utilize currency swaps and forward agreements to hedge U.S. dollar-denominated debt issued by our SIUK subsidiary. These swaps offset the dollar cash flows, thereby effectively converting debt to the respective subsidiary's functional currency. Gains and losses related to qualified hedges of foreign currency firm commitments are deferred and included in the basis of the underlying transactions. To the extent that a qualifying hedge is terminated or ceases to be effective as a hedge, any deferred gains and losses to that point continue to be deferred and are included in the basis of the underlying transaction.



     We have hedge transactions that may not continue to qualify for hedge accounting under the Financial Accounting Standards Board (FASB) proposed Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133) and No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (SFAS No. 138).



     We measure currency earnings risk related to our international holdings based on changes in foreign currency rates using a sensitivity analysis. The sensitivity analysis measures the potential loss in earnings based on a hypothetical 10% change in currency exchange rates. We used exchange rates and currency positions as of December 31, 1999 to perform the sensitivity analysis. Such analysis indicates that a hypothetical 10% change in foreign currency exchange rates would have decreased net income by approximately $10 million had the U.S. dollar exchange rate increased relative to the currencies with which we had exposure.


     For all derivative financial instruments, we are exposed to losses in the event of nonperformance by counterparties to these derivative financial instruments. We have established controls to determine and monitor the creditworthiness of counterparties to mitigate our exposure to counterparty credit risk.


     In addition to markets risks associated with our power plants, the business and operations of our energy marketing and risk management subsidiaries frequently involve market risks associated with managing energy commodities and establishing open positions in the energy markets on a short-term basis. These risks fall into three general categories: price and volume volatility, credit risk of trading counterparties and adequacy of the control environment for trading. We routinely enter into contracts to hedge purchase and sale commitments, fuel requirements and inventories of natural gas, coal, electricity, oil, emission allowances, weather derivatives and other commodities to minimize the risk of market fluctuations on our marketing and risk management operations. We measure our risk using the value at risk (VAR) methodology described below for each aspect of our energy marketing and trading activities in order to maintain our total exposure within management-prescribed limits. We maintain clear policies for undertaking risk-mitigating actions which may become necessary when measured risks temporarily exceed limits as a result of market conditions. To the extent an open position exists, fluctuating commodity prices can impact financial results and financial position, either favorably or unfavorably. As a result, we cannot predict with precision the impact that our risk management decisions may have on our businesses, operating results or financial position.


     Our marketing and risk management subsidiaries manage market risk through formal oversight groups, which include senior management, mechanisms that independently verify transactions and measure risk, and the use of a VAR methodology on a daily basis. VAR is used to describe a probabilistic approach to measuring the exposure to market risk. VAR models are relatively sophisticated. However, the quantitative risk information is limited by the parameters established in creating the model. The instruments being evaluated may have features that may trigger a potential loss in excess of calculated amounts if the changes in commodity prices exceed the confidence level of the model used. The VAR methodology employs a seasonally adjusted volatility-based approach with the following critical parameters: volatility estimates, appropriate market-oriented holding periods and seasonally adjusted correlation estimates. The holding periods account for the lengths of time that will be needed to liquidate different portions of the portfolio of positions. Our holding periods typically range from five days to three months, depending upon the type of commodity, the term of the instrument, the liquidity of the underlying market, and other factors. The volatility and correlation estimates measure the impact of adverse price moves both at an individual position level as well as at the total portfolio level. The confidence level established for our purposes is 95%. For example, if VAR is calculated at $10 million, we can state with a 95% confidence level that if prices moved against our positions, our pre-tax loss in liquidating the portfolio would not exceed $10 million. Based on VAR analysis of the overall commodity price risk exposure of the trading businesses on March 31, 2000, we did not anticipate a materially adverse effect on our consolidated financial statements as a result of market fluctuations. However, we cannot assure you that market volatility, failure of counterparties to meet their contractual obligations, transactions entered into after that date or a failure of risk controls will not lead to significant losses from our marketing and risk management activities. See "Risk
Factors -- We face risks attendant to changes in commodity prices."



     We are also exposed to market risk through performance guarantees we and Vastar have made to cover obligations of SCEM. We and Vastar have agreed to indemnify each other against losses under those performance guarantees in proportion to our respective ownership shares of the joint venture. At March 31, 2000, our exposure under these guarantees was approximately $197 million based on the estimated fair value of SCEM's net contractual commitments.


ACCOUNTING PRONOUNCEMENTS


     We continue to analyze the effects of adoption of the rules promulgated by SFAS No. 133 and its amendment by SFAS No. 138. These statements establish accounting and reporting standards for derivative instruments, including derivative instruments imbedded in other contracts, and for hedging activities. The FASB recently deferred implementation of the provisions of SFAS No. 133 to fiscal periods beginning after June 15, 2000. We intend to adopt the provisions of SFAS No. 133 and No. 138 within this time frame and in accordance with the requirements provided by those statements. We are currently assessing the financial statement impact of both statements, but we have not yet determined the impact at this time. Adoption of SFAS No. 133 and No. 138 could increase the volatility of our net income and other comprehensive income.

                                    BUSINESS

INTRODUCTION


     We are a leading power provider with regionally based businesses in the Americas, Europe and the Asia-Pacific region. We meet our customers' specific requirements by integrating electricity generation and distribution, management of gas assets, fuel procurement and marketing of energy and energy-linked commodities. To support our business we have built and acquired a portfolio of power plants that make us one of the world's largest independent power producers.



     According to the McGraw-Hill publication 205 Independent Power Companies:
Profiles of Industry Players and Projects, we were ranked as the sixth and third largest independent power producer in July 1998 and July 1999, respectively. These rankings were based on total megawatts of electric generating capacity acquired or built through debt or equity financing. Currently, we own or control 13,214 MW of generation capacity and have 10,925 MW under development or pending acquisition. We consider a project under development when we have contracted to purchase machinery for the project, we own or control the project site and we are in the permitting process. These projects may or may not have received all of the necessary permits and approvals to begin construction. We cannot assure you that these projects or pending acquisitions will be completed.



     Our business also includes managing risk associated with market price fluctuations of energy and energy-linked commodities for ourselves and our customers. This provides us the opportunity to control the economic management of additional power projects. We use these risk management capabilities to optimize the value of our generating and gas assets and we also offer these risk management services to others. We also own electric utilities with generation transmission and distribution capabilities and an electricity distribution company. We will seek to expand our business through control or ownership of additional natural gas and electricity assets. Our strategy is to continue our rapid growth by capitalizing on opportunities in markets where our unique combination of strengths in physical asset management, electricity generation, management of gas assets and power marketing and risk management services allows us to position our company as a leading power provider.



     Our regional operations reflect the prevailing political, regulatory and market conditions where we operate. In North America, we own, operate and control, through contractual arrangements, power plants and gas assets which are supported by our power marketing and risk management activities. In Europe, the pace of deregulation is accelerating and we expect to take advantage of increasing opportunities to expand our asset operations and marketing and risk management business. In the Asia-Pacific region, our revenues are primarily derived from contracts with government entities or regional power boards.



     In North America, we are an established leader in our industry. Excluding international independent power producers, we were ranked as the fourth largest independent power producer in North America in July 1998 and the second largest independent power producer in North America in July 1999 by 205 Independent Power Companies: Profiles of Industry Players and Projects. We operate power plants in North America with a total generation capacity of 7,493 MW, of which our net ownership interests represent 7,391 MW. We control an additional 1,738 MW in North America through management contracts. Additionally, we have projects, which we will own and operate, under development or pending acquisition in North America totaling 10,728 MW. We have integrated our generating and natural gas assets with our marketing and risk management capabilities to help optimize those assets, manage risk and enhance the value of both our physical assets and our marketing and risk management business.

     Through our 60% interest in SCEM, we are a leading energy marketer in North America. In May 2000, Natural Gas Week ranked SCEM as the ninth largest North American gas marketer for the first quarters of 1999 and 2000 based on billions of cubic feet per day of natural gas sold. In June 2000, Power Markets Week ranked SCEM as the third largest North American power marketer for the first quarter of 2000 based on the total MWh of electricity sold. SCEM markets and trades energy and energy-linked commodities, including electricity, natural gas, oil, coal and emission allowances. According to Power Markets Week, in 1999 SCEM was the number four-ranked physical marketer of electricity in the United States by volume and, according to Gas Daily, was the number 13-ranked physical marketer of gas by volume. Through SCEM, we also controlled 1.6 billion cubic feet per day of natural gas production, 0.5 billion cubic feet per day of natural gas transportation and 25.8 billion cubic feet of natural gas storage as of December 31, 1999. Most of our power plants in the United States have entered into various fuel supply, power purchase and other ancillary agreements with SCEM.



     In March 2000, SCEM and Utility.com, an Internet utility company, announced an agreement under which SCEM will provide wholesale electricity to Utility.com's customers. SCEM also recently announced that it co-founded a new independent energy trading consortium, with 5 of the largest gas and electricity marketers in the United States. The consortium will own and operate an Internet-based over-the-counter energy trading platform which is expected to be in operation by the end of 2000.



     In Europe, as the markets deregulate, we intend to follow a strategy similar to our North American strategy by integrating power plants with marketing and risk management. We have developed an energy marketing and risk management business in Europe, based in Amsterdam, The Netherlands. Our European marketing and risk management business, which is operated separately from SCEM, began trading power in the Nordic market in 1999. We also expect to begin marketing power in the Dutch, German, Swiss and Italian energy markets in 2000. We currently own a 26% interest in Bewag AG, the electric utility with generation, transmission and distribution assets serving 2.1 million customers in Berlin, Germany, and a 49% economic interest in, and operating control of, WPD, which distributes electricity to approximately 1.4 million end users in southwest England. We have opened three business development offices in our target markets in Europe to continue our asset development activities.



     In the Asia-Pacific region, SE Asia-Pacific owns power plants in the Philippines and China with interests in 3,159 MW. Most of our current generation in the Asia-Pacific region is under long-term power sale contracts, which are predominantly linked to the U.S. dollar. We have experienced a growing revenue base and strong operating performance during our three years in the region.



     We also have operations in the Caribbean and South America. We currently own a 63% interest in an electric utility in the Bahamas and a 39% interest in a generation company in Trinidad and Tobago. We are in the process of acquiring an 80% interest in the Water and Power Authority of the U.S. Virgin Islands' generation capacity and water desalination assets. In South America we have a 3.6% economic interest in an electric utility with generation, transmission and distribution assets in Brazil which has a generation capacity of 5,514 MW and serves 4.9 million customers. We also hold an 82% interest in an electric generation and transmission company in Chile and a 55% interest in a hydroelectric generation facility in Argentina. We are pursuing the sale of our Argentine and Chilean subsidiaries.

     Our business has grown significantly between 1995 and 1999 as shown in the table below. This table reflects one-time events, including changing to the equity method of accounting for our power marketing and risk management business in 1998, the 1998 write-down of our Argentine and Chilean investments, and the 1997 United Kingdom windfall profits tax. Please review this table in conjunction with the Summary Historical Financial and Operating Data provided earlier in this prospectus, which discusses these one-time events.



                                                                                 COMPOUND ANNUAL
                                  1995     1996     1997      1998      1999       GROWTH RATE
                                 ------   ------   -------   -------   -------   ---------------
                                                      (DOLLARS IN MILLIONS)
Revenues.......................  $  584   $1,600   $ 3,750   $ 1,819   $ 2,268          40%
EBITDA(1)......................     122      258       512       351       825          61
Net Income (Loss)..............      18       81       (16)       --       372         113
Total Assets...................   4,511    4,564    10,630    12,054    13,863          32
Cash Flows From Operating
  Activities...................     158     (226)      264       402       515          34



(1) EBITDA represents our operating income (loss) plus depreciation and amortization and our equity in income of affiliates. EBITDA excludes the impact of minority interests. EBITDA, as defined, is presented because it is a widely accepted financial indicator used by some investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA, as defined, is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with generally accepted accounting standards (GAAP) in the United States and is not indicative of operating income or cash flow from operations as determined under GAAP. Our method of computation may or may not be comparable to other similarly titled measures by other companies.


INDUSTRY OVERVIEW


     Power generation and delivery historically have been controlled by either state-owned enterprises or state-regulated private businesses. In the last decade, many governments and regulatory bodies have taken steps to transform their energy sectors to encourage competition, to raise capital for other purposes and, in some cases, to improve the operational performance of strategic energy assets. We believe that the emerging model of the industry is the disaggregation of the traditional utility functions of generation, transmission, distribution and marketing of electricity into competitive or partially regulated businesses. To varying degrees, countries in the Americas, Europe and the Asia-Pacific region are opening their energy sectors to competition. As governments deregulate and privatize state-owned utilities, the energy sector will offer significant opportunities for investment worldwide. These opportunities will also include a significant need for additional power generating capacity both to satisfy increasing demand and to replace old and inefficient generating facilities. In addition, investment opportunities will be created by utilities, independent power producers and industrial companies disposing of their power generation facilities as they adjust strategies for the new markets.



     In the United States, in response to increasing customer demand for access to low cost electricity and enhanced services, significant aspects of the industry are currently being restructured. As of early 1999, new regulatory initiatives to increase competition in the domestic power generation industry had been adopted or were being considered at the federal level and by many states.



     FERC issued Order 636 in 1992 and Order 888 in 1996 to increase competition by easing entry into natural gas and electricity markets. These orders require owners and operators of natural gas and power transmission systems, respectively, to make transmission service available on a nondiscriminatory basis to energy suppliers such as us. In order to better assure competitive access to the transmission network on a nondiscriminatory basis, FERC issued Order 2000 in December 1999, which encourages electric utilities with power transmission assets to voluntarily form regional transmission organizations to provide regional management and control of transmission assets independent of control by firms that sell electricity. These regional organizations will have the exclusive authority to initiate rate changes for the transmission system under its control, exclusive operational control over a broad transmission region, exclusive control over security and short-term reliability, responsibility to assure the availability of generation needed to support transmission services, ultimate responsibility for transmission planning and expansion and responsibility to assure that an adequate method of monitoring the competitiveness of the regional electricity market is in place. These regional organizations are also expected to facilitate inter-regional coordination. In the event the response of transmission-owning utilities to FERC Order 2000 is deemed inadequate, FERC has announced that it will reexamine this voluntary approach, but there is no assurance that such action will be taken. The impact of Order Nos. 636, 888 and 2000 on our business and operations depends on the effect of these orders on the transmission operations in particular markets. We believe there is a strong trend in the United States toward competitive electric power and natural gas markets, but that our business will continue to be affected by regional and local price regulation.


     Outside the United States, many governments are privatizing their utilities and their transmission and distribution networks and developing regulatory structures that are expected to encourage competition in the sector. The growth in both the number and reputation of energy companies which are operating facilities globally has made many governments realize that their energy assets can be sold to raise funds for other purposes while not hindering operating performance or increasing costs to customers. As a result, many governments are privatizing their existing energy and utility infrastructure facilities and creating significant investment opportunities for industry participants. In order to satisfy the anticipated increase in demand, many countries have adopted active government programs designed to encourage private investment in power generation facilities. We believe that these market trends will create attractive opportunities to expand our business in those countries.

STRATEGY


     Our strategy is to be a leading competitive power provider in our target markets of North America, Europe and the Asia-Pacific region. We intend to continue our growth through the acquisition, development and operation of power plants and gas transportation and storage assets in our target markets. We also intend to capitalize on our ability to integrate power plants and gas assets with the marketing of energy products and the management of market risk associated with these products. We plan to implement our strategy through the development of new power plants (greenfield projects), the expansion of existing power plants (brownfield projects), acquisitions of power and gas assets competitively positioned in our targeted markets, contractual arrangements for the control of generation capacity and gas management facilities, the expansion of our marketing and risk management activities and the implementation of information technology and e-commerce applications. To secure wholesale supply agreements or to provide additional opportunities for growth, profitability or revenue stability, we may enter into agreements to acquire, control or manage distribution and supply businesses or other energy aggregators in selected markets.


     We will focus primarily on three regions of the world: North America, Europe and the Asia-Pacific region.

North America


     - We are focusing on competitive market opportunities in North America created by the deregulation of regional energy markets. We believe that the integration of our owned and managed generation and gas assets with our marketing and risk management businesses enhances our ability to compete in the evolving energy supply business and, through improved operating flexibility, enhances the value of our physical assets. Accordingly, we have invested significant resources in developing SCEM and in the acquisition of net ownership of approximately 7,391 MW of generation assets in the United States. We have been successful in acquiring existing generation sites with opportunities for expansion.



     - Over the next several years, we intend to continue our growth by investing in generating capacity in regions of North America that we consider attractive and that will enable us to own or control a total of approximately 25,000 to 30,000 MW of capacity. In addition we plan to expand our access to, and marketing of, natural gas through SCEM by acquiring or managing additional gas assets in areas of North America where these resources complement our power business. We are focusing our generation development in our West, Northeast, East and Gulf Coast regions. Our goal by 2004 is to own or control generation which would be relatively balanced across these regions. We expect over 60% of the growth in generation capacity to come from the development of new power plants (greenfield projects) and the expansion of existing plants (brownfield projects), primarily consisting of gas-fired projects. We expect gas to comprise over 70% of the total fuel consumed for generation by 2004. In each of these regions, we are pursuing strategies specifically tailored to that particular region's customer mix, fuel mix, asset infrastructure and regulatory environment. We believe that our flexibility in combining physical assets with products that fit evolving customer needs is fundamental in pursuing these strategies. In the Caribbean, we will continue to review potential acquisitions and developments on an opportunistic basis.


Europe


     - We will focus on developing a leading generation and marketing position in those western and central European power markets where we can capitalize on our commercial skills and current position and relationships. As in North America, we plan to integrate our generation and marketing and risk management capabilities. We currently trade power in the Nordic market. As additional European markets develop and become more liquid, we intend to expand our generation and marketing and risk management activities throughout the Nordic region, the Benelux countries, Germany, Switzerland, Italy and the Central European region. Over the next several years we intend to acquire additional generation capacity in these regions. Our target is to own or control at least 10,000 MW of capacity in Europe. We also intend to review opportunities to acquire additional distribution assets to gain access to noncompetitive markets as well as build on our investment in WPD.


Asia-Pacific


     - We plan to build on the successful base of over 3,100 MW of generation capacity we have established in the Philippines and China and to expand into countries with more developed economies that are opening their energy sectors to competition, such as Australia and Singapore. In addition, we will continue to explore opportunities in countries in the Asia-Pacific region where we can build significant business and achieve economies of scale, such as India. Over the next several years, we intend to acquire additional generation capacity such that we will hold or control a total of approximately 8,000 to 10,000 MW of capacity in the Asia-Pacific region. We also intend to review opportunities to acquire distribution assets as a means to obtain significant scale in the competitive supply business.


     In addition to our growth initiatives, we consistently seek to enhance the financial and operational performance of our businesses through financial management, cost controls and review and improvement of operations. We believe that our strengths in design, engineering, finance, construction management, fuel procurement, operations and marketing and risk management provide us with a competitive advantage essential to achieving our strategy.


     Although changes in industry structure and ownership are part of a global trend, because of differences in current prices, the balance between supply and demand within a single geographic area, fuel and transmission availability, customer mix, political objectives and other factors, we believe that these changes are essentially local in nature. We have experienced industry restructuring and changes in regulations in the U.S., the United Kingdom, Germany, Argentina, Chile, Brazil and the Nordic region. Our experience has shown that each country, and in the case of the U.S., each state, has adopted its own set of rules and regulations related to the restructuring of the industry, each of which differs, sometimes significantly, based on local interests and objectives. As a result, the parts of the energy sector open to private ownership and the rules governing competition are expected to vary based on local considerations. To compete successfully, we believe we must have the flexibility to operate in a variety of environments and throughout the entire energy value chain. Our strategy to achieve this goal is based on the following key elements:


Maximize the Financial and Operational Performance of Current Investments

          We place substantial emphasis on maximizing the operational and financial performance of those assets we own or control. In many instances, we have the opportunity to create value by operating assets more effectively and efficiently than their traditional owners. Accordingly, upon acquiring a business or as new assets are constructed, we generally select senior managers familiar with our performance culture and industry practices to manage those businesses. We also utilize a standard planning process to establish annual financial and operational goals for each business unit, and managers are compensated based on performance as measured by these goals.

Capitalize on Opportunities Generated by Strong Regional Presence


          We believe that we have begun to establish a strong regional presence, both in terms of scale of operations and management, in each of our targeted geographical markets. A strong presence in each market is desirable because changes in energy markets are largely driven by regional factors such as local economic growth, customer relationships and preferences, infrastructure constraints (such as transmission grids and gas pipelines) and local political choices. As a result, incumbent market participants often have opportunities to expand or enhance their businesses because of relationships with local partners and customers or information specific to a geographical market. A significant presence within a region is advantageous in order to achieve a scale of operations sufficient to promote efficiency, increase operational flexibility and reliability and make full use of the skills of management deployed to that region.



Integrate Energy Marketing and Risk Management with Ownership and Control of Energy Assets



          We expect that the deregulation of energy markets worldwide will lead to the restructuring of energy markets. To be successful, we believe that a company must be able to integrate asset ownership or control with the ability to market energy products and the ability to manage market risk associated with those products. Marketing and risk management enhances the value of assets by assisting in optimizing capacity utilization, ensuring physical delivery, providing a real-time market interface and managing market price and fuel risks. Conversely, control of electric and gas assets enhances the profitability of marketing and risk management by providing a physical hedge and real-time information, increasing volumes and allowing for a broader range of product offerings and improving our credibility as an energy provider to customers.


Exploit Energy Information and E-commerce Applications


          We believe that emerging information technologies and their increasing use by businesses and our customers will present us with opportunities to:

          - rapidly and efficiently extend our market reach to a broader base and larger number of customers and suppliers,
          - lower many of the basic transaction costs inherent in our high volume business with geographically diverse customers, and
          - improve the effectiveness of providing and obtaining information to and from our customers.

          We have e-commerce initiatives that target retail marketing, aggregators, direct wholesale and large industrial customers and the network of the related businesses and service providers with whom we transact daily. For example, we have investments in Utility.com and a new leading energy trading consortium and an option to invest in TenFold Energy, Inc.

     COMPETITION


     As an integrated power provider in the energy supply business, we face intense competition in all phases of the business in which we compete, both in the United States and in international markets. We encounter competition from companies of all sizes, having varying levels of experience, financial and human resources and differing strategies. On the power generation side, we compete in the development and operation of energy-producing projects, and our competitors in this business include various utilities, industrial companies and independent power producers (including affiliates of utilities). In our energy marketing and risk management business, we compete with international, national and regional full service energy providers, merchants, producers and pipelines in our ability to aggregate competitively priced supplies from a variety of sources and locations and to utilize efficient transmission or transportation.



     The following paragraphs summarize our competitive position in several of our key markets:



     - North America: Many power sales contracts in North America are now awarded by competitive bidding, which both increases the associated costs and decreases the chances of obtaining such contracts and results in contracts which have terms significantly shorter than in the past. We expect that, using our energy marketing and risk management capabilities, the power plants that we own and manage in North America will achieve a combination of fuel supply and performance that will meet or exceed the performance of our competitors and help us obtain these highly competitive power sales contracts from utilities.



     - Germany: We also believe that as the German market opens, Bewag is well positioned to build on its 2.1 million customer base in the important Berlin market. We believe that by increasing our investment in the Berlin market, we can dramatically influence cost and profitability. In addition, our expertise in managing wholesale supply should assist Bewag in gaining access to competitively priced generation relative to its competitors.



     - Philippines: Our coal-fired plants in the Philippines are among the lowest operating cost plants in their market and have achieved or exceeded their contractual availability requirements.

     During the transition of the energy industry to competitive markets, it is difficult for us to assess our position versus the position of existing power providers and new entrants. This is due to the fact that each company may employ widely differing strategies in their fuel supply and power sales contracts with regard to pricing, terms and conditions. Further difficulties in making competitive assessments of our company arise from the fact that many states and countries are considering or implementing different types of regulatory and privatization initiatives that are aimed at increasing competition in the power industry. Increased competition that has resulted from some of these initiatives has already contributed to a reduction in electricity prices and put pressure on electric utilities to lower their costs, including the cost of purchased electricity. Additionally, our business is rapidly becoming more competitive due to technological advances in power generation, e-commerce enabling new ways of conducting business, the increased role of full service providers and increased efficiency of energy markets.



     In general, however, we believe that our experience and expertise in assessing and managing market and credit risk will allow us to remain competitive during volatile or otherwise adverse market circumstances.

DESCRIPTION OF GENERATION AND DISTRIBUTION OPERATIONS


     The following table describes our significant generation operations, expansions of existing projects, new projects under development and pending acquisitions.


                                                                                                  OWNED AND OPERATED
                                                                                            -------------------------------
                                                                                 OUR %               NET EQUITY
                                                                               OWNERSHIP    TOTAL    INTEREST IN   OPERATED
POWER GENERATION BUSINESS               LOCATION            PRIMARY FUEL      INTEREST(1)     MW      TOTAL MW        MW
-------------------------          -------------------  --------------------  -----------   ------   -----------   --------
NORTH AMERICA:
  SE California..................  California           Natural Gas                 100%     3,065      3,065        3,065
  Apex...........................  Nevada               Natural Gas                 100         --         --           --
  SE New York....................  New York             Natural Gas/Hydro/          100      1,794      1,794        1,794
                                                        Coal/Oil
  SE New England(2)..............  Massachusetts        Natural Gas/Oil             100      1,245      1,245        1,236
  State Line Energy..............  Indiana              Coal/Natural Gas            100        490        490          490
  Birchwood......................  Virginia             Coal                         50        222        111          222
  SEI Wisconsin..................  Wisconsin            Natural Gas                 100        306        306          306
  SEI Michigan...................  Michigan             Natural Gas                 100         --         --           --
  SE Mid-Atlantic (PEPCO)(3).....  Maryland/Virginia    Coal/Oil/Gas                100         --         --           --
  SE Wichita Falls...............  Texas                Natural Gas                 100         80         80           80
  SEI Texas......................  Texas                Natural Gas                 100        300        300          300
  Wrightsville Project...........  Arkansas             Natural Gas                  51         --         --           --
                                                                                            ------     ------       ------
    Subtotal.....................                                                            7,502      7,391        7,493

CARIBBEAN:
  Freeport Power.................  Bahamas              Oil                          63        127         80          127
  PowerGen.......................  Trinidad & Tobago    Natural Gas                  39      1,154        450        1,154
  WAPA(3)........................  U.S. Virgin Islands  Oil                          80         --         --           --
                                                                                            ------     ------       ------
    Subtotal.....................                                                            1,281        530        1,281

SOUTH AMERICA:
  CEMIG..........................  Brazil               Hydro                       3.6      5,514        199           --
  EDELNOR........................  Chile                Coal/Natural Gas           82.3        653        537          681
  Alicura(4).....................  Argentina            Hydro                        55      1,000        550        1,000
                                                                                            ------     ------       ------
    Subtotal.....................                                                            7,167      1,286        1,681

EUROPE:
  WPD(5).........................  England              Natural Gas                  49        163         80           14
  Bewag(6).......................  Germany              Natural Gas/Oil/Coal         26      2,955        768           --
                                                                                            ------     ------       ------
    Subtotal.....................                                                            3,118        848           14
                                                                                            ------     ------       ------
ASIA-PACIFIC:
  SIPD...........................  China                Coal                       9.99      4,158        415           --
  Shajiao C......................  China                Coal                         32      2,038        652           --
  Sual...........................  Philippines          Coal                       91.9      1,258      1,156        1,258
  Pagbilao.......................  Philippines          Coal                       87.2        735        641          735
  Navotas I and II...............  Philippines          Oil                          93        300        280          300
  Bulacan........................  Philippines          Diesel                      100         15         15           15
                                                                                            ------     ------       ------
    Subtotal.....................                                                            8,504      3,159        2,308

    TOTAL........................                                                           27,572     13,214       12,777
                                                                                            ======     ======       ======

                                        UNDER DEVELOPMENT
                                   ---------------------------
                                   NET EQUITY    EXPECTED DATE
                                   INTEREST IN   OF COMMERCIAL
POWER GENERATION BUSINESS          TOTAL MW(1)     OPERATION
-------------------------          -----------   -------------
NORTH AMERICA:
  SE California..................     1,050          2003
  Apex...........................     1,000          2003
  SE New York....................       785          2003
  SE New England(2)..............       835          2004
  State Line Energy..............       525          2003
  Birchwood......................        --            --
  SEI Wisconsin..................        --            --
  SEI Michigan...................       848          2002
  SE Mid-Atlantic (PEPCO)(3).....     5,154          2000
  SE Wichita Falls...............        --            --
  SEI Texas......................       250          2001
  Wrightsville Project...........       281          2002
                                     ------
    Subtotal.....................    10,728
CARIBBEAN:
  Freeport Power.................         8          2001
  PowerGen.......................        --            --
  WAPA(3)........................       189          2000
                                     ------
    Subtotal.....................       197
SOUTH AMERICA:
  CEMIG..........................        --            --
  EDELNOR........................        --            --
  Alicura(4).....................        --            --
                                     ------
    Subtotal.....................        --
EUROPE:
  WPD(5).........................        --            --
  Bewag(6).......................        --            --
                                     ------
    Subtotal.....................
                                     ------
ASIA-PACIFIC:
  SIPD...........................        --            --
  Shajiao C......................        --            --
  Sual...........................        --            --
  Pagbilao.......................        --            --
  Navotas I and II...............        --            --
  Bulacan........................        --            --
                                     ------
    Subtotal.....................        --
    TOTAL........................    10,925
                                     ======

                                                                         OWNERSHIP      CUSTOMERS/
DISTRIBUTION BUSINESS                                                    INTEREST       END USERS
---------------------                                                    ---------    --------------
                                                                                      (IN THOUSANDS)
Freeport Power..................................  Bahamas                    63%             17
WAPA(3).........................................  U.S. Virgin Islands        80              49
CEMIG...........................................  Brazil                    3.6           4,900
WPD.............................................  England                    49           1,400
Bewag...........................................  Germany                    26           2,100
                                                                                          -----
  Total.........................................                                          8,466
                                                                                          =====


-------------------------

(1) Amounts reflect our percent economic interest in the total MW.

(2) Total MW reflects a 1.4 percent interest in the 614 MW Wyman plant.

(3) Pending acquisition expected to close during 2000.


(4) We are pursuing the sale of our investment in Alicura. Please see the section of this prospectus entitled "Business -- South America -- Alicura" for further discussion.


(5) Total MW reflects a 7.7 percent interest (or 144 MW) in the 1,875 MW Teesside plant.


(6) Total MW excludes 26 percent ownership of 5,740 MW of thermal capacity for steam heating.

NORTH AMERICA

     NORTH AMERICA -- WEST REGION

     SE California


     On April 16, 1999, our wholly owned subsidiary, Southern Energy California, L.L.C. (SE California) through its wholly owned subsidiaries, Southern Energy Delta, L.L.C. (SE Delta) and Southern Energy Potrero, L.L.C. (SE Potrero), acquired various generating assets in California with a total capacity of 3,065 MW from Pacific Gas and Electric Company (PG&E) for $801 million plus $39 million for fuel inventory, capital expenditures and property taxes. These assets consist of the Pittsburg Plant and the Contra Costa Plant (the Delta Plants) owned by SE Delta and the Potrero Plant owned by SE Potrero.


     The following table summarizes certain characteristics of SE California's generating facilities in operation or under development:

                                                                LOCATION     TOTAL MW   PRIMARY FUEL(1)
                                                              -------------  --------   ---------------
GENERATION OPERATIONS:
DELTA PLANTS
  Pittsburg Units 1-4(2)....................................  Pittsburg      4 x 163      Natural Gas
  Pittsburg Unit 5..........................................  Pittsburg          325      Natural Gas
  Pittsburg Unit 6..........................................  Pittsburg          325      Natural Gas
  Pittsburg Unit 7(3).......................................  Pittsburg          720      Natural Gas
  Contra Costa Unit 6.......................................  Antioch            340      Natural Gas
  Contra Costa Unit 7.......................................  Antioch            340      Natural Gas
                                                                             -------
    Subtotal................................................                   2,702
POTRERO PLANT
  Potrero Unit 3............................................  San Francisco      207      Natural Gas
  Potrero Units 4-6.........................................  San Francisco   3 x 52    Distillate Fuel
                                                                             -------
    Subtotal................................................                     363
                                                                             -------
    Total...................................................                   3,065
                                                                             =======
PROJECTS UNDER DEVELOPMENT:
  Contra Costa Expansion....................................  Antioch            530      Natural Gas
  Potrero Expansion.........................................  San Francisco      520      Natural Gas
                                                                             -------
    Total...................................................                   1,050
                                                                             =======

-------------------------

(1) All of the Delta Plants and Potrero Unit 3 are also capable of using fuel oil as a secondary fuel.

(2) These "total MW" figures reflect nameplate ratings; available capacity may be less than those nameplate ratings. These units are scheduled to be retired at the end of 2001 because they are not expected to meet nitrogen oxide (NOx) emission requirements in 2002 and because the cost of modifying these plants to meet these requirements would not be economical.


(3) Due to boiler capacity limitations, Pittsburg Unit 7 has a maximum capacity of 682 MW.



     These generating assets, which include facilities which operate at both high (intermediate load) and very high (peak) demand levels, are located in close proximity to or in San Francisco. The Delta Plants comprise nine natural gas-fired steam generating units with approximately 2,702 MW of generating capacity located approximately ten miles apart along the Sacramento/San Joaquin River Delta. The Potrero Plant has one natural gas-fired conventional steam generating unit and three distillate-fueled combustion turbines with a combined capacity of 363 MW.


     On September 23, 1996, the California General Assembly enacted Assembly Bill 1890 in an effort to restructure the electric utility industry and stimulate wholesale and retail competition in California. In addition to reducing rates and allowing for retail customers to choose their energy suppliers, this bill created two market entities. This law created the California Independent System Operator (CAISO), which is designed to ensure system reliability and provide scheduling coordinators with access to transmission services. CAISO also administers the real-time markets for energy and ancillary services. CAISO is under the jurisdiction of the FERC. The law also created a second market entity, the California Power Exchange (PX). The PX is a wholesale electric market under the jurisdiction of the FERC that provides a competitive auction for the establishment of day-ahead and hour-ahead market prices, as well as forward energy sales. The role of the PX is that of a scheduling coordinator that matches unbalanced bids for the purchase and sale of power. It has no operating role or authority and does not deal in real-time products, which is the responsibility of CAISO.



     The output from the Delta Plants and the Potrero Plant is sold into the California market by means of daily energy sales to the PX, reliability-must-run
(RMR) contracts with the CAISO, discussed below, sales of real-time energy and ancillary services to CAISO and forward sales.


     SE Potrero and SE Delta have entered into fuel supply, service and marketing agreements with SCEM through which SCEM: (i) supplies fuel to the plants; (ii) bids, schedules and dispatches the units in the market; (iii) handles the settlement and billing process for CAISO and PX sales; (iv) purchases energy available for sale to the PX; and (v) assists in the administration of and compliance with SE California's obligations under its contracts with the CAISO.


     We are currently planning to expand our Contra Costa and Potrero plants by 530 MW and 520 MW, respectively. In January 2000, SE Delta filed an application for certification with the California Energy Commission for the proposed expansion of the Contra Costa plant. SE Potrero filed a similar application for certification in May 2000. We expect to have both of these projects in commercial operation during the first half of 2003.



     The SE California subsidiaries that acquired generation assets from PG&E in April 1999 acquired these facilities subject to RMR agreements. These agreements authorize the CAISO to dispatch SE California's generation units to provide energy and ancillary services when required by the CAISO to ensure reliability of the transmission system. At the time the SE California subsidiaries acquired these assets, the rates, terms and conditions of the RMR agreements were the subject of a pending FERC proceeding. SE California agreed to assume these agreements from PG&E subject to the outcome of the FERC proceeding. See the section of this prospectus entitled "Business -- Legal Proceedings."



     On June 1, 2000, the CAISO implemented its pre-dispatch procedures, pursuant to which the CAISO is permitted to call on units subject to RMR agreements before the unit owner has had the opportunity to bid the unit's output into the PX or CAISO-administered markets for energy or ancillary services, thereby foreclosing the unit owner's access to subsequent, and often more profitable, markets. In response to the implementation of pre-dispatch, the SE California subsidiaries filed an amendment to their RMR agreements that would authorize them to recover from the CAISO increased costs attributable to the pre-dispatch of the units. The FERC has not yet acted on this filing.



     On June 28, 2000, the CAISO's Governing Board convened an "emergency meeting" at which they voted to reduce the price cap applicable to the CAISO-administered energy and ancillary services markets from $750 per MWh to $500 per MWh, effective July 1, 2000. At this meeting the CAISO board initially considered a motion to lower the price cap to $250 per MWh, but the motion was unsuccessful. On July 6, 2000, the CAISO board again voted on a motion to reduce the price cap to $250 per MWh, but the motion was again defeated. Further reductions in the price-cap may adversely affect our results of operations.

  Apex



     We are developing a 500 MW natural gas-fired combined cycle project fifteen miles northeast of Las Vegas, Nevada in the Apex industrial park. The power project, which is scheduled for commercial operation in the first quarter of 2003, will be organized in a limited liability company that will be owned by Southern Energy Nevada, which is our indirect wholly owned subsidiary. The project is expected to have a capital cost of approximately $300 million. Land and water rights purchase agreements have been executed with the Apex Industrial Park, Inc. This project site is also expected to have an additional 500 MW natural gas-fired combined cycle plant which is expected to begin the permitting process in 2000.



     The Apex project will sell its capacity and electric power output in southern Nevada, Desert Southwest or the California SP-15 markets. SCEM will assist the project in marketing its output and securing its fuel.



     The Apex project is being developed to supply electricity into the southern Nevada and neighboring markets. These markets are experiencing very high demand growth, and peak period reserve margins are low, with small amounts of generation located in the load centers. In addition, the State of Nevada has passed legislation for the deregulation of its electricity market beginning in 2000, while California has already opened its generation market to competition, and the other states of the Desert Southwest are in the process of doing so.



     At its current stage of development, the Apex project faces a number of market uncertainties. Among these are the price, terms and conditions of the anticipated bilateral agreements as well as the ultimate market structure of Nevada and the other Desert Southwest states.



  NORTH AMERICA -- NORTHEAST REGION


  SE New York


     On June 30, 1999, three of our wholly owned subsidiaries (collectively referred to as SE New York) acquired various power plants and related assets in the state of New York with a total generating capacity of 1,794 MW from Orange and Rockland Utilities, Inc. (ORU) and Consolidated Edison Company of New York, Inc. (ConEd). Our net purchase price for these acquisitions was approximately $493 million, which included an amount to cover the market value of existing fuel inventories. SE New York was selected as the winning bidder for the power plants following a competitive bid process.



     SE New York has three principal subsidiaries: (i) Southern Energy Bowline L.L.C. (SE Bowline), which owns the Bowline Station, a 1,227 MW natural gas-fired plant comprised of two units rated at a capacity of approximately 600 MW each, and an approximately 98-acre site adjacent to the Bowline Station; (ii) Southern Energy Lovett L.L.C. (SE Lovett), which owns the Lovett Station, a 447 MW coal-fired plant consisting of three units; and (iii) Southern Energy NY-Gen, L.L.C. (SE NY-Gen), which owns two units intended to operate during periods of very high (peak) demand (the Hillburn Gas Turbine Station and the Shoemaker Gas Turbine Station), three hydroelectric stations (Mongaup 1-4, Swinging Bridge 1-2 and Rio 1-2) and an operational interest in the Grahamsville Hydroelectric Station. All generating units at Bowline and Lovett have the capability of burning natural gas and oil.

     The following table summarizes certain characteristics of SE New York's generating facilities in operation and under development:

                                                                 LOCATION      TOTAL MW           FUEL
                                                              ---------------  --------   --------------------
GENERATION OPERATIONS:
BOWLINE PLANT
  Bowline 1.................................................  West Haverstraw     612       Natural Gas/Oil
  Bowline 2.................................................  West Haverstraw     615       Natural Gas/Oil
                                                                                -----
    Subtotal................................................                    1,227
LOVETT PLANT
  Lovett 3..................................................  Tomkins Cove         70       Natural Gas/Oil
  Lovett 4..................................................  Tomkins Cove        177     Coal/Natural Gas/Oil
  Lovett 5..................................................  Tomkins Cove        200     Coal/Natural Gas/Oil
                                                                                -----
    Subtotal................................................                      447
SE NY-GEN PLANTS
  Mongaup 1-4...............................................  Mongaup River         4            Hydro
  Swinging Bridge 1-2.......................................  Mongaup River        13            Hydro
  Rio 1-2...................................................  Mongaup River        10            Hydro
  Grahamsville..............................................  Grahamsville         17            Hydro
  Hillburn GT...............................................  Ramapo               40       Natural Gas/Oil
  Shoemaker GT..............................................  Middletown           36       Natural Gas/Oil
                                                                                -----
    Subtotal................................................                      120
                                                                                -----
    Total...................................................                    1,794
                                                                                =====
PROJECT UNDER DEVELOPMENT:
  Bowline Expansion.........................................  West Haverstraw     785         Natural Gas


     In connection with the acquisition of these power plants, the project companies entered into various agreements with ORU through July 1, 2004, under which SE New York will operate the plants as called upon by ORU to ensure ORU's system reliability. The project companies also entered into various transition agreements with ORU and ConEd to provide energy and installed capacity to ORU and ConEd for specified periods after the closing. The only remaining obligation under these transition agreements is a transition power sales agreement with ORU under which SCEM, under an assignment from SE New York, is obligated to sell capacity through October 31, 2000.



     SE Bowline, SE Lovett and SE NY-Gen have entered into fuel supply, energy services and power marketing agreements with SCEM through which SCEM (i) supplies fuel to the plants; (ii) will bid, schedule and dispatch the units through the New York Independent System Operator (NYISO) into the newly-deregulated (since November 18, 1999) New York market; (iii) handles the settlement and billing process for NYISO sales and sales under power purchase and installed capacity sales agreements; (iv) purchases excess energy and installed capacity not purchased through power purchase agreements and installed capacity sales agreements for sale in the NYISO; and (v) assists in the administration of and compliance with the obligations of SE Bowline, SE Lovett and SE NY-Gen under various fuel supply and transportation contracts and power purchase agreements, installed capacity agreements and other contracts for the sale and purchase of energy, installed capacity or other energy products sold in the NYISO.



     On March 27, 2000, the NYISO filed a petition with FERC seeking to suspend the market-based 10-minute spinning and non-spinning reserve market, two types of ancillary services markets in which SE New York currently participates. In the 10-minute spinning reserve market, generators are compensated to operate units below their full output level, so that the additional output may be quickly brought into service if system reliability is threatened. In the 10 minute non-spinning reserve market, generators are compensated to stand by with "quick start" units that are not currently operating, such as combustion turbines or certain hydroelectric units. In addition, the NYISO sought permission to make retroactive adjustments to market clearing prices for the period from January 29, 2000 to March 28, 2000. In an order issued June 1, 2000, the FERC rejected the proposed price cap on spinning reserves but allowed the cap on non-spinning reserves through November 1, 2000, provided that suppliers are able to recover their lost opportunity costs. Lost opportunity costs would result when generators are withheld from energy market participation so that they may stand by to meet unexpectedly high demand or other generators' under-performance. The FERC also rejected the NYISO's proposals for retroactive adjustment to market clearing prices in the reserve markets. As a result of the FERC order, SE New York does not anticipate any adverse financial implications due to the NYISO's reserve market filing.



     On June 30, 2000, the NYISO sought rehearing of FERC's rejection of the NYISO's proposal to retroactively adjust changes for 10-minute spinning reserves for the January 29 to March 28, 2000 period. It also requested a stay of the order's denial of authority to conduct an interim rebilling for operating reserves for the month of March. The outcome of the NYISO appeal is uncertain.



     On June 30, 2000, the board of directors of the NYISO sought from the FERC authority to impose $1,300 per MWh bid caps on the day-ahead and real-time energy markets, for the July 6 to October 28, 2000 period. SE New York does not anticipate any adverse financial implications due to this filing.



     In March 2000, SE Bowline filed an application with the State of New York Department of Public Service for authorization to construct a 785 MW combined cycle facility (a facility that utilizes both combustion and steam turbines) on a 98-acre site adjacent to the Bowline plant. In addition, SE Bowline has filed an application with the New York Department of Public Service to construct a 4.2 mile 24-inch natural gas line to meet the current and future natural gas needs of the Bowline plant. This line would connect directly to the existing Columbia gas transmission system. We expect to start commercial operation of the new power facility in 2003 and the new gas line in 2001.



     In October 1999, the State of New York announced an initiative to reduce air emissions in the state beyond the requirements under the 1990 Clean Air Act Amendments. Under this proposal, the standards would become effective in 2003 and would be phased in through 2007. A draft of the regulation is expected to be proposed by year-end 2000. The impact of this potential regulation is uncertain at this point. Along with several other electric utilities, SE New York received an information request from the State of New York concerning the air quality control implications of various repairs and maintenance activities at the Lovett facility. SE New York responded fully to this request and provided all of the information requested by the state. For more information about this matter, see "-- Legal Proceedings."



     A study is being conducted of the impact of water intake structures on fish species in the Hudson River. Bowline's water intake is part of this study. The resolution of this study is uncertain but could result in additional limitations on Bowline's water intake or new technology requirements for the intake.


  SE New England


     On December 30, 1998, subsidiaries of our wholly owned subsidiary, Southern Energy New England, L.L.C., acquired various power plants, with a total capacity of 1,245 MW, from subsidiaries of Commonwealth Energy System (Commonwealth) and Eastern Utilities Associates (EUA) for $536 million. The sales by Commonwealth and EUA were required as part of deregulation plans adopted in Massachusetts and Rhode Island. The assets consist of the Kendall Station (with five generating units) acquired by Southern Energy Kendall, L.L.C. (SE Kendall) and the Canal Station (Canal Units 1 and 2), the Martha's Vineyard Diesels and the Wyman Unit 4 Interest, all acquired by Southern Energy Canal, L.L.C. (SE Canal). In conjunction with the formation of Southern Energy North America Generating, Inc. (SENAG), as an indirect wholly owned subsidiary of Southern Energy, Southern Energy New England, L.L.C. transferred its ownership interests in SE Canal and SE Kendall to subsidiaries of SENAG in August 1999. These entities are collectively referred to herein as SE New England.


     The following table summarizes certain characteristics of SE New England's generating facilities in operation and under development:


                                                                   LOCATION         TOTAL MW           FUEL
                                                            ----------------------  --------   --------------------
GENERATION OPERATIONS:
CANAL PLANT
  Canal Unit 1............................................  Sandwich, MA               563             Oil
  Canal Unit 2............................................  Sandwich, MA               560       Natural Gas/Oil
                                                                                     -----
    Subtotal..............................................                           1,123
  Martha's Vineyard Diesels...............................  Martha's Vineyard, MA       12             Oil
  Wyman Unit 4 Interest...................................  Yarmouth, ME                 9             Oil
                                                                                     -----
    Subtotal..............................................                              21
KENDALL PLANT
  Kendall Steam, Units 1-2-3..............................  Cambridge, MA               63       Natural Gas/Oil
  Kendall Jets, Units 1 & 2...............................  Cambridge, MA               38             Oil
                                                                                     -----
    Subtotal..............................................                             101
                                                                                     -----
    Total.................................................                           1,245
                                                                                     =====
PROJECTS UNDER DEVELOPMENT:
Canal and Kendall Expansion...............................  Sandwich/Cambridge, MA     835     Natural Gas/Fuel Oil



     The Canal and Kendall plants, which are designed to operate during periods of high (intermediate load) and very high (peak) demand, are located in close proximity to Boston, a major center for electricity demand in New England. The Martha's Vineyard Diesels supply electricity on the island of Martha's Vineyard during periods of high demand or in the event of a transmission interruption. The Wyman Unit 4 Interest is a 1.4325% ownership interest (equivalent to 9 MW) in the 614.5 MW Wyman Unit 4 located on Cousin's Island, Yarmouth, Maine. It is primarily owned and operated by FPL Group. SE New England is planning to add approximately 835 MW total capacity to the Canal and Kendall plants and expects to complete the permitting process in the third quarter of 2000. We expect to commence commercial operation of these expansions in 2002 for Kendall and in mid-2004 for Canal.



     The regulatory environment in the wholesale electricity market in the New England region has evolved into a competitive market for electrical generation. As such, the wholesale electricity market has changed away from a cost-based structure to a bid-based structure. We believe that SE New England has better opportunities for revenue enhancement under a competitive bid based system because the bid based approach offers low cost, flexible generators, such as SE New England, better opportunities to compete. The New England Power Pool (NEPOOL) was formed in 1971 and is a voluntary association of utilities, power marketers, generators, end-users and municipal entities. ISO-New England, Inc. (ISO-NE) was established as a not-for-profit private corporation on July 1, 1997 following its approval by the FERC. The ISO-NE has responsibility for managing the New England region's electric bulk power generation and transmission systems and administering the regions open access transmission tariff. In addition, since inception of the new bid-based markets on May 1, 1999, the ISO-NE has administered the restructured wholesale electricity marketplace for the region.



     Since the inception of the new markets, the ISO-NE has frequently taken action to intervene in the market to change posted clearing prices that had been set by the software used to dispatch the system and determine prices. The ISO-NE stated that these interventions were necessary due to software errors and operator errors associated with the implementation of the new system. The ISO-NE has intervened most often during periods of high electrical demand and otherwise high clearing prices. The ISO-NE's actions have sparked extensive discussions and debate among participants in the generating sector in New England regarding the propriety of these interventions.



     The ISO-NE and NEPOOL have made numerous market rule changes since market inception including changes in the manner that the energy and ancillary services markets are settled. The transition period has been difficult for the ISO-NE and NEPOOL participants; and there is a significant amount of additional work that still needs to be completed to implement a well functioning wholesale market system in New England.



     In February 2000, the Massachusetts Secretary of Environmental Affairs requested certain generation owners to submit a voluntary plan for achieving prescribed emissions reductions. The requested plans were to achieve these reductions by 2005, 2007 or 2010 depending on the nature of the emissions. SE Canal was one of the generation owners asked to submit a plan. In March 2000, SE Canal submitted a plan describing the expansion project proposed at the Canal site, which results in significant emissions reductions and meets the quantifiable targets prescribed by the Secretary. In June 2000, the Massachusetts Department of Environmental Protection (MADEP) proposed new regulations that include the Canal plant as an affected unit. These regulations are currently in a draft form for public comment. The draft regulations call for reductions in sulfur dioxide (SO2), nitrogen oxides (NOx), and carbon dioxide
(CO2) beginning in the year 2004 and possible future reductions in mercury, particulate matter and carbon monoxide.



     In conjunction with the acquisition of its generating facilities, SE New England also entered into an energy supply agreement with the utility subsidiaries of Commonwealth. Under the terms of this agreement, SE New England supplies electricity at wholesale to meet a portion of Commonwealth's obligations to provide standard offer service at guaranteed rates to eligible retail customers in Massachusetts. The agreement expires in 2005. SE New England has entered into an agreement with SCEM for SCEM to supply the electricity to meet SE New England's obligations under its agreement with Commonwealth in exchange for payments by SE New England.



     Except for the output from Canal Unit 1, which is committed to SE New England and three other power purchasers under contracts through October 2002, the capacity, energy and ancillary services from the generating units are sold into NEPOOL through SCEM. SE Canal and SE Kendall have entered into arrangements with SCEM regarding the marketing of capacity, energy and ancillary services from the generating units. The arrangements with SCEM became effective on the date of implementation of the NEPOOL bid-based markets. Under these arrangements, SCEM bids the output of the units into NEPOOL and is responsible for the supply of fuel to the units. SCEM also entered into a tolling arrangement with SE New England for Canal Unit 2, Kendall Jets and Martha's Vineyard Diesels in which SCEM provides fuel to these facilities and receives the energy and ancillary services output in return for payments to SE New England. Under this arrangement, SE New England has guaranteed operational performance parameters of the units.


  NORTH AMERICA -- EAST REGION


  State Line Energy



     In December 1997, we acquired, through an indirect, wholly owned subsidiary, State Line Energy, L.L.C. (State Line Energy), the 490 MW State Line facility from a subsidiary of Commonwealth Edison Company (ComEd) for $68 million. The State Line facility is located near Chicago, a major center of electricity demand in the Midwest. The plant is comprised of two coal-fired generating units, Unit 3 and Unit 4. ComEd retained the ownership of the switchyard and transmission facilities connecting the State Line station to the ComEd transmission system, as well as the coal inventory and the emissions allowances associated with the State Line facility.


     State Line Energy supplies power to ComEd under a 15-year power purchase agreement (PPA) expiring in 2012. ComEd's territory consists of northern Illinois and contains 70% of Illinois' population. In its regulated service area, ComEd delivers power to 3.4 million customers. If State Line Energy builds new capacity or increases the firm capacity of the plant above 490 MW, State Line Energy may sell that additional capacity and associated energy to third parties, after first offering ComEd the right to purchase that additional capacity and energy. For short-term (non-firm) sales, State Line Energy has contracted with SCEM to market additional energy not required under the ComEd PPA. In addition, State Line Energy has contracted with ComEd to provide an additional 25 MW capacity from the plant on a short-term arrangement.



     The coal required to operate the facility is currently supplied by ComEd under a coal supply agreement. Because ComEd has discontinued its fossil generation business, it is considering transferring its coal supply and transportation obligations to a third party. SCEM is currently negotiating with ComEd to be a third-party manager of the coal supply.


     State Line Energy is in the early stages of developing additional capacity at its site to meet the growing demand for power in the region. The expansion, if approved by all of the regulatory authorities, would consist of one gas-fired combined cycle unit with a total generating capacity of 525 MW and is expected to be completed in 2003.


     On July 28, 1998, an explosion and fire occurred in a coal handling area at the State Line facility. A total of 17 people were injured. The coal conveyor system, which supplies coal to both units, sustained significant damage. Unit 4 was forced offline by the explosion and ensuing fire; however, it returned to service on January 31, 1999. Unit 3 was offline undergoing a major maintenance outage at the time of the incident and sustained less damage. Unit 3 returned to service on February 8, 1999. Both units have met their net capacity under the PPA since returning to service and have passed annual environmental testing.



     The State Line facility is covered under Southern Company's umbrella insurance policy, which provides up to $400 million of coverage for a combination of property damage, liability, and business interruption with liability limits of $210 million. State Line Energy expects that insurance proceeds will cover costs of property damage during the fire and explosion.



     The EPA and the Indiana Department of Environmental Management are currently proposing stricter nitrogen oxide emission standards through one-hour ozone regulations and NOx State Implementation Plan calls. The monthly capacity charge (a fee charged to cover fixed costs based on the availability and capacity of the plant) and a fee charged for the energy produced is adjusted by a formula designed to pass through to ComEd the additional annual costs for changes related to new NOx emission standards including an amortized portion of the associated capital costs based on full amortization by the year 2022. Accordingly, we do not expect stricter nitrogen oxide emission standards to have a material adverse effect through the term of the PPA.


     Unicom, the parent company of ComEd, announced a merger with PECO Energy Services in September 1999. We do not expect any adverse effect on the PPA as a result of this merger.

  Birchwood

     Birchwood Power Partners, L.P. is a limited partnership which owns the nominal 222 MW Birchwood power facility. The facility is a coal-fired cogeneration plant located approximately 12 miles southeast of Fredericksburg, Virginia. We own a 50% interest in Birchwood, with the remaining 50% owned by a subsidiary of Cogentrix Energy, Inc. The Birchwood facility was our first new power plant (greenfield) project built in North America, and one of our subsidiaries continues to operate and maintain the Birchwood facility. Power generated at the plant is sold to Virginia Power, a utility that provides electricity to two million customers in Virginia and North Carolina. In addition, a subsidiary of ours and a subsidiary of Cogentrix jointly own a greenhouse facility located adjacent to the Birchwood facility, which uses steam generated by the Birchwood facility.



     Birchwood sells electricity to Virginia Power under a 25-year PPA. Under the PPA, Birchwood sells all electricity generated by the facility to Virginia Power through 2021. Birchwood earns a fee based on a contractually determined rate per kilowatt month for the available capacity of the facility, which is determined by semiannual capacity tests. Variable operating and maintenance charges are paid by Virginia Power on a per kilowatt-hour basis and are included in Birchwood's electric revenues. Fuel costs are reimbursed by Virginia Power under the PPA. Fuel charges are computed on the amount of kilowatt-hours generated, as well as on a fixed heat rate and a contractually determined fuel compensation price. Birchwood has fixed, indexed future costs for coal, coal transportation, ash disposal and lime. Virginia Power has the option to terminate the PPA for convenience on one year's notice. If this option is exercised, Virginia Power must pay Birchwood the greater of the net book value of the facility or the amount of the original permanent financing, adjusted by an inflation base index, plus the net present value of all pre-tax profits for the life of the PPA, plus all expenses associated with the termination. We have entered into a separate agreement with Virginia Power to sell an additional 20 MW of capacity from the Birchwood facility.



     The Virginia legislature recently passed legislation that will increase competition in the power production industry in Virginia. Competition will be phased in starting in 2002 with full retail competition in effect by 2004. We have not yet determined what effect this legislation will have on the Birchwood facility or the existing PPA. Virginia Power is in the process of determining its strategy with respect to its current non-utility contracts, such as the PPA with Birchwood. Virginia Power, as stated, has a termination option that it may exercise that provides for Birchwood to be fully compensated if the option is exercised.



     On January 18, 2000, the EPA published a new regulation, known as the "Section 126 Rule," which allocates nitrogen oxide emissions allowances to electric generating facilities in Delaware, Indiana, Kentucky, Maryland, Michigan, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Virginia, West Virginia and the District of Columbia. This regulation becomes effective on May 1, 2003. If a plant's emissions exceed its allocated allowances under the
Section 126 Rule, the plant must purchase additional allowances from other regulated plants. We believe that the nitrogen oxide allowances allocated to the Birchwood facility are incorrect due to the use of incorrect data by the EPA. On March 17, 2000, Birchwood filed an appeal of the Section 126 Rule with the EPA to challenge the nitrogen oxide emission allowances for the Birchwood facility.


  SEI Wisconsin


     SEI Wisconsin, L.L.C. (SEI Wisconsin) is an indirect, wholly owned subsidiary that was formed in 1998 to develop, construct, own, operate and maintain the Neenah Power Plant. The Neenah plant is a 306 MW natural gas-fired electric generating plant located in the Town of Neenah, Wisconsin. The plant provides electricity during periods of very high (peak) demand. Construction of the plant is complete and the final cost is expected to be approximately $100 million. The plant commenced operations on May 8, 2000.


     SEI Wisconsin will initially sell all of its capacity and electric power output to Wisconsin Electric Power Company (WEPCO) under an eight-year PPA entered into in August 1998. WEPCO provides electric, gas and steam service to more than two million customers in southeastern

Wisconsin. The PPA is structured as a tolling arrangement, whereby WEPCO pays SEI Wisconsin a monthly charge designed to provide SEI Wisconsin a return on capital and to cover debt service and fixed operating costs. WEPCO also pays a charge for each start and for each running hour for each combustion turbine. These start charges and running hour charges are designed to recover variable costs associated with operating and maintaining the plant. Under this tolling arrangement, WEPCO supplies natural gas as well as any backup No. 2 fuel oil used to run the plant at no cost to SEI Wisconsin. The PPA has bonus and penalty provisions regarding capacity, heat rate and availability. WEPCO, prior to the end of the sixth contract year, has the option to renew the PPA for another five years beyond the current eight year term or purchase the Neenah plant from us for $150 million at the end of the PPA term.



     At the expiration of the PPA, SEI Wisconsin may convert the Neenah plant from a facility primarily designed to provide power during periods of very high
(peak) demand to a facility with approximately 515 MW of capacity to be used during periods of average (base load) and higher (intermediate load) demand. At that time, SEI Wisconsin plans to sell the plant output to SCEM under a long-term marketing agreement which may be structured as a tolling agreement. This conversion may occur earlier through agreement with WEPCO, which would contract for the increased output of the plant.



     The Neenah plant is located in the Mid-America Interconnected Network
(MAIN) region under the North America Electric Reliability Council that covers predominantly Illinois and eastern Wisconsin. The MAIN market is nominally a 55 GW-sized market that is dominated by coal (54%) and nuclear (28%) generating capacity. The MAIN region is currently in need of both capacity designed for very high (peak) demand periods as well as additional transmission capacity.



     Deregulation of the electricity market in Wisconsin has been slow. The Public Service Commission of Wisconsin and the state legislature are currently studying the deregulation of the electricity market and no material legislation has been enacted to date.


  SEI Michigan


     We are currently developing an 848 MW natural gas-fired electric generating plant at a previously undeveloped (greenfield) site in Zeeland, Michigan. In 1999, we formed an indirect, wholly owned subsidiary, SEI Michigan, L.L.C. (SEI Michigan), to develop, construct, own, operate and maintain the Zeeland power plant. We received all necessary permits in spring 2000 and construction began in early summer 2000. SEI Michigan is being built in two phases.



     Phase I is a 298 MW facility designed to provide electricity during very high (peak) demand periods. We expect this phase to become operational June 2001 and cost approximately $110 million. SEI Michigan will initially sell all of the Phase I capacity and electricity power output to SCEM under a five-year power purchase agreement. SCEM has in turn entered into an agreement with Engage Energy to sell the output of this phase. At the expiration of the tolling agreement, SEI Michigan may add heat recovery equipment and a steam turbine (combined cycle unit), which would allow the plant to operate during periods of average (base load) and higher (intermediate load) demand, and expand the capacity of Phase I from 298 MW to 550 MW. SEI Michigan expects to enter into a new marketing agreement with SCEM at that time.



     Phase II is a 550 MW facility that uses both combustion and steam turbines (a combined-cycle unit) which would allow the plant to operate during periods of average (base load) and higher (intermediate load) demand. This phase is expected to be operational in June 2002 and cost approximately $242 million. We plan to sell the plant's capacity to customers in the East Central Area Reliability Council (ECAR) market through marketing agreements with SCEM.

     The ECAR market is nominally a 106 GW market that is dominated by coal generating capacity (82%). The region is currently in need of capacity during periods of very high (peak) demand after having experienced brown outs and curtailments on peak days and having excess available capacity of less than 10%. Furthermore, the market faces the risk of the reduced availability of base and intermediate resources due to retirement of nuclear plants and the possibility that the market's coal-fired plants will be unable to reach newly mandated environmental standards.



  SE Mid-Atlantic



     On June 7, 2000, we executed an asset purchase and sale agreement with Potomac Electric Power Company (PEPCO) which sets forth the terms of sale and purchase of PEPCO's generation business in Maryland and Virginia. Our purchase price for these acquisitions is approximately $2.65 billion plus amounts to be determined for working capital and approximately $400 million in the event certain power purchase agreements are not transferred to us. We were selected as the winning bidder for the generation business following a competitive bid process.



     Based on the current structure of this transaction, our newly formed limited liability company subsidiary, Southern Energy Mid-Atlantic, LLC, will acquire, among other things:



     - the 1,412 MW coal and oil-fired Morgantown station located in Charles County, Maryland, approximately 50 miles south of Washington, D.C.,



     - the 2,423 MW coal, oil and gas-fired Chalk Point station located in Prince George's County, Maryland, approximately 45 miles from Washington, D.C., including the assignment of PEPCO's rights and obligations to the 84 MW Southern Maryland Electric Cooperative, Inc. combustion turbine located at the Chalk Point station site,



     - the 837 MW coal, oil and gas-fired Dickerson station located in upper Montgomery County, Maryland, approximately 30 miles from Washington, D.C., and



     - the 482 MW coal and oil-fired Potomac River station located in Alexandria, Virginia, in close proximity to Washington, D.C.



     The following table summarizes certain characteristics of PEPCO's power plants that we are in the process of acquiring:



                                                                     LOCATION             TOTAL MW         FUEL
GENERATION OPERATIONS:                                        ----------------------      ---------      --------
Morgantown
  Morgantown 1..............................................  Charles County                  582        Coal/Oil
  Morgantown 2..............................................  Charles County                  582        Coal/Oil
  Morgantown CTs 1 and 2....................................  Charles County               2 x 16          Oil
  Morgantown CTs 3-6........................................  Charles County               4 x 54          Oil
                                                                                           ------
    Subtotal................................................                                1,412
Chalk Point
  Chalk Point 1.............................................  Prince George's County          341        Coal/Gas
  Chalk Point 2.............................................  Prince George's County          342        Coal/Gas
  Chalk Point 3.............................................  Prince George's County          612        Oil/Gas
  Chalk Point 4.............................................  Prince George's County          612        Oil/Gas
  Chalk Point CT 1..........................................  Prince George's County           18          Oil
  Chalk Point CT 2..........................................  Prince George's County           30          Oil
  Chalk Point CT 3..........................................  Prince George's County           85        Gas/Oil
  Chalk Point CT 4..........................................  Prince George's County           85        Gas/Oil
  Chalk Point CT 5..........................................  Prince George's County          107        Gas/Oil
  Chalk Point CT 6..........................................  Prince George's County          107        Gas/Oil
  SMECO CT..................................................  Prince George's County           84        Gas/Oil
                                                                                           ------
    Subtotal................................................                                2,423

                                                                     LOCATION             TOTAL MW         FUEL
GENERATION OPERATIONS:                                        ----------------------      ---------      --------
Dickerson
  Dickerson 1...............................................  Montgomery County               182        Coal/Oil
  Dickerson 2...............................................  Montgomery County               182        Coal/Oil
  Dickerson 3...............................................  Montgomery County               182        Coal/Oil
  Dickerson DCT1............................................  Montgomery County                13          Oil
  Dickerson H1CT............................................  Montgomery County               139        Gas/Oil
  Dickerson H2CT............................................  Montgomery County               139        Gas/Oil
                                                                                           ------
    Subtotal................................................                                  837
Potomac River
  Potomac River 1...........................................  Alexandria                       88        Coal/Oil
  Potomac River 2...........................................  Alexandria                       88        Coal/Oil
  Potomac River 3...........................................  Alexandria                      102        Coal/Oil
  Potomac River 4...........................................  Alexandria                      102        Coal/Oil
  Potomac River 5...........................................  Alexandria                      102        Coal/Oil
                                                                                           ------
    Subtotal................................................                                  482
                                                                                           ------
      Total.................................................                                5,154
                                                                                           ======



     In addition to our generation capacity, we have PPAs to purchase approximately 735 MW of electricity. We are currently planning expansion projects of 120 MW and 495 MW at the Dickerson plant in Montgomery County.



     The series of transactions contemplated in the asset purchase and sale agreement includes the purchase of four electric generating stations in Maryland and Virginia (as described above) totaling 5,154 MW; three separate coal ash storage areas, a 51.5 mile oil pipeline serving the Chalk Point and Morgantown stations, an engineering and maintenance service facility and related assets; the lease of the land on which the Potomac River station is located; the sale of power to PEPCO under two separate transition power agreements with terms of up to four years; the sale of power to PEPCO under a local area support agreement requiring the Potomac River station to operate for purposes of supporting a local load pocket; the execution of a three-year operation and maintenance agreement for PEPCO's two generating stations located in the District of Columbia (Benning and Buzzard Point); the assumption of five of PEPCO's power purchase agreements totaling 735 MW (Ohio Edison, Panda-Brandywine, Northeast Maryland Waste Disposal Authority, Prince George's County Detention Center and Gude Landfill); and the execution of a parent guarantee to support the obligations under any of the project agreements in the event these obligations are assigned to one of our wholly owned subsidiaries. It is estimated that approximately 1,000 PEPCO employees will become our employees once the transaction is consummated. The closing date for this transaction is targeted for November 2000, pending regulatory approvals.



     The PEPCO assets are located in the PJM Interconnection (PJM), which encompasses New Jersey, Maryland, Delaware, the District of Columbia and most of Pennsylvania. The PJM market is the largest centrally-dispatched power pool in the United States with 56,000 MW of generating capacity. PJM has facilitated a bid-based energy market since April 1997 and initiated operation as an Independent System Operator (ISO) on January 1, 1998. PJM enables participants to buy and sell energy and ancillary services, schedule bilateral transactions and reserve transmission service.



     The PEPCO assets provide a range of capacity across the PJM dispatch curve. There is approximately 2,699 MW of baseload capacity, 1,400 MW of cycling capacity, and 1,055 MW of peaking capacity. Likewise, there is a wide range of fuels consumed at the facilities, and approximately 94% of the total generating capacity can burn multiple fuels.

     Under the asset purchase and sale agreement, we will enter into two separate transition power agreements with PEPCO to provide energy, capacity and ancillary services to PEPCO's default retail customers. One of the transition power agreements is for service to PEPCO's default customers in Maryland and has a term through June 30, 2004. The other transition power agreement is for service to PEPCO's default customers in the District of Columbia and expires 49 months from the closing of the transaction. Under both transition power agreements, we are obligated to provide capacity and ancillary services for the entire term. We are also obligated under both contracts to provide 100% of the energy requirements for the first contract year and 75% of the energy requirements for the second contract year. Beginning in the second contract year, PEPCO has the option of purchasing additional energy requirements in 25% increments up to the level purchased in the prior contract year. PEPCO's current peak demand requirements for the existing retail customers are approximately 5,300 MW. With a total generation portfolio of 5,889 MW, including the PPAs, these transition power agreements provide a significant portion of our revenues for the first two to four years and thereby mitigate the market price volatility risk. The pricing for these services in each of the agreements is below current market prices and this was reflected in the total asset purchase price.



     Under the asset purchase and sale agreement, we will assume the obligations and benefits of five PPAs with a total capacity of 735 MW. On an aggregate basis, the pricing terms of these PPAs is below market and this was reflected in the total asset purchase price. Three of the PPAs (Ohio Edison, Panda-Brandywine and Northeast Maryland Waste Disposal Authority) represent 730 MW. The Ohio Edison PPA provides for the sale of 450 MW of capacity and the associated energy from the Ohio Edison system to PEPCO. As an element of the Ohio Edison PPA, PEPCO is a party to a "purchase and resale" agreement with Allegheny Power System (APS) under which APS purchases this supply from Ohio Edison and resells it to PEPCO at the points of interconnection between the APS and PEPCO systems. PEPCO can also elect to forgo the transmission across the APS system and sell the capacity and associated energy to third parties from the Ohio Edison system. This allows PEPCO the option of selling this capacity and energy into either the ECAR or PJM markets. The term of the Ohio Edison PPA is through December 31, 2005.



     PEPCO has an agreement with Panda-Brandywine to purchase the capacity and energy output from a cogeneration facility owned by Panda-Brandywine. The Panda-Brandywine facility was designed to be a QF under PURPA. Under this agreement, PEPCO is committed to purchase the dependable capacity and a portion of the electrical output of the Panda-Brandywine facility. Specifically, PEPCO is obligated to purchase approximately 99 MW of energy for 60 hours of each week. The balance of the capacity is dispatchable at PEPCO's discretion. This agreement has an expiration date of October 2021.



     PEPCO and the owner of the Panda-Brandywine facility are involved in various legal proceedings. Panda-Brandywine has filed two separate actions, one in a Texas court and the other before the Maryland Public Service Commission, in an attempt to prohibit PEPCO from either assigning the Panda-Brandywine PPA or entering into a back-to-back arrangement involving that PPA. PEPCO has stated its belief that it will ultimately prevail in both of these legal proceedings. If PEPCO is successful in these proceedings, the Panda-Brandywine PPA will be assigned to us at the closing, or PEPCO will enter into a back-to-back arrangement with us at the closing, in either case as specifically contemplated by our asset purchase and sale agreement with PEPCO. The asset purchase and sale agreement does, however, also provide for the possibility that PEPCO will not be able to either assign the Panda-Brandywine PPA or enter into a back-to-back arrangement involving the PPA. In such event, the asset purchase and sale agreement requires us to pay an additional amount of approximately $260 million at closing into an escrow account, and PEPCO is entitled to the proceeds from such account if the Panda-Brandywine PPA is neither assigned to us or the subject of a back-to-back arrangement with us within 12 months of the closing. The proceeds from such account revert to us in the event the Panda-Brandywine PPA is either assigned or is the subject of a back-to-back arrangement during such 12-month period.



     PEPCO has an agreement to purchase the energy and capacity output from a solid waste recovery facility owned by Northeast Maryland Waste Disposal Authority. This facility is located adjacent to the Dickerson Generating Facility and has been certified as a qualifying small power production facility under PURPA. The generating capacity of this facility is 50 MW but the facility typically operates at a peak capacity of 32 MW. PEPCO is required to purchase all electricity generated by the facility in excess of the facility's own total requirements for electricity and to sell to the facility on a partial requirements basis any electricity required in excess of the amount generated by the facility. The price of electricity purchased under this contract is subject to the "Standard Rates for Purchases from QFs" as set out in PEPCO's Rate Schedule CG-SPP on file with the Maryland Public Service Commission. This contract terminates in October 2019.


  NORTH AMERICA -- GULF COAST REGION

  SE Wichita Falls


     In October 1999, we purchased, through an indirect wholly owned subsidiary, Southern Energy Wichita Falls, L.P. (SE Wichita Falls), an 80 MW gas-fired electric generating plant from Wichita Falls Energy Co. Ltd. of Fort Worth, Texas for approximately $19 million. The plant is a facility designed for periods of average (base load) demand, consisting of three gas turbines and one steam turbine, fueled by natural gas transported through TXU Gas Company's Lone Star pipeline. The turbines use propane gas as a backup fuel. The facility is operated by Vetrotex CertainTeed Corporation (Vetrotex) under an operations and steam sales agreement. Under this agreement, Vetrotex also purchases steam from the plant. In addition, we have entered into a four-year PPA with SCEM for electricity generated by the plant.



     SE Wichita Falls is in the early stages of evaluating the addition of capacity at its site to meet the growing demand for power in the region. The proposed plan involves an expansion consisting of one or more combustion turbines operating during periods of very high (peak) demand, with a combined capacity of approximately 150 MW. The expected completion date for this expansion, if it proceeds, is mid-2002. Depending on the availability of equipment, the expansion could be completed as early as mid-2001.


  SEI Texas


     SEI Texas, L.P. (SEI Texas) is an indirect, wholly owned subsidiary that was formed to develop, construct and operate a 550 MW natural gas-fired electric generating plant in the Dallas-Fort Worth metropolitan area. The plant will operate a total of four units with two operating during periods of very high
(peak) demand and a third combustion turbine with a corresponding steam turbine that can be operated during periods of average (base load) and higher (intermediate load) demand (a combined-cycle unit). Construction of the facility is expected to cost approximately $215 million. Units 1 and 2, representing 300 MW, became operational on June 1, 2000. Construction has begun on the remaining 250 MW, Units 3 and 4, which we expect to become operational in June 2001.


     SEI Texas has agreed to sell all of the capacity and electric power output from Units 1 and 2 to SCEM under a five-year PPA expiring May 31, 2005. A separate agreement for Units 3 and 4 is currently being negotiated with SCEM. Under the existing PPA, all fuel required to run the facility will be provided and paid for by SCEM.


     At the expiration of the PPA, SEI Texas may add heat recovery equipment and a steam turbine to Units 1 and 2, which would allow these units to operate during periods of average (base load) and higher (intermediate load) demand, and expand the overall plant capacity to 750 MW. At that time, the plant's capacity and energy will be sold to customers in the Electric Reliability Council of Texas (ERCOT) market through marketing agreements with SCEM.


     Texas has passed legislation for the deregulation of its electricity market. The pilot phase of the deregulated market is scheduled to begin in June 2001, with full deregulation in place by January 2002. The underlying wholesale market is going through a restructuring to support this legislation. Part of the restructuring will include setting up ERCOT such that all of the generation capacity in that market is managed through a common transmission system. Another part of the restructuring may require investor owned utilities to divest of large blocks of their generating assets. Both of these actions will enhance SEI Texas' position in the marketplace by increasing liquidity in the market and mitigating the market power of the incumbent utilities.


  Mobile Energy


     We have a 1% interest in Mobile Energy Services Company, L.L.C. (Mobile Energy) through our wholly owned subsidiary Southern Energy Resources, Inc.
(SERI). The remaining 99% is indirectly owned by Southern Company through its wholly owned subsidiary Mobile Energy Services Holdings, Inc. (MESH). Mobile Energy is the owner of a facility that generates electricity, produces steam and processes black liquor as part of a pulp and paper complex in Mobile, Alabama. On May 5, 1998, Mobile Energy received notice from Kimberly-Clark Tissue Company of its intention to close its pulp mill, effective September 1, 1999. The pulp mill had historically provided approximately 50% of Mobile Energy's revenues.



     On January 14, 1999, Mobile Energy and MESH, which guaranteed debt obligations of Mobile Energy, filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Alabama, seeking protection under Chapter 11 of the United States Bankruptcy Code.



     Mobile Energy, certain of its debt holders and Kimberly-Clark have reached a tentative settlement related to disputes arising from the shutdown of Kimberly-Clark's pulp mill in Mobile, Alabama and reconfiguration of energy services at the site. As part of that settlement, Kimberly-Clark and Mobile Energy have agreed to a modified energy services agreement under which Mobile Energy will provide electricity and steam processing services to Kimberly-Clark's facility through August 31, 2019 at rates intended to approximate market rates. The settlement is conditional and will not become final unless a variety of conditions are satisfied, including having a plan of reorganization become effective for Mobile Energy by October 30, 2000. If these conditions are not satisfied, the settlement agreement terminates and the parties' relationships will be governed by the contractual relationship that existed prior to the settlement agreement. SERI has entered into a separate agreement with Mobile Energy to develop and operate a 165 MW combined cycle, gas-fired combustion turbine project. We have agreed to supply the combustion turbines required for the project at our cost (approximately $26 million) together with an associated long-term services agreement from the combustion turbine vendor. The project is expected to reduce Mobile Energy's non-fuel operating costs. Steam from the project will be used to meet on-site demands. Power from the project is expected to be used to meet on-site demands and is also expected to be sold into the wholesale power markets. Mobile Energy and SERI are currently working to resolve transmission issues that may affect the amount of the project's power output that can be sold into the wholesale power markets during certain times. The project is expected to begin commercial operation in 2002.



     If certain conditions are met by September 29, 2000, we agreed that we or an affiliate of ours will invest up to $30 million in Mobile Energy to fund the equity required to support the cogeneration project. If Mobile Energy satisfies those conditions and requires such an equity investment to be made, the investment would likely be made by Southern Company because of restrictions imposed by the PUHCA on ownership of entities, such as Mobile Energy, that qualify as public utilities under that act. If Mobile Energy is successful in its attempt to restructure existing energy services agreements it has with third parties to enable it to qualify as an EWG under PUHCA, then any required investment in Mobile Energy to fund the cogeneration project would likely be made by us. If this occurs, Southern Company's indirect ownership interests in Mobile Energy would be transferred to us. Such a restructuring of Mobile Energy's existing energy services agreements requires the consent of the other parties to such agreements, which consents Mobile Energy may not be able to obtain. In the event that Mobile Energy does not or cannot require Southern Energy to fund the cogeneration project, and EWG status is not obtained, then Southern Company would likely continue to own the voting securities of and some small economic interest in Mobile Energy.



     Mobile Energy is also in the process of renegotiating its energy service agreements with its other customer at the site -- Sappi Fine Paper (North America) -- and is in discussion with a third party regarding the resumption of a pulp mill operation at the site that would be about half of the size of the previous pulp mill operation in terms of output. As part of the settlement with Kimberly-Clark, Mobile Energy has an assignable option to purchase some of Kimberly-Clark's pulp mill assets that it may exercise through August 30, 2000.



  Wrightsville Project



     We are currently developing a 550 MW natural gas-fired combined cycle project in Wrightsville, Arkansas. The power project, which is scheduled for commercial operation in June 2002, will be organized as a limited liability company (LLC) that will be jointly owned by us and Kinder Morgan Power, a subsidiary of Kinder Morgan. As currently contemplated, we will hold a 51% interest in the Wrightsville project, with Kinder Morgan Power owning the remaining 49%. Kinder Morgan Power will have responsibility for the engineering, procurement and construction (EPC) of the power plant. Definitive project agreements, including the LLC agreement, loan agreement and EPC agreement, are currently under negotiation with Kinder Morgan. Major regulatory approvals and permits required to construct and operate the plant have been applied for.



     The project company will initially market all of its capacity and electric power output through SCEM under a multi-year power purchase agreement (PPA). It is anticipated that the PPA will be structured as a tolling agreement, whereby SCEM will pay the project company a monthly capacity charge and other charges designed to cover debt service, defray operations and maintenance expenses and provide a return on investment to the project. Under the tolling arrangement, SCEM would be responsible for supplying and paying for all fuel costs. Other essential plant services, such as water supply, will be provided by contract with appropriate parties.



     The Wrightsville project is being developed to supply electricity during periods of average (base load), higher-than-average (intermediate load) and very high (peak) demand for sale into the Southwest Power Pool and neighboring markets. These markets are experiencing increasing demand growth, particularly in intermediate and peak periods, and peak period reserve margins are constrained. In addition, the State of Arkansas has passed legislation for the deregulation of its electricity market beginning in 2002. Deregulation would be expected to increase the number of potential customers for electricity sales within the state.



  Louisiana Project



     We are in the advanced stages of development of a 700 MW natural gas-fired electric generating plant at a previously undeveloped site in the vicinity of Monroe, Louisiana. The project is being developed in two phases. The first phase is a 150 MW facility designed to provide electricity during very high (peak) demand periods. We expect this phase to become operational during summer 2001.

The second phase is a 550 MW facility that uses both combustion and steam turbines (a combined cycle unit) which would allow the plant to operate during periods of average (base load) and higher (intermediate load) demand. This phase is expected to be operation in summer 2002. The project will be jointly owned with a partner.


  NORTH AMERICA -- MARKETING AND RISK MANAGEMENT OPERATIONS

  Southern Company Energy Marketing (SCEM)

     In September 1997, we formed SCEM as a limited partnership between us and Vastar, an 82%-owned subsidiary of Atlantic Richfield Company (ARCO), a subsidiary of BP Amoco p.l.c. Vastar is a crude oil and natural gas exploration and production company. We currently own 60% of SCEM while Vastar owns the remaining 40%. Under the terms of the partnership agreement, our ownership will automatically increase to 75% on July 1, 2001 with no additional consideration. Additionally, we have the option to purchase another 5% of SCEM in 2002 for $80 million. During the period from December 1, 2002 through the first business day of 2003, Vastar has the right to sell its remaining ownership interest in SCEM to us for $210 million (or $130 million if we exercise our option to acquire an additional 5%).


     We and Vastar have agreed in a transfer restriction agreement that in the event of a change of control of Vastar or us, the party which has not caused the change of control has the right to purchase the interest in SCEM owned by the party which has caused the change of control at an agreed value determined through an appraisal process. Vastar informed us by letter dated April 20, 2000 that the merger of BP Amoco p.l.c. and Atlantic Richfield Company was completed, and as a result of the merger BP Amoco indirectly owned (through a subsidiary) 81.9% of Vastar's common stock. Vastar asked for our view as to whether the merger resulted in a change of control of Vastar. On April 28, 2000, we informed Vastar that we believed a change of control had occurred. On May 24, 2000, the date on which BP Amoco announced that it agreed to purchase the remaining 18.1% of the Vastar shares it did not already own, we sent to Vastar a letter requesting the appointment of an independent appraiser to determine the agreed value of Vastar's interests in SCEM under the procedures specified in the transfer restriction agreement. By letter dated June 12, 2000, Vastar notified us that it believed that a change of control had not occurred under the agreement and stated that it was agreeable to arbitrating whether a change of control had occurred under the arbitration provisions in the agreement. Discussions are underway with Vastar in an effort to resolve this issue.



     In connection with the establishment of the initial ownership structure, we paid $40 million to Vastar on January 8, 1998. We have also guaranteed minimum cash distributions from SCEM to Vastar of $20 million per year in 1998 and 1999, $25 million in 2000 and $30 million per year in 2001 and 2002. These minimum distributions are subject to reduction for Vastar's portion of agreed upon categories of expenses, including credit losses.



     We are currently involved in a dispute with Vastar concerning the 1998 cash distribution. To date, we have only paid Vastar $5.8 million for the 1998 floor payment as a result of credit losses in 1998. Vastar believes it is entitled to a higher payment and has requested arbitration of this matter. We do not believe that the outcome of this dispute will have a material effect on our financial position. The 1999 floor payment in the amount of approximately $17 million, which reflected deductions for Vastar's portion of expenses, has been agreed to by both parties.



     We formed SCEM for the purpose of marketing and risk-managing energy and energy-linked commodities, including electricity, natural gas, oil, coal and emissions credits in North America. In connection with the formation of SCEM, we and Vastar entered into a non-competition agreement which prohibits either of us from engaging in energy marketing and risk management activities in

North America other than through SCEM. In addition to its agreement with Vastar for the marketing of natural gas, SCEM procures fuel for and markets electricity generated by our North American facilities that are not committed under long-term contracts. In addition, SCEM provides marketing of these and other energy-linked commodities to third parties. As of December 31, 1999, SCEM employed approximately 409 people, located primarily in Atlanta, with a staff divided between marketing, asset optimization, trading, logistics, risk control, information technology and other support functions. In 1999, SCEM marketed an average of 5.4 billion cubic feet of natural gas per day and sold 220 million megawatt hours of electricity. According to year-end 1999 statistics published in industry journals, SCEM ranked as the number four physical power marketer and number 13 physical gas marketer in the United States based on trading volume. SCEM owns two seats on and is a member of the New York Mercantile Exchange.


     SCEM's strategy is to be the marketer and risk manager of our North American generating assets, Vastar's gas production and other third-party assets. SCEM's primary responsibilities are to optimize assets, develop markets, procure fuel, manage risk and coordinate the logistical flow of power, natural gas and other energy commodities as they relate to fixed assets. We believe that energy marketing and risk management expertise and risk controls will add value to our assets. Over the next decade, we expect SCEM to take advantage of the expected deregulation of the energy business to build upon its position as a leading energy marketer in North America through its marketing and risk management expertise, risk controls and information systems.


     Vastar has contracted with SCEM to sell most of its domestic natural gas production at market index prices to the joint venture through a 10-year natural gas supply agreement (beginning in September 1997). Currently, SCEM markets approximately 1.2 billion cubic feet per day of Vastar's controlled production. The volumes that SCEM markets for Vastar will vary over time. The volume is defined as 100% of gas produced or owned in the contiguous 48 states of the United States of America and the countries of Mexico and Canada, and the respective territorial waters of the stated portion of the United States of America and Mexico and Canada, other than certain excluded gas. Excluded gas includes small non-operated well gas and other small quantities of gas. Vastar has guaranteed minimum daily quantities of the greater of 875 million cubic feet per day or 80% of the Vastar's annual equity volumes. Annual equity volumes are defined as the total volume of gas produced and owned by Vastar in the above listed areas for the preceding calendar year according to annual reports filed with the SEC.



     In 1998, SCEM signed a five-year agreement with the Brazos Electric Power Cooperative (Brazos) to become the total wholesale electricity supplier to the Texas generation and transmission cooperative. Under the agreement, known as a "full requirements agreement," SCEM is obligated to meet Brazos' full wholesale requirements. SCEM can meet these requirements from any source available to SCEM, including Brazos' existing asset base, supplemented by market purchases and sales. In addition, we expect 600 MW of capacity from our SEI Texas facility to satisfy projected Brazos load growth. In addition, SCEM has the ability to market excess energy from Brazos' more than 1,650 MW of generating and contractual capacity. SCEM manages Brazos' generation and fuel supplies. By combining these fuel and power supplies with its current trading portfolio, SCEM is able to increase its trading volume and efficiency.



     SCEM entered into a three and a half year agreement, effective June 1, 2000, to manage the assets of Pan-Alberta Gas Ltd., the second-largest Canadian exporter of natural gas. As part of the transaction, SCEM subleased Pan-Alberta's office in Calgary, Alberta and will administer Pan-Alberta's businesses with SCEM's Atlanta-based marketing and risk management operations. Pan Alberta retains all obligations for current transportation and customer agreements, and SCEM will be entitled to use the assets at its discretion. SCEM can optimize the use of these assets which includes 8.3 billion cubic feet of storage capacity as part of the transaction. SCEM generates revenues when


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there is a difference between the price of gas supplied by Pan-Alberta and the gas prices in other locations to which SCEM has access. When Pan-Alberta gas prices exceed the gas prices in other locations, SCEM may fulfill Pan-Alberta's customer agreement by buying the cheaper, non-Pan Alberta gas and selling Pan-Alberta gas in local markets and at local prices. Recently, Pan-Alberta was marketing approximately 1.2 billion cubic feet of gas per day.



     In addition to the agreements related to Pan-Alberta, SCEM announced on July 10, 2000 a similar relationship with Canadian West Gas Supply, Inc. (CanWest). CanWest is the largest natural gas aggregator in British Columbia, marketing the gas supply of more than 100 Canadian producers. The Pan-Alberta infrastructure will be used to manage the additional 500 million cubic feet per day previously marketed by CanWest.


     In March 2000, SCEM signed an agreement to supply wholesale electricity to Utility.com's customers. Through this agreement, SCEM becomes the preferred wholesale electricity provider to Utility.com, an Internet utility company. SCEM has also purchased an equity stake in Utility.com.


     SCEM has announced the formation of a new independent energy trading consortium with five of the largest gas and electricity marketers in the United States. The consortium will own and operate an Internet-based over-the-counter energy trading platform which is expected to be in operation by the end of the year. The platform will provide increased trading liquidity and market efficiency as well as cost savings.


     SCEM has invested in systems to increase the efficiency and reliability of its risk management and control processes. SCEM and TenFold Corporation are jointly developing a suite of energy risk management applications known as EnergyNow! We expect EnergyNow! to be a multi-commodity, multi-currency, multi-unit industry application designed to provide end-to-end business process support including pre-deal analytics, transaction processing, risk management, commodity logistics and settlement/billing.


     We and Vastar participate in the management of SCEM through representation on its board of governors. The board has several working committees, including the audit committee, the risk management and control committee (RMCC) and the credit committee. The audit committee focuses on both procedures and compliance, and approves all changes to the internal audit process. The RMCC is responsible for establishing and modifying SCEM's risk management policy. The credit committee has responsibility for SCEM's credit risk management policy. In addition, an independent risk control officer who is not compensated based on SCEM's profitability oversees mid-office operations and front office compliance with RMCC policies.


     SCEM's energy marketing and risk management business requires efficient management of three types of risks: market price risk, credit risk and operational risk. Market price risk is created by the volatility of energy prices. Credit risk is characterized by risk of counterparty nonperformance or default. Operational risk arises from a lack of clearly defined policies and procedures and a lack of clear separation of duties and responsibilities. SCEM has created a controls and risk management organization to manage and mitigate these risks. Key processes executed by this organization include order entry and transaction verification, control of structured transactions, internal and external counterparty credit evaluation, VAR limits, stress tests, close monitoring of all positions and VAR and an independent daily marked-to-market portfolio valuation.


     We, Southern Company, Vastar and ARCO have jointly agreed to provide up to $700 million of contingent performance guarantees on behalf of SCEM. We have agreed with Vastar to indemnify each other (subject to limitations of liability) against loss in proportion to our respective ownership shares of SCEM with respect to any amounts paid by any of us or our affiliates; although we would pay more (up to 100%) of the losses incurred on these guarantees if necessary for Vastar to receive


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


the minimum cash distributions from SCEM (which are guaranteed by us) in the years 1998 through 2002. If necessary to support SCEM's ongoing business, the amount of the contingent performance guarantees can exceed $700 million, and to the extent that the actual aggregate liability on all of these guarantees were to exceed $700 million, we have agreed to provide (at a market-based price) any amount in excess of $700 million. We may provide additional guarantees for structured transactions and those guarantees may not be subject to any right of indemnity or contribution between SCEM's parent companies. Contingent performance guarantees are an industry standard used to support the physical and financial delivery of products. These guarantees support contractual obligations such as commodity delivery or payment. The gross amount represents total counterparty authority, but our actual exposure under these guarantees is limited by the amount of business conducted under each guarantee. For example, SCEM may have a $20 million guarantee with a counterparty; however, SCEM is only exposed for the dollar amount of business that is currently outstanding with the counterparty. We will be obligated to make payments under these guarantees only if SCEM's liquidity is exhausted.



     We have performance guarantees related to SCEM's business which require us to maintain an investment grade rating, which means the higher of a Moody's Baa3 rating or a S&P BBB- rating. These guarantees relate to the floor and put payments, the guarantee to Vastar of the gas purchased under our gas supply agreement and the guarantee to Brazos covering the Brazos full requirements transaction. If we lose our investment grade rating, we are obligated to provide credit enhancement to the guaranteed party in the form of a pledge of cash collateral, a letter of credit or other similar credit enhancement.


     Southern Company has agreed to maintain credit support arrangements related to SCEM obligations which are outstanding on the separation date. See "Agreements Between Us and Southern Company -- Master Separation and Distribution Agreement -- Credit Support Obligations."


     Capital resources required by SCEM have been furnished through the initial capital contributions of Vastar and us, a $150 million credit facility (which is recourse to SCEM only) and committed capital from Vastar and us in the amounts of $20 million and $30 million, respectively. In addition, SCEM received capital contributions during 2000 from us of approximately $31 million and utilizes commercial paper to reduce funding costs. SCEM currently has approximately $200 million of capital employed in its business, with a maximum availability of approximately $270 million.


  Southern Producer Services


     In February 1999, we formed Southern Producer Services, L.P. (SPS) to engage in the business of providing secured financing to independent oil and gas producers for the purpose of developing, acquiring or refinancing proved or producing oil and gas properties in North America as a way of obtaining rights to marketable oil and natural gas. We believe that SPS also enables SCEM to aggregate gas commodities for its marketing efforts. Typically, SPS provides financing in exchange for the rights to market those commodities, which rights would be exercised by SCEM. SPS plans to utilize various structures for its investments, including senior secured debt, volumetric production payments, prepayment purchases and mezzanine financings. We expect all of SPS's investments to be secured by the underlying commodity available for extraction based on an independent appraisal of the value of the assets and for repayment to be made from production proceeds.



     All of SPS's loans are secured with collateral in excess of the loan amounts. In connection with its investments, SPS intends to realize returns from interest on debt instruments, marketing rights, royalty income and warrants. In addition, SPS intends to market price risk management services to its customers. SPS has entered into a marketing agreement with SCEM under which SCEM has a right of first offer with respect to energy commodities obtained by SPS.


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     SPS obtains its capital from us and from a credit facility that provides capital for SPS assets on an unsecured basis. SPS has a $50 million facility with Bank One with $22 million outstanding as of May 31, 2000. The interest rate is LIBOR plus 200 basis points. As of May 31, 2000, SPS has provided $65 million in financing, and has obtained marketing rights for approximately 100 million cubic feet per day of natural gas and 10,000 barrels per day of crude oil. In connection with the credit facility, we agreed to provide indemnities related to title and environmental defects to the bank, the amounts of which are capped at the borrowings under the credit facility related to the particular production facility.


THE CARIBBEAN

  FREEPORT POWER COMPANY LIMITED


     Freeport Power Company Limited (Freeport Power) is an integrated utility that generates, transmits, distributes and sells electricity on Grand Bahama Island. It operates oil-fired generation facilities with a total capacity of 127 MW and provides electricity to approximately 16,500 residential, commercial and industrial customers on the island.



     We acquired a 50% interest in Freeport Power from the Grand Bahama Development Company Limited (GBDC) for $35.5 million in 1993. At the same time, GBDC assigned its remaining 50% interest in Freeport Power to ICD Utilities Limited (ICDU). In 1996, we increased our effective ownership to 62.5% by purchasing a 25% interest in ICDU for $15 million bringing our total investment in Freeport Power to $50.5 million. Private investors own 50% of ICDU with the remaining 25% held by the Bahamian public and the employees of Freeport Power. We plan to sell up to 60% of our interest in ICDU which would make our effective ownership in Freeport Power 55%.



     Freeport Power has the exclusive right and obligation to supply electric power to Grand Bahama Island. Freeport Power's power plants include three No. 6 oil-fired steam turbine generators, two simple cycle distillate-fired gas turbines, two No. 2 oil-fired diesel engine generators and one 13.5 MW No. 6 oil-fired diesel engine generator. A second 13.5 MW No. 6 oil-fired diesel engine generator is under construction and is scheduled to be operational in 2001. Freeport Power's distribution assets include three 69 kV transmission lines, six substations and 25 distribution feeders. Freeport Power's rates are approved by the Grand Bahama Port Authority. Rates have remained stable since 1995. A rate increase that averages 2.8% has been approved by the regulatory board and went into effect on June 1, 2000 for May power consumption.


  POWER GENERATION COMPANY OF TRINIDAD AND TOBAGO


     The Power Generation Company of Trinidad and Tobago Limited (PowerGen) is a 1,154 MW power generation company that owns and operates three gas-fired plants located on the Island of Trinidad in the Caribbean. The electricity produced by PowerGen is provided to the Trinidad and Tobago Electricity Commission (T&TEC), the state-owned transmission and distribution monopoly, which serves nearly 300,000 customers on the islands of Trinidad and Tobago and which holds a 51% interest in PowerGen.


     In 1994, we acquired a 39% interest in PowerGen through a competitive bid process conducted by the government of Trinidad and Tobago. PowerGen initially entered a into 15-year power purchase agreement (Trinidad PPA) with T&TEC, which expires in 2009. T&TEC's obligations under the Trinidad PPA are unconditionally guaranteed by the government of Trinidad and Tobago.

     Our interest in PowerGen is held through one of our wholly owned subsidiaries, Southern Electric International-Trinidad (SEI-Trinidad). Amoco Trinidad Power Resources Corporation owns

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

10% of PowerGen and T&TEC owns the remaining 51%. SEI-Trinidad and Amoco own "B" shares in PowerGen, and T&TEC owns "A" shares. As "B" shareholders, we and Amoco collectively select four members of the nine member board of directors and three members of the six member management committee. We and Amoco have effective control of the management committee as a result of our ability to appoint its chairman, who has the right to cast the deciding vote in the event of a tied issue. Amoco may appoint one member to each of the board and the management committee, while SEI-Trinidad may appoint three members to the board and two members to the management committee.


     The Trinidad PPA entitles PowerGen to receive monthly capacity and energy payments from T&TEC, as well as a heat rate bonus if operating conditions are met. The capacity payment is based on a level of contracted capacity and is payable regardless of whether energy is actually taken by T&TEC. The energy payment is based upon the energy actually produced and delivered and varies from month to month. Substantially all of the revenues are payments received from T&TEC and are supported by an unsecured payment guarantee issued by the government. T&TEC is obligated to provide gas and fuel oil to PowerGen. The facilities of PowerGen are connected to T&TEC's transmission and distribution system. PowerGen competes for additional load with InnCoGen, which has an installed capacity of 225 MW and is Trinidad's only other generator.



     Since the acquisition of the facilities in 1994, PowerGen has substantially improved the operations of the power plants. During the four years prior to the acquisition, the plants were available for operation approximately 69% of the time. Since the acquisition, the operating availability of these facilities has risen to approximately 82%.


     In addition, PowerGen has completed a restructuring program that reduced the number of jobs and job classifications, resulting in a more flexible and productive workforce. PowerGen is conducting skill development training as part of this process and has substantially completed an organizational transformation program designed to create a team-driven business culture.

  WATER AND POWER AUTHORITY OF THE U.S. VIRGIN ISLANDS

     We are currently pursuing the acquisition of a portion of the Water and Power Authority of the U.S. Virgin Islands (WAPA). WAPA is a vertically integrated utility supplying both electricity and desalinated water to residents and business entities on the islands of St. Thomas, St. Croix, St. John, Water Island and Hassel Island and is regulated by the Virgin Islands Public Service Commission (VIPSC). WAPA supplies 49,000 electricity customers and 8,400 water customers, which consist of residential, commercial and industrial customers. Electricity and water production plants are located on St. Thomas and St. Croix, and the other islands are served via undersea cables and back up production facilities. Seawater is desalinated using low level steam from the electricity production process. Installed electricity generation capacity is 236 MW consisting of combustion turbines and boiler/generators. Fuel oil, provided by an oil refinery on St. Croix, is used for all generation. Water production capacity is eight million gallons per day.


     Under the proposed acquisition agreements, the government of the U.S. Virgin Islands is expected to transfer the electric generation, water production and water distribution assets of WAPA to Virgin Islands Electricity and Water, LLC (VIEW), a new U.S. Virgin Islands limited liability company. One of our subsidiaries, Southern Energy Virgin Islands, LLC (SEVI), will purchase an 80% interest in VIEW, while the government will hold 20%. We expect the total purchase price for the equity of WAPA to be approximately $105 million plus closing costs. VIEW will lease the electric transmission and distribution assets from WAPA. Pursuant to the lease arrangement, we anticipate the assets will maintain eligibility for disaster relief from the Federal Emergency


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Management Agency of the United States (FEMA). The lease will be a pre-paid,
25-year lease that is coterminous with the franchise agreement described below.


     VIEW will have responsibility for all operations and maintenance of all power and water assets, including the transmission and distribution system. This new company will operate with an exclusive franchise with an initial term of 25 years for the generation of electric power for retail sales in the geographic territory of the U.S. Virgin Islands and water purification for retail and wholesale sales within the same territory. Exceptions to this exclusive right include self-generators of electricity and sales of potable water via means other than a pipeline.

     The VIPSC will regulate performance and rates of the new company. Base non-fuel electricity rates will remain fixed for the first two years, changing with a formula based on consumer price index and performance thereafter. At each five-year interval thereafter, a full rate case will be presented to the VIPSC. Water rates will remain fixed for the first two years and will increase 10% in the third year, then stay constant for the term of the franchise. Cost of fuel is passed through to customers.


     SEVI and the government will manage their respective interests in the new company through a seven-member managers' committee. SEVI will have the right to appoint four members and the government will have the right to appoint three members. Decisions of the managers' committee will be taken by majority vote, except that decisions fundamentally affecting the business of the company will be subject to supermajority or unanimous voting. The day-to-day management of VIEW will be delegated to a four-member executive committee comprised of the general manager, another officer of the company, together with one manager appointed by SEVI and one manager appointed by the government. We will appoint the general manager, the chief financial officer and the director of production.



     In March 2000, the governor of the U.S. Virgin Islands signed the participation agreement for the transaction with WAPA. In April 2000, the governor presented legislation to the U.S. Virgin Islands legislature for approval of the agreement. The Senate of the U.S. Virgin Islands has appointed a third-party appraiser to evaluate the fairness of this transaction. Several steps remain before the agreement is final, including approval from the U.S. Virgin Islands legislature. Additionally, FEMA must determine that the new structure will allow WAPA to continue to be eligible for disaster recovery assistance.


SOUTH AMERICA

  CEMIG


     Companhia Energetica de Minas Gerais (CEMIG) is a fully integrated utility that generates, transmits, distributes and sells electricity in the southeast region of Brazil. On June 18, 1997, one of our wholly owned subsidiaries, Southern Electric Brasil Participacoes, Ltda. (SEB), acquired approximately 33% of the voting shares of CEMIG for $1.052 billion through a public auction. SEB paid for the shares in two equal installments, on June 18, 1997 and June 13, 1998.



     SEB obtained financing from Banco Nacional de Desenvolvimento Economico e Social (BNDES) for approximately 50% of the total purchase price. The loan was taken in two tranches. The first tranche of $125.6 million was drawn in June 1997 and is financed at 9.775% for a 12 year period. The second tranche of $402.5 million was drawn in June 1998 and is financed at 8.823%, also for a 12 year period. The loan is secured by a pledge of SEB's shares in CEMIG. A portion of a principal payment that was originally due May 15, 2000, in an amount of $9.2 million, has been deferred. SEB paid $2.2 million of this principal payment on May 15, 2000 and expects to pay the remaining $7.0 million on September 15, 2000. An interest payment of $107.8 million, also due on May 15, 2000, has been deferred until May 15, 2001.


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


     On June 18, 1997, 524 Participacoes S/A, a group of Brazilian institutional investors, acquired 9.4% of the equity interest in SEB for $38.2 million. On June 19, 1998, we transferred the remaining 90.6% equity interest in SEB to Cayman Energy Traders (CET) for $369.0 million. CET is jointly owned by us and AES, and we own 51% of the voting shares.



     We have made total equity contributions of $136.3 million, which corresponds to a 27.59% economic interest in CET. Although we own less than a 50% economic interest in CET, we have always maintained a majority of CET's voting shares. The following table shows the ownership percentages in voting and economic interests of each company.



COMPANY       SHAREHOLDERS       % VOTING SHARES   % ECONOMIC INTEREST
-------   ---------------------  ---------------   -------------------
CEMIG     State of Minas Gerais       50.96%              23.44%
          SEB                         32.96               14.41
          Others                      16.08               62.15
          TOTAL                      100.00%             100.00%
SEB       CET                         90.60               90.60
          524 Participacoes            9.40                9.40
          TOTAL                      100.00%             100.00%
CET       Southern Energy             51.0                27.59
          AES                         49.0                72.41
          TOTAL                      100.00%             100.00%



     As a result of our interest in CET, we have an indirect economic interest of 3.6% in CEMIG (27.59% of CET, which owns 90.6% of SEB, which owns 14.41% of CEMIG). We continue to hold the majority of voting capital at CET and indirectly, SEB.


     Upon its acquisition of shares of CEMIG, SEB entered into a shareholders agreement with the State of Minas Gerais (which retained a majority of the CEMIG voting shares). The agreement establishes, among other things, SEB's vote in the management of CEMIG. It grants SEB the right to elect four of the 11 members of the board of directors of CEMIG and grants SEB veto rights over key operating issues such as significant changes in the budget. In addition, SEB may elect three members of the eight-member management council.


     SEB's rights under the shareholders agreement are currently the subject of pending litigation brought by the state of Minas Gerais. In this litigation, the state is seeking rescission of the shareholders agreement based upon the assertion that SEB's veto rights are an unconstitutional transfer of control of CEMIG from the state to SEB. On March 23, 2000, a state court in Minas Gerais ruled that the shareholder agreement was invalid. SEB has appealed this decision. The status of this litigation is more fully described under the heading "Legal Proceedings" in this section of the prospectus.



     CEMIG is the second largest Brazilian electric company, as measured by gigawatt-hours (GWh) of energy sold, providing approximately 97% of the electricity consumed in Minas Gerais. Minas Gerais is the second most populous state in Brazil with approximately 17 million residents. Minas Gerais is the most mineral-rich state in the southeast region of Brazil and has the region's most extensive watershed. Minas Gerais is also a principal place of business for companies that are among the most energy-intensive in the region -- including companies in the aluminum, cement, steel and mining industries.


     CEMIG has a distribution concession in Minas Gerais, covering an area of approximately 216,300 square miles that expires on February 18, 2016. CEMIG may apply for a 20 year extension of the concession. CEMIG has approximately 200,000 miles of transmission and distribution lines.

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CEMIG supplies electricity to approximately 4.9 million customers and has added an average of approximately 200,000 new customers annually.

     Virtually all of CEMIG's generation capacity is hydroelectric. As of December 31, 1999, CEMIG operated 34 hydroelectric power plants, two thermal plants and one wind farm. Seven hydroelectric plants account for approximately 92% of CEMIG's total capacity of 5,514 MW.

     Through a treaty between Paraguay and Brazil, CEMIG is obligated to purchase electricity from ITAIPU, a hydroelectric plant jointly owned by Brazil and Paraguay. CEMIG is allocated approximately 1,730 MW, or 17%, of Brazil's ITAIPU capacity. In 1999, CEMIG purchased 13,909 GWh of electricity from ITAIPU, which represented approximately 34% of CEMIG's sales. The rate for energy purchased from ITAIPU is U.S. dollar denominated and is set independently from the rate set for CEMIG and other energy producers but is a direct pass through to customers' tariffs.

     CEMIG's customers are classified into five principal categories: industrial (mining, manufacturing and processing activities), residential, commercial (service oriented businesses, universities and hospitals), rural and others. From 1993 to 1999, the compounded annual growth rate in the volume of electric power sold to industrial customers was 0.2%. The growth rate for residential and commercial customers during the same period was 7.6% and 9.0%, respectively. For the year ended December 31, 1999, large industrial customers accounted for approximately 53% of the volume of CEMIG energy sold and approximately 38% of CEMIG revenues. The five largest industrial customers accounted for approximately 11.9% of the energy consumed. CEMIG's total sales in 1999 were 40,413 GWh. CEMIG is also engaged in gas distribution through its subsidiary, Companhia de Gas de Minas Gerais -- Gasmig (GASMIG). GASMIG currently supplies approximately 800,000 cubic meters of gas per day to 55 industrial customers in Minas Gerais.

     CEMIG management has been able to implement several key operating initiatives, including a downsizing program that has reduced staff from over 15,000 employees in June 1996 to less than 12,000 in 1999.

  Regulatory Environment


     In 1993, significant changes occurred in the regulation of electricity rates in Brazil. Federal Law 8,631 abolished the concept of guaranteed returns in favor of an individual rate structure for each utility. Under the new structure, each utility proposes a rate structure based on its particular circumstances -- including its rate of investment -- for approval by the federal regulatory authorities. However, the Brazilian government, through the 1994 Federal Government Economic Stabilization Plan, suspended the rate setting processes and froze rates in reais as of July 1, 1994. Since that date, rates have been fixed on an annual basis by the federal government.



     At the time of the share sale in 1997, CEMIG entered into a new 20-year concession agreement with the Brazilian government. The new agreement superceded any restrictions under the 1994 Federal Government Economic Stabilization Plan and established an annual inflation-based formula for fixing rates which provides CEMIG with more rate stability. The Brazilian government may grant more frequent requests for rate increases at its discretion. In November 1995, CEMIG was authorized to raise rates 11.8% and 59.5% to non-residential and other concessionaires, respectively. The regulator also granted a reduction in discounts for residential customers. Other annual increases were as follows:


     - April 1997: 9.8% to final customers, 13.6% to wholesale supply and 9.9% on average

     - April 1998: 4.54% to both final customers and wholesale supply

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     - April 1999: 16.25% to both final customers and wholesale supply

     - June 1999: 3.85% to both final customers and wholesale supply


     - May 2000: 12.23% to both final customers greater than 90 kWh/month average and wholesale 6% to customers with between 90 and 180 average monthly kWh usage; no increase to customers with less than 90 kWh average monthly usage.



     Revenues are denominated in the Brazilian real but a significant portion of expenses, including power purchase expenses and some interest expense, are denominated in U.S. dollars and other foreign currencies. Pursuant to the concession agreement, power purchase expenses as well as taxes are a pass-through item. We do not expect CEMIG to bear increased purchased power costs attributable to currency moves.


     In January 1999, Brazil's central bank removed trading bands which allowed the real to float versus other currencies. Over the ensuing three days, the real devalued by more than 45% versus the U.S. dollar and by the end of February 1999 had reached R$2.065 per U.S. dollar (a 70% devaluation). As a result we incurred a reduction of $83 million, net of income tax effects, in the recorded amount of our investment in CEMIG. The exchange rate has appeared to stabilize in recent months at approximately R$1.8 per U.S. dollar. CEMIG continues to evaluate the impact of the devaluation on overall earnings and may be able to achieve additional rate relief to reduce the impact of devaluation on items not specifically recoverable under the concession agreement (such as the cost of foreign currency-denominated debt).

EDELNOR

     Empresa Electrica del Norte Grande S.A. (EDELNOR) is a partially integrated electric utility engaged in the generation, transmission and marketing of electric power in the Sistema Interconectado del Norte Grande (SING), an interconnected power grid in northern Chile. The major purchasers of electricity in the SING are industrial mining companies that produce copper, Chile's largest export, and five electric distribution companies that provide power to the region's 740,000 inhabitants and to some small industrial and commercial customers.


     In 1993, our subsidiary SEI Chile, S.A. (SEI Chile) purchased approximately 35% of the shares of EDELNOR from Corporacion de Fomento de la Produccion and an additional 3.5% interest from other sources to bring our total ownership at the time to 38.5%. SEI Chile increased its ownership in EDELNOR to 65% in 1994 and purchased an additional 2% in 1997 for a total ownership stake of 67%. In July 1998, SEI Chile invested $57 million to purchase additional shares of EDELNOR via a rights offering. This investment increased our interest in EDELNOR to 82.3%.


     In December 1998, we announced our intention to sell our interest in EDELNOR. We are continuing to evaluate whether our investment in EDELNOR can be recovered through a sale. We are uncertain whether we will be able to recover the value of our investment.


     EDELNOR owns generating facilities with a total capacity of approximately 653 MW, and operates 681 MW, including 28 MW which it leases. EDELNOR also owns and operates approximately 1,060 km (657 miles) of high voltage transmission lines, 15 substations and other ancillary transmission facilities.


     EDELNOR currently owns an approximate 21% interest in Gasoducto Nor Andino (Nor Andino), a 1,066 km (661 miles) natural gas pipeline project which transports natural gas from gas fields in northern Argentina to northern Chile. EDELNOR has invested approximately $91 million in the project. Electroandina, a subsidiary of Tractebel, has signed U.S. dollar-indexed, substantially "take-or-pay" gas transportation agreements with Nor Andino to supply two 412 MW gas-fired plants. These contracts began during the last quarter of 1999. EDELNOR has signed a similar agreement sufficient to supply its Mejillones III combined-cycle unit.


     EDELNOR's principal generating assets are two coal-fired units and one combined cycle gas turbine located just north of Antofagasta in Mejillones. The first coal unit, Mejillones I, has a generating capacity of 154 MW and began operation in December 1995. Mejillones II, also a coal unit, has a generating capacity of 164 MW and began operating at the end of March 1998. The gas unit, Mejillones III, began commercial operation on June 17, 2000 and has a generating capacity of 243 MW.



     The Mejillones I and II generating units have used a blend of petroleum coke and coal as an alternative fuel to pure coal. Petroleum coke, or pet coke, is a by product from the petroleum refinery process. The use of pet coke allows these units to produce electric energy with a significant reduction of production costs compared to running on pure coal, making these units more economical. Competitors of EDELNOR filed complaints with the applicable local environmental agency, the COREMA Region II agency (COREMA), alleging that EDELNOR does not have approval to burn pet coke as an alternative fuel. In February 1999, COREMA requested that EDELNOR refrain from using pet coke as a fuel for the Units. As a result of this request and several resulting administrative penalties from the COREMA, EDELNOR ceased burning pet coke and completed an environmental impact study on the use of pet coke as an alternative fuel. EDELNOR submitted the environmental impact study to COREMA. On March 2, 2000, COREMA ruled against EDELNOR's application to use pet coke as an alternative fuel. EDELNOR filed an appeal of this decision to the national environmental agency, Comision Nacional del Medio Ambiente (CONAMA) on April 4, 2000. We believe that EDELNOR has demonstrated its ability to comply with all applicable regulations; however, we cannot assure you that we will be successful in our appeal. If we are unsuccessful in our appeal to the CONAMA, we will attempt to reach an agreement with the authorities on an acceptable mixture of pet coke and coal which would allow EDELNOR's generating units to maintain a competitive position in the dispatch order of the SING. If EDELNOR is prohibited from using any pet coke, the units will be required to rely on coal as the primary fuel, which is not as economical as natural gas. If this occurs, there may be a significant reduction in EDELNOR's energy and capacity revenues.



     EDELNOR pursues a sales strategy comprising both contract and spot sales. EDELNOR has contracts to supply the five distribution companies in the SING. However, three of the five contracts, (representing approximately 167 MW) are with the Chilean distributor EMEL S.A. and will expire on December 31, 2001. The impact of the lost sales will begin in 2002 and is expected to be partially mitigated by revenues EDELNOR believes it will derive from sales to the SING and from charges to the new supplier for use of EDELNOR'S transmission facilities. Further, EDELNOR has requested an investigation by the Antimonopoly Commission into the contracting of EMEL S.A. with its new supplier. An investigation could result in the nullification of these contracts and opening the contracts to bid. If that occurs, EDELNOR may bid on the contracts again in an open process.



     EDELNOR also supplies 12 other customers under long-term contracts representing approximately 224 MW. These contracts have expiration dates ranging from 2000 to 2017. Two of these contracts, representing approximately 60 MW, expire in 2000. Energy sales to industrial customers increased 149% from 1993 to 1999. These contracts are denominated in U.S. dollars and payable in Chilean pesos. Most of the economic activity in the SING is attributable, directly or indirectly, to the copper mining industry which uses large amounts of electricity. In 1999, the copper mining industry accounted for approximately 87% of the energy sold in the SING. During this time, EDELNOR derived 52% of its revenues from copper mining and copper mining related customers. Any significant decline in the production of copper in northern Chile could lower the demand for electricity used in


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


the copper production process and might also result in lower demand for electricity due to any resulting economic slowdown in the area.


  ALICURA


     In 1993 we acquired a 55% indirect interest in Hidroelectrica Alicura S.A. (Alicura), an Argentine company. Alicura's principal asset is the remaining years of a 30-year concession agreement, ending in August 2023, that allows Alicura to operate a 1,000 MW hydroelectric plant in Neuquen Province, 1,545 km (958 miles) southwest of Buenos Aires, Argentina. We acquired our interest in Alicura through SEI y Asociados de Argentina S.A. (Asociados), which is the majority shareholder. We currently own approximately 93% of Asociados, which in turn owns 59% of Alicura, giving us a 55% interest overall. Asociados acquired its interest in Alicura for $178 million, plus additional payments totaling $40 million. In addition, we provided credit support for $200 million of Alicura's bank financing. Other shareholders of Alicura include the government of Argentina (19.5%), the government of the province of Neuquen (19.5%) and the employees (2%).



     On February 21, 2000, we executed a stock purchase agreement with The AES Corporation to sell our interest in Alicura for total consideration of $205 million including the assumption of debt. The closing was expected to occur on June 28, 2000; however, it has not yet occurred. We cannot assure you that this transaction will be consummated.


EUROPE


     We currently have three businesses in Europe: WPD, which distributes electricity in southwest England; a 26% interest in Bewag AG, the integrated utility serving Berlin; and our business of marketing and managing market risk associated with energy and energy-linked commodities. Our strategy in Europe is to create a business unit that integrates our generation and distribution with our marketing and risk management capabilities. We intend to build upon our existing businesses by expanding our marketing and risk management operations in several countries where electricity markets have been most significantly liberalized, to seek acquisitions and contractual arrangements for the control of generation and distribution and to develop new projects to meet our strategic goals.


  WESTERN POWER DISTRIBUTION

     South Western Electricity plc, trading as Western Power Distribution (WPD), is one of the privatized regional electricity companies in England and Wales licensed to distribute, supply and, to a limited extent, generate electricity. WPD's primary business is distribution of electricity.

     WPD previously operated a supply business known as "SWEB" that purchased, marketed and sold electricity to customers within its service territory and to competitive customers throughout the United Kingdom. WPD sold that business, together with the name SWEB, to London Electricity plc for L160 million ($264 million) and the assumption of certain liabilities. The sale was effective September 30, 1999.

     We acquired WPD, which included the SWEB supply business, in September 1995 for a total acquisition price of $1.8 billion. The acquisition price was originally financed by Southern Investments UK plc (SIUK), our holding company for WPD. SIUK is a wholly owned subsidiary of WPD Holdings Limited, which in turn has been wholly owned by WPD Holdings UK (WPD Holdings) since June 1998. In July 1996, we sold a 25% interest in WPD Holdings Limited to PPL Global, a subsidiary of PPL Corporation, a utility holding company based in Allentown, Pennsylvania. In June 1998, we sold an additional 26% economic interest in WPD Holdings Limited to PPL Global for $170 million, and on the same day both parties agreed to exchange their interests in WPD Holdings

Limited for interests in WPD Holdings that carried substantially the same rights. We currently have a 49% economic interest in WPD Holdings, yet retain operational and management control of WPD Holdings with 50.5% of the voting control.


     On May 31, 2000, WPD Limited made a bid of L464 million (approximately $700 million) to purchase the entire ordinary share capital of Hyder plc, the company which owns and runs the electricity network in South Wales and the water distribution and waste water treatment business for the whole of Wales. This represents a bid of L3 per share. If the bid is successful, we expect WPD to manage the electricity network in South Wales. WPD Limited has already entered into an agreement with a third party, United Utilities plc, under which United Utilities will take on the day to day operations of the water company. The offer has been circulated to Hyder plc shareholders and, in the absence of another competing bidder, the outcome of the bid will be known no later than 81 days from the posting of the offer document to the shareholders. The bid is being reviewed by the regulatory authorities. This bid follows an earlier bid from St. David's Capital Limited, owned by Principal Finance Group of Nomura International, to purchase Hyder plc for L2.60 per share. We cannot assure you that WPD Limited's bid will be successful.


  Distribution Business

     WPD's distribution business is the ownership, management and operation of the electricity distribution network within WPD's authorized area in southwest England. The primary activity of the distribution business is the receipt of electricity from the national grid transmission system and its distribution to end users of electricity that are connected to WPD's power lines. These end users are customers of licensed supply businesses, which in turn are the WPD distribution business customers. There are approximately 1.4 million end users connected to WPD's network. Virtually all electricity supplied to end users in WPD's area is transported through its distribution network, thus providing WPD with distribution volume that is stable from year to year. WPD is the only distributor of electricity in its authorized area, and we believe that economic, environmental and regulatory factors are likely to prevent competitors from entering the distribution business in WPD's authorized area.

     WPD's authorized area extends from Bristol and Bath in the northeast to Lands End and the Isles of Scilly in the southwest. The largest cities and towns in this area are Bath, Bristol, Exeter, Plymouth and Taunton and the principal industrial end users, in terms of electricity usage, are involved in china clay extraction, ship repair, fertilizer production, aerospace, defense engineering, cement and paper manufacturing and water supply. WPD's fastest growing categories of distribution customers are large commercial and small industrial customers. Commercial customers in the authorized area are largely financial and technical service-based businesses.


     Since our acquisition, WPD has reviewed and refined its distribution strategy and has established key goals of cost reduction, improved customer service and network performance. Staff reductions have played a key role in cost savings. Since our acquisition, WPD has implemented a plan of voluntary and other staff reductions, mainly in its distribution business. By December 31, 1999, staff numbers had been reduced by 752 persons (excluding staff transferred to London Electricity as a result of the sale of the SWEB supply business). Part of these reductions were made possible due to new work practices which WPD has developed with the cooperation of WPD's unions. Team restructuring in the engineering division and the establishment of multi-skilled independent field teams has also contributed to improved cost efficiency. In addition, management restructuring has produced a flatter organizational structure by reducing management levels from seven to three. In September 1999, WPD transferred 833 employees to London Electricity in connection with the sale by WPD of the SWEB supply business discussed above. Since December 1999, WPD has implemented further staff reductions as a consequence of a regulatory price reduction as discussed below.

     Improvements in customer service in the distribution business are a significant part of WPD's strategy. WPD aims to meet or exceed all the performance criteria established by the regulator who is responsible for setting the performance standards and targets. WPD believes that achieving these goals is important both for improving customer satisfaction and for maintaining good relations with the regulator. Improvements in customer service are being pursued, in part, through improvements in system performance.

  Ancillary Businesses

     WPD also has ancillary business activities that support its main electricity distribution business. These include electricity generation, real estate and telecommunications. WPD owns generating assets with 12 MW of capacity used to back up the distribution network. In addition, WPD owns minority interests in windfarms and a 7.7% interest in Teesside Power Limited, owner of a 1,875 MW natural gas-fired, combined-cycle plant. WPD markets and develops real estate no longer used in the distribution business and is developing an income stream from the rental of fiber optic cables primarily attached to WPD's overhead distribution network.

  Regulatory Environment

     The political and regulatory climate in the United Kingdom has changed significantly since our acquisition of WPD in 1995. There are currently a number of issues affecting the electricity industry, including separation of distribution and supply businesses, market dominance and new generation build-up. We have proactively taken steps to adjust to these future changes, and we do not expect any of these changes to have a material adverse impact on us.


     Virtually all distribution customers in England and Wales are connected to the distribution system of the regional electricity companies and cannot choose their electricity distributor. The Office of Gas and Electricity Markets controls the revenues earned by WPD in its distribution business and former supply business by applying a price control formula. Distribution revenues are regulated by a formula (DPCF) that sets the maximum average price per unit of electricity distributed. The elements used in the formula are generally established for a five-year period and are subject to review by the regulator. In December 1999, the regulator published final price proposals following his review of the DPCF for distribution businesses. For WPD, these proposals represent a 20% reduction to distribution prices from April 1, 2000, followed by a reduction in real terms of 3% each year after April 1, 2001. This price control is scheduled to operate until March 2005. In response, WPD plans to maximize efficiency and customer service as a focused distribution company. In order to achieve these objectives, WPD is implementing a plan to reduce staffing levels by approximately 10%. The reductions primarily affect administrative and corporate functions, with minimal impact on field staff, in order to assure that customer service is not affected. WPD is currently evaluating further opportunities to reduce ongoing operating costs.



     The U.K. electricity Regulator is introducing competition in metering activities, namely meter fixing (providing, installing, certifying and repairing meters) and meter reading. Meter fixing must be undertaken by authorized providers, of which WPD is one. Based on the anticipated regulation, the original carrying value of metering assets was impaired. As a result, WPD recorded an impairment loss of $31 million in the fourth quarter of 1999 to reflect the amount by which the carrying value of metering assets exceeded their fair value. The fair value was determined by computing the present value of estimated future cash flows attributable to the assets.

     WPD also faces regulatory issues related to its use of a pension surplus which was primarily utilized to offset the cost of providing early pensions to terminated employees. An independent pension arbitrator has issued a ruling directing that another industry employer should refund such amounts with interest to the Electricity Supply Pension Scheme (ESPS). The ESPS provides pension and other related defined benefits, based on final pensionable pay, to substantially all employees throughout the electricity supply industry in the United Kingdom. This ruling is currently being appealed to the House of Lords. The majority of WPD's employees are ESPS members. We cannot assure you that this appeal will succeed or that WPD will not be required to refund to the ESPS any amounts previously used to fund early retirement costs, which management estimates to be approximately L24 million (approximately $36 million). Under FASB 87 "Employers' Accounting for Pensions," we do not anticipate any immediate impact to our net income.


  BEWAG

     In September 1997, we were part of a consortium that purchased 51% of Bewag AG, the integrated utility serving Berlin, Germany. The consortium included PreussenElektra AG (Preussen), a subsidiary of Veba AG, and Bayernwerk AG (Bayernwerk), a subsidiary of VIAG AG. Including shares already held by Preussen and Bayernwerk, the consortium controls 75% of Bewag. We hold a 26% interest in Bewag, which we purchased for approximately $820 million, including approximately $478 million of non-recourse debt.


     Bewag's entire customer base is open to competition in accordance with German electricity laws. Bewag serves approximately 2.1 million customers in the city-state of Berlin. We believe Berlin and the surrounding region have favorable prospects for long-term growth, in particular because Berlin has resumed its position as the seat of the national government of Germany. In addition, Bewag has direct access to Germany's high-voltage transmission lines, which enhances its ability to purchase competitively priced power.



     We entered into a 30-year shareholders agreement with Preussen, Bayernwerk and VIAG. This agreement specifies governance issues and key financial elements. Under the shareholders agreement, decisions on major business items (e.g., major capital investments and divestments, establishment of new business lines, amount of the dividend and ratification of Bewag's annually revised five-year business plan) require approval by us and Bayernwerk, effectively giving both members veto rights over major decisions made by the utility.



     In June 2000, the European Union Commission approved a merger between Veba AG and VIAG. The companies have stated their intention to merge Preussen and Bayernwerk, creating a core energy division of the combined entity. The Veba-VIAG merged entity is expected to have approximately 34% of the German electricity market. As a result of the EU review process, Veba-VIAG made concessions to the EU to obtain approval for the merger. Among these concessions is the sell-down of several holdings, including the combined interest of the merged utility in Bewag and in Vereinigte Energiewerke Aktiengesellschaft
(VEAG), the East German generation and high-voltage transmission company. We have publicly stated our interest in acquiring a controlling position in Bewag and supporting Bewag to acquire a controlling position in VEAG in order to strengthen our position in the market.

     Bewag is a vertically integrated utility with 29 power and steam units generating 2,955 MW of electricity and 5,740 MW of thermal energy sold for heating. Bewag's generating assets are shown in the following table:

PLANT                                          ELECTRIC CAPACITY(MW)    THERMAL CAPACITY(MW)             FUEL
-----                                          ----------------------   ---------------------   ----------------------
Reuter West..................................            600                      780           Coal
Lichterfelde.................................            450                      720           Natural Gas
Charlottenburg...............................            330                      610           Coal, Oil
Mitte........................................            380                      620           Natural Gas
Wilmersdorf..................................            280                      330           Oil
Reuter.......................................            202                      240           Coal
Oberhavel....................................            200                        0           Coal
Klingenberg..................................            140                      320           Coal, Oil, Natural Gas
Rudow........................................            175                      130           Coal
Moabit.......................................            151                      200           Oil, Natural Gas
Lichtenberg..................................             36                    1,100           Oil, Natural Gas
Kopenick.....................................             10                       50           Oil, Natural Gas
Buch.........................................              1                      130           Oil, Natural Gas
Heating plants...............................              0                      510           Coal, Oil, Natural Gas
                                                       -----                    -----
  Total......................................          2,955                    5,740
                                                       =====                    =====


     Electric power is transmitted to Bewag's approximately 2.1 million electric customers over 39,000 kilometers of cable, most of which is underground. Construction is underway to interconnect both sides of Berlin with a 380 kilovolt (kV) line that is expected to be connected to the supra regional German 380 kV grid in late 2000 or early 2001. At the end of June 1999, Bewag began trial operations of a new centralized distribution control system. We expect that the new system will enhance the reliability and operational cost effectiveness of Berlin's distribution system. Bewag earns approximately 75% of its revenues from electricity sales.


     All households and a portion of the low voltage-special contract customers are considered tariff customers by the Berlin regulator. Tariff customers purchased approximately 48% of the electricity sold in 1999, while approximately 3,000 industrial and commercial customers purchased the remaining 52%. Special contract customers typically purchase power from Bewag through a standard agreement, which is renewable annually. Future growth in demand is expected to come from growth in single households, growth in the number of appliances and growth due to the relocation of the German government in 1999 from Bonn to Berlin.


     In addition to electricity, Bewag provides district heating for approximately 500,000 residential and commercial customers. Bewag has an approximate market share of 30% of the heating market in Berlin through its district heating system. Heat sales comprised 22% of Bewag's revenue in the fiscal year ended June 1999.



     Bewag has also acquired additional market share as a result of its purchase, along with Gaz de France, of a controlling interest in GASAG Berliner Gaswerke Aktiengesellschaft (GASAG). Bewag believes GASAG has substantial opportunity to grow its market share. GASAG provides service to approximately 744,000 customers, which is the largest customer base of any German natural gas supplier, utilizing over 4,000 miles of pipeline network. In the first quarter of 1998, Bewag, which then owned approximately 12% of GASAG, increased its direct interest in GASAG to 24.9%. In July 1999, Bewag increased its share of GASAG to 31.57% by purchasing shares from Gaz de France for the equivalent of $100 million. With Gaz de France also owning 31.57%, the two companies have effective control of GASAG and have made two key appointments to the management board.


     In July 1999, Bewag concluded a collective agreement with the trade unions to implement a workforce reduction plan to reduce the number of full-time employees from about 8,500 to between

4,500 and 4,700 by the year 2002. As of July 1, 2000, the number of full-time employees was reduced to approximately 6,300 and another 1,100 employees have agreed to leave over the next two years. The costs associated with these departures were recorded in 1999. Bewag expects to record additional employee cost reduction charges in the future. Bewag remains committed to reevaluating the competitive position of its cost structure in the market.


  Regulatory Environment

     In September 1999, the Federal Cartel Authority announced that Bewag would have to allow access by other suppliers of approximately 20% of the 400 MW access line into Berlin. When the new 380 kV line is completed, it will interconnect both sides of Berlin. Once the line is completed, there will be few restrictions on other suppliers wishing to supply power in Berlin. It is expected that the line will be completed by the end of 2000.

     The European Union has endorsed a directive which broadly aims to open electricity markets to customer choice and competition known as the Directive Concerning Common Rules for the Internal Market in Electricity. In response to this directive a new German Energy Industry Act was introduced in April 1998. The energy act provides for customer choice for all consumers of electricity, and Bewag's customers may now choose their electricity supplier on a competitive basis. In accordance with the requirements of the energy act, the eight integrated generation companies which own the high voltage grid entered into a voluntary agreement providing for third-party access to the transmission system, subject to the exceptions permitted under the energy act. The voluntary agreement has led to published pricing for transmission and distribution charges in several areas of Germany and competition for customers. Further changes to this agreement are expected to considerably simplify third-party access and lead to a drop in fees. We believe that Bewag will need to continue to reduce its costs and increase its supply pricing competitiveness as a result of the deregulation of the German electricity market.

  SE-EUROPE


     We formed Southern Energy -- Europe B.V. (SE-Europe) in Amsterdam, in the first quarter of 1999 to support our asset and business development activities, acquisition efforts and future generation facilities in Europe through market research and analysis, financial structuring consultation and joint marketing efforts. SE Europe's services may include fuel procurement, market analysis, risk management and control and physical and financial energy trading services such as spot market price bidding and commercial dispatch, among others. We intend to coordinate, where possible, SE-Europe's infrastructure development, risk policies and procedures and overall corporate activities with SCEM to ensure that knowledge, experiences, systems and governance philosophies are appropriately leveraged.


     During the second quarter of 1999, SE-Europe began trading electricity in the Nordic power market, the most liquid and liberalized power market in Europe at the time. By December 31, 1999, SE-Europe had traded approximately 77 TWh in the Nordic market, primarily on the Nord Pool power exchange. SE-Europe's volumes represented approximately 12% of the total volumes transacted in the Nordic market over that period.


     In addition to trading on the Nord Pool power exchange, SE-Europe has met all requirements necessary for physical spot trading on the recently established Amsterdam Power Exchange. Levels of activity will depend on market development and liquidity of those markets. We are also in the process of obtaining necessary legal and regulatory approvals to actively participate in physical and financially settled trading throughout our target market extending through the North-South corridor from the

Nordic region through Central Europe to Northern Italy. We expect to commence significant activity in these regions during 2000, where market development permits.



     Through coordinated efforts with our European asset development team, SE-Europe intends to seek opportunities to position our European energy business as a significant industry participant in the wholesale fuels, electric generation and energy commodity trading segments of the European energy market. We have identified the liberalizing markets of Western and Central Europe as the focus of our growth strategy in Europe. In conjunction with our trading operations in Amsterdam, we have integrated our marketing and business development functions in these markets. We are seeking to apply our risk management and fundamental market analysis skills to our European operations and business development efforts. In addition to our operations in Amsterdam, we have opened regional marketing and business development offices in Germany, Italy and Switzerland. We expect to open an additional regional office in the Nordic region during early 2001. Each office is charged with developing opportunities ranging from structured and origination transactions to acquisition of assets or control of assets through contractual arrangements. We intend to support existing participants in the market and to forge alliances that will prove mutually beneficial with local partners.


ASIA-PACIFIC


     In January 1997, one of our wholly owned subsidiaries, Southern Energy-Asia, Inc. (SE Asia), acquired 80% of Consolidated Electric Power Asia Limited (CEPA), since renamed Southern Energy Asia-Pacific Limited (SE Asia-Pacific), from Hopewell Holdings Limited (Hopewell) for approximately $2 billion. This acquisition was partially financed by SE Asia with a $792 million bank loan. In August 1997, we purchased the remaining 20% of CEPA from Hopewell for $150 million and the transfer to Hopewell of CEPA's interest in Tanjung Jati B, a 1,320 MW power project then under development in Indonesia. Today, SE Asia and one of its direct subsidiaries own 100% of SE Asia-Pacific.



     SE Asia-Pacific is one of Asia's largest independent power producers and has substantial experience in developing, constructing, holding an interest in and operating electric power generation facilities in Asia. The majority of SE Asia-Pacific's assets are located in the Philippines, with additional assets located in China and Australia. By acquiring 100% of SE Asia-Pacific, we acquired a net ownership interest in 3,388 MW of generating capacity operating or under construction, a coal mining company in Australia and a development team and corporate staff based in Hong Kong and the Philippines. We currently have a net ownership interest in 3,159 MW of generating capacity. SE Asia-Pacific is currently conducting business development activities in five countries:
Australia, China, India, the Philippines and Singapore. Specifically, SE Asia-Pacific has a project in an advanced stage of development as one of SE Asia-Pacific's Philippine subsidiaries has agreed to construct a sub-station and two transmission lines in the Philippines to supply an industrial facility partially from one of SE Asia-Pacific's other projects.



     SE Asia-Pacific is known as a pioneer in the independent power business in Asia. SE Asia-Pacific has been most successful in developing businesses in the Philippines where it has a net ownership interest in five plants totaling 2,092 MW of capacity. SE Asia-Pacific has long-term energy conversion agreements with National Power Corporation (NPC), under which SE Asia-Pacific accepts fuel from NPC and converts that fuel to energy. NPC is the national electric company and its obligations to SE Asia-Pacific's project companies are supported by Republic of the Philippines' guarantees.



     SE Asia-Pacific also owns a 32% interest in a 2,038 MW coal-fired power plant in Guandong Province (Shajiao C) in China. We own, through our subsidiary SE China Investments, Inc. (SE

China), a 9.99% interest in Shandong International Power Development Company Limited (SIPD). SIPD holds 18 units in Shandong province in China totaling 4,158 MW.



     SE Asia-Pacific also holds a 100% interest in AQC, a coal mining company located in Queensland, Australia. AQC has the mining rights to approximately 1.3 billion tons of low-sulfur, low-cost coal. Small amounts of coal are currently being mined for sale in the domestic and overseas markets.



     The following table depicts our investments in the Asia-Pacific region currently in operation:



                                                                                           NET
                                                                                        OWNERSHIP
                                                                                       INTEREST IN   OPERATED
                                                              TOTAL MW   OWNERSHIP %    TOTAL MW        MW
                                                              --------   -----------   -----------   --------
GENERATION OPERATIONS:
Philippines
  Sual......................................................   1,258        91.9%         1,156       1,258
  Pagbilao..................................................     735        87.2            641         735
  Navotas I.................................................     200          90            180         200
  Navotas II................................................     100         100            100         100
  Bulacan...................................................      15         100             15          15
China
  Shajiao C.................................................   2,038          32            652          --
  SIPD......................................................   4,158        9.99            415          --
                                                               -----                      -----       -----
    Total...................................................   8,504                      3,159       2,308
                                                               =====                      =====       =====


THE PHILIPPINES


     SE Asia-Pacific's subsidiaries have entered into four separate energy conversion agreements (ECAs) with NPC, one each for the Sual, Pagbilao, Navotas I and Navotas II projects. The ECAs are build-operate-transfer agreements. At the end of the term of each ECA, the associated plant is required to be transferred to NPC, free from any lien or payment of compensation. NPC acts as both the fuel supplier and the energy off-taker under the ECAs. NPC procures all of the fuel necessary for each plant, at no cost to SE Asia-Pacific's subsidiary, and has accepted substantially all fuel risks and fuel related obligations other than each plant's actual fuel burning efficiency.



     The SE Asia-Pacific subsidiaries receive compensation under the ECAs for fixed capacity fees, variable energy fees and other incidental fees. Over 90% of the revenues are expected to come from fixed capacity charges that are paid without regard to dispatch level of the plant. Capital recovery fees, infrastructure fees, and service fees, which comprise most of the fixed capacity charges, are denominated in U.S. dollars. The fixed operating fees, energy fees and other incidental fees have both U.S. dollar and Philippine peso components that are both indexed to inflation rates.



     The ECA contains a provision under which NPC bears the financial risks for both political force majeure and change of law, including environmental regulation. NPC's obligations under the ECAs are guaranteed by the full faith and credit of the Philippine government. The following table summarizes the ECA terms, NPC transfer date and capacity information for each asset in the Philippines:



                                                                                             CAPACITY
                                                                           PORTION OF 1999   COMMITTED
                                                    ECA LIFE   TRANSFER      REVENUES AS      TO NPC
                     PROJECT                        (YEARS)     TO NPC      CAPACITY FEES      (MW)
                     -------                        --------   ---------   ---------------   ---------
Sual                                                   25      June 2025         94%           1,000
Pagbilao                                               29       Aug 2025         95%             735
Navotas I                                              12       Mar 2003         98%             200
Navotas II                                             12      July 2005         98%             100



     SE Asia-Pacific, through its operating companies, is responsible for management, operations and maintenance of the plants. The operating companies earn fees including potential bonus fees for providing those services. The Navotas I, Navotas II and Bulacan project companies operate and maintain their respective plants. The following table presents generation sold and availability data for each asset in the Philippines:



                                                                 1999
                                                              ----------
                                                              GENERATION       1999
                                                                 SOLD      ------------
                          PROJECT                               (GWH)      AVAILABILITY
                          -------                             ----------   ------------
Sual(1)                                                         1,231          94%
Pagbilao                                                        3,996          84%
Navotas I                                                        10.3          95%
Navotas II                                                        8.4          83%


(1) Began operation in late 1999


     All of the projects in the Philippines have been granted preferred or pioneer status which, among other things, has qualified them for income tax abatements of three to six years. The expiration dates of the abatements for Pagbilao and Sual are 2002 and 2005, respectively.


  SUAL


     SE Asia-Pacific holds a 91.91% interest in the Sual plant, a 1,258 MW coal-fired plant at Sual, Pangasinan, located approximately 216 km (130 miles) north of Manila in the Philippines. The Sual plant consists of two 629 MW units that commenced commercial operation in October 1999. The International Finance Corporation (IFC) and Commonwealth Development Corporation (CDC) are the other shareholders.



     When we acquired SE Asia-Pacific in 1997, the Sual plant was still under construction. The construction was completed in October 1999. The total construction cost, including inventories, was $1,282 million at March 31, 2000 and is expected to be approximately $1,300 million. The construction was funded by third party non-recourse project loans of $942 million and equity financing by SEAP and two minority shareholders in the amounts of $312 million and $28 million, respectively.



     An SE Asia-Pacific subsidiary, Southern Energy Asia-Pacific Pangasinan Limited (SEPI), formerly known as CEPA Pangasinan Electric Limited, has acceded to the ECA with NPC. The ECA obligates NPC to purchase 1,000 MW of the total plant capacity of 1,258 MW. Most of the net available capacity of 218 MW is not currently under contract; however, SE Asia-Pacific expects this capacity to be sold to NPC, large industrial or commercial users or distribution customers.

     A consortium of banks and various other lenders have committed non-recourse project debt for the Sual plant totaling approximately $1 billion with an expected average life of approximately five years and a final maturity in the beginning of 2012. As of March 31, 2000, the balance of the project debt was approximately $942 million. The distribution of our shares by Southern Company would constitute a change in control under the loan agreement and we cannot assure you that we will be able to obtain the required lender consents. Most revenues are paid in U.S. dollars into an offshore account administrated by a loan trustee.


     The Sual project was not completed by the date specified in the construction contract. As a result, SEPI currently has a claim against the contractors for liquidated damages. SEPI is currently in discussions with the contractors to resolve disputes regarding the amounts to be paid.

     NPC has informed SE Asia-Pacific that, in NPC's opinion, the Sual plant was not completed by the dates, as adjusted, contemplated in the ECA. However, no formal claim for liquidated damages has been made by NPC. SEPI believes that the plant was completed before the deadlines in the ECA and that its exposure to potential claims is not material.


     Under shareholder agreements, the minority shareholders of SEPI can exercise a put option requiring SEPI to purchase the minority shareholders' interests in the project. The put option can be exercised between the third and sixth anniversaries of the completion of the project construction or, in the event of any change in control, a change in SEPI's charter documents or the transfer of sponsor in violation of the sponsor support agreement, the put option may be exercised on the earlier of the date of such changes or the twelfth anniversary of the completion of the project construction. The distribution of our shares by Southern Company will not constitute a change in control under the shareholder agreement. The price would be determined by a formula including the present value of the remaining years of cash flow less the liabilities outstanding plus the current assets.


  PAGBILAO


     SE Asia-Pacific holds an 87.2% interest in the Pagbilao plant, a 735 MW coal-fired plant located 100 km (62 miles) southeast of Manila. The Pagbilao plant consists of two 367.5 MW units that commenced commercial operation in June 1996 and August 1996, respectively. The International Finance Corporation (IFC), Commonwealth Development Corporation and the Asia Development Bank (ADB) are the other shareholders. Most revenues are paid in U.S. dollars into an offshore account administered by a loan trustee.



     The Pagbilao plant originally had non-recourse project debt totaling $698 million from banks and various other lenders. The balance of this debt as of March 31, 2000 was $476 million, with the majority of the principal having a final maturity in the beginning of 2007. This financing requires the project company to maintain a debt service reserve equal to the amount due within the next succeeding 12 months. Southern Company currently provides a $60 million letter of credit, and we provide a $50 million letter of credit, for the benefit of the lenders to satisfy this reserve requirement. At the time of the full distribution of our stock by Southern Company, we expect to have to provide letters of credit for the entire amount required by the financing. The distribution of our shares by Southern Company would constitute a change in control under the loan agreement and we cannot assure you that we will be able to obtain the required lender consents.



     Under shareholder agreements, the minority shareholders of the SE Asia-Pacific subsidiary which holds the Pagbilao project (SEQI) can exercise a put option requiring SEQI to purchase the minority shareholders' interests in the project. The put option can be exercised between the sixth and twelfth anniversaries of the completion of the project construction or, in the event of any change in control, a change in SEQI's charter documents or the transfer of sponsor in violation of the sponsor completion support agreement the put option may be exercised on the earlier of the changes or the twelfth anniversary of the completion of the project construction. The distribution of our shares by Southern Company will not constitute a change in control under the shareholders agreement. The price would be determined by a formula including the present value of the remaining years of cash flow less the liabilities outstanding plus the current assets.


  NAVOTAS I AND II


     SE Asia-Pacific holds a 90% interest in the Navotas I plant, a 200 MW fuel oil-fired plant located at the Navotas Fishport Complex north of Manila. The Asian Development Bank is the other shareholder. SE Asia-Pacific also holds a 100% interest in the Navotas II plant, a 100 MW fuel oil-fired plant located at the Navotas Fishport Complex.


  BULACAN

     SE Asia-Pacific owns a 100% interest in the Bulacan plant, a 15 MW plant comprising four 3.75 MW diesel units located at the Navotas site. A SE Asia-Pacific subsidiary has entered into a 15-year energy generation agreement with Solid Development Corporation, a yarn manufacturing company. The agreement term runs through 2012. Navotas staffing is used to operate the units.

  BATAAN


     A SE Asia-Pacific subsidiary has entered into an agreement with Bataan Polyethylene Corporation (BPC) to supply the power requirements of BPC in Bataan, the Philippines. BPC is expected to produce polyethylene products for the Philippine market and the Asian region and is being financed by the IFC. BPC is owned by BP Chemicals (a subsidiary of British Petroleum), Petronas (Malaysian state oil company), Sumitomo Corporation and local Philippine shareholders. Under this contract, the SE Asia-Pacific subsidiary is required to construct a sub-station and two transmission lines to provide up to 40 MW of power to the BPC plant. The construction of this sub-station and these transmission lines is currently underway and we expect to complete the construction during the third or fourth quarter of 2000. SE Asia-Pacific intends to supply electricity to BPC sourced jointly from Sual and NPC.


  MINDORO


     SE Asia-Pacific has entered into a 20 year power sales agreement with the Oriental Mindoro Electric Cooperative (ORMECO) pursuant to which SE Asia-Pacific would install 7.5 MW of diesel generators on the Island of Mindoro to supply ORMECO. SE Asia-Pacific intends to meet its obligations to ORMECO by moving two units from its Bulacan station to Mindoro. SE Asia-Pacific would then meet its obligations at Bulacan by utilizing the excess capacity at the Sual plant.



  ILIJAN



     We are currently pursuing the acquisition of a minority interest in a 1,251 MW gas-fired combined cycle power plant under construction at Batangas, Philippines. Our initial equity investment is expected to be approximately $35 million.


  DEREGULATION AND PRIVATIZATION


     In April 2000, the Philippine House of Representatives passed the Electricity Industry Reform Act (EIRA) substantially in the form of the government legislative bill which had proposed comprehensive restructuring in order to deregulate the market for electricity. The Senate has passed a series of bills which also propose deregulation but along different lines from those passed by the House of Representatives. The EIRA seeks to deregulate and privatize NPC to promote a competitive industry structure and broaden the ownership base of various sectors of the electric power industry. The EIRA is now awaiting the Conference Committee of the House and Senate in order to agree on a joint version of the law.


     The EIRA seeks to establish, within three years from its effectiveness, competition in the retail supply of electricity and open access to the transmission and distribution systems. Prior thereto, concerned government agencies shall implement a wholesale electricity spot market and ensure the unbundling of transmission and distribution wheeling rates and the establishment of a cross-subsidy revenue scheme.


     At least 70% of the NPC's generating assets and contracts would be privatized within three years from the effectiveness of the EIRA. Thereafter, any undisposed assets would be transferred to the so-called NPC Residual, which would be a government-owned and controlled corporation. NPC Residual would perform the remaining functions of NPC, such as administering the ECAs.

     The EIRA, as it stands at the moment, presents no material impact on the existing assets and operations of SE Asia-Pacific. Consistent with the announced policy of the government, the EIRA contemplates continued payments under ECA contracts such as those with SE Asia-Pacific subsidiaries. The ECAs of SE Asia-Pacific are not assignable and will, therefore, remain with NPC following privatization. NPC may sell its beneficial interest in the ECAs as part of the privatization. These ECAs are in any event supported by a sovereign guarantee of the Republic of the Philippines. NPC Residual will administer the ECAs and other independent power contracts of NPC after its privatization.

  CLEAN AIR ACT


     In July 1999, the Philippines enacted legislation, the Clean Air Act, which applies to stationary emission sources and other operating plants. The Department of Environment and Natural Resources (DENR) will promulgate the Clean Air Act's Implementing Rules and Regulations (IRR), probably by July 2000. Pending promulgation of the IRR, the DENR has issued an administrative order temporarily adopting the requirements of the Clean Air Act. Provisions of the Clean Air Act affect the compliance of operating plants and their ability to serve as base load capacity for the grid.



     The provisions of the Clean Air Act and past practice of the DENR suggest potentially increasingly stringent standards in emissions from all sources to maintain and/or improve the air quality. This may require additional controls or equipment on some of SE Asia-Pacific's plants in order to comply with the emission reduction goals and targets set forth in the Clean Air Act.



     We believe the Clean Air Act will not significantly affect the Sual plant, which can comply with the current requirements of the Clean Air Act. Some additional pollution control or other expenditures may be required for the Pagbilao plant and Bulacan plant to comply with the new requirements. We do not expect these expenditures to be material. We believe that the Navotas I and II will not be affected significantly by the Clean Air Act. SE Asia-Pacific has been closely following the development of the IRR and is making contingency plans which are capable of meeting the standards and deadlines once finalized.


     The DENR is permitted to allow a grace period of 18 months (with the potential for up to a further 12 months) for the establishment of environmental management systems and the installation of appropriate air pollution control devices. In recent years, and for other air pollution legislation, the

DENR has allowed long grace periods for existing sources to comply with new environmental standards.

CHINA

  SHAJIAO C


     SE Asia-Pacific holds a 32% interest in the Shajiao C plant, a 2,038 MW coal-fired power plant located close to Hong Kong at Shajiao, Guangdong Province, China. Shajiao C is the largest coal-fired power plant in Guangdong Province. The plant is made up of three 679.4 MW units that began commercial operation in June 1996. The operation and off-take agreement has an initial term of 20 years and expires in June 2016.


     SE Asia-Pacific indirectly owns 80% of Southern Energy (Shajiao C) Limited (SESCL). The other 20% of SESCL is owned by a number of minority shareholders, including Bank of China and Kanematsu. Guangdong Province Shajiao (Plant C) Power Generation Corporation (Guangdong Generation Corporation) and SESCL have 60% and 40% interests, respectively, in Guangdong Guanghope Power Co., Ltd. (Guangdong Power), which is the joint venture company that controls the plant. The majority partner, Guangdong Generation Corporation, is a Chinese corporation directly owned by the Guangdong Electric Power Holding Company (GEPC).


     All power produced at the plant is sold to Guangdong Generation Corporation and GEPC. These two entities are responsible for operating and maintaining the plant and are also responsible for coal supply. Each of them receives an operations fee, calculated on the basis of electricity generated and plant availability. While Guangdong Generation Corporation operates the plant pursuant to a contractual agreement between the parties, SE-Asia, in its capacity as a partner in the Guangdong Power joint venture, provides significant management and operational support for the facilities on a day to day basis.



     Payments to Guangdong Power are made in Renminbi. However, payments to cover foreign currency expenses, debt service and an equity return are indexed to U.S. dollars. For the first 10 years of operation (through June 2006), Guangdong Generation Corporation receives the first 30% of distributable after-tax profit. The remaining profits are split 60/40 between Guangdong Generation Corporation (42% overall) and SESCL (28% overall). For years 11 through 20, Guangdong Generation Corporation receives the first 60% of distributable after-tax profit. The remaining profits are split 60/40 between Guangdong Generation Corporation (24% overall) and SESCL (16% overall). The shareholders of Guangdong Power provided funding to that company through a series of loans and capital contributions. It is expected that Guangdong Power will begin repaying these loans in 2000. Shareholder loans and invested capital are to be returned prior to the payment of dividends.



     The loans and capital contributions made to Guangdong Power as of March 31, 2000 are summarized as follows:



                                                           GUANGDONG
                                                          GENERATION    SEAP AND ITS
                                                          CORPORATION   SUBSIDIARIES
                                                          -----------   ------------
                                                            (DOLLARS IN MILLIONS)
Registered Capital......................................    $225.0         $150.0
Shareholder Loans.......................................     270.8          194.8
Shortfall Loans.........................................     149.4           62.1
Early Generation Profit (EGP) Loans.....................      24.8           99.2
                                                            ------         ------
  Total.................................................    $670.0         $506.1
                                                            ======         ======

     All shortfall finance, EGP and shareholder loans bear a coupon interest rate of 10% and are to be repaid once Guangdong Power's external debt is paid in full. Guangdong Power retired its external debt in March 2000. We expect that all available cash will be used to repay loans prior to being applied to dividend payments. We expect that substantially all of the loans we have provided will be repaid by the end of 2003. Shortfall finance loans represent loans made to fund construction costs not financed by equity or other debt. Similarly, shareholder loans are loans made by shareholders to provide additional financing for the construction of the plant. EGP loans relate to early generation profit earned by Guangdong Power. EGP includes income from the sale of electricity and other payments attributable to the time prior to commercial operation. Such income, by agreement, is distributed to Guangdong Power joint venture partners and then lent back to the joint venture company in the form of an EGP loan.



     Guangdong Generation Corporation and GEPC bear demand risk through a contractual take-or-pay requirement, which imposes a minimum annual offtake quantity of approximately 62% of total generation capability, subject to risks such as force majeure and construction defects. The minimum offtake was not achieved during the years 1996-1999. The capacity payment associated with the shortfall in each year has been paid in the respective following year. Guangdong Generation Corporation and GEPC also bear fuel risks. Force majeure affecting fuel delivery does not relieve them of their take-or-pay obligation.


  SHANDONG INTERNATIONAL POWER DEVELOPMENT COMPANY (SIPD)

     On June 30, 1999, we acquired a 9.99% interest in SIPD for $107 million through our subsidiary, SE China. SE China initially purchased 509.5 million, or 40%, of the 1.28 billion shares offered in SIPD's $261 million initial public offering on the Hong Kong Stock Exchange.


     SIPD is the largest independent power producer in China's Shandong province. Shandong Electric Power (Group) Company (SEPCO), the sole purchaser of electricity as well as the grid operator in Shandong province, is the largest shareholder of SIPD. SIPD sells power to SEPCO under an offtake contract, pursuant to which SEPCO agrees to purchase power in an amount based on average generation of all Shandong Province plants under its jurisdiction. The power is purchased by SEPCO at a price pursuant to a tariff intended to allow SIPD to recover costs plus a specified return on its average net book value of fixed assets. In addition, SEPCO has granted to SIPD the right of first refusal to acquire any plant SEPCO chooses to sell. SEPCO has also granted to SIPD an option to acquire, develop and operate future power projects within Shandong province for which SEPCO has development rights.



     At December 31, 1999, SIPD held interests in 18 coal-fired power generating units including two 600 MW units, five 125 MW units and 11 330 MW units for a total installed capacity of 5,125 MW, of which its net ownership interest represents 4,158 MW.



     Shandong province, with a population of 88 million people and an installed electricity generating capacity of more than 18,000 MW, has China's second-largest independent provincial power grid. Shandong is also one of six provinces and municipalities that the Chinese central government has designated as pilot sites for the deregulation of the power industry. We believe that SIPD is well positioned for deregulation by being a low-cost provider with tariffs below the average in the Shandong province and by being more focused on creating shareholder value and having access to international capital markets for fund raising as a publicly traded company.

AUSTRALIA


  Kogan Creek



     Southern Energy Asia-Pacific has formed an alliance with CS Energy Limited (CS Energy) to develop the Kogan Creek Power Station in Queensland and other energy projects in Australia. The alliance stipulates the joint development of the Kogan Creek station, which is expected to be a 750MW coal-fired power station 280 km west of Brisbane, and the potential development of a 385 MW natural gas fired station at Swanbank Power Station near Ipswich. Under the proposed alliance agreement, we will own 60%, and CS Energy 40%, of Kogan Creek. Kogan Creek has received all of its government approvals, including Environment Australia sign-off as well as the Foreign Investment Review Board approval in early June 2000.



     Based on evaluations of the supply and demand balance in Queensland, we and CS Energy are aware of a current surplus of generating capacity, and consequently, plan to proceed with the Kogan Creek project at an undetermined future date based on market demand.



INDIA



  BALAGARH



     We are currently pursuing development of a 500 MW coal-fired power project north of Calcutta, India. We have entered into a shareholders agreement with the Calcutta Electricity Supply Company Limited (CESC), a private sector company which is the local public utility supplying power exclusively to major parts of Calcutta. CESC is the main sponsor of the project and we are the co-sponsor. International Finance Corporation is planning to take a 13% equity stake and to provide approximately $215 million in credit facilities. The project has received all major permits and clearances. We expect to invest approximately $50 million of equity in this project.


REGULATION

  INTERNATIONAL REGULATION

     Our international operations are subject to regulation by various foreign governments and regulatory authorities. The laws and regulations that apply to each of our international projects are more fully discussed under the description of the particular project found elsewhere in this prospectus.

  U.S. PUBLIC UTILITY REGULATION


     The U.S. electric industry is subject to comprehensive regulation at the federal and state levels. Currently, most of our U.S. facilities are EWGs under PUHCA. Our EWGs are subject to regulation by FERC under the Federal Power Act regarding rate matters and by state public utility commissions regarding non-rate matters. The majority of our generation from EWGs is sold at market prices under market rate authority granted by FERC, although FERC has the authority to impose cost of service rate regulation if it determines that market pricing is not in the public interest. Our EWGs are also subject to FERC regulation relating to accounting and reporting requirements, as well as oversight of mergers and acquisitions, securities issuances and dispositions of facilities.


     State or local authorities have historically regulated the distribution and retail sale of electricity, as well as the need for siting and the construction of generating facilities. In addition, our EWGs may be subject to a variety of state and local regulations regarding maintenance and expansion of their facilities and financing capital additions if the financing is subject to state public service commission regulation. Outside of ERCOT, the wholesale power sales of our EWGs are subject exclusively to

FERC regulation under the FPA and to market regulation institutions, such as regional transmission group and independent system operator market monitoring initiatives authorized by FERC.


     We are currently subject to regulation under PUHCA, as a wholly owned subsidiary of a public utility holding company. Prior to the distribution of our common stock by Southern Company, we must continue to conduct our business in accordance with SEC orders authorizing Southern Company and us to engage in the business of developing energy projects and owning and operating EWGs, FUCOs, QFs, domestic and Canadian marketing of natural gas and electricity and other energy-related activities. Prior to the distribution, we may not acquire public utility assets or the securities of public utility companies, unless these assets or companies qualify as EWGs, FUCOs or QFs, without SEC approval under PUHCA.



     In addition, Southern Company is limited in the amount of the aggregate investment it may make in us through the proceeds of its security sales or guarantees to an amount not to exceed 100% of Southern Company's consolidated retained earnings. We and Southern Company have requests pending before the SEC to increase Southern Company's authority to invest in us up to 175% of its consolidated retained earnings and to increase its guarantee authority to a similar extent. Following this offering, Southern Company will no longer provide financing or credit support except for specified transactions or for a limited period of time.



     Southern Company's plan to distribute our common stock to its stockholders requires regulatory approval from both the FERC under the FPA and the SEC under PUHCA. We cannot assure you that the requisite approvals from FERC and the SEC can be obtained on a timely basis or on conditions acceptable to Southern Company and us. Southern Company may determine not to complete the distribution based upon the lack of requisite regulatory approval or an assessment that timely approval cannot be obtained or can be obtained only on conditions unacceptable to Southern Company.


     If any state public service commission becomes concerned that the plan for the distribution of our common stock by Southern Company may adversely affect the consumers in its jurisdiction, the state commission may undertake to review the plan of distribution. Even though the state commission may have no jurisdiction over the distribution, Southern Company or us, any review may delay or prevent Southern Company from completing the distribution.


     It is possible that one or more regulatory authorizations for Southern Company and us to conduct our operations may expire. The authorization under PUHCA which allows us and our subsidiaries to pay dividends from unearned surplus, in accordance with applicable corporate law and applicable covenants to security holders has been extended and will expire June 30, 2001. If Southern Company has not completed the distribution of our common stock by June 30, 2001, and if the SEC does not extend the order beyond that date, cash may be trapped in some of our subsidiaries, reducing our cash management flexibility and increasing our need for working capital and external financing.



     In addition, the SEC order providing the general authorization for Southern Company to acquire our securities and authorizing us to undertake our business of developing and owning and operating FUCOs, EWGs and energy-related subsidiaries is scheduled to expire on December 31, 2000. Southern Company and we intend to seek an extension of this general authority. Other authorizations under PUHCA pertaining to our business extend until the year 2003. Even though rules exempting certain acquisitions and transactions from SEC approval may alleviate the effect of an expiration of the SEC order, the effect of the expiration may be adverse to our business operations.


     Following the distribution we do not expect to be subject to PUHCA unless or until we acquire the securities of a public utility company or public utility assets that are not exempt as an EWG,

FUCO or QF. PUHCA, the FPA and applicable state laws may limit Southern Company and its remaining subsidiaries' ability to contract with or provide services to us.

     Following the distribution of our stock by Southern Company, we will compete with Southern Company. As a result of market information restrictions imposed by the FERC Code of Conduct, we have not had access to market intelligence concerning the Southeast region that is possessed by Southern Company and other energy marketers that have been active in the Southeast region for a number of years.

     Our energy marketing business units are authorized under orders issued by the SEC to conduct electricity and natural gas marketing in the United States and Canada and, through December 31, 2000, to invest up to $300 million to acquire assets related to energy marketing in the United States and Canada. In the event we were to undertake a major acquisition of energy assets in excess of the authority currently authorized which is not a FUCO, EWG or a United States energy-related company, we would be required to seek further PUHCA approvals.

     Congress is considering legislation to modify federal laws affecting the electric industry. Bills have been introduced in the Senate and the House of Representatives that would, among other things, provide retail electric customers with the right to choose their power suppliers. Modifications to PURPA and PUHCA have also been proposed. In addition, various states have either enacted or are considering legislation designed to deregulate the production and sale of electricity. Deregulation is expected to result in a shift from cost-based rates to market-based rates for electric energy and related services. Although the legislation and regulatory initiatives vary, common themes include the availability of market pricing, retail customer choice, recovery of stranded costs and separation of generation assets from transmission, distribution and other assets. It is unclear whether or when all power customers will obtain open access to power supplies. Decisions by regulatory agencies may have a significant impact on the future economics of the power marketing business.

     FERC has issued power and gas transmission initiatives that require electric and gas transmission services be offered on an open-access basis unbundled from commodity sales. Although these initiatives are designed to encourage wholesale market transactions for electricity and gas, we cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission additions in specific markets.

     In Canada, Canadian national and provincial governments have instituted natural gas regulations also designed to encourage the development of competitive markets. However, we cannot predict the timing and scope of the development of a competitive market in Canada or the effect of these or future regulations on these markets.


     Our Birchwood facility is subject to regulation as a QF under PURPA. As a QF, Birchwood is exempted from most provisions of the FPA and state laws relating to securities, rate and financial regulation. PURPA requires electric utilities (i) to purchase electricity generated by QFs at a price based on the utility's avoided cost of purchasing electricity or generating electricity itself, and (ii) to sell supplementary, back-up, maintenance and interruptible power to QFs on a just, reasonable and non-discriminatory basis. To qualify for QF status, the Birchwood facility must satisfy requirements regarding the production of useful thermal energy as well as limitations on the extent of ownership by utilities or utilities affiliates.


     ENVIRONMENTAL REGULATION

     Our operations are subject to extensive federal, state, local and foreign laws and regulations relating to air quality, water quality, waste management, natural resources and health and safety. Our projects and facilities in foreign markets create exposures and obligations to the national, provincial and local laws of each host country, including environmental standards and other requirements imposed by these governments. Our compliance with these environmental requirements necessitates significant capital and operating expenditures related to monitoring, pollution control equipment, emission fees and permitting at various operating facilities. Our expenditures, while not prohibitive in the past, are anticipated to increase in the future along with the increase in stricter standards, greater regulation, more extensive permitting requirements and an increase in the number and types of assets we operate that are subject to environmental regulation. We cannot assure you that future compliance with these environmental requirements will not adversely affect our operations or financial condition.

     Our operations in Europe are subject to comprehensive environmental regulation similar to that in the United States, and these regulations are expected to become more stringent in the future. Additionally, like many countries of the world, the governments of China, the Philippines, Trinidad and Tobago and several other countries recently have proposed increased environmental regulation of many industrial activities, including increased regulation of air quality, water quality and solid waste management. The scope and extent of these newly proposed environmental regulations is unclear.

     Over the past several years, the utility industry, state, federal and foreign governments and international organizations have been concerned about global climate change. Because our fossil fuel-fired plants emit carbon dioxide, the costs of any "greenhouse gas" restrictions could adversely affect our operations. The impact of the Kyoto Treaty on our domestic and foreign facilities and operations remains uncertain.


     The environmental laws and regulations in the United States illustrate the comprehensive environmental regulations which govern our operations. Our most significant environmental requirements in the U.S. result from the Clean Air Act and the 1990 Clean Air Act Amendments. Under the Clean Air Act, we are required to comply with a broad range of restrictions concerning air emissions, operating practices and pollution control equipment. Several of our facilities are located in metropolitan areas such as New York City, Boston, Chicago or San Francisco, classified by EPA as not achieving the ambient air quality standards which trigger the most stringent air regulation requirements.



     In the future, we anticipate increased regulation of our facilities under the Clean Air Act and applicable state laws and regulations concerning air quality. EPA, several states and several foreign countries are in the process of enacting more stringent air quality regulatory requirements. For example, EPA recently promulgated a new regulation, known as the "Section 126 Rule," which allocates nitrogen oxide (NOx) emissions allowances to various electric generating facilities in Delaware, Indiana, Kentucky, Maryland, Michigan, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Virginia, West Virginia and the District of Columbia. We expect to incur additional compliance costs as a result of these developments. The Section 126 Rule becomes effective on May 1, 2003. If a plant exceeds its allocated allowances under this rule, the plant must purchase additional, unused allowances from other regulated plants. EPA also has established NOx emission caps for several eastern states which must be implemented by these states beginning May 1, 2003. The State of New York is also developing regulations to further reduce NOx and sulfur dioxide emissions.


     Several other environmental laws in the United States also affect our operations. For example, we are required under the Clean Water Act to comply with effluent and intake requirements, technological controls and operating practices. Our wastewater discharges are permitted under the Clean Water Act, and our permits under the Clean Water Act are subject to review every five years. As with air quality, the requirements applicable to water quality are expected to increase in the future. We expect to incur additional compliance costs as a result of the increased regulation of water quality.

     Our facilities are also subject to several waste management laws and regulations in the United States. The Resource Conservation and Recycling Act
(RCRA) sets forth very comprehensive requirements for handling of solid and hazardous wastes. The generation of electricity produces non-hazardous and hazardous materials, and we incur substantial costs to store and dispose of waste materials from our facilities. Recently, EPA indicated that it may begin to regulate fossil fuel combustion materials, including types of coal ash, as hazardous waste under RCRA. If EPA implements its initial proposals on this issue, we may be required to change our current waste management practices and expend significant resources on the increased waste management requirements caused by EPA's change in policy.



     From time to time, the federal Comprehensive Environmental Response, Compensation and Liability Act, known as the Superfund or CERCLA, applies to our facilities or other sites in the United States. CERCLA establishes a framework for dealing with the cleanup of contaminated sites. Many states, like Massachusetts, New Jersey and Georgia, have enacted state superfund statutes. Under these laws, we are required to undertake, from time to time, corrective action for soil and groundwater conditions identified at our facilities. We are currently undertaking corrective action at some of our recently acquired facilities for conditions that were identified during our due diligence related to the acquisition. We have purchased environmental insurance to cover some of these conditions, as well as other unknown environmental conditions, when we initially acquired some of our facilities. We do not expect these corrective actions to require significant expenditures.



     In connection with asset acquisitions and other transactions, we also may obtain or be required to provide indemnification against environmental liabilities and responsibilities. Typically, indemnification we receive is limited in scope and time period. In some transactions, we did not receive an environmental indemnity. To minimize our exposure for such liabilities, we conduct environmental assessments of the assets we wish to acquire or operate. Thus far, we have not incurred any material environmental liabilities arising from our acquisition or divestiture activities.



     We have not incurred material costs for environmental remediation in the past three years. We currently plan to spend approximately $50 million during the remainder of 2000 and in 2001 to retrofit pollution control equipment on its existing assets. We spent approximately $37 million during 1999 and the first half of 2000 to retrofit pollution control equipment.


     We believe we are in compliance in all material respects with applicable environmental laws. However, while we believe our procedures and facilities comply with applicable environmental laws and regulations, we cannot provide assurances that additional costs will not be incurred as a result of more stringent requirements.

EMPLOYEES


     At December 31, 1999, our corporate offices and majority owned or controlled subsidiaries employed approximately 6,400 persons. This number includes approximately 700 in the corporate headquarters in Atlanta and at SCEM and approximately 5,700 at operating facilities. Approximately 440 of our domestic employees are subject to collective bargaining agreements with one of the following unions: International Brotherhood of Electrical Workers (IBEW), Utilities Workers of America or United Steel Workers. About 2,200 of our employees in international business units belong to unions. These unions include IBEW and Grand Bahamas Port Authority Workers in the Bahamas; Oilfield Workers Trade Union and Senior Staff Association in Trinidad and Tobago; UNISON, Amalgamated Engineering and Electrical Union, General Municipal Boilermakers Union, Engineers and Managers Association and Transport and General Workers Union in England; Sindicato de Luz y Fuerza in Argentina; and Sindicato Arica-Parincota, Sindicato Trabajadores Edelnor Iquique, Sindicato Trabajadores Segunda Region, Sindicato Edelnor S.A. and Sindicato

Ingenieros de Ejecucion in Chile. We believe we have satisfactory relations with both union and non-union employees.

FACILITIES/PROPERTIES

     Our corporate offices currently occupy approximately 242,000 square feet of leased office space in Atlanta, Georgia. We are in the process of relocating our corporate offices into a new two-building facility occupying approximately 357,000 square feet, currently under construction in Atlanta, Georgia. SCEM began occupying the first completed phase of this building, a 67,000 square feet state-of-the-art marketing and risk management facility, in December 1999. We anticipate moving the remainder of our corporate offices to the second building, a 290,000 square foot office building, between September and December 2000. We have signed long-term leases for these facilities.

     In addition to our corporate office space, we lease or own various real property and facilities relating to our projects and our development activities. Our project facilities are generally described under the project descriptions contained elsewhere in this prospectus. We believe that we have satisfactory title to our project facilities in accordance with standards generally accepted in the energy industry, subject to exceptions which, in our opinion, would not have a material adverse effect on the use or value of the facilities.

     We believe that all of our existing office and generating facilities, including the facilities under construction, are adequate for our needs through calendar year 2000. If we require additional space, we believe that we will be able to secure space on commercially reasonable terms without undue disruption to our operations.

LEGAL PROCEEDINGS


     In September 1999, the State of Minas Gerais, Brazil filed a lawsuit in a state court seeking temporary relief against SEB exercising voting and appointment rights under the shareholders agreement between the state and SEB regarding their interest in CEMIG, as well as a permanent rescission of the agreement. The core issue in the dispute is whether the shareholders agreement unconstitutionally transfers control of CEMIG from the state to SEB, which transfer would have required specific legislative authorization. A lower court judge denied the state's request, but one member of a three-judge State Appellate Court granted a temporary injunction pending the outcome of the litigation regarding rescission of the shareholders agreement. This injunction, however, does not affect the status of the CEMIG directors appointed by SEB, as SEB's right to appoint these directors is not derived from the agreement. On March 23, 2000, the lower court judge in Minas Gerais ruled that the shareholders agreement was invalid. SEB has appealed this decision. We cannot assure you that we will be successful in appealing this ruling or in defending the constitutionality of the provisions of the shareholders agreement. Our failure to prevail on this matter would limit our control of the operations of CEMIG, which may have an adverse effect on our investment in CEMIG.



     SE California and its subsidiaries SE Delta and SE Potrero acquired generation assets from PG&E in April 1999 subject to RMR agreements. SE California assumed these agreements from PG&E subject to the outcome of a FERC proceeding initiated in October 1997 that will determine the percentage of a settled $158.8 million revenue requirement to be paid to the SE California parties under the RMR agreements. SE California contends that the amount paid by the ISO should reflect an allocation based on the ISO's right to call on the units (as defined by the RMR agreements) and the ISO's actual calls. This approach would result in annual payments by the ISO of approximately $120 million, or 75% of the settled fixed revenue requirement. The decision in this case will affect the amount CAISO will pay to SE Delta and SE Potrero for the period from June 1, 1999 through December 31, 2001. On June 7, 2000, the administrative law judge (ALJ) presiding over the proceeding issued an initial decision in which the ALJ allocated responsibility for payment of approximately 3% of the revenue requirement to the CAISO. On July 7, 2000, SE California appealed the ALJ's decision to the FERC. A final FERC order in this proceeding may be appealed to the U.S. Court of Appeals. The outcome of this appeal cannot now be determined.



     If SE California is unsuccessful in its appeal of the ALJ's decision, SE California will be required to refund certain amounts of the revenue requirement billed to the CAISO for the period from June 1, 1999 until the final disposition of the appeal. The amount of this refund as of May 31, 2000 would have been approximately $91 million and would have reduced net income by approximately $50 million. These amounts do not include interest that would be payable in the event of a refund. If SE California is unsuccessful in its appeal, it plans to pursue other options available under the reliability must-run agreements to mitigate the impact of the ALJ's decision upon its future operations. The outcome of this appeal is very uncertain, and we cannot assure you that we will be successful.



     On January 18, 2000, EPA published a new regulation, known as the "Section 126 Rule," which allocates nitrogen oxide emissions allowances to various electric generating facilities in Delaware, Indiana, Kentucky, Maryland, Michigan, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Virginia, West Virginia and the District of Columbia. This regulation becomes effective on May 1, 2003. We believe that the NOx allowances allocated to Birchwood are incorrect due to EPA's use of incorrect data. On March 17, 2000, Birchwood filed an appeal of the Section 126 Rule with EPA to challenge the NOx emission allowances for the Birchwood facility. A brief in support of the appeal was filed on June 14, 2000. EPA's response is expected in August 2000. We are continuing with efforts to settle this dispute with EPA.



     Along with several other electric generators which own facilities in New York, in October 1999 we received an information request from the State of New York concerning the air quality control implications of various repairs and maintenance activities of SE New York at its Lovett facility. SE New York responded fully to this request and provided all of the information requested by the State. The State of New York issued notices of violation (NOV) to some of the utilities being investigated. The state issued a NOV to the previous owner of Plant Lovett, ORU, alleging violations associated with the operation of Plant Lovett prior to the acquisition of the plant by SE New York. To date, SE New York has not received a NOV. We disagree with the allegations of violations in the NOV. The NOV does not specify corrective actions which the State of New York may require. Under the sales agreement with ORU for Plant Lovett, ORU is responsible for fines and penalties arising from historical operations, but SE New York may be responsible for the cost of purchasing and installing emission control equipment, the cost of which may be material.



     We acquired the State Line station in Hammond, Indiana from Commonwealth Edison on December 31, 1997. On July 28, 1998, an explosion occurred causing a fire and substantial damage to the plant. The precise cause and origin of the explosion and fire are still under investigation. Thus far, seven personal injury lawsuits have been filed against us and our affiliates. Five of these lawsuits were filed in the Circuit Court in Cook County, Illinois in August and September, 1998. We filed a motion to dismiss all five of these cases in 1998 for lack of "in personam" jurisdiction. The motion was denied in August 1999. In October 1999, the Appellate Court of Illinois granted our petition for leave to appeal. Briefs and reply briefs have been filed on the jurisdiction issue and the parties presently await the setting of a date for oral argument, which is anticipated to occur before the end of September. Given the posture of the motion, no discovery has been allowed to date. The outcome of this motion cannot now be determined. The two remaining cases were filed in Lake County Circuit Court, Crown Point, Indiana, one in July 1998 and the other in April 2000. The plaintiffs in all of these cases are seeking money damages for personal injuries and related costs and expenses.

     Except for the CEMIG litigation, the SE California proceedings, the Birchwood Section 126 issue, the SE New York information request, the State Line litigation and the NOV issued to the previous owners of Plant Lovett, we are not a party to any material legal proceedings. We experience routine litigation from time to time in the normal course of our business, none of which is expected to have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth information with respect to our directors, executive officers and key employees as of the date of this prospectus.



NAME                                AGE                           POSITION
----                                ---                           --------
A. W. Dahlberg....................  60    Director and Chairman of the Board
S. Marce Fuller...................  40    President, Chief Executive Officer and Director
Raymond D. Hill...................  53    Executive Vice President and Chief Financial Officer
Richard J. Pershing...............  53    Executive Vice President and Chief Executive Officer,
                                          Americas
Frederick D. Kuester..............  49    Senior Vice President and Chief Executive Officer,
                                          Asia-Pacific
Barney S. Rush....................  48    Senior Vice President and Chief Executive Officer,
                                          Europe
Vance N. Booker...................  46    Senior Vice President, Administration and External
                                          Affairs
Andrew J. Dearman, III............  46    Senior Vice President and Chief Technical Officer
Douglas L. Miller.................  49    Senior Vice President and General Counsel
Gary J. Morsches..................  40    President of Southern Company Energy Marketing, L.P.
James A. Ward.....................  47    Senior Vice President, Finance and Accounting
Edgardo A. Bautista...............  65    President, Southern Energy Holdings Philippines, Inc.
H. Allen Franklin.................  55    Director
Elmer B. Harris...................  61    Director
W. L. Westbrook...................  61    Director



     A. W. DAHLBERG is expected to be named our Chairman in August 2000 and has served as one of our directors since April 1996. He also serves as Chairman of the Board and Chief Executive Officer of Southern Company, a position he has held since March 1995. Mr. Dahlberg previously served as President of Southern Company from 1994 until June 1999. He is a director of Equifax, Inc., Protective Life Corporation and SunTrust Banks, Inc. Mr. Dahlberg joined Southern Company in 1960.


     S. MARCE FULLER has been our President and Chief Executive Officer and one of our Directors since July 1999. From September 1997 to July 1999, she was President and Chief Executive Officer of SCEM and one of our Executive Vice Presidents from October 1998 to July 1999. From May 1996 to September 1997, Ms. Fuller was Senior Vice President of our North America division, in charge of our North American operations and business development. Prior to that, from February 1994 to May 1996, she was our Vice President for domestic business development. Ms. Fuller is also a director of Curtiss-Wright Corporation. Ms. Fuller joined Southern Company in 1985 and joined us in 1992.

     RAYMOND D. HILL has been our Chief Financial Officer since 1999 and one of our Executive Vice Presidents since October 1998. He has responsibility for overall financial management of our company. Mr. Hill is also the Chairman of our subsidiary SE Asia-Pacific, having previously served as its Managing Director from July 1997 to December 1998. From 1993 to July 1997, he served as Chief Financial Officer and Senior Vice President. Prior to joining us in 1993, Mr. Hill served as a Managing Director at Lehman Brothers, an investment banking firm.

     RICHARD J. PERSHING has been Chief Executive Officer, Americas group, since August 1999 and one of our Executive Vice Presidents since October 1998. He is responsible for our North American, South American and the Caribbean operations. Mr. Pershing is also responsible for the development, acquisition, ownership and operation of energy generation investments and marketing and risk management through SCEM. From November 1997 to October 1998, he was one of our Senior Vice Presidents. Prior to joining us in 1992, Mr. Pershing previously held various executive and management positions at Georgia Power. He joined Southern Company in 1971.


     FREDERICK D. KUESTER has been Chief Executive Officer, Asia-Pacific group, since August 1999 and one of our Senior Vice Presidents since August 1999. He oversees asset management and project development in the Asia-Pacific region. He is also on the board of directors of SIPD, a power company in which we hold a 9.99% interest. In addition, since November 1998, he has served as Chief Executive Officer of SE Asia-Pacific, one of the largest independent power producers in Asia. From January 1997 to November 1998 Mr. Kuester served as director of the commercial group at SE Asia-Pacific. Prior to that, Mr. Kuester served as vice president of power generation for Mississippi Power Company, a subsidiary of Southern Company. Mr. Kuester started his career at Southern Company in 1971.


     BARNEY S. RUSH has been Chief Executive Officer, Europe group and one of our Senior Vice Presidents since August 1999. He is responsible for asset management, business development and marketing and risk management operations for the region. Mr. Rush is also chairman of the supervisory board of Bewag, the German utility in which we have a 26% ownership interest. Until August 1999, he served as vice president responsible for acquisitions and as managing director of Southern Energy Development -- Europe, since May 1996 and September 1997, respectively. Prior to joining us in May 1996, Mr. Rush was executive vice president for business development and finance at Oxbow Power Corporation. He has also held various positions at Lehman Brothers, including senior vice president, in project finance and the utility and telecommunications group.

     VANCE N. BOOKER has been our Senior Vice President, Administration and External Affairs since August 1999. He is responsible for administration and external affairs, which includes human resources, information resources, corporate communications, economic development and corporate services. Mr. Booker was previously our Vice President, Administration. Prior to joining us in July 1996 he held various positions at Southern Company in strategic planning, human resources, accounting and finance. Mr. Booker joined Southern Company in 1975.


     ANDREW J. DEARMAN, III has been our Senior Vice President and Chief Technical Officer since September 1999. He is responsible for our construction, environmental, operations and maintenance technical support and safety programs. Previously, from April 1997 until September 1999, Mr. Dearman was vice president of power generation and delivery at Mississippi Power Company, a subsidiary of Southern Company. From January 1995 to April 1997, he was division vice president for Alabama Power Company, a subsidiary of Southern Company. Mr. Dearman joined Southern Company in 1975.


     DOUGLAS L. MILLER has been our Senior Vice President and General Counsel since he joined us in October 1999. He directs outside counsel and oversees company programs to comply with the laws and regulations of states and countries where we conduct our business. From 1997 until he joined us in 1999, Mr. Miller was managing partner of the Troutman Sanders LLP Hong Kong office where he oversaw the Project Development and Finance Practice Group. Mr. Miller joined Troutman Sanders in 1975.


     GARY J. MORSCHES has been President of SCEM since October 1999. He oversees marketing, asset and risk management, market development, legal, financial, research and human resources functions of SCEM, our energy marketing and risk management partnership with Vastar. From October 1998 to October 1999, Mr. Morsches served as senior vice president and chief operating officer of SCEM. Mr. Morsches joined us in 1997 as vice president of trading, a position he held until October 1998. Prior to joining us he served in various commercial roles with Sostram Corporation, Enron, Access Energy and Diamond Shamrock Refinery & Marketing Company.


     JAMES A. WARD has been our Senior Vice President, Finance and Accounting and Controller since August 1999. He is responsible for overseeing our business planning and financial and management reporting functions including SEC reporting, tax planning, structuring and compliance. From June 1994 to August 1999, Mr. Ward served as our Vice President, Controller and Assistant Treasurer. He joined Southern Company in 1978.

     EDGARDO A. BAUTISTA has been President of Southern Energy Holdings Philippines, Inc., a wholly-owned subsidiary of SE Asia-Pacific, since shortly after our acquisition of SE Asia-Pacific in January 1997. Since December 1997, he has also been a member of the SE Asia-Pacific board of directors. In his current role, Mr. Bautista provides the overall leadership for our business in the Philippines. From 1995 to 1997 he was President and Director of Hopewell Energy Philippines Corporation, a predecessor company to Southern Energy Holdings Philippines, Inc. Mr. Bautista joined us in 1997.


     H. ALLEN FRANKLIN has been one of our directors since May 1993. He also serves as President and Chief Operating Officer of Southern Company, a position he has held since June 1999. Mr. Franklin previously served as President and Chief Executive Officer of Georgia Power, and executive vice president of Southern Company from 1994 until June 1999. He is a director of SouthTrust Corporation and Southern Company subsidiaries Alabama Power Company, Georgia Power Company and Gulf Power Company. Mr. Franklin joined Southern Company in 1970.


     ELMER B. HARRIS has been one of our directors since April 1997. He also serves as Executive Vice President of Southern Company and is President and Chief Executive Officer of Alabama Power, a subsidiary of Southern Company, positions he has held since March 1989. Mr. Harris joined Southern Company in 1958. He is a director of Southern Company, Alabama Power Company and AmSouth Bancorporation.


     W. L. WESTBROOK has been one of our directors since May 1993. He also serves as Financial Vice President, Chief Financial Officer and Treasurer of Southern Company and Executive Vice President of Southern Company Services, a subsidiary of Southern Company, positions he has held since April 1995. Mr. Westbrook is responsible for accounting, finance, tax, investor relations, treasury and risk management functions at Southern Company. Mr. Westbrook joined Southern Company in 1964.


BOARD STRUCTURE AND COMPENSATION


     Beginning the day that Southern Company (or a majority-owned subsidiary of Southern Company) ceases to own at least 33 1/3% of our common stock, our board of directors will be divided into three classes serving staggered three-year terms.


     Directors who are also our employees or employees of Southern Company will receive no remuneration for serving as directors or committee members. Our non-employee directors will receive an annual retainer of $60,000 in our stock and meeting fees of $2,500 for each board meeting and $1,250 for each committee meeting. Directors may defer payment of their compensation. Directors do not receive retirement, health or life insurance.

BOARD COMMITTEES


     Our board will have three standing committees: an audit committee, a
compensation committee and a nominating committee. Messrs. [       ], [       ]
and [       ] will be appointed as the initial members of the audit committee.
Messrs. [               ], [               ] and [               ] will be
appointed as the initial members of the compensation committee.

Messrs. [               ], [               ] and [          ] will be appointed
as the initial members of the nominating committee.



     As additional persons join the board in connection with and following this offering, we expect that membership on some of these committees will be modified and that we will complete the appointment of other members to some of these committees. Upon the distribution of our common stock by Southern Company, all of our directors who are directors or officers of Southern Company will resign from their positions at either Southern Company or our company.



     The nominating committee is charged with the nomination of new directors. The nominating committee will also make recommendations, regarding the compensation of directors. The audit committee will select the independent public accountants to audit our annual financial statements and will establish the scope and oversee the annual audit. The audit committee will also be responsible for risk management and control and credit policies. The audit committee will also be responsible for acting on our behalf in connection with transactions in which Southern Company has an interest adverse to us. The compensation committee will approve and administer compensation and employee benefit plans and determine the compensation of the chief executive officer and other senior officers. Our board may establish other committees from time to time to facilitate the management of our business and affairs.


STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     All of our stock is currently owned by Southern Company and thus none of our officers, directors and director nominees own any of our common stock.


     The following table sets forth information as of December 31, 1999 with respect to the beneficial ownership of the Southern Company common stock by each director, the named executive officers, and all of our directors and executive officers as a group. Except as otherwise indicated in the footnotes, each individual has sole voting and investment power with respect to the shares set forth in the following table.



                                                                          SHARES BENEFICIALLY
                                                                             OWNED INCLUDE
                                                                   ----------------------------------
                                                                        SHARES
                                                                   INDIVIDUALS HAVE
                                            SHARES      PERCENT    RIGHTS TO ACQUIRE   SHARES HELD BY
                                         BENEFICIALLY      OF           WITHIN             FAMILY
NAME OF BENEFICIAL OWNER                   OWNED(1)     CLASS(2)      60 DAYS(3)         MEMBERS(4)
------------------------                 ------------   --------   -----------------   --------------
A. W. Dahlberg.........................     522,928            *         452,027               0
S. Marce Fuller........................      23,842            *          19,650               0
Raymond D. Hill........................      21,918            *          19,650               0
Richard J. Pershing....................      44,685            *          19,650               0
Frederick D. Kuester...................      25,468            *          17,871           3,596
Barney S. Rush.........................       8,183            *           6,426               0
H. Allen Franklin......................     220,337            *         191,114               0
Elmer B. Harris........................     260,741            *         219,394             310
W. L. Westbrook........................     116,450            *          48,959              76
Thomas G. Boren........................      92,737            *          89,097              10
All executive officers and directors as
  a group (14 persons).................   1,391,050            *       1,119,334           3,992


-------------------------

 *  Less than 1% of outstanding shares.

(1) Beneficial ownership means the sole or shared power to vote, or to direct the voting of, a security, or investment power with respect to a security, or any combination thereof.

(2) Based on 648,694,000 shares of Southern Company common stock outstanding on March 27, 2000.


(3) Indicates shares of the Company's common stock that executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.


(4) Each director and officer disclaims any interest in the shares held by family members. Shares indicated are included in the Shares Beneficially Owned column.

COMPENSATION OF EXECUTIVE OFFICERS


     The following table sets forth compensation information for the chief executive officer and the four other executive officers who, based on salary and bonus compensation, were the most highly compensated for the year ended December 31, 1999. All information set forth in this table reflects compensation earned by these individuals for services with us and our subsidiaries for the year ended December 31, 1999.



                           SUMMARY COMPENSATION TABLE



                                           ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                    ----------------------------------   ---------------------------------------
                                                                          RESTRICTED    NUMBER OF
                                                          OTHER ANNUAL      STOCK       SECURITIES
                                     SALARY     BONUS     COMPENSATION      AWARDS      UNDERLYING       LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     ($)        ($)         ($)(3)         ($)(4)      OPTIONS(5)    PAYOUTS(6)   COMPENSATION(7)
---------------------------  ----   --------   --------   ------------   ------------   ----------    ----------   ---------------
S. Marce Fuller............  1999   $341,462   $465,231     $ 1,146        $400,000       17,988(SO)        --         $17,274
  Chief Executive
  Officer(1)                                                                              88,851(SEI)
Raymond D. Hill............  1999    297,616    300,000          75         300,000       12,988(SO)        --          16,078
  EVP and CFO                                                                             88,851(SEI)
Richard J. Pershing........  1999    297,616    300,000      18,652         300,000       12,988(SO)        --          16,462
  EVP, Americas Group                                                                     88,851(SEI)
Frederick D. Kuester.......  1999    240,635    300,000          --         100,000       10,391(SO)    39,737          13,299
  SVP, Asia Group                                                                         52,375(SEI)
Barney S. Rush.............  1999    219,097    199,750          --         100,000        7,689(SO)        --          11,874
  SVP, Europe Group                                                                       46,919(SEI)
Thomas G. Boren............  1999    235,577    256,667       6,582              --            0(SO)        --         765,607
  Chief Executive
    Officer(2)                                                                           137,173(SEI)


-------------------------


(1) S. Marce Fuller was named our president and chief executive officer on July 20, 1999.



(2) Thomas G. Boren served as our chief executive officer and executive vice president of Southern Company until July 20, 1999. He retired on July 31, 1999. Upon his retirement, he was paid a severance amount of $750,000 and it was agreed he would receive a pro-rata bonus through July 31, 1999 from the Southern Energy Resources, Inc. Short-Term Incentive Plan for the 1999 plan year. This has been paid and the amount ($256,667) is included in the above table. Mr. Boren is also entitled to receive future payouts for awards under the Southern Energy Resources, Inc. Deferred Incentive Compensation Plan and the Southern Energy Resources, Inc. Value Creation Plan.



(3) No executive listed above received perquisites or personal benefits that exceeded 25% of the total perquisites and other personal benefits reported. The amounts in this column represent reimbursements during the fiscal year for the payment of taxes.

(4) The amounts in the column reflect grants of phantom stock in 1999. Each of these grants is more fully described in the "-- Employment Contracts" section.



(5) (SO) indicates options to acquire Southern Company common stock.
    (SEI) indicates units granted under the Southern Energy, Inc. Value Creation Plan.



(6) Represents a payout to Mr. Kuester under the Southern Company Performance Incentive Plan for the 4-year period ending December 31, 1999.



(7) Our contributions in 1999 to the Employee Savings Plan, Employee Stock Ownership Plan, and non-pension related accruals under the Supplemental Benefit Plan, as well as the separation payment to Mr. Boren described in footnote (2) are provided in the following table:



                                                                                         TOTAL ALL
                                              SEPARATION                                   OTHER
NAME                                           PAYMENT     ESP($)   ESOP($)   SBP($)    COMPENSATION
----                                          ----------   ------   -------   -------   ------------
S. Marce Fuller.............................        --     5,691      897      10,686      17,274
Raymond D. Hill.............................        --     7,200      897       7,981      16,078
Richard J. Pershing.........................        --     7,401      897       8,164      16,462
Frederick D. Kuester........................        --     6,578      897       5,824      13,299
Barney S. Rush..............................        --     6,891      897       4,086      11,874
Thomas G. Boren.............................   750,000     4,500      897      10,210     765,607



SOUTHERN COMPANY STOCK OPTIONS


     The following table shows all grants of options to acquire shares of Southern Company common stock to the executive officers named in the summary compensation table in the "-- Executive Compensation" section above in the year ended December 31, 1999.

     Unless exercised prior thereto, the options to purchase Southern Company common stock reflected below will be replaced with options to purchase our common stock in connection with the completion of the distribution. See "Agreements Between Us and Southern Company -- Employee Matters Agreement."

             SOUTHERN COMPANY OPTION GRANTS DURING FISCAL YEAR 1999

                                  NUMBER OF      PERCENT OF TOTAL
                                  SECURITIES         OPTIONS
                                  UNDERLYING        GRANTED TO      EXERCISE
                                   OPTIONS         EMPLOYEES IN      PRICE     EXPIRATION      GRANT DATE
NAME                            GRANTED (#)(1)    FISCAL YEAR(2)     ($/SH)       DATE      PRESENT VALUE(3)
----                            --------------   ----------------   --------   ----------   ----------------
S. Marce Fuller...............      17,988             0.85%        $26.5625   07/19/2009       $113,145
Raymond D. Hill...............      12,988             0.62          26.5625   07/19/2009         81,695
Richard J. Pershing...........      12,988             0.62          26.5625   07/19/2009         81,695
Frederick D. Kuester..........      10,391             0.49          26.5625   07/19/2009         65,360
Barney S. Rush................       7,689             0.36          26.5625   07/19/2009         48,364
Thomas G. Boren...............           0             0.00               --           --             --

-------------------------

(1) Stock option grants in Southern Company common stock were made from Southern Company's Performance Stock Plan on July 19, 1999 and vest annually at a rate of 33% on the anniversary date of the grant. Grants fully vest upon termination because of death, total disability or retirement. Exercise price is the average of the high and low fair market value of Southern Company's common stock on the date granted.

(2) A total of 2,108,818 stock options were granted in 1999.

(3) Value was calculated using the Black-Scholes option valuation model. The actual value, if any, ultimately realized depends on the market value of Southern Company's common stock at a future date. Significant assumptions are shown below.

                                                              DISCOUNT FOR
                                                            FORFEITURE RISK:
                 RISK-FREE                                --------------------
                  RATE OF         DIVIDEND                BEFORE      BEFORE
VOLATILITY        RETURN         OPPORTUNITY     TERM     VESTING   EXPIRATION
----------   -----------------   -----------   --------   -------   ----------
  20.74%           5.79%             50%       10 years    7.79%      13.40%


AGGREGATED SOUTHERN COMPANY OPTIONS EXERCISED IN 1999 AND YEAR-END OPTION VALUES



     The following table shows aggregate exercises of options to purchase Southern Company common stock in the year ended December 31, 1999 by the executive officers named in the summary compensation table in the "-- Executive Compensation" section above.



       1999 SOUTHERN COMPANY OPTION EXERCISES AND YEAR-END OPTION VALUES



                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                      NUMBER OF                       OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                       SHARES                      DECEMBER 31, 1999           DECEMBER 31, 1999(1)
                                     ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                                  EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                 -----------   --------   -----------   -------------   -----------   -------------
S. Marce Fuller....................       0           $0        19,650         32,660        $ 23,623        $11,258
Raymond D. Hill....................       0            0        19,650         27,660          23,623         11,258
Richard J. Pershing................       0            0        19,650         27,660          23,623         11,258
Frederick D. Kuester...............       0            0        17,871         20,217          25,403          7,884
Barney S. Rush.....................       0            0         6,426         14,240           9,450          4,725
Thomas G. Boren(2).................       0            0        89,097              0         160,360              0


-------------------------


(1) Represents the excess of the fair market value of Southern Company's common stock of $23.50 per share, as of December 31, 1999, above the exercise price of the options.



(2) Following the distribution, Mr. Boren's stock options will remain exercisable for shares of Southern Company stock.



SOUTHERN ENERGY, INC. VALUE CREATION PLAN



     In 1997, we initiated a long-term incentive plan, the value creation plan, which grants units to eligible employees to receive appreciation over a base value. The value creation plan was designed to mimic a stock option/stock appreciation rights plan in almost all manners except that the valuation of units is done internally and participants do not have a right to actual ownership in our company.



     Employees have been granted two types of units: standard units, which, when exercised, pay the employee any appreciation over a fixed base value, and indexed units which, when exercised, pay the eligible employee for any appreciation over a base value which increases each year by 13%. Standard units vest 25% per year for four years, and indexed units vest 100% after four years.



     The value of these units is determined once per year and is based on our discounted future cash flows ("DCF"). The subsequent increases/decreases in a unit's value are based on the percentage change in this DCF calculation year over year. The DCF calculation is computed by us and verified by our independent auditors. The DCF calculation, in the year that a unit is awarded, is the basis for determining the unit's base value.



     We record compensation expense for any unit value in excess of the base price, taking vesting into account. As of December 31, 1999, we had 3.1 million standard units outstanding at an average base price of $10.67 per unit and 3.0 million indexed units outstanding at an average base price of $12.77 per unit.



     For further discussion on how the outstanding units currently awarded under the value creation plan will be treated following this transaction, see the section below entitled "-- Value Creation Plan Conversion."



     The table below describes the units awarded by the compensation committee under the value creation plan to the executive officers named in the summary compensation table in the "-- Executive Compensation" section above.



           VALUE CREATION PLAN UNITS GRANTED DURING FISCAL YEAR 1999



                                                                                        POTENTIAL REALIZED VALUE
                                                                                         AT ASSUMED ANNUAL RATES
                                                  PERCENT OF                                  OF BASE VALUE
                                                  TOTAL UNITS                             APPRECIATION FOR UNIT
                                                  GRANTED TO       BASE                           TERM
                                NUMBER OF        EMPLOYEES IN     PRICE    EXPIRATION   -------------------------
NAME                        UNITS GRANTED (1)   FISCAL YEAR (2)   ($/SH)      DATE          5%            10%
----                        -----------------   ---------------   ------   ----------   -----------   -----------
S. Marce Fuller...........        88,851             5.0%         $11.61   6/30/2009       649,882     1,640,189
Raymond D. Hill...........        88,851              5.0          11.61   6/30/2009       649,882     1,640,189
Richard J. Pershing.......        88,851              5.0          11.61   6/30/2009       649,882     1,640,189
Frederick D. Kuester......        52,375              2.9          11.61   6/30/2009       383,085       966,842
Barney S. Rush............        46,919              2.6          11.61   6/30/2009       343,180       866,124
Thomas G. Boren...........       137,173              7.7          11.61   6/30/2009     1,003,324     2,532,213


-------------------------


(1) The above value creation plan units were granted on March 15, 1999 with a base price set at $11.61. These units vest annually at a rate of 25% on each anniversary of their grant.



(2) Percentages based on a total of 1,780,793 units granted in 1999, consisting of 1,455,655 standard units and 325,138 indexed units. No indexed units were granted to the named executive officers.

     The following table shows aggregate exercises of units in the year ended December 31, 1999 by the executive officers named in the summary compensation table in the "-- Executive Compensation" section above.



          AGGREGATED UNITS EXERCISED IN 1999 AND YEAR END UNIT VALUES



                                                                                        VALUE OF UNEXERCISED
                                                                                       IN-THE-MONEY UNITS AT
                                                         NUMBER OF UNITS AT                 DECEMBER 31,
                              NUMBER OF                 DECEMBER 31, 1999 (1)                 1999 (2)
                                UNITS      VALUE     ---------------------------    ----------------------------
NAME                          EXERCISED   REALIZED   EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                          ---------   --------   -----------   -------------    -----------    -------------
S. Marce Fuller.............      0          $0        40,128(S)      163,836(S)     $164,817(S)     $524,772(S)
                                                            0(I)      453,995(I)            0(I)            0(I)
Raymond D. Hill.............      0           0        40,128(S)      163,836(S)      164,817(S)      524,772(S)
                                                            0(I)      453,995(I)            0(I)            0(I)
Richard J. Pershing.........      0           0        40,128(S)      163,836(S)      164,817(S)      524,772(S)
                                                            0(I)      453,995(I)            0(I)            0(I)
Frederick D. Kuester........      0           0        26,675(S)      103,059(S)      109,675(S)      336,605(S)
                                                            0(I)       58,685(I)            0(I)            0(I)
Barney S. Rush..............      0           0        26,597(S)      113,031(S)      111,452(S)      391,458(S)
                                                            0(I)       27,357(I)            0(I)            0(I)
Thomas G. Boren.............      0           0        69,812(S)      270,343(S)      287,102(S)      883,479(S)
                                                            0(I)      762,712(I)            0(I)            0(I)


-------------------------


(1) (S) = Standard Units. (I) = Indexed Units.



(2) Valued at the December 31, 1999 value of $13.99.


EMPLOYMENT CONTRACTS


     The only compensation provided for in each of the employment agreements discussed below is awards of phantom stock. In addition, the agreements with Messrs. Hill and Pershing provide that additional years of service may be included in pensions and supplemental executive retirement plan calculations. The agreements do not provide for any payments of salary, bonus, other compensation or severance payments. These agreements terminate when the employee terminates his or her employment with us, or when the phantom stock is paid, whichever occurs first. All of the awards granted under the following agreements are forfeited upon termination for cause or resignation. Awards are paid immediately if the employee dies, becomes disabled, or is terminated without cause. It is anticipated that awards of Southern Company phantom stock granted under the following agreements will convert to awards of our phantom stock upon the distribution of our stock by Southern Company.



     S. MARCE FULLER. On October 5, 1999, Southern Company, Southern Energy Resources, Inc. and Ms. Fuller entered into an employment agreement. The agreement provides for the award of $400,000 in phantom Southern Company stock, valued as of the date of the agreement and paid out on July 1, 2003 if Ms. Fuller is still employed by us. Should Ms. Fuller meet this criterion, she will receive a payment of the phantom stock in cash, valued as of July 1, 2003, including the reinvestment of any dividends paid during the period of the agreement. In addition, the taxes due by Ms. Fuller for this payment will be grossed up if certain goals are met. The goals for this agreement are to meet and exceed net income and return on equity targets for the next three fiscal years (2000, 2001, 2002). The targets for each of these goals will be determined prior to the beginning of each year and will be the same as the goals for our short-term incentive plan. Our board of directors, in conjunction with

Southern Company's board of directors, will determine whether or not these targets have been achieved. This agreement will terminate at the earlier of (1) when Ms. Fuller terminates her employment with us or (2) when the phantom stock is paid.



     MESSRS. HILL AND PERSHING. In October 1999, we entered into compensation agreements with Raymond D. Hill and Richard J. Pershing. Each of these agreements provides for an award of $300,000 in phantom Southern Company stock, valued as of the date of the agreement. Mr. Hill will receive the phantom stock payment on March 1, 2003 if he is still employed by us on that date, and Mr. Pershing will receive the phantom stock payment on May 1, 2003 if he is still employed by us on that date. In addition, if Mr. Hill is still employed by us on March 1, 2003, his retirement payments are calculated as if 10 years of additional service are included in the pension and supplemental executive retirement plan calculations. If Mr. Pershing is still employed by us on November 1, 2002, his retirement payments are calculated as if three years of additional service are included in the pension and supplemental executive retirement plan calculations. These agreements terminate at the earlier of (1) when Mr. Hill or Mr. Pershing terminates his employment with us or (2) when the phantom stock is paid.



     MESSRS. KUESTER AND RUSH. Effective December 9, 1999, we also entered into compensation agreements with Frederick D. Kuester and Barney Rush. The agreements provide for the award of $100,000 in our phantom stock, at the December 31, 1998 base value under the value creation plan. Under the terms of these agreements, if the executives are still employed by us on January 1, 2003, this award will be paid at the then current base value under the value creation plan. In addition, Mr. Kuester has an agreement in place that would immediately vest all of his outstanding value creation plan units upon his return from his current assignment at SE Asia-Pacific. It is anticipated that awards based on the base value under our value creation plan will be converted to awards of our phantom stock upon the initial public offering.



CHANGE IN CONTROL ARRANGEMENTS



     Our executive officers named in the summary compensation table in the "-- Executive Compensation" section above have change in control agreements that are effective upon a change in control of either Southern Company or us. Neither this offering nor the distribution of our shares by Southern Company will constitute a change in control under those agreements.



     Within two years following a change in control of us, if an executive is involuntarily terminated, other than for cause, or voluntarily terminated for good reason, which is defined as a material diminution of duties, a significant reduction in compensation or benefits or relocation, the agreements provide for:


     - a lump sum payment of three times annual compensation for Ms. Fuller and Messrs. Hill and Pershing and two times annual compensation for Messrs. Kuester and Rush,

     - up to five years' coverage under group health and life insurance plans,

     - immediate vesting of all stock options and stock appreciation rights previously granted,

     - payment of any accrued long-term and short-term bonuses and dividend equivalents, and

     - payment of any excise tax liability incurred as a result of payments made under the agreement for Ms. Fuller and Messrs. Hill and Pershing. Payments of any excise tax liability incurred as a result of payments made under this agreement are capped at IRS limits for Messrs. Kuester and Rush.


     The Southern Company and Southern Energy plans also provide for pro-rata payments at not less than target-level performance for some incentive plans if a change in control occurs and the plans are not continued or replaced with comparable plans.

     At such time as Southern Company owns less than 50% of our stock, we intend to replace the existing agreements with similar arrangements for our executive officers and other employees. We intend to maintain the current definition of "change in control," which includes the following events:

     - acquisition by a person of at least 20% of our stock,

     - a defined change in the majority of the members of our board of directors,

     - a merger or other business combination that results in our stockholders immediately before the merger owning less than 65% of the voting power after the merger, or
     - a sale of substantially all of our assets.

INCENTIVE PLANS

     Following the offering, we plan to grant, within the provisions of the omnibus plan (discussed further below) annual short-term incentive opportunities and annual awards of stock options. We intend for these targeted incentive opportunities to be such that total compensation approximates the median for similarly situated executives at similar companies.

     The short-term incentive plan will measure, for each executive officer named in the summary compensation table, primarily our net income and return on equity. A smaller portion of the incentive opportunities will be based on individual performance and Southern Company's earnings per share through full distribution.

SOUTHERN ENERGY OMNIBUS INCENTIVE COMPENSATION PLAN

     We have adopted, with the approval of Southern Company as our sole stockholder, the Southern Energy Omnibus Incentive Plan. The omnibus plan will be administered by our board of directors or the compensation committee of our board. The following is a description of the material provisions of the omnibus plan.

     The objectives of the omnibus plan are to:

     - optimize our profitability and growth through annual and long-term incentives that are consistent with our goals, are market based and link the personal interests of participants to those of our stockholders,

     - provide participants with an incentive for excellence in individual performance, and


     - promote teamwork among participants.


     The omnibus plan is further intended to provide flexibility to us in our ability to attract, motivate and retain the services of participants who make significant contributions to our success and allow participants to share in our success.

     Our board will determine eligibility for awards under the omnibus plan for all of our employees, officers and directors. The omnibus plan permits grants of stock options, restricted stock, stock appreciation rights (SARs), performance units (PUs), performance shares (PSs) and/or cash-based awards to eligible participants in amounts and upon terms, and at any time and from time to time, as determined by our board.


     A total of 27,200,000 shares are reserved for issuance under the omnibus plan. Shares received upon exercise of a stock option may be newly issued shares, treasury shares or shares obtained by us through purchases on the open market. It is anticipated that approximately 450 employees initially will participate in the omnibus plan.

     Options granted under the omnibus plan may be either incentive stock options (ISOs) or non-qualified stock options, as determined by the board. ISOs are options intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (Internal Revenue Code).


     The terms of any option will be determined by the board, but no ISO may be exercised later than 10 years after the date of grant. Options shall be exercisable only in accordance with the terms and conditions established by the board at the time of the grant.


     Our board may grant SARs, PUs, PSs or cash-based awards to individuals, from time to time, in amounts as it may determine. Each SAR or PS relates to one share of our common stock, subject to adjustments described in the omnibus plan. The value of a PU will be at the discretion of the board. SARs, PUs, PSs and cash-based awards will be awarded without consideration other than the rendering of services, unless the board decides otherwise. SARs, PUs, PSs and cash-based awards shall vest, subject to the satisfaction of various conditions, at the time or times determined by the board. In addition, the board may establish performance vesting criteria with respect to all or any portion of a grant of SARs, PUs, PSs and cash-based awards based on business criteria set forth in the omnibus plan.



     Awards which are subject to Section 162(m) of the Internal Revenue Code are intended to qualify as performance based under that section and the provisions of these awards will be interpreted in a manner consistent with that intent to the extent appropriate.


     Our board generally has the power and authority to amend, modify, suspend or terminate the omnibus plan at any time without the approval of our stockholders, subject to applicable federal securities and tax law limitations and NYSE regulations.

SOUTHERN ENERGY EMPLOYEE STOCK PURCHASE PLAN

     In order to encourage our employees to become stockholders, we have established the Southern Energy Stock Purchase Plan. This plan is intended to comply with Section 423 of the Internal Revenue Code and has been approved by our current shareholder, Southern Company.

     This plan will permit eligible employees to purchase our common stock through payroll deductions at a price per share which is equal to the lesser of 85% of the fair market value of the common stock on the first or last day of an offering period. Each offering period will be up to, but not longer than 2 years.

     Under this plan, participants will be permitted to purchase shares of common stock with an aggregate fair market value of no more than $25,000 in any one calendar year.


     There are a total of 3,400,000 shares reserved for issuance under this plan. The compensation committee of our board will administer this plan.


VALUE CREATION PLAN CONVERSION


     Upon this offering, all outstanding value creation plan units will be converted into options to purchase our stock. The conversion will be made at the plan's final base value, maintaining the same face value. When converted, each option will maintain its in-the-money value and other material terms (such as the length of a unit's term and vesting). The plan's base value will be determined by Southern Company's Compensation Committee based on our most recent discounted cash flow analysis.

     Approximately 250 employees participate in this plan and will become stock option holders as a result of the conversion. These grants will be made pursuant to the Southern Energy Omnibus Incentive Compensation Plan.


INITIAL EQUITY GRANTS


     In connection with the offering, and in order to provide incentive and retention for employees going forward, we will make grants of performance restricted stock, stock units or stock options to approximately 350 employees prior to this offering. These grants will be made pursuant to the Southern Energy Omnibus Incentive Compensation Plan. Options will have an exercise price equal to the initial public offering price, and will vest 33% on each of the first three anniversaries of the date of grant. We anticipate that the grants of performance restricted stock and/or units will vest 20% each time our stock price increases 20% over our initial public offering price. We intend to make initial equity grants with a face value of approximately $60,000,000. Of this, approximately $6,500,000 will be made in the form of performance-restricted stock and/or performance-restricted stock units. The remaining, $53,500,000 will be made in stock options.


DEFERRED COMPENSATION PLAN


     We have, through Southern Company, a voluntary deferred compensation plan which allows executives to forgo current compensation and invest it on a phantom basis in Southern Company stock or a prime rate fund. The amounts deferred under the Southern Company deferred compensation plan for named officers as of December 31, 1999 are as follows:



                            NAME                                AMOUNT
                            ----                                ------
S. Marce Fuller.............................................  $  237,206
Raymond D. Hill.............................................   1,478,798
Richard J. Pershing.........................................      52,741
Frederick D. Kuester........................................     465,428
Barney S. Rush..............................................           0
Thomas G. Boren.............................................           0



     After the offering, we intend to establish a similar plan and these amounts will be transferred into the plan we establish.


DEFERRED INCENTIVE COMPENSATION PLAN


     We maintain a Deferred Incentive Compensation Plan in which incentive awards paid to participants may be deferred. No new awards paid to participants can be deferred in the plan. Balances grow at the rate of our value increase determined under our value creation plan. The plan has approximately 20 participants but no new participants are anticipated to become eligible. We will continue this plan according to its terms with our public stock values replacing phantom values.

     The amounts deferred under the Southern Energy deferred incentive compensation plan for named officers as of December 31, 1999 are as follows:



                            NAME                                AMOUNT
                            ----                                ------
S. Marce Fuller.............................................  $  358,425
Raymond D. Hill.............................................     555,244
Richard J. Pershing.........................................     559,331
Frederick D. Kuester........................................           0
Barney S. Rush..............................................      61,471
Thomas G. Boren.............................................     928,590


PENSION PLANS

     Our employees participate in the tax-qualified Southern Company Pension Plan. Our benefit liabilities and pension assets are separately accounted for as if our employees were in a separate pension plan. This separate accounting will be continued until no later than the full distribution of our stock by Southern Company. At that time, Southern Company will transfer from its pension plan our employees' benefit liabilities and related assets (in an amount not less than that required by the relevant legal requirements) to a tax-qualified pension plan sponsored by us. Our pension plan will provide employees benefits that are substantially the same as the benefits provided to them under the Southern Company plan.

     In addition, our executive officers are eligible for supplemental executive retirement plan benefits. This plan primarily provides pension benefits related to executives' pay in excess of what is counted towards tax-qualified pension benefits (including a portion of executives' short-term incentives).

     The following table shows the approximate total monthly pension benefits that our executive officers are expected to receive based on their pay and years of accredited service classifications. These amounts are shown prior to reduction for an offset related to Social Security benefits.

                                   YEARS OF ACCREDITED SERVICE
 PENSIONABLE    ------------------------------------------------------------------
 COMPENSATION     10       15        20        25        30        35        40
--------------  ------   -------   -------   -------   -------   -------   -------
   $300,000     $4,300   $ 6,400   $ 8,500   $10,600   $12,800   $14,900   $17,000
    350,000      5,000     7,400     9,900    12,400    14,900    17,400    19,800
    400,000      5,700     8,500    11,300    14,200    17,000    19,800    22,700
    450,000      6,400     9,600    12,800    15,900    19,100    22,300    25,500
    500,000      7,100    10,600    14,200    17,700    21,300    24,800    28,300
    550,000      7,800    11,700    15,600    19,500    23,400    27,300    31,200
    600,000      8,500    12,800    17,000    21,300    25,500    29,800    34,000

     The benefits in the above table are amounts payable monthly as single life annuities starting at age 65, the pension plan's normal retirement age. Pension benefits will be based on the average of executives' highest three years of pensionable compensation out of their final 10 years of pensionable compensation. Pensionable compensation includes base salary and short term bonus in excess of 15% of base salary.

     Pensionable compensation and accredited service for pension determination purposes as of December 31, 1999 is shown below for each of the executive officers named in the summary compensation table in the "-- Executive Compensation" section above:

                                                              YEARS OF   PENSIONABLE
NAME                                                          SERVICE    COMPENSATION
----                                                          --------   ------------
S. Marce Fuller.............................................    14.3       $577,822
Raymond D. Hill.............................................     6.0        494,472
Richard J. Pershing.........................................    27.8        494,472
Frederick D. Kuester........................................    26.9        392,406
Barney S. Rush..............................................     2.8        333,936


          RELATIONSHIP WITH SOUTHERN COMPANY AND RELATED TRANSACTIONS



     We have agreements with Southern Company Services, Inc. (a wholly owned subsidiary of Southern Company) and each of the operating companies owned by Southern Company under which those companies provide the following services to us at cost: general engineering, design engineering, accounting and statistical budgeting, business promotion and public relations, systems and procedures, training, and administrative and financial services. In addition to these services, facilities of Southern Company subsidiaries are made available to us and our customers. We reimburse Southern Company subsidiaries at cost for these services. Such costs amounted to approximately $20 million during 1999. As of June 30, 2000, such costs have totalled $11.4 million during the current fiscal year.



     During 1999, we incurred interest expense on a note payable to Southern Company of $37 million. We repaid the principal and interest on the note in 1999.



     Our special purpose financing subsidiaries have issued subsidiary obligated mandatorily redeemable preferred securities. Substantially all of the assets of these special financing entities are junior subordinated notes issued by us. We have loaned $950 million of the proceeds from the issuance of these subsidiary obligated mandatorily redeemable preferred securities and an additional $30 million related to equity to Southern Company. Payment terms and interest rates on the notes receivable from Southern Company are identical to the related preferred securities. The notes are due between 2027 and 2037 with fixed interest rates between 6.875% and 8.19%.



     Periodically, we borrow funds from Southern Company to finance acquisitions or working capital needs. We pay interest to Southern Company based on Southern Company's short-term borrowing rate. No amounts were outstanding at December 31, 1999.



     We and the other subsidiaries of Southern Company file a consolidated federal income tax return. Under a joint income tax agreement, each company's current and deferred tax expense is computed on a stand alone basis. Under this agreement, we received tax allocation payments from Southern Company of approximately $99 million during 1999.



     For purposes of governing on-going relationships between us and Southern Company, we will enter into, or continue in effect, various agreements and relationships, including those described in this prospectus. The agreements described below were negotiated in the context of our separation from Southern Company and therefore are not the result of arm's-length negotiations between independent parties.

                   AGREEMENTS BETWEEN US AND SOUTHERN COMPANY


     We have provided below a summary description of the master separation and distribution agreement (referred to as the separation agreement) that we have entered into with Southern Company, as well as key related agreements. Until the distribution of our shares by Southern Company, these agreements, including the pricing of services to be provided to us by Southern Company, will be subject to the jurisdiction of the SEC under PUHCA. We are in the process of preparing an application to the SEC for affirmative authorization of these agreements to the extent the SEC deems necessary.



     This summary describes the material terms of these agreements, but may omit a term or provision that you would consider important. We encourage you to read the full text of these agreements, which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.


MASTER SEPARATION AND DISTRIBUTION AGREEMENT

     The master separation and distribution agreement contains the key provisions relating to the separation, this offering and the distribution.


     THE SEPARATION.  The separation agreement became effective, and we began
operating independently from Southern Company, on [               ]. This date
is referred to as the separation date. Southern Company will deliver additional agreements governing various interim and ongoing relationships between Southern Company and us following the separation date. The ancillary agreements include:


 - a transitional services agreement,
 - an indemnification and insurance matters agreement,
 - a technology and intellectual property ownership and license agreement,
 - a confidential disclosure agreement,
 - an employee matters agreement,
 - a tax indemnification agreement, and

 - agreements providing for the transfer of SE Finance and Capital Funding to Southern Company.


     To the extent that the terms of any of these ancillary agreements conflict with the separation agreement, the terms of these ancillary agreements govern. These agreements are described more fully below.

     THE INITIAL PUBLIC OFFERING. Under the separation agreement, we are obligated to use our reasonable commercial efforts to satisfy the following conditions prior to the consummation of this offering (any of which may be waived by Southern Company):

     - the registration statement containing this prospectus must be effective,
     - applicable state and foreign securities laws must be satisfied,

     - our common stock must be approved for listing on the New York Stock Exchange,

     - all conditions to the obligations of the parties under the underwriting agreement must have been met or waived,
     - Southern Company must be satisfied that it will own more than 80% of our stock after this offering and must be satisfied that the distribution will be tax free to it and to its U.S. stockholders,
     - all required government approvals must be in effect,
     - no legal restraints must exist preventing the separation or this offering or any other transactions contemplated by the separation agreement,

     - the separation must have occurred, and
     - the separation agreement must not have been terminated.

     THE DISTRIBUTION. Within 12 months after this offering, Southern Company intends to distribute the remaining shares of our common stock to its stockholders on a pro rata basis. We will prepare an information statement with Southern Company and send it to Southern Company's stockholders before the distribution becomes effective. The information statement will inform the stockholders of the distribution and its specifics. Southern Company may, in its sole discretion, change the terms of the distribution, including the distribution date, or decide not to complete the distribution. Southern Company intends to consummate the distribution only if the following conditions are met (any of which may be waived by Southern Company):


     - the IRS must issue a favorable tax ruling on the tax-free status of the transaction to Southern Company and its U.S. stockholders and that the transaction qualifies as a tax-free distribution under Section 355 of the Internal Revenue Code,

     - all required government approvals must be in effect,
     - no legal restraints must exist preventing the distribution, and
     - nothing must have happened in the intervening time between the initial public offering and the distribution that makes the distribution harmful to Southern Company or its stockholders.

     COVENANTS BETWEEN SOUTHERN COMPANY AND US. The separation agreement includes covenants obligating us and Southern Company to cooperate in the exchange of information, in auditing practices, to resolve disputes in particular ways and other matters.

     INFORMATION EXCHANGE. Both we and Southern Company have agreed to share information with each other, at no cost to the requesting party, for the following purposes, and to avoid doing so in a manner that would be commercially detrimental:

     - Each party has agreed to maintain adequate internal accounting to allow the other party to satisfy its own reporting obligations and prepare its own financial statements.
     - Each party will retain records that may be beneficial to the other party for a specified period of time. If the records are going to be destroyed, the destroying party will give the other party an opportunity to retrieve all relevant information from the records.
     - Each party will do its best to provide the other party with personnel, directors, officers or agents for use as witnesses in legal proceedings.

     AUDITING PRACTICES. So long as we remain a subsidiary of Southern Company, we have agreed to:

     - not change independent accounting firms without Southern Company's prior consent,
     - use reasonable commercial efforts to cause our auditors to date their opinion on our audited annual financial statements on the same date as Southern Company's auditors' date their opinion on Southern Company's consolidated financial statements,
     - provide Southern Company with all relevant information to enable Southern Company to prepare their consolidated financial statements (and Southern Company has agreed to provide us all relevant information to enable us to prepare our financial statements),
     - grant each other's internal auditors access to our records, and
     - notify each other of any change in our accounting principles.

     DISPUTE RESOLUTION. If problems arise between us and Southern Company, both parties have agreed to the following procedures:

     - The parties will make a good faith effort to first resolve the dispute through negotiation.
     - If negotiations fail, the parties agree to attempt to resolve the dispute through non-binding mediation.
     - If mediation fails, the parties can resort to litigation. In addition, nothing prevents either party acting in good faith from initiating litigation at any time if failure to do so would substantially disadvantage that party.


     REGULATORY MATTERS. We and Southern Company have agreed to cooperate in various respects to obtain any required governmental approvals and to achieve the intended regulatory effect of the distribution. We also have agreed that, for 18 months after the distribution, we will not initiate, intervene in or participate in specified proceedings or matters before the FERC or any agency or legislature of the states of Alabama, Florida, Georgia or Mississippi which involve Southern Company or any of its subsidiaries.


     SOUTHERN ENERGY BOARD REPRESENTATION. Although Southern Company intends to distribute the remaining shares of our common stock that it holds to its stockholders, we cannot be certain of whether or when the distribution will occur. Consequently, we have agreed that if Southern Company should own in the future more than 25% but less than 50% of our outstanding common shares, Southern Company will be entitled to designate up to two persons to be nominated for election to our board of directors. This right will only be available if and to the extent Southern Company is not otherwise already represented on our board of directors in a class of directors that is not up for election at that time.


     CREDIT SUPPORT OBLIGATIONS. Southern Company has agreed to continue credit support arrangements with respect to our existing business and to provide additional credit support for certain of our subsidiaries up to a limit prior to the distribution. We will pay Southern Company a fee based on the amount of the credit support obligations then outstanding, for the maintenance of these credit support obligations after the distribution occurs.



     EXPENSES. We will pay 4.75% of underwriting fees, discounts and commissions incurred for this offering. Southern Company will pay the remaining underwriting fees, discounts and commissions, as well as all of our other out-of-pocket costs and expenses related to this offering, the distribution and the preparation of the agreements providing for the separation, the distribution and related transactions.



     TERMINATION OF THE AGREEMENT. Southern Company in its sole discretion can terminate the separation agreement and all ancillary agreements and abandon the distribution at any time prior to the closing of this offering. The separation agreement and all ancillary agreements may be terminated at any time after the closing of this offering only with the consent of Southern Company and us. As long as we are controlled by Southern Company, Southern Company will be able to require us to terminate or amend these agreements.


TRANSITIONAL SERVICES AGREEMENT

     Southern Company will provide various interim services to us, including financial, accounting, engineering, information technology, legal and other services, in a manner similar to the manner in which such services were provided to us prior to the separation. The transitional services generally will be provided for a fee equal to the greater of the cost, including the actual direct and indirect costs, of providing the services or the market value for such services.

     These transitional services will generally have a term of two years or less from the date of separation. However, some transitional services, including those for engineering services and payroll and information technology services, may be extended beyond the initial two-year period.


INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT


     GENERAL RELEASE OF PRE-SEPARATION CLAIMS. Effective as of the separation date, except for contractual agreements between us and Southern Company, we will release Southern Company and its affiliates, agents, successors and assigns, and Southern Company will release us and our affiliates, agents, successors and assigns, from any liabilities arising from events occurring on or before the separation date, including events occurring on or before the separation date in connection with the activities to implement the separation, the initial public offering and the distribution. This provision will not impair a party from enforcing any intercompany agreement, the separation agreement, any ancillary agreement or any arrangement specified in any of these agreements.


     INDEMNIFICATION. The indemnification and insurance matters agreement also contains provisions governing indemnification. In general, we have agreed to indemnify Southern Company and its affiliates, agents, successors and assigns from all liabilities to any third party to the extent those liabilities arise from:

     - our acts or omissions or alleged acts or omissions in the conduct of our business or in connection with this offering or the distribution,

     - any breach by us of the separation agreement or any ancillary agreement, and

     - any of our liabilities or any liabilities related to credit support provided by Southern Company on our behalf.

     Southern Company has agreed to indemnify us and our affiliates, agents, successors and assigns from all liabilities to any third party to the extent those liabilities arise from:

     - acts or omissions or alleged acts or omissions of Southern Company in the conduct of Southern Company's business or in connection with this offering,

     - any breach by Southern Company of the separation agreement or any ancillary agreement, and

     - any liabilities of Southern Company other than the credit support arrangements provided by Southern Company on our behalf.

     The indemnifying party will make all indemnification payments net of insurance proceeds that the indemnified party receives. The agreement also contains provisions governing notice and indemnification procedures.

     INSURANCE MATTERS. The agreement also contains provisions governing our insurance coverage from the separation date until the distribution date. In general, we agree to reimburse Southern Company for premium expenses related to insurance coverage during this period. Prior to the distribution, Southern Company will maintain insurance policies on our behalf that are generally comparable to those currently maintained for our benefit at Southern Company.

     ASSIGNMENT. The indemnification and insurance matters agreement is not assignable by either party without prior written consent.

TECHNOLOGY AND INTELLECTUAL PROPERTY OWNERSHIP AND LICENSE AGREEMENT


     We have entered into an agreement with Southern Company to govern the division, transfer and license of technology used in our business. Pursuant to this agreement, Southern Company has licensed to us technology owned by Southern Company.


     Also, Southern Company has agreed to license to us various Southern Company-owned trademarks, including "Southern Energy," "Southern Company," "Southern Company Energy Marketing," "Energy to Serve Your World" and the "Triangle Logo." The license to use these marks expires as of the distribution and thereafter we may use these marks only if Southern Company grants us an extension of the license. Southern Company may not use the "Southern Energy" or "Southern Company Energy Marketing" marks for 18 months from the date we cease use of those marks.


     Southern Company also has transferred and/or agreed to license to us other technology (which includes copyrights, database rights, computer software, domain names and other intellectual property rights, with the exception of trademarks and patents) owned by Southern Company and currently used by us. Southern Company will also use reasonable efforts to have us made a party to or sublicense other agreements wherein Southern Company is a licensee for technology we currently use.


CONFIDENTIAL DISCLOSURE AGREEMENT

     The confidential disclosure agreement provides that both parties agree not to disclose confidential information of the other party except in specific circumstances.

EMPLOYEE MATTERS AGREEMENT

     We have entered into an employee matters agreement with Southern Company to allocate assets, liabilities and responsibilities relating to our current and former employees and to address their participation in the benefit plans, including stock plans, that Southern Company currently sponsors and maintains.


     All of our eligible employees not subject to a collective bargaining agreement will continue to participate in the Southern Company benefit plans. We will establish comparable benefit plans for our current and former employees not later than the time of the distribution. Certain of our plans, such as the Southern Energy short-term incentive plan, will be terminated but replaced with other plans to provide a more cohesive design. However, our goal is to provide a total compensation package that is comparable to that currently provided.



     Our employees who participate in Southern Company plans and who retire before the distribution of our stock by Southern Company will remain the responsibility of Southern Company and will continue to participate in plans after the distribution. We and Southern Company have established a mutually acceptable method to allocate the liabilities and the assets attributable to this assumption of responsibility by Southern Company.



     All of our eligible employees who are subject to a collective bargaining agreement and currently participate in our plans will continue to participate in the same benefits plans currently maintained on their behalf subject to collective bargaining agreements.


     Once we establish our own corresponding or new benefit plans, we may modify or terminate any plan we maintain in accordance with its terms and our policies. None of our benefit plans will provide benefits that duplicate benefits provided under any corresponding Southern Company benefit plan at the time of the distribution. Each of our benefit plans will provide that all service, compensation and other benefits criteria that, as of the distribution, were recognized under the corresponding Southern Company benefit plan will be taken into account under our benefit plans.

     We will assume a spun-off portion of the Southern Company pension plan for the benefit of eligible employees not subject to a collective bargaining agreement. Southern Company will transfer appropriate assets held in its master trust under this plan to a master trust to be established by us. We will also receive assets attributable to pension plans maintained for our employees covered under collective bargaining agreements.


     Prior to the distribution, our employees and employees of Southern Company may not freely transfer employment. In order to transfer, a notice of transfer request must be given and approved by each employing company.



     In connection with the completion of the distribution, we will issue substitute options for our common stock to our employees in exchange for their Southern Company options. The conversion process will follow FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," which dictates the following:



     - The aggregate intrinsic value of the options immediately after the conversion will be equal to the aggregate intrinsic value prior to the conversion.



     - The ratio of the stock price (fair market value) per option to the exercise price per option will remain the same.



     In addition, because we will not establish a plan comparable to the Southern Performance Dividend Plan (a bonus plan paying dividend equivalents), we may grant additional options to our employees to make-up for this lost compensation opportunity.


     After distribution, eligible management employees will participate in non-qualified deferred compensation plans.

     We have agreed to indemnify Southern Company for employment liabilities arising from any acts of our employees, from claims by our officers against Southern Company and from any breach of any of the separation agreements. Southern Company has agreed to indemnify us for employment liabilities related to Southern Company or employees of Southern Company, from claims by Southern Company officers against us or from any breach by Southern Company of any of the separation agreements.

TAX INDEMNIFICATION AGREEMENT


     We have entered into a tax indemnification agreement with Southern Company to govern the allocation of U.S. income tax liabilities and to set forth agreements with respect to other tax matters. Under the Internal Revenue Code of 1986, as amended, we will cease to be a member of the Southern Company consolidated group upon completion of the distribution or if at any time Southern Company owns less than 80% of our outstanding capital stock.



     Southern Company generally will be responsible for filing any returns required to be filed on a consolidated basis through the date of distribution in accordance with the existing income tax allocation agreement. For taxable periods ending on or before the date of distribution, payments to Southern Company or us, as the case may be, will continue to be made in accordance with past practices. There may be U.S. state and local jurisdictions in which we file separate income tax returns, not combined or consolidated with Southern Company, for tax periods prior to tax deconsolidation. Each party will, at all times, be responsible for filing and paying taxes related to these separate returns. However, Southern Company will be responsible for filing any tax returns related to the newly-formed subsidiary to be used for the transfer of SE Finance and Capital Funding to Southern Company.


     Southern Company will determine all tax elections for tax periods during which we are a member of the Southern Company consolidated group unless we request Southern Company to make a particular election with respect to us, in which case Southern Company will not unreasonably withhold consent to such request. We will prepare and file all tax returns required to be filed by us for all tax periods after we cease to be a member of the Southern Company consolidated group.


     If there are tax adjustments related to us arising after the distribution date, which relate to a tax return filed for a pre-distribution period, we will be responsible for any increased taxes and receive the benefit of any tax refunds (except with respect to the new SE Finance/Capital Funding subsidiary described below). In addition, we and Southern Company have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, tax returns filed for pre-distribution periods and to provide information related to such periods. We and Southern Company have agreed to indemnify each other for any tax liabilities resulting from the failure to pay any amounts due under the terms of the agreement or for costs resulting from either party's negligence in providing accurate or complete information in the preparation of any tax return.



     We and Southern Company have agreed that any taxes associated with the transfer and operation of the new SE Finance/Capital Funding subsidiary will be the responsibility of Southern Company. We and Southern Company have agreed that any and all taxes arising from the deconsolidation of us from the Southern Company consolidated group will be the responsibility of the entity that is liable for such taxes under applicable law.



     We and Southern Company are required to comply with representations made to the Internal Revenue Service in connection with the private letter ruling that we expect to be issued to Southern Company regarding the tax-free nature of the distribution of our stock by Southern Company to Southern Company stockholders. In addition, we and Southern Company have agreed not to enter into transactions after the date of the distribution that would result in a change of control of either party pursuant to a plan unless a ruling is obtained from the IRS that the transaction will not affect the tax-free nature of the distribution. In the event either party takes any action which results in the distribution becoming a taxable transaction, such party will indemnify the other party for any and all taxes, on an after-tax basis, resulting from such actions. Moreover, the party who would be subject to the additional tax may be entitled to injunctive relief unless we or Southern Company, as the case may be, provides an opinion that such proposed transaction will not result in adverse tax consequences to the other party, or if such transaction will result in additional taxes to the other party, such party agrees to provide adequate assurances to the other party of its ability to satisfy the indemnity obligation under the agreement.


REGISTRATION RIGHTS AGREEMENT


     As noted above, Southern Company intends to distribute the remaining shares of our common stock to its stockholders on a pro rata basis. We cannot, however, assure you as to whether or when this distribution will occur. See "Risk
Factors -- Risks Related to our Separation from Southern Company -- Our business and your investment in our stock may be adversely affected if Southern Company does not complete the distribution of our common stock because we would remain subject to regulatory restrictions as a subsidiary of a public utility holding company and because we would remain subject to control by Southern Company." In the event that Southern Company does not divest itself of all of its shares of our common stock in the distribution, Southern Company could not freely sell all of those shares without registration under the Securities Act. Accordingly, we have entered into a registration rights agreement with Southern Company to provide it with registration rights relating to the shares of our common stock which it holds. These registration rights generally become effective at such time as Southern Company informs us that it no longer intends to proceed with or complete the distribution.


     Under the registration rights agreement, at the request of Southern Company, we will use our best efforts to register shares of our common stock that are held by Southern Company upon the completion of this offering, and any additional shares issued in respect of those shares, for public sale under the Securities Act. Southern Company also will have the right to include the shares of our common stock it holds upon the completion of this offering, and any additional shares issued in respect of those shares, in future registrations of our securities under the Securities Act. We have agreed to cooperate in these registrations and any related offering. If the registration is at Southern Company's request, Southern Company will pay 80% of our out-of-pocket costs and expenses related to our registration of Southern Company's shares.



ARRANGEMENTS RELATING TO THE TRANSFER OF SE FINANCE AND CAPITAL FUNDING



     In connection with our separation from Southern Company, we will transfer two of our subsidiaries, SE Finance and Capital Funding, to Southern Company. In order to facilitate the transfer to Southern Company, prior to this offering we will issue one share of our redeemable preferred stock to Southern Company. After this offering and prior to the distribution of our stock by Southern Company, we will form a corporation with Southern Company Energy Solutions, Inc.
(SCES), a wholly owned subsidiary of Southern Company. We will contribute the stock of SE Finance and Capital Funding to the corporation in exchange for an 80% or greater interest. SCES will contribute its energy services assets to a limited liability company owned by the corporation in exchange for a 20% or lesser interest. We will then redeem the one share of redeemable preferred stock issued by us to Southern Company in exchange for our entire interest in the corporation. Following the transfer, Southern Company will assume responsibility for these obligations.

      FEDERAL TAX MATTERS RELATED TO OUR SEPARATION FROM SOUTHERN COMPANY


     Southern Company currently owns 100% of our common stock. Thus, we are currently affiliated and are members of the same consolidated group. As members of the same consolidated group, we file a consolidated federal income tax return with Southern Company. This allows Southern Company to offset its federal taxable income with our tax losses. After this offering, we and Southern Company will continue to be affiliated and will continue to file a consolidated federal income tax return.


     Within 12 months after this offering, Southern Company intends to distribute its remaining ownership interest in us to all Southern Company stockholders in direct proportion to their holdings of Southern Company stock. Southern Company intends to receive a ruling from the IRS that the distribution is tax-free under Section 355 of the Internal Revenue Code. However, if we breach any representations with respect to the ruling or take any action which causes such representations to be untrue or we engage in transactions after the distribution that cause the spin-off to be taxable, we will be required to indemnify Southern Company for any and all taxes resulting from the failure of the spin-off to qualify as a tax-free transaction as provided in the tax indemnification agreement. Any indemnification payments by us would be material.



     SE Finance and Capital Funding are currently subsidiaries of ours. Southern Company desires to retain the business and operations of these subsidiaries following the separation. Accordingly, we will contribute the stock of SE Finance and Capital Funding to a newly formed holding company, which stock will subsequently be distributed to Southern Company prior to the distribution transaction. We intend to receive a ruling from the IRS that such a distribution is a tax-free distribution, but we will make the distribution even if a ruling is not obtained. If tax-free distribution treatment is not obtained, we will be treated as having sold the stock of the holding company to Southern Company in a taxable transaction. However, Southern Company has agreed to indemnify us for any and all taxes related to such transaction.


     Subsequent to the distribution, we will cease to be a member of the Southern Company consolidated group. As such, there will then exist two separate groups, the Southern Company group and our group. Each group will file separate consolidated federal income tax returns, and Southern Company will not be able to use our tax losses unless we request Southern Company to carry back losses arising after the date of the distribution to a pre-distribution tax return to the extent permitted by applicable law.


     Under the current tax sharing agreement between Southern Company and us, Southern Company is obligated to pay us for the utilization of net operating losses generated by us to offset Southern Company's consolidated federal income tax liability. After the distribution Southern Company will no longer have the ability to use these net operating losses. Consequently, we will no longer receive these payments from the Southern Company. Furthermore, under the tax indemnification agreement with Southern Company, we may be required to make other payments to Southern Company for tax liabilities.



     Subsequent to the distribution of our stock by Southern Company, we will cease to be a member of the Southern Company consolidated tax group. This separation will have both current and future income tax implications to the company. The event of deconsolidation itself will result in the recapture of dual consolidated tax losses and the triggering of deferred intercompany gains. We will recognize taxable income related to these gains and losses which will not have a material impact on our net income and cash flow. We will also take appropriate steps to continue the deferral of any other dual consolidated losses as provided by the tax laws. Any potential future recapture of these losses would result in material tax liabilities which may have a material adverse effect on our net income and cash flow, but we do not expect them to affect our ability to pursue our growth strategy.

     In addition to the current income tax consequences triggered by the act of deconsolidation discussed above, our separation from the Southern Company consolidated tax group will change our overall future income tax posture. Based on our current structure and net income, we could be limited in our future ability to effectively use tax attributes such as foreign tax credits associated with overseas operations. The inability to use these attributes could result in material tax liabilities. We intend to undertake appropriate measures after deconsolidation in order to mitigate any adverse tax effect of no longer being a part of the Southern Company consolidated tax group. We cannot assure you that these efforts will be successful; however, we do not expect any such tax liabilities to effect our ability to pursue our growth strategy.


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                             PRINCIPAL STOCKHOLDER


     Prior to this offering, all of the outstanding shares of our common stock have been owned by Southern Company. After this offering, Southern Company will own approximately 82.4% of our common stock, or approximately 80.3% if the underwriters fully exercise their option to purchase additional shares of our common stock. Under Delaware corporate law and our charter documents, prior to the distribution by Southern Company of its ownership of our common stock, Southern Company will be able, acting alone, to elect our entire board of directors and to approve any action requiring the approval of our stockholders. Except for Southern Company, we are not aware of any person or group that will beneficially own more than 5% of the outstanding shares of our common stock following this offering. None of our executive officers, directors or director nominees currently owns any shares of our common stock, but those who own shares of Southern Company common stock will be treated on the same terms as other holders of Southern Company stock in any distribution by Southern Company. See "Stock Ownership of Directors and Executive Officers" for a description of the ownership of Southern Company stock by our directors and executive officers.


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                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     Under our restated certificate of incorporation, our authorized capital stock consists of 2,125,000,000 shares, of which 2,000,000,000 shares are common stock, par value $0.01 per share, and 125,000,000 shares are preferred stock, par value $0.10 per share. Immediately following the offering, 330,000,000 shares of common stock, or 338,700,000 shares if the U.S. underwriters exercise their over-allotment option in full, will be outstanding.


     The following descriptions are summaries of material terms of our restated certificate of incorporation and bylaws. This summary is qualified by our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

     Each share of common stock entitles the holder to one vote on all matters on which holders are permitted to vote. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for that purpose. Upon liquidation, subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to a pro rata share in any distribution to shareholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK


     Our board of directors is authorized, without approval of Southern Company, our sole stockholder, to cause shares of preferred stock to be issued from time to time in one or more series, and our board of directors may fix the designation, powers, privileges, preferences and rights and the qualifications, limitations and restrictions of the shares of each series.


     The specific matters that our board of directors may determine include the following:

     - the designation of each series,

     - the number of shares of each series,

     - the rate of any dividends,

     - whether any dividends shall be cumulative or non-cumulative,

     - the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company,

     - the terms of any redemption,

     - rights and terms of any conversion or exchange, and

     - any voting rights.


     The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For example, a


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business combination could be impeded by issuing a series of preferred stock containing class voting rights that would enable the holder or holders of this series to block that transaction. Alternatively, a business combination could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of the common stock. Although our board is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of the stock. Our board does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock unless otherwise required by law or applicable stock exchange requirements.


REDEEMABLE PREFERRED STOCK



     Prior to this offering, we will issue one share of Series A Preferred Stock to Southern Company to facilitate the transfer of our SE Finance and Capital Funding subsidiaries to Southern Company in connection with our separation from Southern Company. In order to transfer SE Finance and Capital Funding to Southern Company, after this offering and prior to the distribution of our stock by Southern Company, we will form a joint venture with Southern Company Energy Solutions, Inc. (SCES), a wholly owned subsidiary of Southern Company. We will contribute the stock of SE Finance and Capital Funding to the joint venture in exchange for an 80% interest. SCES will contribute its assets to a subsidiary of the joint venture in exchange for a 20% interest. We will then redeem the one share of redeemable preferred stock issued by us to Southern Company in exchange for our entire interest in the joint venture.



     The shares of Series A Preferred Stock ranks senior to all classes of common stock and on par with each other class of stock issued by us as to liquidation, winding-up and dissolution. Except as provided by Delaware law, ownership of the share of Series A Preferred Stock does not give Southern Company any voting rights, nor does it grant Southern Company any entitlement to receive dividends. The share of Series A Preferred Stock may be redeemed, at our option. Upon redemption, the share of the Series A Preferred Stock shall be retired, canceled and restored to the status of an authorized but unissued share of preferred stock without designation as to series.



ANTI-TAKEOVER EFFECTS OF DELAWARE LAWS AND OUR CERTIFICATE AND BY-LAW PROVISIONS


     Some provisions of Delaware law and our restated certificate of incorporation and bylaws could make the following more difficult:

     - acquisition of us by means of a tender offer,

     - acquisition of us by means of a proxy contest or otherwise, or

     - removal of our incumbent officers and directors.

     These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

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ELECTION AND REMOVAL OF DIRECTORS


     Our board of directors will be comprised of between two and 21 directors, the exact number to be fixed from time to time by resolution of our board of directors. Beginning at the time Southern Company (or a majority-owned subsidiary of Southern Company) owns less than 33 1/3% of our stock, our board of directors will be divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. See "Management -- Directors and Executive Officers." This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors. In addition, beginning at the time Southern Company (or a majority-owned subsidiary of Southern Company) owns less than 33 1/3% of our stock, no director may be removed except for cause, and directors may be removed for cause by a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on the board of directors, and any newly created directorship, may only be filled by a majority of the remaining directors in office. The provisions described in this paragraph may not be amended or repealed except by the vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of stock entitled to vote in the election of directors.


STOCKHOLDER MEETINGS AND ADVANCED NOTICE REQUIREMENTS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS


     Our restated certificate of incorporation and our bylaws provide that special meetings of holders of common stock may be called only by the chairman of our board of directors, our president and chief executive officer, or a majority of the board of directors and may not be called by the holders of common stock. In addition, as of the day that Southern Company (or a majority-owned subsidiary of Southern Company) ceases to own at least a majority of our common stock, our restated certificate of incorporation specifically denies any power of the stockholders to call a special meeting. These provisions may not be amended or repealed except by the vote of the holders of at least
66 2/3% of the voting power of all outstanding shares of stock entitled to vote in the election of directors.



     Our bylaws require that advance notice be delivered to us of any business to be brought by a stockholder before an annual or special meeting of stockholders and provide for procedures to be followed by stockholders in nominating persons for election to our board of directors. In the case of an annual meeting, stockholders generally must give written notice of a nomination or proposal to the secretary of our company not later than 90 days nor earlier than 120 days prior to the first anniversary of the preceding year's annual meeting.


     For special meetings, only business set forth in the notice of that special meeting may be conducted. Nominations for the election of directors at special meetings may be made only by the board of directors or, if the board of directors has determined that directors shall be elected at a special meeting, then by a stockholder who is a stockholder at the time notice was given and at the time of that special meeting. If we call a special meeting of stockholders to elect directors, a stockholder must give notice of a nomination to the secretary of our company not earlier than 120 days prior to the special meeting and not later than 90 days prior to the special meeting or the 10th day after notice of the meeting.

     With regard to either an annual or a special stockholder meeting, a stockholder's notice must set forth specific information regarding the stockholder giving the notice, the director nominee or other business proposed by the stockholder, as applicable, as provided in our bylaws.

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ELIMINATION OF STOCKHOLDER ACTION BY WRITTEN CONSENT


     Our restated certificate of incorporation and our bylaws provide that, beginning the day that Southern Company (or a majority-owned subsidiary of Southern Company) ceases to own at least a majority of our common stock, holders of our common stock will not be able to act by written consent without a meeting. Prior to the distribution of our common stock, Southern Company will be able to take any action requiring approval of our stockholders by written consent and without the affirmative vote of our other stockholders. This provision may not be amended or repealed except by the vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of stock entitled to vote in the election of directors.


NO CUMULATIVE VOTING

     Our restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

LIMITATION ON LIABILITY OF DIRECTORS

     Our restated certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

          - any breach of the director's duty of loyalty to our company or our stockholders,

          - any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law,

          - unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporate Law, and

          - any transaction from which the director derived an improper personal benefit.


     Our bylaws provide that, to the fullest extent permitted by law, we will indemnify any person made or threatened to be made a party to any action by reason of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director or officer. We will reimburse the expenses, including attorneys' fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.



TRANSACTIONS AND CORPORATE OPPORTUNITIES



     Our restated certificate of incorporation includes provisions which regulate and define the conduct of certain business and affairs of our company from the time of the completion of this offering until the time Southern Company ceases to be a significant stockholder of our company. These provisions serve to determine and delineate the respective rights and duties of our company, Southern Company and some of our directors and officers in anticipation of the following:



          - directors, officers and/or employees of Southern Company continuing to serve as directors;


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


          - Southern Company engaging in lines of business that are the same as, similar or related to, or overlap or compete with our lines of business; and



          - we and Southern Company engaging in material business transactions, including transactions pursuant to the various agreements related to our separation from Southern Company described elsewhere in this prospectus.



     We may, from time to time, enter into and perform agreements with Southern Company to engage in any transaction, and to agree to compete or not to compete with each other, including to allocate, or to cause our and their respective directors, officers and employees to allocate, corporate opportunities between Southern Company and us. Our restated certificate of incorporation provides that no such agreement, or its performance, shall be considered contrary to any fiduciary duty of Southern Company, as the controlling stockholder of our company, or of any such director or officer, if any of the following conditions are satisfied:



          - the agreement was entered into before our company ceased to be a wholly-owned subsidiary of Southern Company and is continued in effect after this time;



          - the agreement or transaction was approved, after being made aware of the material facts as to the agreement or transaction, by:



             - our board, by affirmative vote of a majority of directors who are not interested persons,



             - a committee of our board consisting of members who are not interested persons, by affirmative vote of a majority of those members, or



             - one or more of our officers or employees who is not an interested person and who was authorized by our board or a board committee as specified above or, in the case of an employee, to whom authority has been delegated by an officer to whom the authority to approve such an action has been so delegated;



          - the agreement or transaction was fair to us as of the time it was entered into; or



          - the agreement or transaction was approved by the affirmative vote of a majority of the shares of capital stock entitled to vote and which do vote on the agreement or transaction, excluding Southern Company and any interested person in respect of such agreement or transaction.



     For purposes of these provisions, an interested person is generally an individual who has a financial interest in the relevant transaction.



     The provisions of our restated certificate of incorporation with regard to such transactions and/or corporate opportunities shall terminate when Southern Company, together with its affiliates, ceases to be the owner of voting stock representing 20% or more of the votes entitled to be cast by the holders of all the then outstanding voting stock; provided, however, that the termination shall not terminate the effect of these provisions with respect to any agreement between us and Southern Company that was entered into before the time of termination or any transaction entered into in the performance of such agreement, whether entered into before or after such time, or any transaction entered into between us and Southern Company or the allocation of any opportunity between them before such time. These provisions do not alter the fiduciary duty of loyalty of our directors under applicable Delaware law. By becoming a stockholder in our company, you will be deemed to have notice of and consented to these provisions of our restated certificate of incorporation.


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DELAWARE BUSINESS COMBINATION STATUTE

     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. Because Southern Company will own more than 15% of our voting stock before we become a public company and upon completion of the offering,
Section 203 by its terms is currently not applicable to business combinations with Southern Company even though Southern Company owns more than 15% of our outstanding stock. If any other person acquires 15% or more of our outstanding stock, that person will be subject to the provisions of Section 203.

LISTING OF COMMON STOCK

     We have applied for the listing of our common stock on the New York Stock Exchange under the symbol "SOE."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar of our common stock is [               ].

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             DESCRIPTION OF CONVERTIBLE TRUST PREFERRED SECURITIES



     Concurrently with the offering of our commons stock, we and SEI Trust I
will offer 6,000,000 shares of      % Convertible Trust Preferred Securities at
an initial public offering price of $50.00 per preferred security. In addition, the trust has granted the underwriters an option, exercisable for 30 days, to purchase up to an additional 900,000 preferred securities at the initial public offering price. Each preferred security represents a preferred undivided beneficial interest in the assets of the trust, which will consist of debentures that we will sell to the trust.



     The trust will use the proceeds from the sale of the preferred securities
and common securities to purchase from us [     ]% Junior Convertible
Subordinated Debentures, Series A due 2030. The debentures will have the same financial terms as the preferred securities, including conversion rights.



     The trust will also issue common securities to us. The common securities represent common undivided beneficial interests in the assets of the trust. We will own all of the common securities.



     SEI Trust I is a Delaware business trust and a subsidiary of us. The address of its principal office is 1403 Faulk Road, Suite 102, Wilmington, Delaware 19803, and its telephone number is (302) 427-1935.



DISTRIBUTIONS



     Holders of the preferred securities will be entitled to receive cash
distributions at an annual rate of [     ]% of the $50 liquidation preference
per preferred security. Distributions are cumulative and will begin to accumulate on the date of original issuance of the preferred securities, which
we expect to be [             ], 2000. Distributions will be payable quarterly
in arrears on [               ], [               ] , [               ] and
[               ] of each year beginning [             ], 2000, unless we defer
interest payments on the debentures.



DISTRIBUTION DEFERRAL



     We can, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods unless an event of default on the debentures has occurred and is continuing. Interest payments will not be due and payable on the debentures during a deferral period. We cannot, however, defer interest payments beyond the maturity date of the debentures, which is
[             ] , 2030. If we defer interest payments on the debentures, the trust will defer distribution payments on the preferred securities and the common securities. During a deferral period, distributions will continue to accumulate on the preferred securities. Additional cash distributions will accumulate on any deferred distributions.



     Compounded interest will accrue on any deferred interest payments. While interest payments on the debentures are deferred, we will generally not be permitted to pay cash dividends on our common stock or pay on debt that is pari passu with or junior to the debentures.



CONVERSION INTO COMMON STOCK



     Unless we have redeemed the debentures, and subject to our right to elect a cash settlement as discussed below, holders of preferred securities will have the right to convert their preferred securities into shares of our common stock
at any time after [             ], 2001 and prior to [             ], 2030.
Preferred securities that have been called for redemption may only be converted on or before the business day prior to the close of business on the applicable redemption date. The preferred securities will convert into our common stock at
an initial conversion rate of [               ] shares


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


of common stock for each preferred security. This conversion rate is equivalent
to the conversion price of $[     ] per share of our common stock. The initial
conversion rate may be subject to adjustment.



     From [             ], 2001 and until the next business day following the
date of the distribution of our common stock held by Southern Company to its stockholders, as discussed in this prospectus, we may elect to make a cash settlement in respect of any preferred securities surrendered for conversion. The amount of cash that holders of the preferred securities will receive if we elect a cash settlement will be equal to the value of the underlying shares of common stock.



RANKING



     The preferred securities and common securities of the trust will generally rank on par with each other and will generally have equivalent terms. Our obligations to pay the debentures are junior to our payment obligations under our senior debt.



REDEMPTION BY THE TRUST



     The trust will redeem all of its outstanding preferred securities and
common securities when the debentures are paid at maturity on [             ],
2030. In addition, we can make the trust redeem all or some of the preferred
securities at any time on or after [             ], 2003 by redeeming the
debentures at the applicable redemption price, plus any accrued and unpaid distributions. If that happens, the trust will use the cash it receives from our redemption of the debentures to redeem, on a pro rata basis, preferred securities and common securities of an aggregate liquidation amount equal to the aggregate principal amount of the debentures redeemed.



SPECIAL EVENT REDEMPTION OR DISTRIBUTION



     We may redeem all outstanding debentures at the special event redemption price upon the occurrence of a tax event described below or a change in law that could require the trust to register as an investment company under the Investment Company Act of 1940 (and thus cause the redemption of the preferred securities at that price). Upon the occurrence of a tax event, we may elect to pay additional interest to the trust so that the distributions to holders of the preferred securities are not reduced because of the tax event. In addition, we have the right to dissolve the trust at any time; if a tax event or a change in law that could require the trust to register as an investment company under the Investment Company Act occurs, we may elect to redeem the preferred securities by distributing the debentures to holders of preferred securities.



     A tax event generally means specified tax changes that could result in:



     - the trust being subject to United States federal income taxes or more than a de minimis amount of other governmental charges, or



     - the non-deductibility of interest payments on the debentures.



CONDITIONAL RIGHT TO SHORTEN STATED MATURITY OF THE DEBENTURES



     We can shorten the stated maturity of the debentures to as early as
[             ], 2015 if there are specified tax changes that could result in the non-deductibility of interest payments on the debentures. If we exercise this option, the trust will redeem all of the outstanding preferred securities when the debentures are paid on their new maturity date.


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LIQUIDATION PREFERENCE



     If the trust is liquidated and the debentures are not distributed to holders of preferred securities, the holders of preferred securities will generally be entitled to receive $50 per preferred security plus any accumulated and unpaid distributions on each preferred security held.



THE GUARANTEE



     We will guarantee the trust's payment obligations, but only to the extent the trust has sufficient funds to make payments on the preferred securities. If we do not make payments on the debentures, the trust will not have sufficient funds to make payments on the preferred securities, in which case holders of preferred securities will be unable to rely on the guarantee for payment. Generally, our obligations under the guarantee are junior to our obligations to make payments on all of our other liabilities.



DISSOLUTION OF THE TRUST AND DISTRIBUTION OF THE DEBENTURES



     We have the right to dissolve the trust at any time. If we exercise this right, the trust will redeem the preferred securities by distributing the debentures to holders of preferred securities and to us, as the holder of the common securities, on a pro rata basis. If the trust distributes the debentures, we will use our best efforts to have the debentures listed on the New York Stock Exchange or on any national exchange or automated quotation system on which the preferred securities are listed.



FORM OF PREFERRED SECURITIES



     The preferred securities will initially be represented by a global certificate registered in the name of Cede & Co., as nominee for The Depository Trust Company.



VOTING RIGHTS



     Generally, holders of the preferred securities will not have any voting rights as a holder of preferred securities.



LISTING



     We will apply to have the preferred securities listed on the New York Stock Exchange. We expect trading of the preferred securities to begin within 30 days after they are first issued. We expect the preferred securities to trade under the symbol "SOE PrA."



OFFERING OF COMMON STOCK NOT CONDITIONED ON OFFERING OF PREFERRED SECURITIES



     We intend to complete the offering of our common stock regardless of whether the offering of our preferred securities is successfully completed.


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              U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS


GENERAL


     This is a general discussion of United States federal tax consequences of the acquisition, ownership, and disposition of our common stock by a holder that, for U.S. federal income tax purposes, is not a U.S. person as we define that term below. A holder of our common stock who is not a U.S. person is a non-U.S. holder. We assume in this discussion that you will hold our common stock issued pursuant to the offering as a capital asset (generally, property held for investment). We do not discuss all aspects of U.S. federal taxation that may be important to you in light of your individual investment circumstances, such as special tax rules that would apply to you, for example, if you are a dealer in securities, financial institution, bank, insurance company, tax-exempt organization, partnership or owner of more than 5% of our common stock. Our discussion is based on current provisions of the Internal Revenue Code, Treasury regulations, judicial opinions, published positions of the IRS and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS with respect to the tax consequences to non-U.S. persons discussed in this prospectus, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. We urge you to consult your tax advisor about the U.S. federal tax consequences of acquiring, holding and disposing of our common stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.


     For purposes of this discussion, a U.S. person means any one of the following:

     - a citizen or resident of the U.S.;

     - a corporation, partnership or other entity created or organized in the U.S. or under the laws of the U.S. or of any political subdivision of the U.S.;

     - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

     - a trust, the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

DIVIDENDS


     Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be provided by an income tax treaty for which a holder may be eligible. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty. Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States are generally subject to U.S. federal income tax on a net basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. Any such U.S. trade or business income received by a non-U.S. holder that is a corporation may also be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.



     Under current applicable U.S. tax regulations, dividends paid to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of that country for the purposes of determining whether amounts are required to be withheld and for the purposes of

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


determining the applicability of a tax treaty rate. Under U.S. tax regulations, which are generally effective for payments made after December 31, 2000, however, a non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate generally will be required to satisfy applicable certification and other requirements.



     The U.S. tax regulations generally effective for payments made after December 31, 2000 also provide special rules for dividend payments made to foreign intermediaries, U.S. or foreign wholly owned entities that are treated as fiscally transparent for U.S. federal income tax purposes, and entities that are disregarded for U.S. federal income tax purposes, the applicable income tax treaty jurisdiction, or both. In addition, income tax treaty benefits may be denied to foreigners receiving income derived through a partnership, or otherwise fiscally transparent entity. Prospective investors should consult their own tax advisors concerning the effect, if any, of these new tax regulations on an investment in our common stock.



GAIN ON DISPOSITIONS



     A non-U.S. holder will generally not be subject to United States federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of our common stock unless:



     - the gain is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder, (in which case the branch profits tax may also apply);



     - the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 or more days in the taxable year of the disposition and other requirements are met;



     - the non-U.S. holder is subject to tax pursuant to provisions of the U.S. federal income tax law applicable to U.S. expatriates; or



     - we are or have been at any time during the shorter of the five-years preceding the disposition or the period the non-U.S. holder held our common shares a "United States real property holding corporation" (a "USRPHC") for U.S. federal income tax purposes.



     If we are or have been a USRPHC, a non-U.S. holder will generally not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of our common stock provided that:


     - the non-U.S. holder does not hold, and has not held during certain periods, directly or indirectly, more than 5% of our outstanding common stock; and


     - our common stock is and continues to be regularly traded on an established securities market.



     We believe that our common stock will be regularly traded on an established securities market for this purpose in any quarter during which it is listed on the NYSE.



     If we are or have been a USRPHC for the period described above and the exception for less than 5% shareholders of securities regularly traded on an established securities market does not apply, a non-U.S. holder will be subject to U.S. federal income tax with respect to the gain realized on any sale or other disposition of our common stock. The gain may be subject to a withholding tax of 10% if our common stock ceases to be regularly traded on an established securities market. To the extent the 10% withheld exceeds a non-U.S. holder's maximum tax liability, as determined by the Secretary, such holder may obtain a refund of amounts withheld. If the non-U.S. holder is subject to tax on the gain as a result of a our being or having been a USRPHC, the holder will generally be subject to tax at the graduated U.S. tax rates. If the non-U.S. holder is a corporation, this gain may also be subject to the 30% branch profits tax unless reduced by an applicable treaty.

UNITED STATES FEDERAL ESTATE TAXES

     Our common stock that is owned or treated as owned by an individual who is not a citizen or resident of the U.S., as specially defined for U.S. federal estate tax purposes, on the date of that person's death will be included in his or her estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends that we paid to a holder, and the amount of tax that we withheld on those dividends. This information may also be made available to the tax authorities of a country in which the non-U.S. holder resides.


     Under U.S. tax regulations, backup withholding, which generally requires a withholding tax of 31% on payments to persons that do not provide specified information under the U.S. information reporting requirements, will not generally apply to (i) dividends paid to a non-U.S. holder that is subject to the 30% withholding or is not subject to the 30% withholding (or is subject to a lower rate) as a result of an applicable tax treaty or (ii) prior to January 1, 2001, to dividends paid to a non-U.S. holder at an address outside the United States unless the payor has actual knowledge that the payee is a U.S. person. Payments of the proceeds of a sale or other taxable disposition of our common stock by a U.S. office of a broker are subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements, but not backup withholding tax, will also apply to payments of the proceeds of a sale or other taxable disposition of our common stock by foreign offices of U.S. brokers or foreign brokers with certain types of relationships to the U.S., unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and other conditions are met or the holder otherwise established an exemption.



     The U.S. Treasury Department has issued final regulations effective for payments made after December 31, 2000 that may change the rules related to backup withholding and information reporting. Non-U.S. holders should consult their own tax advisors as to the application of the new tax regulations to payments made after December 31, 2000 and the procedures for establishing an exemption from backup withholding.



     Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. holder's U.S. federal income tax liability if the required information is furnished to the IRS.

                        SHARES ELIGIBLE FOR FUTURE SALE


     After this offering, we will have 330,000,000 shares of our common stock outstanding. If the underwriters exercise their over-allotment option in full, we will have a total of 338,700,000 shares of common stock outstanding. All of the shares of our common stock sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares which may be acquired by an affiliate of ours, as that term is defined in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with, us and may include our directors and officers as well as our significant stockholders, if any. Southern Company and we have agreed not to offer or sell any shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of the underwriters, except for issuances under employee or director compensation plans. We can give no assurance concerning how long these parties will continue to hold their common stock after this offering.


     Southern Company currently plans to complete the distribution of our common stock within 12 months following this offering. Shares of our common stock distributed to Southern Company stockholders in the distribution generally will be freely transferable, except for shares of common stock received by persons who may be deemed to be affiliates. Persons who are affiliates will be permitted to sell the shares of common stock that are issued in this offering or that they receive in the distribution only through registration under the Securities Act, or under an exemption from registration, such as the one provided by Rule 144.


     The 272,000,000 shares of our common stock held by Southern Company before distribution are deemed "restricted securities" as defined in Rule 144, and may not be sold other than through registration under the Securities Act or under an exemption from registration, such as the one provided by Rule 144.



     In general, a stockholder subject to Rule 144 who has owned common stock of an issuer for at least one year may, within any three-month period, sell up to the greater of:



     - 1% of the total number of shares of common stock then outstanding; and



     - the average weekly trading volume of the common stock during the four weeks preceding the stockholder's required notice of sale.



     Rule 144 requires stockholders to aggregate their sales with other affiliated stockholders for purposes of complying with this volume limitation. A stockholder who has owned common stock for at least two years, and who has not been an affiliate of the issuer for at least 90 days, may sell common stock free from the volume limitation and notice requirements of Rule 144.



     In connection with this offering, we are granting options to purchase
approximately [          ] shares of our outstanding common stock. Immediately
after this offering, we intend to file a registration statement on Form S-8 covering all options granted under the Southern Energy Omnibus Incentive Compensation Plan. Shares of our common stock registered under this registration statement will be available for sale in the open market, subject to vesting restrictions. Any sales of these shares by an affiliate will be subject to the volume limitations of Rule 144 described above.



     We have granted Southern Company registration rights with respect to our shares it will hold after this offering. These registration rights generally become effective at such time as Southern Company informs us that it no longer intends to complete the distribution of these shares to its stockholders. See "Agreements Between Us and Southern Company -- Registration Rights Agreement."

                                  UNDERWRITING

     We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are the representatives of the underwriters.

                        UNDERWRITERS                          Number of Shares
                        ------------                          ----------------
Goldman, Sachs & Co.........................................
Morgan Stanley & Co. Incorporated...........................
                                                                  -------
          Total.............................................
                                                                  =======


     Under the terms of the underwriting agreement, the underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the over-allotment option unless and until this option is exercised. If the underwriters sell more than the total number of shares set forth in the table above, the underwriters have an option to buy up to an additional 8,700,000 shares from us to cover such sales. They may exercise the option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above. If the underwriters' option is exercised in full, the total underwriting discounts and commissions payable to the
underwriters by us would be $[          ]. If the underwriters' option is not
exercised, the total underwriting discounts and commissions payable to the
underwriters by us would be $[          ].


     Shares sold by the underwriters to the public will initially be sold at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $[          ] per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters to
certain other brokers and dealers at a discount of up to $[          ] per share
from the initial public offering price. If all of the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.


     We and Southern Company have agreed with the underwriters not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated. This agreement does not apply to issuances under our employee or director compensation plans.



     At our request, the underwriters have reserved for sale at the initial
public offering price up to [          ] shares of common stock for sale to our
employees and other business associates. Any shares purchased by these individuals will be subject to a lock-up agreement containing terms identical to those described in the preceding paragraph.


     Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, an assessment of our management and the consideration of the above factors in relation to the market valuation of companies in related businesses.

     We have applied for the listing of our common stock on the New York Stock Exchange under the symbol "SOE." The underwriters intend to sell shares of common stock to a minimum of 2,000 beneficial owners in lots of 100 or more shares so as to meet the NYSE distribution requirements for trading.

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.



     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.



     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.



     We will pay [          ]% of underwriting fees, discounts and commissions
incurred for this offering. Southern Company will pay the remaining underwriting fees, discounts and commissions, as well as all of our other out-of-pocket costs and expenses related to this offering, the distribution and the preparation of the agreements providing for the separation, the distribution and related transactions. These out-of-pocket costs and expenses are estimated to be
approximately $[          ] million.


     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed on for us by Troutman Sanders LLP, Atlanta, Georgia and for the underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS


     The financial statements of Southern Energy, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.



     The financial statements of Berliner Kraft-und Licht (Bewag)-Aktiengesellschaft (currently Bewag AG) as of June 30, 1998 and for the year ended June 30, 1998 included in this prospectus have been audited by KPMG Deutsche Treuhand-Gesellschaft, independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION


     We have filed with the SEC, Washington, D.C., a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our common stock, refer to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other documents filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto, as well as reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.



     As a result of the offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Unaudited Consolidated Balance Sheet as of March 31, 2000...   F-2
Unaudited Consolidated Statements of Income for the Three
  Months Ended
  March 31, 1999 and 2000...................................   F-3
Unaudited Consolidated Statements of Cash Flows for the
  Three Months Ended
  March 31, 1999 and 2000...................................   F-4
Notes to Unaudited Consolidated Financial Statements........   F-5
Report of Independent Public Accountants....................  F-11
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................  F-12
Consolidated Statements of Income for the Years Ended
  December 31, 1997, 1998, and 1999.........................  F-13
Consolidated Statements of Stockholder's Equity for the
  Years Ended December 31, 1997, 1998, and 1999.............  F-14
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998, and 1999.........................  F-15
Notes to Consolidated Financial Statements..................  F-16

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES



                      UNAUDITED CONSOLIDATED BALANCE SHEET


                                 MARCH 31, 2000


                                 (IN MILLIONS)



                                                                        PRO FORMA
                                                                        (NOTE J)
                                                                        ---------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $   400    $   400
Restricted deposits.........................................       24         24
Receivables:
  Customer accounts, less provision for uncollectibles of
    $31.....................................................      230        230
  Other, less provision for uncollectibles of $4............      517        517
Other.......................................................      190        190
                                                              -------    -------
    Total current assets....................................    1,361      1,361
                                                              -------    -------
PROPERTY, PLANT, AND EQUIPMENT..............................    4,176      4,176
Less accumulated provision for depreciation.................     (462)      (462)
                                                              -------    -------
                                                                3,714      3,714
Leasehold interests, net of accumulated amortization of
  $158......................................................    1,918      1,918
Construction work in progress...............................      416        416
                                                              -------    -------
    Total property, plant, and equipment, net...............    6,048      6,048
                                                              -------    -------
NONCURRENT ASSETS:
Concession agreement, net of accumulated amortization of
  $91.......................................................      267        267
Investments.................................................    1,472      1,472
Notes and other receivables, less provision for
  uncollectibles of $31.....................................    1,312      1,312
Goodwill, net of accumulated amortization of $178...........    2,042      2,042
Other intangible assets, net of accumulated amortization of
  $17.......................................................      490        490
Investment in leveraged leases..............................      551        551
Miscellaneous deferred charges..............................      429        429
                                                              -------    -------
    Total noncurrent assets.................................    6,563      6,563
                                                              -------    -------
    Total assets............................................  $13,972    $13,972
                                                              =======    =======
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Short-term debt.............................................    1,977      2,480
Current portion of long-term debt...........................      278        278
Accounts payable............................................      556        556
Taxes accrued...............................................      222        222
Other.......................................................      118        118
                                                              -------    -------
    Total current liabilities...............................    3,151      3,654
                                                              -------    -------
NONCURRENT LIABILITIES:
Subsidiary obligated mandatorily redeemable preferred
  securities................................................    1,030      1,030
Notes payable...............................................    4,540      4,540
Other long-term debt........................................      397        397
Deferred income taxes.......................................      711        711
Miscellaneous deferred credits..............................      193        193
                                                              -------    -------
    Total noncurrent liabilities............................    6,871      6,871
                                                              -------    -------
MINORITY INTEREST IN SUBSIDIARY COMPANIES...................      751        751
                                                              -------    -------
COMMITMENTS AND CONTINGENT MATTERS
STOCKHOLDER'S EQUITY:
Common stock, $.01 par value; 2,000,000,000 shares
  authorized; 272,000,000 shares issued and outstanding.....        3          3
Additional paid-in capital..................................    2,984      2,788
Accumulated other comprehensive loss........................      (95)       (95)
Retained earnings...........................................      307          0
                                                              -------    -------
    Total stockholder's equity..............................    3,199      2,696
                                                              -------    -------
    Total liabilities and stockholder's equity..............  $13,972    $13,972
                                                              =======    =======



The accompanying notes are an integral part of this consolidated balance sheet.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES



                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME


               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000


                      (IN MILLIONS, EXCEPT PER SHARE DATA)



                                                              1999    2000
                                                              -----   -----
OPERATING REVENUES..........................................  $ 521   $ 521
OPERATING EXPENSES:
Fuel........................................................     42     125
Purchased power.............................................    228      30
Maintenance.................................................     23      30
Depreciation and amortization...............................     54      82
Selling, general, and administrative........................     59      30
Write-down of assets........................................     --       4
Other.......................................................     39      50
                                                              -----   -----
  Total operating expenses..................................    445     351
                                                              -----   -----
OPERATING INCOME............................................     76     170
OTHER INCOME (EXPENSE):
Interest income.............................................     38      38
Interest expense............................................   (111)   (147)
Gain on sales of assets.....................................      8       1
Equity in income of affiliates..............................     99      27
Receivables recovery........................................     12      --
Other, net..................................................     11       6
                                                              -----   -----
  Total other income (expense)..............................     57     (75)
                                                              -----   -----
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND
  MINORITY INTEREST.........................................    133      95
Provision (Benefit) for Income Taxes........................     36     (30)
MINORITY INTEREST...........................................     21      30
                                                              -----   -----
INCOME FROM CONTINUING OPERATIONS...........................     76      95
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX BENEFIT OF
  $6 AND $4 IN 1999 AND 2000, RESPECTIVELY..................      4       6
                                                              -----   -----
NET INCOME..................................................  $  80   $ 101
                                                              =====   =====
EARNINGS PER SHARE:
Basic
  From continuing operations................................  $0.28   $0.35
  From discontinued operations..............................   0.01    0.02
                                                              -----   -----
  Net income................................................  $0.29   $0.37
                                                              =====   =====
Pro forma basic
  From continuing operations................................          $0.31
  From discontinued operations..............................           0.02
                                                                      -----
  Net income................................................          $0.33
                                                                      =====



The accompanying notes are an integral part of these consolidated statements.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES



                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS


               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000


                                 (IN MILLIONS)



                                                              1999    2000
                                                              -----   -----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  80   $ 101
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Equity in net income of affiliates......................    (95)    (21)
    Depreciation and amortization...........................     57      85
    Write-down of assets....................................     --       4
    Deferred income taxes...................................     35      36
    Gain on sales of assets.................................     (9)     --
    Minority interest.......................................     21      30
    Other, net..............................................      5     (55)
    Changes in certain assets and liabilities:
       Receivables, net.....................................    (34)    (80)
       Other current assets.................................     25       5
       Accounts payable.....................................   (113)    (42)
       Taxes accrued........................................    (44)      3
       Other current liabilities............................     55     (79)
                                                              -----   -----
         Total adjustments..................................    (97)   (114)
                                                              -----   -----
         Net cash used in operating activities..............    (17)    (13)
                                                              -----   -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................   (133)    (89)
  Property insurance proceeds...............................     --      14
  Proceeds received from the sale of investments............      9      --
  Dividends received from equity investments................      4       5
  Other.....................................................     (3)     (1)
                                                              -----   -----
         Net cash used in investing activities..............   (123)    (71)
                                                              -----   -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contributions from minority interest..............     18      --
  Issuance of notes receivable..............................     (2)     (4)
  Repayments on notes receivable............................     85      88
  Payment of dividends to minority interests................    (38)     (5)
  Proceeds from issuance of short-term debt, net............    (10)     23
  Proceeds from issuance of long-term debt..................    248      96
  Repayment of long-term debt...............................   (221)    (36)
  Bond discount and debt expenses, net......................     --      (1)
                                                              -----   -----
         Net cash provided by financing activities..........     80     161
                                                              -----   -----
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................     --      --
                                                              -----   -----
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........    (60)     77
CASH AND CASH EQUIVALENTS, beginning of period..............    561     323
                                                              -----   -----
CASH AND CASH EQUIVALENTS, end of period....................  $ 501   $ 400
                                                              =====   =====
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for interest, net of amounts capitalized........  $ 130   $ 204
                                                              =====   =====
  Cash paid for income taxes................................  $  18   $   2
                                                              =====   =====



The accompanying notes are an integral part of these consolidated statements.

                             SOUTHERN ENERGY, INC.



              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


                                 MARCH 31, 2000



A. ACCOUNTING AND REPORTING POLICIES



     BASIS OF ACCOUNTING. The Company's accounting and reporting policies are summarized in the Notes to the Consolidated Financial Statements ("Notes") elsewhere in this prospectus. These interim financial statements should be read in conjunction with the consolidated financial statements and the accompanying footnotes. Management believes that the accompanying unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring items, necessary for a fair statement of results for the interim periods presented.



     CONCENTRATION OF REVENUES. Revenues earned under the Company's long-term power sales agreements with the Philippines' National Power Corporation ("NPC") approximated 23% and 50% of the Company's total revenues and net income, respectively, as of the three months ended March 31, 1999 and 2000, respectively. NPC has long-term contractual agreements to purchase future power production. These agreements are supported by a sovereign guarantee by the Philippines' government. If this agreement were terminated, it could have a material adverse effect on the future operating results and liquidity of the Company.



     RECEIVABLES RECOVERY. During the quarter ended March 31, 1999, the Company recorded amounts totaling approximately $12 million, plus related interest, in successful resolution of negotiations by the Company which allowed it to record receivables that were assumed in conjunction with the SE Asia-Pacific business acquisition. The Company has rights to an additional $40 million, plus related interest, as of March 31, 2000, which it has fully reserved due to the risk of collection.



B. COMPREHENSIVE INCOME



     The Company's comprehensive (loss) income consists of net income and foreign currency translation adjustments. Total comprehensive (loss) income for the three months ended March 31, 1999 and 2000 was $(26) million and $98 million, respectively.



C. EARNINGS PER SHARE



     We calculate basic earnings per share by dividing the income available to common shareowners by the weighted average number of common shares outstanding. The following table shows our computation of basic earnings per share for the quarters ended March 31, 1999 and 2000 (in millions, except per share data) after giving effect to the stock split that will be effected in conjunction with the offering of common stock (Note J). Pro forma basic earnings per share information gives effect to the dividend paid to Southern in 2000 as though it had occurred during 1999. See Note J and Note 17 of the Notes.



                                                                 FROM          FROM
                                                              CONTINUING   DISCONTINUED    NET
                                                              OPERATIONS    OPERATIONS    INCOME
                                                              ----------   ------------   ------
Basic, 1999:
  Income....................................................    $  76         $   4       $  80
  Shares....................................................      272           272         272
                                                                -----         -----       -----
  Earnings per share........................................    $0.28         $0.01       $0.29
                                                                =====         =====       =====

                             SOUTHERN ENERGY, INC.

                                                                 FROM          FROM
                                                              CONTINUING   DISCONTINUED    NET
                                                              OPERATIONS    OPERATIONS    INCOME
                                                              ----------   ------------   ------
Basic, 2000:
  Income....................................................    $  95         $   6       $ 101
  Shares....................................................      272           272         272
                                                                -----         -----       -----
  Earnings per share........................................    $0.35         $0.02       $0.37
                                                                =====         =====       =====
Pro forma basic, 2000:
  Income....................................................    $  95         $   6       $ 101
  Shares....................................................      272           272         272
  Shares assumed due to dividend to Southern................       31            31          31
                                                                -----         -----       -----
  Earnings per share........................................    $0.31         $0.02       $0.33
                                                                =====         =====       =====



D. DEBT



     Facility B, a $350 million 364-day revolving line of credit, was extended to March 2001 during March 2000. See Note 7 of the Notes.



E. FINANCIAL INSTRUMENTS



     Southern Energy engages in commodity related marketing and price risk management activities. At March 31, 2000, the status of outstanding non-trading related derivative contracts was as follows (in millions):



                                                    YEAR OF
                                                  MATURITY OR   NOTIONAL   UNRECOGNIZED
TYPE                                              TERMINATION    AMOUNT    GAIN (LOSS)
----                                              -----------   --------   ------------
                                                                    (IN THOUSANDS)
Interest rate swaps.............................   2000-2012     $1,972        $ (1)
                                                   2001-2012       L600         (46)
                                                   2002-2007      DM691          (5)
Cross currency swaps............................   2001-2007       L394           5
Cross currency swaption.........................        2003      DM435          22



          L -- Denotes British pounds sterling. DM -- Denotes Deutsche Mark.

                             SOUTHERN ENERGY, INC.

F. INVESTMENTS IN AFFILIATES



     The following table sets forth certain summarized income statement information of the Company's investments in 50% or less-owned investments accounted for under the equity method for the quarters ended March 31, 1999 and 2000 (in millions):



                                                               MARCH 31,
                                                              -----------
                                                              1999   2000
                                                              ----   ----
COMBINED INVESTMENTS, excluding Bewag
INCOME STATEMENT:
Revenues....................................................  $347   $673
Operating income............................................   204    406
Net income from continuing operations.......................   192    131
BEWAG
INCOME STATEMENT:
Revenues....................................................  $613   $528
Operating income............................................   140     72
Net income from continuing operations.......................    91     55



G. SEGMENT REPORTING



     Southern Energy's principal business segments primarily consist of the geographic areas in which the Company conducts business -- Americas, Asia-Pacific, and Europe. The other reportable business segments are the Company's financing segment ("SE Finance") and the Company's business development and general corporate activities segment ("Corporate"). Intersegment revenues are not material. Financial data for the Company's business segments is as follows (in millions):



                               BUSINESS SEGMENTS



CONSOLIDATED                      AMERICAS   EUROPE   ASIA-PACIFIC   SE FINANCE   CORPORATE   TOTAL
------------                      --------   ------   ------------   ----------   ---------   -----
Quarter Ended March 31, 2000:
Operating revenues..............    $280      $111        $126           $0         $  4      $521
Segment net (loss) income.......      (3)       31          83            6          (16)      101
Quarter Ended March 31, 1999:
Operating revenues..............    $102      $350        $ 66           $0         $  3      $521
Segment net (loss) income.......      (3)       40          51            4          (12)       80

                             SOUTHERN ENERGY, INC.

H. ACQUISITIONS AND DIVESTITURES



  SE NEW YORK



     The Company has finalized its purchase price allocation for the SE New York acquisition. The final allocation is as follows (in millions):



Current assets..............................................  $ 60
Property plant and equipment................................   433
Acquired intangibles........................................    47
Liabilities assumed and other...............................   (47)
                                                              ----
Purchase price..............................................  $493
                                                              ====



SALE OF HIDROELECTRICA ALICURA



     On February 22, 2000, Southern Energy agreed to sell its interest in Hidroelectrica Alicura, a 1,000 megawatt hydroelectric plan in Argentina, for $205 million. The selling price releases the Company from its debt obligations and allows it to buy out minority partners. The sale is subject to the approval of Argentine regulatory authorities. There will be no impact on the Company's results of operations due to the fact that the investment is carried at fair value which is equal to the sales price. See Note J.



I. COMMITMENTS AND CONTINGENT MATTERS



     COMPANHIA ENERGETICA DE MINAS GERAIS ("CEMIG"). In September 1999, the state of Minas Gerais filed a lawsuit in a state court seeking temporary relief against Southern Electric Brasil Participacoes, Ltda. ("SEB") exercising voting rights under the shareholders agreement, between the state and SEB regarding SEB's interest in CEMIG, as well as a permanent recision of the agreement. The core issue in the dispute is whether the shareholders agreement unconstitutionally transfers control of CEMIG from the state to SEB, which transfer would have required specific legislative authorization. On March 23, 2000, a state court in Minas Gerias, Brazil, ruled that the shareholder agreement was invalid. SEB is planning to appeal this decision.



     SEB obtained financing from Banco Nacional de Desenvolvimento Economico e Social (BNDES) for approximately 50% of the total purchase price of the CEMIG shares which is secured by a pledge of SEB's shares in CEMIG. SEB is currently in discussions with BNDES to defer a $117 million principal and interest payment due on May 15, 2000. Based on our ownership of SEB, our portion of this amount is $29 million. See Note J.



     ENERGY MARKETING AND RISK MANAGEMENT ACTIVITIES. The Company and Vastar Resources, Inc. ("VRI") have jointly agreed to provide up to $700 million of contingent performance guarantees and trade credits on behalf of Southern Company Energy Marketing ('SCEM"). At March 31, 2000, outstanding guarantees related to the estimated fair value of SCEM's net contractual commitments were approximately $197 million.



     UNCERTAINTIES RELATED TO CONTRACT SALES. Several of the Company's significant power generation facilities rely on either PPAs or energy conversion agreements ("ECAs" and collectively with the PPAs the "Power Contracts") with one or a limited number of entities for the majority of, and in some cases all of, the relevant facility's output over the life of the Power Contract.

                             SOUTHERN ENERGY, INC.

     The Power Contracts related to the Company's facilities are generally long-term agreements covering the sale of power for 20 or more years. However, the operation of such facilities is dependent on the continued performance by customers and suppliers of their obligations under the relevant Power Contract, and, in particular, on the credit quality of the purchasers. If a substantial portion of the Company's long-term Power Contracts were modified or terminated, the Company would be adversely affected to the extent that it was unable to find other customers at the same level of profitability. Some of the Company's long-term Power Contracts are for prices above current spot market prices. The loss of one or more significant Power Contracts or the failure by any of the parties to a Power Contract to fulfill its obligations thereunder could have a material adverse effect on the Company's business, results of operations and financial condition.



     SE CALIFORNIA. Southern Energy California LLC ("SE California"), a wholly owned subsidiary of the Company, and its subsidiaries are parties to a Federal Energy Regulatory Commission ("FERC") proceeding that will determine the percentage of a settled $158.8 million revenue requirement to be paid to the SE California parties under the reliability must-run ("RMR") agreements between the SE California parties and the California Independent System Operator ("CAISO"). Hearings were conducted before a FERC administrative law judge in March 2000. The SE California parties have proposed to allocate approximately 75% of the responsibility for payment of the revenue requirement to the CAISO, while CAISO and other aligned parties argue that CAISO should pay no more than approximately 7%. The decision in this case will affect the amount CAISO will pay to SE California and its subsidiaries for the period commencing June 1, 1999 through December 31, 2001. See Note J.



J. SUBSEQUENT EVENTS



     See Note 17 of the Notes to Consolidated Financial Statements.

     After the stock split discussed in Note 17 to Southern Energy, Inc.'s consolidated financial statements is effected, we expect to be in a position to render the following audit report.



/s/Arthur Andersen LLP



February 16, 2000


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Southern Energy, Inc.:

     We have audited the accompanying consolidated balance sheets of SOUTHERN ENERGY, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1998 and 1999, and the related consolidated statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southern Energy, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Atlanta, Georgia
February 16, 2000 (except with respect to

  the matters discussed in Notes 15 and 17,


  as to which the date is  _________ )

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999
                                 (IN MILLIONS)


                                                               1998      1999
                                                              -------   -------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $   561   $   323
Restricted deposits (Note 1)................................       59        50
Receivables:
  Customer accounts, less provision for uncollectibles of
    $34 and $23 for 1998 and 1999, respectively.............      212       236
  Other, less provision for uncollectibles of $67 and $21
    for 1998 and 1999, respectively.........................      521       481
Other.......................................................      113       195
                                                              -------   -------
    Total current assets....................................    1,466     1,285
                                                              -------   -------
PROPERTY, PLANT, AND EQUIPMENT (NOTES 2 AND 4):.............    3,108     4,147
Less accumulated provision for depreciation.................     (312)     (421)
                                                              -------   -------
                                                                2,796     3,726
Leasehold interests, net of accumulated amortization of $85
  and $137 for 1998 and 1999, respectively (Note 1).........      927     1,934
Construction work in progress...............................      968       365
                                                              -------   -------
    Total property, plant, and equipment, net...............    4,691     6,025
                                                              -------   -------
NONCURRENT ASSETS:
Concession agreement, net of accumulated amortization of $84
  and $90 for 1998 and 1999, respectively (Notes 1 and 2)...      258       268
Investments (Notes 1, 3, 12 and 13).........................    1,540     1,490
Notes and other receivables, less provision for
  uncollectibles of $40 and $61 for 1998 and 1999,
  respectively..............................................    1,216     1,276
Goodwill, net of accumulated amortization of $106 and $164
  for 1998 and 1999, respectively (Notes 1 and 12)..........    2,125     2,106
Other intangible assets, net of accumulated amortization of
  $0 and $13 for 1998 and 1999, respectively (Notes 1 and
  12).......................................................      154       447
Investment in leveraged leases (Note 14)....................      264       556
Miscellaneous deferred charges..............................      340       410
                                                              -------   -------
    Total noncurrent assets.................................    5,897     6,553
                                                              -------   -------
    Total assets............................................  $12,054   $13,863
                                                              =======   =======

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Short-term debt (Note 7)....................................  $   702   $ 1,961
Note payable to Southern Company (Notes 5 and 7)............      926         0
Current portion of long-term debt (Note 7)..................      480       237
Accounts payable............................................      564       626
Taxes accrued...............................................      196       218
Other.......................................................      184       173
                                                              -------   -------
    Total current liabilities...............................    3,052     3,215
                                                              -------   -------
NONCURRENT LIABILITIES:
Subsidiary obligated mandatorily redeemable preferred
  securities (Note 7).......................................    1,033     1,031
Notes payable (Note 7)......................................    3,499     4,557
Other long-term debt (Note 7)...............................      420       397
Deferred income taxes (Note 8)..............................      573       680
Miscellaneous deferred credits..............................      300       156
                                                              -------   -------
    Total noncurrent liabilities............................    5,825     6,821
                                                              -------   -------
MINORITY INTEREST IN SUBSIDIARY COMPANIES...................      535       725
                                                              -------   -------
COMMITMENTS AND CONTINGENT MATTERS (NOTES 3, 7, 10, AND 11)

STOCKHOLDER'S EQUITY:
Common stock, $.01 par value; 2,000,000,000 shares
  authorized; 272,000,000 shares issued and outstanding
  (Note 17).................................................        3         3
Additional paid-in capital..................................    2,624     2,984
Accumulated other comprehensive income (loss)...............       15       (92)
Retained earnings...........................................        0       207
                                                              -------   -------
    Total stockholder's equity..............................    2,642     3,102
                                                              -------   -------
    Total liabilities and stockholder's equity..............  $12,054   $13,863
                                                              =======   =======


The accompanying notes are an integral part of these consolidated balance sheets.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

                      (IN MILLIONS, EXCEPT PER SHARE DATA)



                                                               1997     1998     1999
                                                              ------   ------   ------
OPERATING REVENUES..........................................  $3,750   $1,819   $2,268
                                                              ------   ------   ------
OPERATING EXPENSES:
Fuel........................................................      74       47      392
Purchased power.............................................   2,813      844      545
Maintenance.................................................      74       80      116
Depreciation and amortization...............................     182      221      270
Selling, general, and administrative........................     188      160      253
Write-down of assets (Note 2)...............................       0      308       60
Other.......................................................     147      164      188
                                                              ------   ------   ------
  Total operating expenses..................................   3,478    1,824    1,824
                                                              ------   ------   ------
OPERATING INCOME (LOSS).....................................     272       (5)     444
                                                              ------   ------   ------
OTHER INCOME (EXPENSE):
Interest income.............................................     138      146      172
Interest expense............................................    (345)    (430)    (502)
Gain on sales of assets (Note 12)...........................      24       41      313
Equity in income of affiliates (Notes 1, 3, and 13).........      58      135      111
Receivables recovery (Note 1)...............................       0       29       64
Other, net..................................................      33       29       72
                                                              ------   ------   ------
  Total other (expense) income..............................     (92)     (50)     230
                                                              ------   ------   ------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
  AND MINORITY INTEREST.....................................     180      (55)     674
PROVISION (BENEFIT) FOR INCOME TAXES:
Continuing operations.......................................      27     (123)     129
Windfall profits tax........................................     148        0        0
                                                              ------   ------   ------
  Total Provision (Benefit) for Income Taxes................     175     (123)     129
MINORITY INTEREST...........................................      29       80      183
                                                              ------   ------   ------
(LOSS) INCOME FROM CONTINUING OPERATIONS....................     (24)     (12)     362
                                                              ------   ------   ------
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX BENEFIT OF
  $10, $22, AND $15 IN 1997, 1998, AND 1999, RESPECTIVELY...       8       12       10
                                                              ------   ------   ------
(LOSS) NET INCOME...........................................  $  (16)  $    0   $  372
                                                              ======   ======   ======
(LOSS) EARNINGS PER SHARE:
Basic
  From continuing operations................................  $(0.09)  $(0.04)  $ 1.33
  From discontinued operations..............................    0.03     0.04     0.04
                                                              ------   ------   ------
  Net income................................................  $(0.06)  $   --   $ 1.37
                                                              ======   ======   ======
Pro forma basic -- unaudited (Note 17)
  From continuing operations................................                    $ 1.18
  From discontinued operations..............................                      0.04
                                                                                ------
  Net income................................................                    $ 1.22
                                                                                ======


The accompanying notes are an integral part of these consolidated statements.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999
                                 (IN MILLIONS)


                                                                            ACCUMULATED
                                                   ADDITIONAL                  OTHER
                                          COMMON    PAID-IN     RETAINED   COMPREHENSIVE   COMPREHENSIVE
                                          STOCK     CAPITAL     EARNINGS   INCOME (LOSS)   (LOSS) INCOME
                                          ------   ----------   --------   -------------   -------------
BALANCE, DECEMBER 31, 1996..............      3      $  955      $  16         $  14
  Net loss..............................      0           0        (16)            0           $ (16)
  Cumulative translation adjustment, net
     of tax.............................      0           0          0            (7)             (7)
                                                                                               -----
  Comprehensive loss....................                                                       $ (23)
                                                                                               =====
  Capital contributions.................      0       1,167          0             0
                                           ----      ------      -----         -----
BALANCE, DECEMBER 31, 1997..............      3       2,122          0             7
  Net income............................      0           0          0             0           $   0
  Cumulative translation adjustment, net
     of tax.............................      0           0          0             8               8
                                                                                               -----
  Comprehensive income..................                                                       $   8
                                                                                               =====
  Capital contributions.................      0         502          0             0
                                           ----      ------      -----         -----
BALANCE, DECEMBER 31, 1998..............      3       2,624          0            15
  Net income............................      0           0        372             0           $ 372
  Cumulative translation adjustment, net
     of tax.............................      0           0          0          (107)           (107)
                                                                                               -----
  Comprehensive income..................                                                       $ 265
                                                                                               =====
  Dividends.............................      0           0       (165)            0
  Capital contributions.................      0         360          0             0
                                           ----      ------      -----         -----
BALANCE, DECEMBER 31, 1999..............      3      $2,984      $ 207         $ (92)
                                           ====      ======      =====         =====


The accompanying notes are an integral part of these consolidated statements.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999
                                 (IN MILLIONS)


                                                               1997      1998      1999
                                                              -------   -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income...........................................  $   (16)  $     0   $   372
                                                              -------   -------   -------
Adjustments to reconcile net (loss) income to net cash
  provided by operating activities:
  Equity in income of affiliates............................      (53)     (121)      (95)
  Depreciation and amortization.............................      203       229       286
  Write-down of assets......................................        0       308        60
  Deferred income taxes.....................................       15       (40)      166
  Gain on sales of assets...................................      (24)      (41)     (313)
  Minority interest.........................................       29        80       183
  Other, net................................................       15       (27)      (93)
  Changes in certain assets and liabilities, excluding
    effects from acquisitions:
    Receivables, net........................................     (214)      133      (133)
    Other current assets....................................       38       (47)      (15)
    Accounts payable........................................      137      (141)      (81)
    Taxes accrued...........................................      114       (12)       22
    Other current liabilities...............................       20        81       156
                                                              -------   -------   -------
      Total adjustments.....................................      280       402       143
                                                              -------   -------   -------
      Net cash provided by operating activities.............      264       402       515
                                                              -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................     (720)     (647)     (747)
Cash paid for acquisitions..................................   (2,925)     (998)   (1,771)
Funds loaned to Southern Company............................     (619)     (361)        0
Purchase of preferred shares................................        0         0      (121)
Property insurance proceeds.................................        0         0        34
Proceeds received from the sale of investments (Note 12)....       32       198       284
Dividends received from equity investments..................       29        67        58
                                                              -------   -------   -------
      Net cash used in investing activities.................   (4,203)   (1,741)   (2,263)
                                                              -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions from Southern Company.................    1,167       502       360
Capital contributions from minority interests...............        0         0        18
Issuance of notes receivable................................      (84)     (191)     (199)
Repayments on notes receivable..............................      231       398       341
Payment of dividends to Southern Company....................        0         0      (165)
Payment of dividends to minority interests..................       (7)      (22)      (66)
Proceeds from issuance of short-term debt, net..............      749       122       358
Proceeds from issuance of long-term debt....................    1,847       730     1,372
Proceeds from issuance of subsidiary obligated mandatorily
  redeemable preferred securities...........................      672       338         0
Repayment of long-term debt.................................     (398)     (375)     (503)
                                                              -------   -------   -------
      Net cash provided by financing activities.............    4,177     1,502     1,516
                                                              -------   -------   -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................       (1)       --        (6)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      237       163      (238)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................      161       398       561
                                                              -------   -------   -------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $   398   $   561   $   323
                                                              =======   =======   =======
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for interest, net of amounts capitalized..........  $   269   $   349   $   419
                                                              =======   =======   =======
Cash paid (refunds received) for income taxes...............  $    66   $   (33)  $  (114)
                                                              =======   =======   =======
BUSINESS ACQUISITIONS:
Fair value of assets acquired...............................  $ 4,768   $ 1,072   $ 1,803
Less cash paid..............................................    2,925       998     1,771
                                                              -------   -------   -------
  Liabilities assumed.......................................  $ 1,843   $    74   $    32
                                                              =======   =======   =======


The accompanying notes are an integral part of these consolidated statements.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1997, 1998, AND 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  GENERAL

     Southern Energy, Inc. is a wholly owned subsidiary of Southern Company ("Southern" or the "Parent") and was incorporated in Delaware in 1993. Southern Energy, Inc. and its subsidiaries (collectively, "Southern Energy" or the "Company") acquire, develop, build, own, and operate power production and delivery facilities and provide a broad range of energy-related services to utilities and industrial companies around the world. The Company's business includes independent power projects, integrated utilities, a distribution company, and energy marketing and trading operations. Southern Energy has operations and development offices in North America and the Caribbean, Asia, Europe, and South America. Additionally, the Company operates a business development and management entity. Operating entities, of which the Company has less than 100% ownership, are as follows:


                                                                        ECONOMIC         VOTING
                                                                        OWNERSHIP       INTEREST
                                                                      PERCENTAGE AT    PERCENTAGE
                                          COUNTRY OF      YEAR OF     DECEMBER 31,    DECEMBER 31,
                                          OPERATIONS     INVESTMENT       1999            1999
                                          ----------     ----------   -------------   ------------
ENTITIES CONSOLIDATED:
Western Power Distribution ("WPD"),
  formerly "SWEB" (Note 2)............  United Kingdom      1995          49.0%             50.5%
Hidroelectrica Alicura S.A.
  ("Alicura") (Note 2)................    Argentina         1993          55.1              55.1
EDELNOR S.A. (Note 2).................      Chile           1993          82.3              82.3
Freeport Power Company................     Bahamas          1993          62.5              62.5
ENTITIES NOT CONSOLIDATED, ACCOUNTED
  FOR UNDER EQUITY METHOD:
Southern Company Energy Marketing LP
  ("SCEM")............................  United States       1997          60.0              60.0
Birchwood Power Partners L.P.
  ("Birchwood").......................  United States       1994          50.0              50.0
BEWAG AG ("BEWAG")....................     Germany          1997          26.0              26.0
Guangdong Guanghope Power Company
  Limited ("Shajiao C")...............      China           1997          32.0             44.44
Companhia Energetica de Minas Gerais
  ("CEMIG")...........................      Brazil          1998           3.6              8.24
The Power Generation Company of
  Trinidad and Tobago ("PowerGen")....     Trinidad         1994          39.0              39.0
Shandong International Power
  Development Company Limited
  ("SIPD")............................      China           1999           9.9         9.9 to 38
Carbontronics Synfuels Investors LP...  United States       1998          25.0              25.0
Clairton 1314B LLC....................  United States       1997          27.0              27.0

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                                                                        ECONOMIC         VOTING
                                                                        OWNERSHIP       INTEREST
                                                                      PERCENTAGE AT    PERCENTAGE
                                          COUNTRY OF      YEAR OF     DECEMBER 31,    DECEMBER 31,
                                          OPERATIONS     INVESTMENT       1999            1999
                                          ----------     ----------   -------------   ------------
ENTITY NOT CONSOLIDATED, ACCOUNTED FOR
  UNDER COST METHOD:
Mobile Energy Services Company, LLC
  ("Mobile Energy")...................  United States       1994           1.0               1.0



Mobile Energy's remaining 99% ownership interest is held by Southern. Southern Energy currently has a 49% economic interest in WPD Holdings UK, the UK parent of WPD, yet retains operational and management control with 50.5% of the voting rights and the right to appoint a majority of the board of directors. The Company's economic interest in Shajiao C is stated after a preferential distribution to Guangdong Generation Corporation, the joint venture partner in China. The Company's voting interest in SIPD can increase to 38% when certain shareholders become ineligible to vote on matters when there is a conflict of interest, according to rules governing the listing of securities on the Stock Exchange of Hong Kong Ltd.


  BASIS OF PRESENTATION


     The consolidated financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States ("U.S. GAAP"). The accompanying financial statements have not been prepared in accordance with Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." This pronouncement, under which most rate regulated U.S. electric utilities report financial statements, applies to entities that are subject to cost-based rate regulation. By contrast, the Company's operating investments generally are not subject to cost-based rate regulation, and therefore, the provisions of SFAS No. 71 do not apply. Financial statements presented in accordance with SFAS No. 71 contain deferred items which have not yet been included in rates charged to customers in compliance with the respective regulatory authorities, but which would have been included in the income statement of enterprises in general under U.S. GAAP. The accompanying financial statements of the Company do not contain such deferrals.


     The financial statements include the accounts of the Company and its wholly owned and its controlled majority-owned subsidiaries and have been prepared from records maintained by the Company and its subsidiaries in their respective countries of operation. Certain prior year amounts have been reclassified to conform with the current year financial statement presentation.


     All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in companies in which the Company exercises significant influence over operating and financial policies are accounted for using the equity method. In addition, majority or jointly owned affiliates where control does not exist are accounted for using the equity method of accounting. Mobile Energy is the only investment accounted for using the cost method.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

  USE OF ESTIMATES

     The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  REVENUE RECOGNITION

     Revenues derived from power generation are recognized upon output, product delivery, or satisfaction of specific targets, all as specified by contractual terms. To the extent that power generation billings exceed the cumulative average price per unit delivered, cumulative average revenues are recorded. Substantially all of the Company's energy trading and marketing operations are accounted for under a mark-to-market accounting methodology.


  CONCENTRATION OF REVENUES AND NET INCOME



     For the year ended December 31, 1999 approximately 14% and 35% of our revenues and net income, respectively, were attributable to sales made by our Philippine operations under power sales agreements with National Power Corporation (NPC). NPC has long-term contractual agreements to purchase future power production. These agreements are supported by a sovereign guarantee by the Philippines' government. If this agreement were terminated, it could have a material adverse effect on the future operating results and liquidity of the Company.


  CASH AND CASH EQUIVALENTS

     The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

  LONG-LIVED ASSETS AND INTANGIBLES

     The Company records goodwill for the difference between the excess of the fair value of investments over the purchase price. Goodwill is amortized on a straight-line basis over a period between 30 and 40 years. The Company recognizes specifically identifiable intangibles when specific rights and contracts are acquired. These intangibles are amortized on a straight-line basis over the lesser of their contractual or estimated useful lives between 20 and 30 years. The Company evaluates long-lived assets, such as property, plant and equipment, goodwill, and specifically identifiable intangibles, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets and recording a provision for loss if the carrying value is greater than fair value. For assets identified as held for sale, the carrying value is compared to the estimated fair value less cost to sell to determine if an impairment provision is required. Until the assets are disposed of, their estimated fair value is reevaluated when circumstances or events change.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

  RESTRICTED DEPOSITS

     The Company has restricted deposits for self-insurance reserves, contractual, legal, or other corporate purposes.

  PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are recorded at cost to the Company, which includes materials, labor, appropriate administrative and general costs, and the estimated cost of debt funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense as incurred.

     Depreciation of the recorded cost of depreciable property, plant, and equipment is provided by using primarily composite straight-line rates (Note 4). Leasehold improvements are amortized over the shorter of the respective lease terms or the useful lives of the improvements. The Company's capitalization policy expenses the cost of certain immaterial assets when purchased.

     Upon the retirement or sale of assets, the cost of such assets and the related accumulated depreciation are removed from the balance sheet and the gain or loss, if any, is credited or charged to income.

  LEASEHOLD INTERESTS

     Certain of SE Asia Pacific Limited's ("SE Asia-Pacific") (formerly Consolidated Electric Power Asia Limited) power generation facilities are developed under "build, operate, and transfer agreements" ("BOT") with the respective local country government. Under these agreements, SE Asia-Pacific builds power generation facilities, operates them for a period of several years (a "cooperation period"), and transfers ownership to the local country government at the end of the cooperation period. Additionally, the land subject to the BOT agreements is not controlled by SE Asia-Pacific. During construction, the cost of these facilities is recorded as construction work in progress. Upon completion of a facility, its entire cost is reclassified to leasehold interests where the balance is amortized over the length of the respective cooperation period.

  CONCESSION AGREEMENT


     The amount recorded as a concession agreement in the accompanying balance sheets corresponds with the total value, net of amortization, assigned by the Argentine government to the assets delivered to Alicura for operating purposes pursuant to the concession contract for the Alicura hydroelectric complex. This value was originally determined, without allocating any specific value to each of the assets involved in the concession, based on the amount paid by the Company to acquire 59% of the share capital of the company which holds the concession, plus the proportion of the capital retained by the Argentine government (41%), plus the liabilities undertaken by the concessionaire upon signing the concession contract and the disbursements incurred by the Company and subsequently transferred to Alicura to effect the acquisition.


     This intangible asset is being amortized using the straight-line method over 30 years (the concession period) from August 1993, which was the takeover date of the hydroelectric complex.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     During December 1998, Southern Energy, having received the appropriate approval from executive management and the board of directors, committed itself to a formal plan to dispose of its investment in Alicura. See Notes 2 and 17 for further discussion.


  LEVERAGED LEASES

     The Company's net investment in leveraged leases consist of rentals receivable, net of principal and interest on the related nonrecourse debt, the estimated residual value of the leased facilities, and unearned income. The earned income is included in the consolidated statements of income. Initial direct costs incurred in consummating a leveraged lease transaction are accounted for as part of the investment in the lease and are amortized over the term of the lease.


  INCOME TAXES


     SFAS No. 109, "Accounting for Income Taxes," requires the asset and liability approach for financial accounting and reporting for deferred income taxes. The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences.

  RECEIVABLES RECOVERY


     In 1998 and 1999, the Company received amounts totaling approximately $29 million and $64 million, respectively, plus related interest in successful resolution of negotiations by the Company with its supplier and partners in China which allowed it to collect receivables that were assumed in conjunction with the SE Asia-Pacific business acquisition. At the time of the purchase, the Company did not place value on the receivables due to the uncertain credit standing of the parties with whom the receivables were secured. The Company has rights to an additional $40 million, plus related interest, as of December 31, 1999, which it has fully reserved due to the risk of collection.


  FOREIGN CURRENCY TRANSLATION


     Assets and liabilities of international operations where the local currency is the functional currency have been translated at year-end exchange rates, and revenues and expenses have been translated using average exchange rates prevailing during the year. Adjustments resulting from translation have been recorded in other comprehensive income. The financial statements of international operations where the U.S. dollar is the functional currency reflect certain transactions denominated in a local currency that have been remeasured in U.S. dollars. The remeasuring of local currencies into U.S. dollars creates gains and losses from foreign currency transactions that are included in net income in the amount of $(2), $4 and $2 million for 1997, 1998, and 1999, respectively. The effect of the translation adjustment on other comprehensive income is disclosed in the statements of stockholder's equity.


  COMPREHENSIVE INCOME

     The Company's comprehensive income consists of net income and foreign currency translation adjustments and is presented in the financial statements. The objective of the statement is to report a

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES
measure of all changes in common stock equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners.

  FINANCIAL INSTRUMENTS

     Southern Energy engages in price risk management activities for both nontrading and trading purposes. Nontrading financial instruments are used to hedge exposures to fluctuations in interest rates, foreign currency exchange rates, and certain commodity prices. Gains and losses on qualifying hedges are deferred and recognized either in income or as an adjustment to the carrying amount when the hedged transaction occurs.


     Financial instruments used for trading purposes are recorded at either quoted market value or, when market prices are not readily available for specific contracts, at fair value, which is determined under an alternative approach, such as model pricing. The determination of market or fair value considers various factors, including closing exchange or over-the-counter ("OTC") market price quotations, time value and volatility factors underlying options and contractual commitments, price activity for equivalent or synthetic instruments in markets located in different time zones, counterparty credit quality, and the potential impact on market prices of liquidating the Company's positions in an orderly manner over a reasonable period of time under present market conditions. All trading transactions and related expenses are recorded on a trade-date basis. See Note 9 where financial instruments are discussed further.


  NEW ACCOUNTING STANDARDS

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued a new Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement requires capitalization of certain costs of internal-use software. Southern Energy adopted this statement in December 1998 without a material impact on the financial statements.

     The American Institute of Certified Public Accountants' SOP 98-5, "Reporting on the Costs of Start-Up Activities," was implemented in the fourth quarter of 1998. This statement requires that costs of start-up activities and organizational costs be expensed as incurred. The new accounting requirement did not have a significant effect on net income.

     In December 1998, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board ("FASB") issued EITF No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." The EITF requires that energy trading contracts be marked to market through the income statement, with gains or losses reflected rather than revenues and purchased power. Energy trading contracts are defined as energy contracts entered into with the objective of generating profits on or from exposure to shifts or changes in market prices. The adoption of this accounting in January 1999 did not have a material impact on the financial statements.


     The Company continues to analyze the effects of adoption of the rules promulgated by SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. The FASB recently deferred implementation of the provisions of SFAS No. 133 to fiscal periods beginning after June 15, 2000. The Company

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES
intends to adopt the provisions of SFAS No. 133 within this time frame and in accordance with the requirements provided by this statement. Management is currently assessing the financial statement impact of the statement, but we have not determined the impact at this time. Adoption of SFAS No. 133 could increase the volatility of earnings and other comprehensive income.


2. WRITE-DOWN OF ASSETS


     In December 1998, Southern Energy designed and implemented a plan to dispose of its Argentine and Chilean investments. As a result, Southern Energy recorded a write-down of approximately $308 million in 1998 to reflect the difference between the carrying value of these assets and the estimated fair value of the businesses. The Company recorded an additional write-down of $28 million in 1999 to eliminate the impact of net earnings from the investments, in order to prevent increasing the carrying value of these assets above their estimated fair market value. Depreciation expense was suspended at the time of the initial write-down. Southern Energy estimated the fair value of the businesses held for sale based on bids received from prospective buyers, if available, or the discounted expected future cash flows to be generated by the assets. The adjusted carrying value of the Argentine and Chilean assets held for disposal at December 31, 1999 was $92 million. See Note 17 for further discussion. These assets impacted the financial statements of income as follows (in millions):


                                                           OPERATING   OPERATING   CONSOLIDATED
                                                           REVENUES     INCOME      NET INCOME
                                                           ---------   ---------   ------------
Year:
1997.....................................................    $180         $37           $5
1998.....................................................     180          37            5
1999.....................................................     171          23            2


     Additionally during 1999, Southern Energy recorded a write-down of approximately $32 million, primarily related to certain metering assets of WPD. These assets are to be held and used by WPD. Future cash flows will be derived from competitive markets being introduced in the UK for metering activities. An estimate of these undiscounted future cash flows was compared to the carrying value of the assets and it was determined that the assets were impaired. The fair value of the assets was then determined by discounting the future cash flows. The amount of the write-down was then computed by comparing the carrying value to the fair value of the assets.


3. JOINT VENTURE INFORMATION


     On September 1, 1997, Southern Energy and Vastar Resources, Inc. ("VRI") entered into a 99-year partnership agreement designed to further develop both parties' energy marketing and risk management operations and formed SCEM. Also on such date, Southern Energy contributed $24.1 million, which includes substantially all of its gas marketing and risk management assets and a working capital contribution to the venture. As part of this transaction, VRI contributed substantially all of the operating assets of Vastar Gas Marketing, Inc. (a wholly owned subsidiary of VRI) to SCEM on September 1, 1997.



     On January 1, 1998, VRI contributed substantially all operating assets of Vastar Power Marketing, Inc. (a wholly owned subsidiary of VRI) to SCEM; concurrently, certain long-term

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES
natural gas supply contracts were contributed by Vastar Gas Marketing, Inc. Additionally, on January 1, 1998, Southern Energy paid VRI $40 million and contributed $14.1 million, or substantially all of the remaining energy marketing and trading assets of Southern Energy Trading and Marketing, Inc., to SCEM.



     The general and limited partnership interest is 60% owned, indirectly, by Southern Energy and 40% owned, indirectly, by VRI. Income and partnership distributions will be made according to the ownership percentage, subject to certain minimum distributions, provided for by the partnership agreement, to VRI for the first five years of the partnership. These minimum distributions can be reduced in the event that certain extraordinary items are experienced by SCEM. To date, the Company has only paid VRI $5.8 million for the 1998 minimum distribution as a result of credit losses in 1998. VRI believes it is entitled to a higher payment and has requested arbitration in the matter. The Company does not believe that the outcome of this matter will have a material effect on its financial statements.



     Historical cost was used, as Southern Energy and VRI accounted for their respective initial investments in SCEM as a joint venture. However, due to the fact that both entities were marketing and energy trading operations, substantially all of the contributed assets and liabilities were accounted for using mark-to-market accounting. The partnership agreement provides both Southern Energy and VRI with significant participatory rights with respect to the operations of SCEM. Accordingly, Southern Energy accounts for its interest in the joint venture under the equity method of accounting.



     Under the partnership agreement, Southern Energy's ownership interest automatically increases to 75% of SCEM on July 1, 2001. During calendar year 2002, Southern Energy may exercise a call provision to purchase an additional 5% interest for $80 million. Beginning December 1, 2002 and ending January 2, 2003, VRI may put its remaining ownership interest to Southern Energy for an amount of either $130 million or $210 million depending on the interest owned by VRI at that time, plus certain other contractual considerations. Both of these put and call provisions provide for cash payments equal to the pro rata portion of certain unamortized capital expenditures and the pro rata portion of the market or fair values of financial instruments owned by the partnership on the date of the option exercise. The partnership agreement also provides that in the event of a change of control of VRI or the Company, the other party has a right to purchase the interest in SCEM owned by the party affected by the change of control. The purchase price would be determined by an appraisal.


4. PROPERTY, PLANT, AND EQUIPMENT

     The Company records depreciation expense on a straight-line basis, using the following estimated useful lives (in years):

Production..................................................  15 to 40
Transmission and distribution...............................  35 to 40
Other.......................................................   3 to 30

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     Property, plant, and equipment consisted of the following at December 31, 1998 and 1999 (in millions):

                                                               1998     1999
                                                              ------   ------
Production..................................................  $  551   $1,615
Transmission and distribution...............................   2,463    2,417
Other.......................................................      94      115
                                                              ------   ------
                                                              $3,108   $4,147
                                                              ======   ======

5. RELATED-PARTY TRANSACTIONS

     The Company has agreements with Southern Company Services, Inc. (a wholly owned subsidiary of Southern) and each of the system operating companies owned by Southern under which those companies provide the following services to the Company at cost: general engineering, design engineering, accounting and statistical budgeting, business promotion and public relations, systems and procedures, training, and administrative and financial services. In addition to these services, certain facilities of the system companies are made available to the Company and its customers. The Company reimburses the service company and the various system operating companies at cost for these services. Such costs amounted to approximately $28 million, $17 million, and $20 million, during 1997, 1998, and 1999, respectively.


     The Company incurred interest expense on a note payable to Southern Company of $17 million $53 million, and $37 million during 1997, 1998, and 1999, respectively. See Note 7 for discussion of related-party debt transactions.



     The Company has various agreements with SCEM in which SCEM has agreed to develop and manage its bidding strategy, manage fuel requirements, sell the energy and provide accounting and settlement services for several generating plants of the Company. These agreements apply to the Company's California, New York, and New England operating entities and generally cover a term of 1 to 2.5 years. The first of these agreements was in place in December 1998 and the most recent in July 1999 as amended in January 2000. Total fees paid to SCEM under the marketing agreements totaled $16.8 million in 1999, and payments made for fuel to SCEM totaled $257.9 million.



     In January 1999, the Company contracted with SCEM to operate and maintain the generating assets of Brazos Electric Power Cooperative in Texas for a period of five years ending 2003.



     For all agreements, the Company has obligated itself to meet certain operating factors.



     The Company's revenues and expenses related to its agreements with SCEM during 1999 were $445.1 million and $274.7 million, respectively. Intercompany profits and losses recognized by SCEM on a market to market accounting basis are appropriately eliminated in consolidation. Activity with SCEM during 1998 was not material to the Company.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

6. EMPLOYEE BENEFIT PLANS


  PENSION PLANS

     The Company offers pension benefits to its WPD, Freeport Power Company and North American employees, through various pension plans.

     WPD participates in the Electricity Supply Pension Scheme ("ESPS"), which provides pension and other related defined benefits based on final pensionable pay to substantially all employees throughout the electricity supply industry in the United Kingdom. The measurement date for WPD is December 31 for each year presented. See Note 11 for further discussion.


     As a result of WPD's sale to London Electricity of its supply business (Note 12) during 1999, a curtailment and settlement of a portion of WPD's pension plan occurred for the pension assets and obligations that transferred to the buyer. In accordance with SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", a curtailment gain of $5 million and a settlement loss of $14 million were recorded during 1999 in conjunction with this event.


     Southern Energy participates in the Southern Company Pension Plan, a defined benefit, trusteed, noncontributory plan covering substantially all regular employees. The measurement date for the Domestic Benefit Plans is September 30 for each year presented.

     Freeport Power Company participates in a defined benefit, trusteed, contributory pension plan that covers substantially all union employees. Plan benefits are based on the employees' years of service and employment grades. Plan assets are primarily invested in equity and debt securities. The measurement date for Freeport Power is December 31 for each year presented.

     All employees of Freeport Power Company not under the union are covered under a defined benefit, noncontributory pension plan. Benefits earned under this plan reflect the employee's years of service, age at retirement, and average compensation for the highest five years out of the ten years immediately preceding retirement. Plan assets are primarily invested in equity and debt securities.


     The Company also has noncontributory, defined benefit plans covering substantially all union employees at recently acquired facilities. These plan benefits are based on final average pay, age at retirement, and service at the Company and the former employer. These Plans are funded according to Internal Revenue Code requirements and are accounted for pursuant to SFAS No. 87, "Accounting for Pensions."


     The rates assumed in the actuarial calculations for the WPD pension plan as of December 31, 1999 and 1998 were as follows:

                                                              1998    1999
                                                              ----    ----
Discount rate...............................................  5.75%   6.50%
Rate of compensation increase...............................  4.00    4.00
Expected return on plan assets..............................  8.75    8.75

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     The following tables show the actuarial results for the WPD defined benefit pension plan as of December 31 for the respective years (in millions):


                                                               PENSION PLAN
                                                              ---------------
                                                               1998     1999
                                                              ------   ------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation, beginning of year.......................  $  890   $1,063
  Service cost..............................................      12       13
  Interest cost.............................................      67       59
  Benefits paid.............................................     (61)     (70)
  Actuarial loss (gain).....................................     143      (91)
  Amendments................................................       0       41
  Curtailment...............................................       0       (7)
  Settlement................................................       0      (41)
  Foreign currency exchange rate change.....................      12      (30)
                                                              ------   ------
     Benefit obligation, end of year........................  $1,063   $  937
                                                              ======   ======
CHANGES IN PLAN ASSETS:
Fair value of plan assets, beginning of year................  $1,152   $1,308
  Return on plan assets.....................................     195      233
  Employer contributions....................................       1        0
  Participants contributions................................       6        4
  Benefits paid.............................................     (61)     (70)
  Settlement................................................       0      (59)
  Foreign currency exchange rate change.....................      15      (37)
                                                              ------   ------
     Fair value of plan assets, end of year.................  $1,308   $1,379
                                                              ======   ======
FUNDED STATUS:
Funded status at the end of year............................  $  245   $  442
Unrecognized prior service cost.............................       4       42
Unrecognized net gain.......................................     (27)    (251)
                                                              ------   ------
     Net amount recognized on the consolidated balance
      sheets................................................  $  222   $  233
                                                              ======   ======


     The rates assumed in the actuarial calculations for the pension plans (excluding WPD) of the Company summarized below, as of their respective measurement dates, were as follows:

                                                              1998     1999
                                                              -----    -----
Discount rate...............................................   6.25%    7.00%
Rate of compensation increase...............................   4.75     5.50
Expected return on plan assets..............................   8.00     8.00

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     The following tables show the collective actuarial results for the defined benefit pension plans (excluding WPD) of the Company (in millions):


                                                              PENSION PLAN
                                                              -------------
                                                              1998    1999
                                                              -----   -----
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation, beginning of year.......................  $ 27    $ 32
  Service cost..............................................     1       3
  Interest cost.............................................     2       3
  Actuarial loss............................................     1       2
  Amendments................................................     1       0
  Acquisitions..............................................     0      17
                                                              ----    ----
       Benefit obligation, end of year......................  $ 32    $ 57
                                                              ====    ====
CHANGES IN PLAN ASSETS:
Fair value of plan assets, beginning of year................  $ 26    $ 30
  Return on plan assets.....................................     1       4
  Employer contributions....................................     1       1
  Receivables due to transfers..............................     2       9
                                                              ----    ----
       Fair value of plan assets, end of year...............  $ 30    $ 44
                                                              ====    ====
FUNDED STATUS:
Funded status at end of year................................  $ (2)   $(13)
  Unrecognized prior service cost...........................     3       2
  Unrecognized net loss.....................................    (6)    (14)
  Accruals for acquisitions.................................   (12)      0
                                                              ----    ----
       Net amount recognized on the consolidated balance
        sheets..............................................  $(17)   $(25)
                                                              ====    ====


     The components of the Company's pension plans' net pension income (a portion of which is capitalized) during the years ended December 31 are shown below (in millions):

                                                              1997    1998    1999
                                                              -----   -----   -----
Service cost................................................  $  13   $  13   $  16
Interest cost...............................................     73      71      62
Expected return on plan assets..............................    (98)   (107)   (104)
Employee contributions......................................     (6)     (6)     (4)
Curtailment.................................................      0       0      (5)
Settlement..................................................      0       0      14
Net amortization............................................      0       0       2
                                                              -----   -----   -----
Net pension income..........................................  $ (18)  $ (29)  $ (19)
                                                              =====   =====   =====

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

  OTHER POSTRETIREMENT BENEFITS

     Southern Energy also provides certain medical care and life insurance benefits for its retired employees, substantially all of whom may become eligible for these benefits when they retire.

     Under SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," medical care and life insurance benefits for retired employees are accounted for on an accrual basis using a specified actuarial method based on benefits and years of service.

     An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 7.74% for 1999, decreasing gradually to 5.5% through the year 2005 and remaining at that level thereafter. An annual increase or decrease in the assumed medical care cost trend rate of 1% would correspondingly increase or decrease the accumulated benefit obligation at December 31, 1999 by $2 million. All other components would not be affected materially by a 1% change in the medical care cost trend rate.

     The weighted average rates assumed in the actuarial calculations for the other postretirement benefits of the Company summarized below, as of their respective measurement dates were as follows:

                                                              1998    1999
                                                              ----    ----
Discount rate...............................................  6.75%   7.50%
Rate of compensation increase...............................  4.25    5.00
Expected return on plan assets..............................  8.50    8.50


                                                                   OTHER
                                                              POSTRETIREMENT
                                                                 BENEFITS
                                                              ---------------
                                                               1998     1999
                                                              ------   ------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation, beginning of year.......................   $  5     $  8
  Service cost..............................................      0        1
  Interest cost.............................................      1        1
  Actuarial gain............................................      0       (1)
  Amendments................................................      1        0
  Acquisitions..............................................      1       10
                                                               ----     ----
Benefit obligation, end of year.............................   $  8     $ 19
                                                               ====     ====
FUNDED STATUS:
Funded status at end of year................................   $ (8)    $(19)
  Unrecognized net loss.....................................      2        1
  Accruals for acquisitions.................................     (8)       0
                                                               ----     ----
Net amount recognized.......................................   $(14)    $(18)
                                                               ====     ====


     The postretirement benefits were unfunded at December 31, 1998 and 1999. The actuarially based costs of Southern Energy's postretirement benefits during 1997, 1998, and 1999 were not material.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

  STOCK-BASED COMPENSATION



     In 1997, the Company initiated a long-term incentive plan, the value creation plan, which grants appreciation rights to eligible employees to receive share appreciation over a preestablished price on a stated number of shares per employee. Employees are granted two types of appreciation rights: standard appreciation rights which pay each eligible employee for any appreciation over a fixed base value and indexed appreciation rights which pay each eligible employee for any appreciation over a base value which increases each year by a predetermined interest rate. Standard appreciation rights vest 25% per year for four years, and indexed appreciation rights vest 100% after four years. The Company records compensation expense ratably during the vesting period for any intrinsic value of the units in accordance with APB Opinion 25. This expense amounted to $1.7 million in 1999 and was not material in 1997 and 1998. Pursuant to SFAS No. 123 "Accounting for Stock-Based Compensation," the Company has elected to account for its stock-based compensation plan under APB Opinion 25 "Accounting for Stock Issued to Employees" and adopt the disclosure only provisions of SFAS No. 123. Under SFAS No. 123, stock-based compensation awards which are settled in cash are valued at grant date using the Black-Scholes valuation model and compensation costs are recognized ratably over the vesting period. Accounting for cash-settled awards under SFAS No. 123 is consistent with the accounting for such awards under APB Opinion No. 25.



     Transactions are summarized as follows:



                                                               WEIGHTED               WEIGHTED
                                                               AVERAGE                AVERAGE
                                                   STANDARD    EXERCISE    INDEXED    EXERCISE
                                                    RIGHTS      PRICE      RIGHTS      PRICE
                                                   ---------   --------   ---------   --------
Outstanding at December 31, 1996.................          0         0            0         0
Granted..........................................    559,579    $10.00    2,729,011    $10.00
Exercised........................................          0         0            0         0
Forfeited........................................          0         0            0         0
                                                   ---------    ------    ---------    ------
Outstanding at December 31, 1997.................    559,579     10.00    2,729,011     10.00
Granted..........................................  1,093,849      9.73       54,582     11.30
Exercised........................................          0         0            0         0
Forfeited........................................          0         0            0         0
                                                   ---------    ------    ---------    ------
Outstanding at December 31, 1998.................  1,653,428      9.82    2,783,593     11.30
Granted..........................................  1,456,665    $11.61      325,138    $11.61
Exercised........................................    (14,411)     9.90            0         0
Forfeited........................................    (24,995)     9.83      (91,216)    12.77
                                                   ---------    ------    ---------    ------
Outstanding at December 31, 1999.................  3,070,687    $10.67    3,017,515    $12.77
                                                   =========    ======    =========    ======
Units exercisable at December 31, 1997...........          0    $ 0.00            0    $ 0.00
                                                   =========    ======    =========    ======
Units exercisable at December 31, 1998...........    139,883    $10.00            0    $ 0.00
                                                   =========    ======    =========    ======
Units exercisable at December 31, 1999...........    538,816    $ 9.87            0    $ 0.00
                                                   =========    ======    =========    ======

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     Exercise prices for standard rights outstanding as of December 31, 1999 ranged from $9.73 to $11.61. The following table provides certain information with respect to standard rights outstanding at December 31, 1999:



                                                                                WEIGHTED AVERAGE
                                             RIGHTS      WEIGHTED AVERAGE          REMAINING
EXERCISE PRICES                            OUTSTANDING    EXERCISE PRICE    CONTRACTUAL LIFE (YEARS)
---------------                            -----------   ----------------   ------------------------
Under $11.00.............................   1,614,022         $ 9.82                  8.2
Over $11.00..............................   1,456,665          11.61                  9.5
                                            ---------         ------                  ---
  Total..................................   3,070,687         $10.67                  8.8
                                            =========         ======                  ===



     The exercise price for indexed rights outstanding as of December 31, 1999 was $12.77, and such rights had a weighted average remaining contractual life of
7.7 years.



     The following table provides certain information with respect to rights exercisable at December 31, 1999:



                                                               STANDARD
                                                                 UNITS      WEIGHTED AVERAGE
RANGE OF EXERCISE PRICES                                      EXERCISABLE    EXERCISE PRICE
------------------------                                      -----------   ----------------
Under $11.00................................................    538,816          $ 9.87
Over $11.00.................................................          0            0.00
                                                                -------          ------
  Total.....................................................    538,816          $ 9.87
                                                                =======          ======



     In the event that the Company becomes publicly traded, the compensation committee of the Southern Company has the right to convert the appreciation rights into stock options or other appreciation rights of the Company.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     Stock option grants in Southern common stock have been made from Southern Company's Performance Stock Plan periodically and vest annually at a rate of 33% on the anniversary date of the grant. Grants fully vest upon termination because of death, total disability or retirement. Exercise price is the average of the high and low fair market value of Southern Company's common stock on the date granted.



     Transactions are summarized as follows:



                                                                           WEIGHTED
                                                                           AVERAGE
                                                              SOUTHERN     EXERCISE
                                                               OPTIONS      PRICE
                                                              ---------   ----------
Outstanding at December 31, 1996                                255,844   $    22.41
  Granted                                                       273,940        21.25
  Exercised                                                           0         0.00
  Forfeited                                                     (12,413)       21.97
                                                              ---------   ----------
Outstanding at December 31, 1997                                517,371   $    21.81
  Granted                                                       283,864        27.03
  Exercised                                                      (4,071)       21.87
  Forfeited                                                      (1,693)       23.00
                                                              ---------   ----------
Outstanding at December 31, 1998                                795,471   $    23.67
  Granted                                                       516,967        26.56
  Exercised                                                      (6,001)       22.46
  Forfeited                                                     (21,845)       25.31
                                                              ---------   ----------
Outstanding at December 31, 1999                              1,284,592   $    24.81
                                                              =========   ==========
Units exercisable at December 31, 1997                          116,760   $    21.92
                                                              =========   ==========
Units exercisable at December 31, 1998                          277,788   $    21.91
                                                              =========   ==========
Units exercisable at December 31, 1999                          507,276   $    22.83
                                                              =========   ==========



     Exercise prices for Southern stock options outstanding as of December 31, 1999 ranged from $18.09 to $27.03. The following table provides certain information with respect to Southern stock options outstanding at December 31, 1999:



                                                                                WEIGHTED
                                                                 WEIGHTED       AVERAGE
                                                                 AVERAGE       REMAINING
                                                     OPTIONS     EXERCISE     CONTRACTUAL
            RANGE OF EXERCISE PRICES               OUTSTANDING    PRICE           LIFE
            ------------------------               -----------   --------   ----------------
$18.00 - $21.00..................................      14,684     $18.77          4.2
$21.01 - $24.00..................................     484,004      21.89          6.9
$24.01 - $28.00..................................     785,904      26.72          9.2
                                                    ---------
     Total.......................................   1,284,592     $24.81          8.3
                                                    =========

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     The following table provides certain information with respect to rights exercisable at December 31, 1999:



                                                                            WEIGHTED
                                                                            AVERAGE
                                                                OPTIONS     EXERCISE
                  RANGE OF EXERCISE PRICES                    EXERCISABLE    PRICE
                  ------------------------                    -----------   --------
$18.00 - $21.00.............................................     14,684      $18.77
$21.01 - $24.00.............................................    397,946       22.03
$24.01 - $28.00.............................................     89,646       27.03
                                                                -------
     Total..................................................    502,276      $22.93
                                                                =======      ======



     The weighted average fair values at date of grant for options granted during 1997, 1998 and 1999 were $4.26, $5.69 and $6.29, respectively, and were estimated using the Black-Scholes option valuation model with the following weighted-average assumptions:



                                                              1997     1998     1999
                                                              -----    -----    -----
Expected life in years......................................     10       10       10
Interest rate...............................................   6.49%    5.46%    5.79%
Volatility..................................................  17.47%   19.16%   20.74%
Dividend yield..............................................    6.1%     5.0%     5.0%



     Pro forma information for the years ended December 31, 1997, 1998 and 1999 is provided below, to take into account the amortization of stock-based compensation to expense on a straight-line basis over the vesting period. Had compensation costs been determined as prescribed by SFAS No. 123, the Company's net income would have been reduced by less than $1 million in each of 1997 and 1998, and by less than $2 million in 1999. Earnings per share would have been reduced by less than one cent in each period presented.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

7. DEBT

     At December 31, 1998 and 1999, the Company's long-term debt (including current maturities) was as follows (in millions):

                                                               1998     1999
                                                              ------   ------
Senior notes:
  Dollar-denominated:
     7.40% notes, due 2004..................................  $    0   $  200
     7.90% notes, due 2009..................................       0      500
     Variable rate (7.19% to 7.32% at December 31, 1999),
      due 2004..............................................       0      140
  Sterling-denominated:
     6.38% notes, due 2001..................................     168      163
     6.80% notes, due 2006..................................     332      321
7.75% and 10.5% senior loan participation certificate, due
  2005 and 2006.............................................     340      340
Debt supported by long-term banking arrangements:
  Dollar-denominated:
     6.07% to 11.00% note, due 2000.........................     289       71
     7.10% to 7.34% note, due 2001..........................       6        6
     6.58% note, due 2002...................................     792      792
     9.75% note, due 2003...................................      27       21
     6.44% to 9.50% notes, due 2004.........................     119       89
     5.43% note, due 2004, guaranteed by Company............       0      100
     7.75% to 10% notes, due 2005...........................     166      417
     6.93% to 9.70% notes, due 2006.........................      47       51
     7.16% to 10.25% notes, due 2007........................     566      495
     5.95% to 10.56% notes, due 2011........................     630      742
     8.12% notes, due 2018..................................     153      153
  Deutsche mark-denominated:
     3.81% to 3.96% note, due 2004..........................     515      522
Other long-term debt:
  Dollar-denominated:
     6.13% to 8.38% loans, due 1999.........................     162        0
     5.76% to 11% loans, due 2000 to 2007...................      16       24
  Sterling-denominated:
     0% to 7.64% loans, due 2000 and 2002...................      11       13
  Deutsche mark-denominated:
     3.07% to 5.50% loan, due 2008..........................      60       31
                                                              ------   ------
       Total long-term debt.................................   4,399    5,191
Less current maturities.....................................     480      237
                                                              ------   ------
       Total................................................  $3,919   $4,954
                                                              ======   ======

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     At December 31, 1999, the annual scheduled maturities of long-term debt during the next five years were as follows (in millions):

2000........................................................  $  237
2001........................................................     373
2002........................................................   1,027
2003........................................................     239
2004........................................................   1,153

  BANK ARRANGEMENTS


     The Company has bank credit arrangements with various lending institutions totaling approximately $3.021 billion. At December 31, 1999, unused credit arrangements with banks totaled $1.256 billion, of which $574 million expires during 2000 and $682 million during 2001 and beyond. The credit arrangements generally require payment of commitment fees based on the unused portion of the commitments or the maintenance of compensating balances with the banks. These balances are not legally restricted from withdrawal.



     In April 1999, Southern Energy entered into three revolving credit agreements with a group of lending banks, as agent, with commitments totaling $1.3 billion. Each of the corporate credit facilities is available for general corporate purposes, including commercial paper backstop. Facility A with total commitments of $500 million was intended to be a temporary facility until the Company completed subsequent financings. Accordingly, this facility was cancelled in October 1999. Facility B, a $350 million, 364-day revolving line of credit with an annual commitment fee of $2.1 million, matures in March 2000; however, it has extension and commitment increase options subject to the lenders' approval. Facility C, totaling $450 million with an annual commitment fee of $3.15 million, also has a letter of credit option and matures in April 2004. No amounts were drawn under this credit arrangement at December 31, 1999. However, the Company had letters of credit outstanding under Facility C in the amount of $250 million at December 31, 1999. In April 1999, the Company also instituted a commercial paper program which is used in conjunction with the corporate credit facilities as an alternate funding source. $50 million was outstanding at December 31, 1999 under this program.



     The April 1999 Credit Agreements contain various business and financial covenants including, among other things, (i) limitations on dividends, redemptions and repurchases of capital stock, (ii) limitations on the incurrence of indebtedness and liens, (iii) limitations on capital expenditures, (iv) limitations on ratio of recourse debt to recourse capital (v) maintenance of minimum ratios of Corporate Debt Service to Corporate Interest. The Company is in compliance with all of the covenants in the agreements governing this indebtedness.



     In October 1999, Southern Energy North America Generating, Inc. ("SENAG") completed a $1.45 billion corporate-style bank financing consisting of three credit facilities. Facility A is a $1.15 billion 364-day term loan with a two-year term-out option and no commitment fee. Facility B is a $250 million five-year revolver, with an annual commitment fee of $1.5 million, to be used for capital expenditures, and Facility C is a $50 million five-year revolver, with an annual commitment fee of $300,000, for working capital needs. The draws under Facilities B and C, in the amount of $140 million, are included in long-term debt in the accompanying financial statements. The SENAG facilities contain covenants substantially equivalent to those discussed above for the April 1999 Credit

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

Agreement. SENAG is in compliance with all of the covenants in the agreements governing this indebtedness.


     In addition, Southern Energy, from time-to-time, borrows under uncommitted lines of credit with banks and through commercial paper programs that have the liquidity support of committed bank credit arrangements.

  PREFERRED SECURITIES


     In a series of transactions during 1997 and 1998, subsidiaries of the Company borrowed $682 million and $350 million respectively, dollar denominated income preferred securities. The securities are due between 2027 and 2037 with fixed interest rates between 6.875% and 8.235%. The Company entered into a swap agreement to effectively convert the $82 million security borrowed in 1997, to British pound sterling at the time of issuance. Based on year end exchange rates, $1,033 million and $1,031 million was outstanding on the securities at December 31, 1998 and 1999 respectively. See Note 9 for further discussion of the Company's liability management program.



     Subsidiary obligated mandatorily redeemable preferred securities have been issued by special purpose financing entities of Southern Energy. Substantially all of the assets of these special financing entities are junior subordinated notes issued by the Company. The Company has loaned $950 million of the proceeds from the issuance of these subsidiary obligated mandatorily redeemable preferred securities and an additional $30 million related to equity to Southern. Payment terms and interest rates on the notes receivable from Southern Company are identical to the related preferred securities. The notes are due between 2027 and 2037 with fixed interest rates between 6.875% and 8.19%. These receivables from Southern are included in notes receivable in the accompanying balance sheets.


NOTE PAYABLE TO SOUTHERN COMPANY

     Periodically, the Company borrows funds from Southern to finance acquisitions or working capital needs. The Company pays interest to Southern based on Southern Company's short-term borrowing rate. At December 31, 1998 this interest rate was 5.47%. No amounts were outstanding at December 31, 1999.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

8. INCOME TAXES

     Details of the income tax provision for the years ended December 31, 1997, 1998, and 1999 are as follows (in millions):


                                                              1997   1998    1999
                                                              ----   -----   ----
INCOME TAX PROVISION:
Income tax from continuing operations:
  United States:
     Current benefit........................................  $(24)  $ (87)  $(16)
     Deferred provision (benefit)...........................    35     (44)    36
  International:
     Current provision......................................    45      15     18
     Windfall profits tax assessed in the United Kingdom....   148       0      0
     Deferred (benefit) provision...........................   (29)     (7)    91
                                                              ----   -----   ----
       Total provision (benefit) from continuing
        operations..........................................  $175   $(123)  $129
                                                              ====   =====   ====
Income tax from discontinued operations:
     Current benefit........................................   (19)    (33)   (54)
     Deferred provision.....................................     9      11     39
                                                              ----   -----   ----
       Total benefit from discontinued operations...........  $(10)  $ (22)  $(15)
                                                              ====   =====   ====


     In July 1997, the new Labor government in the United Kingdom introduced its first budget, which became effective July 31, 1997. This budget included a one-time windfall profit tax on privatized utilities in the United Kingdom, which included the Company's subsidiary, WPD. As reflected in the accompanying statements of income, the effect of this tax was recorded during fiscal year 1997. The Company paid the first installment of this tax on December 1, 1997 and made the second and final installment on December 1, 1998.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases which give rise to deferred tax assets and liabilities are as follows (in millions):

                                                              1998   1999
                                                              ----   ----
DEFERRED TAX LIABILITIES:
Property, plant, and equipment basis differences............  $626   $699
Pensions....................................................    65     64
Taxes accrued on undistributed earnings.....................    27      0
Other.......................................................    23     49
                                                              ----   ----
  Total.....................................................  $741   $812
                                                              ====   ====
DEFERRED TAX ASSETS:
Impairment loss.............................................  $ 67   $ 85
Deferred costs..............................................    11     20
Accrued expenses............................................    71     20
Other.......................................................    19      7
                                                              ----   ----
  Total.....................................................   168    132
                                                              ----   ----
  Net deferred tax liabilities..............................  $573   $680
                                                              ====   ====

     A reconciliation of the Company's federal statutory income tax rate to the effective income tax rate for continuing operations for the years ended December 31, 1997, 1998, and 1999 is as follows:

                                                              1997    1998    1999
                                                              ----    ----    ----
Statutory income tax rate...................................   35%     (35)%   35%
State income tax, net of federal benefit....................    0        3      1
Windfall profits tax........................................   82        0      0
Non-U.S. taxes..............................................  (19)    (192)   (17)
Other.......................................................   (1)       0      0
                                                              ---     ----    ---
  Effective income tax rate.................................   97%    (224)%   19%
                                                              ===     ====    ===

     The difference between the statutory rate and the effective income tax rate for discontinued operations for 1997, 1998, and 1999 is primarily due to the utilization of domestic tax credits.

     The Company and the other subsidiaries of Southern file a consolidated federal income tax return. Under a joint income tax agreement, each company's current and deferred tax expense is computed on a stand-alone basis. Under this agreement, the Company received tax refunds from Southern of approximately $118 million and $99 million during 1998 and 1999, respectively. Approximately $65 million and $100 million of the other current receivables balance at December 31, 1998 and 1999, respectively, are comprised of tax refunds under the consolidated income tax agreement or from various tax authorities. Approximately $83 million and $152 million of the other current payables balance at December 31, 1998 and 1999, respectively, are comprised of income taxes currently payable to various tax authorities.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     The undistributed earnings of certain foreign subsidiaries aggregated $435 million as of December 31, 1999, which, under existing tax law, will not be subject to U.S. income tax until distributed. Of the total undistributed earnings, provisions for U.S. taxes have not been accrued on $210 million related to earnings that have been, or are intended to be, indefinitely reinvested.


9. FINANCIAL INSTRUMENTS

  COMMODITY-RELATED TRADING ACTIVITIES

     During 1999, Southern Energy created an energy trading company in Amsterdam, which provides risk management services associated with the energy industry to its customers in the European market. These services are provided primarily through a variety of exchange-traded energy contracts including forward contracts, futures contracts, option contracts, and financial swap agreements. These contractual commitments, which represent risk management assets and liabilities, are accounted for using the mark-to-market method of accounting. Accordingly, they are reflected at fair value, net of future delivery costs, in the consolidated balance sheets.


     The Amsterdam trading operations engage in risk management activities. All such transactions and related expenses are recorded on a trade-date basis. Financial instruments and contractual commitments utilized in connection with these activities are accounted for using the mark-to-market method of accounting. Under the mark-to-market method of accounting, financial instruments and contractual commitments, including derivatives used for these purposes, are recorded at fair value. The determination of fair value considers various factors, including closing exchange or over-the-counter (OTC) market price quotations, time value and volatility factors underlying options and contractual commitments, price activity for equivalent or synthetic instruments in markets located in different regions, and counterparty credit quality.



     Net unrealized gains from risk management services related to the Amsterdam trading operation are immaterial at December 31, 1999. The volumetric weighted average maturity of the contractual commitments was 1.35 years. The net notional amount of the risk management assets and liabilities at December 31, 1999 was
5.3 billion kilowatt-hours. The notional amount is indicative only of the volume of activity and not of the amount exchanged by the parties to the financial instruments. Consequently, these amounts are not a measure of market risk. The fair value of these risk management assets and liabilities averaged $0.2 million and $4 million, respectively. The averages for 1999 were based on month-end balances. The fair value of these assets and liabilities at December 31, 1999 was $1 million and $5 million, respectively.



     The Amsterdam trading operations involve elements of credit risk. Credit risk relates to the risk of loss that the company would incur as a result of nonperformance by counterparties pursuant to the terms of their contractual obligations. The trading operation has attempted to mitigate this risk by establishing controls to determine and monitor the creditworthiness of counterparties. The Company monitors credit risk on both an individual and group counterparty basis. Accordingly, Southern Energy does not anticipate any material impact to its financial position or results of operations as a result of counterparty nonperformance.


     Effective in January 1998, Southern Energy and VRI combined their energy trading and marketing activities to form a North American joint venture, SCEM (Note 3). Southern Energy's investment in the joint venture is accounted for under the equity method of accounting.

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                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  ASSET AND LIABILITY MANAGEMENT

     The Company is exposed to market risk, including changes in interest rates, currency exchange rates, and certain commodity prices. To manage the volatility relating to these exposures, the Company enters into various derivative transactions pursuant to the Company's policies in such areas such as counterparty exposure and hedging practices.

     The Company's policy is to manage interest expense using a combination of fixed and variable rate debt. To manage this mix in a cost-efficient manner, the Company enters into interest rate swaps in which the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. These swaps are designated to hedge underlying debt obligations. For qualifying hedges, the interest rate differential is reflected as an adjustment to interest expense over the life of the swaps. Gains and losses resulting from the termination of qualified hedges prior to their stated maturities are recognized ratably over the remaining life of the instrument being hedged.


     Currency swaps are used by the Company to hedge its net investment in certain foreign subsidiaries. Gains or losses on these currency swaps designated as hedges of net investments are offset against the translation effects reflected in other comprehensive income, net of tax.



     The company utilizes currency swaps and forward agreements to hedge U.S. dollar-denominated debt issued by our Southern Investments UK plc subsidiary. These swaps offset the dollar cash flows, thereby effectively converting debt to the respective subsidiary's functional currency. Gains and losses related to qualified hedges of foreign currency firm commitments are deferred and included in the basis of the underlying transactions.



     Off-balance sheet derivative financial instruments at December 31, 1998 and 1999 held for purposes other than trading were as follows (in millions):



                                     YEAR OF
                                   MATURITY OR      1998         1998         1999         1999
                                   UNRECOGNIZED   NOTIONAL   UNRECOGNIZED   NOTIONAL   UNRECOGNIZED
                                   TERMINATION     AMOUNT    GAIN (LOSS)     AMOUNT    GAIN (LOSS)
                                   ------------   --------   ------------   --------   ------------
TYPE:
  Interest rate swaps............   2000-2016      $  928       $ (69)       $   --        $ --
                                    2000-2012          --          --         1,910          (3)
                                    2001-2012        L600        (130)         L600         (49)
                                    2002-2007       DM691         (30)        DM691          (5)
CROSS CURRENCY:
  Swaps..........................   2001-2007        L429          11          L414         (11)
  Swaption.......................        2003       DM555         (18)        DM435          11


-------------------------


L    --denotes British Pound Sterling.


DM   --denotes Deutsche Mark.


     The unrecognized gain/loss for interest rate swaps is determined based on the estimated amount that the Company would receive or pay to terminate the swap agreement at the reporting date based

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES
on third-party quotations. The unrecognized gain/loss for cross-currency financial instruments is determined based on current foreign exchange rates.

     Prior to the sale of its supply business, the Company's subsidiary, WPD, utilized contracts to mitigate its exposure to volatility in the prices of electricity purchased through the wholesale electricity market. Such contracts allowed WPD to effectively convert the majority of its anticipated wholesale electricity purchases from market prices to fixed prices. Due to the immaturity of the electricity trading market in the United Kingdom and the complexity of WPD's existing contracts, it was not practicable to estimate the fair value of these contracts. Such contracts were sold in connection with the electricity supply business sale.

  MARKET RISK

     Market risk is the potential loss the Company may incur as a result of changes in the market or fair value of a particular instrument or commodity. All financial and commodities-related instruments, including derivatives, are subject to market risk. The Company's exposure to market risk is determined by a number of factors, including the size, duration, composition, and diversification of positions held, the absolute and relative levels of interest rates, as well as market volatility and illiquidity. The most significant factor influencing the overall level of market risk to which the Company is exposed is its use of hedging techniques to mitigate such risk. The Company manages market risk by actively monitoring compliance with stated risk management policies as well as monitoring the effectiveness of its hedging policies and strategies. The Company's risk management policies limit the amount of total net exposure and rolling net exposure during stated periods. These policies, including related risk limits, are regularly assessed to ensure their appropriateness given the Company's objectives.

  CREDIT RISK

     The Company is exposed to losses in the event of nonperformance by counterparties to its derivative financial instruments. Credit risk is measured by the loss the Company would record if its counterparties failed to perform pursuant to terms of their contractual obligations and the value of collateral held, if any, was not adequate to cover such losses. The Company has established controls to determine and monitor the creditworthiness of counterparties, as well as the quality of pledged collateral, and uses master netting agreements whenever possible to mitigate the Company's exposure to counterparty credit risk. Additionally, the Company may require counterparties to pledge additional collateral when deemed necessary.

     Concentrations of credit risk from financial instruments, including contractual commitments, exist when groups of counterparties have similar business characteristics or are engaged in like activities that would cause their ability to meet their contractual commitments to be adversely affected, in a similar manner, by changes in the economy or other market conditions. The Company monitors credit risk on both an individual and group counterparty basis.

  FAIR VALUES

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires the disclosure of the fair value of all financial instruments. Financial instruments recorded at market or fair value include cash and interest-bearing equivalents, financial instruments used for trading purposes,

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES
commodities, and related instruments used for trading purposes, including options and contractual commitments. The following methods were used by the Company to estimate its fair value disclosures for financial instruments not carried at fair value on the accompanying balance sheets:

          NOTES RECEIVABLE. The fair value of the Company's note receivables is estimated using interest rates the Company would receive based on similar types of arrangements.

          NOTES PAYABLE AND OTHER LONG- AND SHORT-TERM DEBT. The fair value of the Company's notes payable and long- and short-term debt is estimated using discounted cash flow analysis based on current market interest rates for similar types of borrowing arrangements and market quotes, when available.

          SUBSIDIARY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES. The fair value of the Company's preferred securities is calculated based on current market price.

     The carrying or notional amounts and fair values of the Company's financial instruments at December 31, 1998 and 1999 were as follows (in millions):


                                                                1998                1999
                                                          -----------------   -----------------
                                                          CARRYING    FAIR    CARRYING    FAIR
                                                           AMOUNT    VALUE     AMOUNT    VALUE
                                                          --------   ------   --------   ------
Notes receivable, including current portion.............   $1,517    $1,564    $1,368    $1,277
Notes payable and long- and short-term debt.............    6,027     5,722     7,152     6,779
Subsidiary obligated mandatorily redeemable preferred
  securities............................................    1,033     1,098     1,031       907


10. REGULATORY MATTERS


     The Office of Gas & Electricity Markets controls the revenues earned by WPD in its distribution business and former supply business by applying a price control formula. Distribution revenues are regulated by a formula ("DPCF") that sets the maximum average price per unit of electricity distributed. The elements used in the formula are generally established for a five-year period and are subject to review by the regulator. In December 1999, the regulator published final price proposals following his review of the DPCF for distribution businesses. For WPD, these proposals represent a 20% reduction to distribution prices from April 1, 2000, followed by a reduction in real terms of 3% each year after April 1, 2001. This price control is scheduled to operate until March 2005.


11. COMMITMENTS AND CONTINGENT MATTERS


  STATE LINE



     On July 28, 1998, an explosion occurred at State Line causing a fire and substantial damage to the plant. The precise cause of the explosion and fire has not been determined. Thus far, seven personal injury lawsuits have been filed against the Company, five of which were filed in Cook County, Illinois. The Company filed a motion to dismiss these five cases in 1998 for lack of "in personam" jurisdiction. The motion was denied in August 1999. In October 1999, the Appellate Court of Illinois granted our petition for leave to appeal. The outcome of these proceedings cannot now be determined and an estimated range of loss cannot be made.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

  COMPANHIA ENERGETICA DE MINAS GERAIS


     In September 1999, the state of Minas Gerais filed a lawsuit in a state court seeking temporary relief against Southern Electric do Brazil Parficipacoes, S.A. ("SEB") exercising voting rights under the shareholders agreement, between the state and SEB regarding SEB's interest in Companhia Energetica de Minas Gerais ("CEMIG"), as well as a permanent recision of the agreement. The core issue in the dispute is whether the shareholders agreement unconstitutionally transfers control of CEMIG from the state to SEB, which transfer would have required specific legislative authorization. A lower court judge denied the state's request, but one member of a three-judge State Appellate Court granted a temporary injunction pending the outcome of the litigation regarding recision of the shareholders agreement. This injunction, however, does not affect the status of the CEMIG directors appointed by SEB, which rights are not derived from the agreement.


     SEB obtained financing from Banco Nacional de Desenvolvimento Economico e Social (BNDES) for approximately 50% of the total purchase price of the CEMIG shares which is secured by a pledge of SEB's shares in CEMIG. SEB is currently in discussions with BNDES to defer a $117 million principal and interest payment due on May 15, 2000. Based on our ownership of SEB, our portion of this amount is $29 million.



  SE CALIFORNIA


     Southern Energy California LLC ("SE California"), a wholly owned subsidiary of the Company, and its subsidiaries are parties to a Federal Energy Regulatory Commission ("FERC") proceeding that will determine the percentage of a settled $158.8 million revenue requirement to be paid to the SE California parties under the reliability must-run ("RMR") agreements between the SE California parties and the California Independent System Operator ("CAISO"). Hearings were conducted before a FERC administrative law judge in March 2000. The SE California parties have proposed to allocate approximately 75% of the responsibility for payment of the revenue requirement to the CAISO, while CAISO and other aligned parties argue that CAISO should pay no more than approximately 7%. The decision in this case will affect the amount CAISO will pay to SE California and its subsidiaries for the period commencing June 1, 1999 through December 31, 2001. The outcome of this proceeding is uncertain, and the parties have recently commenced settlement discussions. The Company's failure to prevail in this matter would adversely effect our results of operations.


  WPD PENSION SCHEME



     WPD participates in the ESPS in the United Kingdom, which includes members from the Regional Electricity Companies as well as other industry members. WPD used a portion of its pension surplus to fund early pension payments to terminated employees. An independent pension arbitrator has issued a ruling directing that another industry employer refund similar amounts paid, with interest to ESPS. This ruling is currently being appealed to the House of Lords. The majority of WPD's employees are ESPS members. Based on the Company's assessment of the current legal position, it anticipates that a payment by WPD into the ESPS of L24 million ($36 million) will ultimately be required, should the other industry employer's appeal fail and WPD then be named in a similar action. Management does not believe such payment would have a material adverse impact on the Company's financial position, liquidity or results of operations. Under SFAS No. 87, "Employers'

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

Accounting for Pensions," there would be no immediate impact to the Company's results of operations.



     In addition to the matters discussed above, the Company is party to legal proceedings arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse impact on the results of operations or financial position of the Company.


  ENERGY MARKETING AND RISK MANAGEMENT COMMITMENTS


     The company and VRI have jointly agreed to provide up to $700 million of contingent performance guarantees and trade credits on behalf of SCEM. Southern Company, Southern Energy, Vastar, and ARCO provide the actual guarantees. Southern Energy and Vastar have agreed to indemnify each other (subject to certain limitations of liability) against loss in proportion to their respective ownership shares of the SCEM (Note 3) entities with respect to any amounts paid by Southern Company, Southern Energy, Vastar or their affiliates; although Southern Energy would pay more (up to 100%) of the losses incurred on such guarantees if necessary for Vastar to receive the minimum cash distributions from SCEM (which are guaranteed by Southern Energy) in the years 1998 through 2002. If necessary to support SCEM's ongoing business, the amount of the contingent performance guarantees and trade credits can exceed $700 million, and to the extent that the actual aggregate liability on all such parent guarantees were to exceed $700 million, Southern Energy has agreed to provide (at a market-based price) for the amount in excess of $700 million. Additional guarantees may be provided for structured transactions with certain approvals and those guarantees may not be subject to any right of indemnity or contribution between SCEM's parent companies. Contingent performance guarantees are an industry standard used to backstop the physical and financial delivery of product. The gross amount represents total counterparty authority, but actual exposure under these guarantees is limited by the amount of business conducted under each guarantee. Payments will be made under these guarantees only if SCEM's liquidity is exhausted. At December 31, 1999, outstanding guarantees related to the estimated fair value of SCEM's net contractual commitments were approximately $146 million.



     Based on the Company's analysis, the potential exposure under these contractual commitments would not materially differ from the estimated fair value. SCEM's gross revenues and cost of trading for 1999 were $11,859 million and $11,755 million, respectively.



     The notional amount of SCEM's guarantees at December 31 are broken down as follows (in millions):



                                                         1998                         1999
                                               -------------------------    -------------------------
                                               PERFORMANCE      OTHER       PERFORMANCE      OTHER
GUARANTOR                                      GUARANTEES     GUARANTEES    GUARANTEES     GUARANTEES
---------                                      -----------    ----------    -----------    ----------
SEI..........................................     $  6           $240          $ 10           $315
Southern.....................................      207             --           306             --
Vastar.......................................      421             --           322             --
ARCO.........................................       38             --            19             --



     Southern Energy has guaranteed certain minimum annual cash distributions owed by SCEM to VRI. These guaranteed cash distributions can be reduced by certain extraordinary items. For 1999, this distribution, after adjustments, was $17 million. Scheduled minimum cash distributions to VRI

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES
are $25 million in 2000 and $30 million in each of 2001 and 2002. See Note 3 where arbitration related to the 1998 minimum cash distribution is discussed.


     Southern Energy has also guaranteed the performance of SCEM's obligations under a multiyear agreement entered into by SCEM with Brazos Electric Power Cooperative ("Brazos"). Under the agreement, effective January 1999, SCEM provides all the electricity required to meet the needs of the distribution cooperatives served by Brazos. Also, SCEM is entitled to the output of Brazos' generation facilities and its rights to electricity under power purchase agreements Brazos has entered into with third parties. Southern Energy's guarantee is $75 million for the first year of the agreement and declines by $5 million per year to $55 million in the fifth year of the agreement.


     To the extent that the Company does not maintain an investment grade rating, it would be forced to provide alternative collateral to Brazos and VRI only. Such collateral might be in the form of letters of credit. As mentioned above, performance guarantees assure a subsidiary's performance of contractual obligations whether it is commodity delivery or payment.


  POWER PURCHASE AGREEMENTS


     The Company recognized a liability at the WPD acquisition date for the excess power purchase costs over an estimate equivalent pool costs. The balance of the recorded liability was $116 million at December 31, 1998 and was sold as part of the electricity supply business of WPD. See Note 12.


  OPERATING LEASES

     The Company has commitments under operating leases with various terms and expiration dates. Expenses associated with these commitments totaled approximately $13 million, $25 million, and $17 million during the years ended December 31, 1997, 1998, and 1999, respectively. At December 31, 1999, estimated minimum rental commitments for noncancellable operating leases were as follows (in millions):

FISCAL YEAR ENDED:
2000........................................................  $ 16
2001........................................................    16
2002........................................................    15
2003........................................................    14
2004........................................................    14
Thereafter..................................................   103
                                                              ----
  Total minimum payments                                      $178
                                                              ====

  LABOR SUBJECT TO COLLECTIVE BARGAINING AGREEMENTS

     Substantially all of WPD's employees are subject to one of five collective bargaining agreements. Such agreements are ongoing in nature, and WPD's employee participation level is consistent with that of the electric utility industry in Great Britain.

     At its State Line facility in Hammond, Indiana, Southern Energy has a labor contract with the United Steel Workers that extends to January 1, 2004.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     Southern Energy Canal LLC and Southern Energy Kendall LLC, both subsidiaries of Southern Energy, have contracts with the Utilities Workers' Union of America which expire on June 1, 2001 and March 1, 2001, respectively.

  UNCERTAINTIES RELATED TO CONTRACT SALES

     Several of the Company's significant power generation facilities rely on either PPAs or energy conversion agreements ("ECAs" and collectively with the PPAs the "Power Contracts") with one or a limited number of entities for the majority of, and in some cases all of, the relevant facility's output over the life of the Power Contract. For example, for the year ended December 31, 1999, approximately 14% of the Company's revenues were attributable to revenue received by its the Philippines facilities pursuant to agreements with NPC. See
Note 1 where concentration of revenues is discussed.

     The Power Contracts related to the Company's facilities are generally long-term agreements covering the sale of power for 20 or more years. However, the operation of such facilities is dependent on the continued performance by customers and suppliers of their obligations under the relevant Power Contract, and, in particular, on the credit quality of the purchasers. If a substantial portion of the Company's long-term Power Contracts were modified or terminated, the Company would be adversely affected to the extent that it was unable to find other customers at the same level of profitability. Some of the Company's long-term Power Contracts are for prices above current spot market prices. The loss of one or more significant Power Contracts or the failure by any of the parties to a Power Contract to fulfill its obligations thereunder could have a material adverse effect on the Company's business, results of operations and financial condition.


     The Company has entered into two significant power contracts. These two contracts are Energy Conversion Agreements between subsidiaries of SE Asia-Pacific and the National Power Corporation ("NPC") of the Philippines. The contract for the Pagbilao plant is for 29 years and terminates in August 2025. The contract for the Sual plant is for 25 years and terminates in June 2025. The contracted capacity is 735 MW and 1,000 MW for Pagbilao and Sual, respectively. The capacity fees are payable as compensation for capacity available for power generation. These fees consist of capital recovery fees, fixed operating fees, infrastructure fees and the components of service fees. Over 90% of the revenues are expected to come from fixed capacity charges that are paid without regard to dispatch level of the plant. The energy fees are based on energy sold and are designed to cover variable operating and maintenance costs. In accordance with the contracts, NPC assumes all fuel risks, including price and delivery.



  MINORITY SHAREHOLDER PUT OPTIONS



  Sual



     Under shareholder agreements, the minority shareholders of the SE Asia-Pacific subsidiary which holds the Sual project (SEPI) can exercise a put option requiring SEPI to purchase the minority shareholders' interest in the project. The put option can be exercised between the third and sixth anniversaries of the completion of the project construction or, in the event of any change in control, a change in SEPI's charter documents or the transfer of sponsor in violation of the sponsor support agreement, the put option may be exercised on the earlier of the date of such changes or the twelfth anniversary of the completion of the project construction. The price would be determined by a

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES
formula including the present value of the remaining years of cash flow less the liabilities outstanding plus the current assets.



  Pagbilao



     Under shareholder agreements, the minority shareholders of the SE Asia-Pacific subsidiary which holds the Pagbilao project (SEQI) can exercise a put option requiring SEQI to purchase the minority shareholders' interests in the project. The put option can be exercised between the sixth and twelfth anniversaries of the completion of the project construction or, in the event of any change in control, a change in SEQI's charter documents or the transfer of sponsor in violation of the sponsor completion support agreement the put option may be exercised on the earlier of the date of such changes or the twelfth anniversary of the completion of the project construction. The price would be determined by a formula including the present value of the remaining years of cash flow less the liabilities outstanding plus the current assets.


12. ACQUISITIONS AND DIVESTITURES

  SE CALIFORNIA


     On April 16, 1999, the Company, through SE California, acquired various generating assets in California with a total capacity of 3,065 MW from Pacific Gas & Electric Company for $801 million plus $39 million for fuel inventory, capital expenditures and property taxes.


  SE NEW YORK

     On June 30, 1999, the Company, through certain of its wholly owned subsidiaries (collectively referred to as SE New York), acquired the generating asset business in the state of New York with a total capacity of 1,794 MW, from Orange and Rockland Utilities, Inc. and Consolidated Edison Company of New York for a net purchase price of approximately $476 million, plus an additional $17 million to cover the market value of existing inventories. The acquisition was recorded under the purchase method of accounting. A portion of the purchase price has been allocated to assets acquired and liabilities assumed based on the estimated fair market value at the date of acquisition while the balance of $48 million was recorded as goodwill. The purchase price allocation for this acquisition is preliminary and further refinements will be made based on the completion of the final valuation studies. The pro forma operating results of this acquisition for the years presented was not materially different from actual results. The initial allocation of the purchase price is as follows (in millions):


Current assets..............................................  $ 28
Property, plant and equipment...............................   417
Acquired intangibles........................................    15
Goodwill....................................................    48
Liabilities assumed and other...............................   (15)
                                                              ----
     Purchase price.........................................  $493
                                                              ====

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

  SIPD


     On June 30, 1999, the Company, through a wholly owned subsidiary, acquired a 9.99% interest in SIPD for $107 million. As of December 31, 1999, SIPD had an ownership interest in 18 coal-fired power generating units with a total installed capacity of 5,125 MW in China's Shandong province. The Company accounts for its investment in SIPD under the equity method of accounting due to the preferential board representation and significant operating influence.


  WPD (FORMERLY SWEB)


     In September 1999, SWEB sold its electricity supply business to London Electricity for the British Pound Sterling equivalent of $264 million and the assumption of certain liabilities resulting in a gain of $286 million prior to expenses, minority interest, and income taxes, and a gain of $78 million after these items. The Company retained its 49% interest in the distribution business, the trading name of which has been changed to Western Power Distribution. The Company continues to own 49% economic interest (50.5% voting interest) of WPD.


  LOUISIANA GENERATING LLC

     During September 1999, the Company sold its 50% investment in Louisiana Generating LLC to its partner for $17 million. The Company recognized approximately $10 million as an after-tax gain on the sale which is included in the accompanying statements of income.

  CEMIG


     In January 1998, Southern Energy, participating in a consortium, exercised its option to maintain participation in the CEMIG project by transferring approximately $114 million to the consortium and in May 1998, completed this transaction by transferring an additional $21 million. The Company accounts for this investment under the equity method due to significant influence evidenced by 33% voting shares held by the Company and its investing partner.


  EDELNOR

     During 1998, the Company purchased an additional 15% interest in its Chilean investment in Empresa Electrica del Norte Grande S.A. for approximately $57 million. The purchase price resulted in $32 million of negative goodwill which was recorded as a reduction in the basis of the Company's long-lived assets.

  WPD (FORMERLY SWEB)

     On June 18, 1998, Southern Energy sold a 26% interest in its subsidiary, SWEB Holdings Limited ("Holdings") to PP&L for approximately $170 million. The Company recorded a pretax gain of approximately $20 million on the sale, which is included in the accompanying statements of income. This sale increased PP&L's economic interest in Holdings to 51% and, conversely, reduced Southern Energy's economic interest to 49%. Subsequently, on June 18, 1998, shares of Holdings held by Southern Company and PP&L were exchanged for equivalent shares in SWEB Holdings U.K. ("Holdings U.K."). Under the terms of the agreement, Southern Energy retains operational and

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES
management control of Holdings U.K. and its subsidiaries. Southern Energy continues to hold 50.5% of the voting shares in Holdings U.K. and retains a majority of the seats on the board of directors.

  SE NEW ENGLAND

     On December 30, 1998, the Company, through a wholly owned subsidiary, Southern Energy New England, LLC ("SE New England"), acquired the generating asset business, with a total capacity of 1,245 MW, from subsidiaries of Commonwealth Energy Systems and Eastern Utilities Associates for $536 million. The acquisition was recorded under the purchase method of accounting. A portion of the purchase price has been allocated to assets acquired and liabilities assumed based on the estimated fair market value at the date of acquisition while the balance of $261 million was recorded as goodwill. The pro forma operating results of this acquisition for 1997 and 1998 was not materially different from actual results. The purchase price was allocated as follows (in millions):


Current assets..............................................  $ 13
Property, plant, and equipment..............................   188
Acquired intangibles........................................   143
Goodwill....................................................   261
Liabilities assumed and other...............................   (69)
                                                              ----
  Purchase price............................................  $536
                                                              ====


  SE ASIA-PACIFIC


     On January 29, 1997, the Company completed its acquisition of 80% of SE Asia-Pacific, the largest independent power producer in Asia, for a total net investment of approximately $2 billion (Note 2). Subsequently, in August 1997, Southern Energy acquired the remaining 20% minority interest in SE Asia-Pacific in exchange for approximately $150 million in cash and SE Asia-Pacific's interest in the Tanjung Jati B project in Indonesia. The acquisition was financed with a combination of long-term borrowings and a capital contribution from Parent. The acquisition of SE Asia-Pacific was accounted for using the purchase method of accounting in accordance with APB No. 16, "Accounting for Business Combinations." The purchase price of SE Asia-Pacific was allocated to the underlying assets and liabilities based on the estimated fair values at the date of acquisition. The acquisition cost exceeded the estimated fair market value of net assets acquired by $1.6 billion and is considered goodwill (Note
1).


     The net purchase price of $2.1 billion was allocated as follows (in millions):

Leasehold interest..........................................  $ 1,003
Construction work in progress...............................       45
Current assets..............................................      635
Other assets................................................      711
Investments.................................................       70
Goodwill....................................................    1,649
Current liabilities.........................................     (809)
Other liabilities...........................................   (1,198)
                                                              -------
Purchase price..............................................  $ 2,106
                                                              =======

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     SE Asia-Pacific's operations have been included in the financial statements since January 29, 1997. The following unaudited pro forma results of operations for 1997 have been prepared assuming the acquisition of SE Asia-Pacific occurred on January 1, 1997 and was financed with a combination of long-term debt, short-term debt and a capital contribution. The pro forma results are not necessarily indicative of the actual results that would have been realized had the acquisition occurred on the assumed date, nor are they necessarily indicative of future results. Pro forma operating results for 1997 are for information purposes only and are as follows (in millions):


                                                                 AS       PRO
                                                              REPORTED   FORMA
                                                              --------   ------
Operating revenues..........................................   $3,750    $3,771
Income before extraordinary item............................      (16)      (11)
Net income..................................................      (16)      (11)

  BEWAG

     During September 1997, the Company completed the acquisition of a 26% interest in the Berlin, Germany, electric utility Bewag for approximately $820 million. The entire acquisition was funded through a combination of short-term and long-term borrowings. The Company is part of a consortium with two German utilities which, together with the Company, own a 75% total interest in Bewag. Bewag is an integrated electric utility located in Berlin, Germany. The Company's investment in Bewag is being accounted for under the equity method of accounting.

  STATE LINE

     In December 1997, the Company acquired the assets of the State Line Generating Station from Commonwealth Edison Company for approximately $68 million.

13. INVESTMENTS IN AFFILIATES


     The Company has investments in various international and domestic energy projects. The equity method of accounting is applied to such investments in affiliated entities, which include corporations, joint ventures and partnerships, because the ownership structure prevents the Company from exercising a controlling influence over operating and financial policies. Under this method, equity in income or losses of these entities is reflected as equity in earnings of unconsolidated affiliates in the accompanying consolidated statements of income.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     The following table sets forth summarized financial information of the Company's investments in 50% or less-owned investments accounted for under the equity method (Note 1) as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 or periods from the respective affiliates' acquisition date, if shorter:



                                                              1997    1998     1999
                                                              ----   ------   ------
                                                                  (IN MILLIONS)
COMBINED INVESTMENTS, EXCLUDING BEWAG
INCOME STATEMENT:
Revenues....................................................  $723   $2,685   $3,441
Operating income............................................   383      728      831
Net income from continuing operations.......................    50      324      184
BALANCE SHEET:
Current assets..............................................            629    1,189
Noncurrent assets...........................................          3,413    5,569
Current liabilities.........................................          1,056    1,611
Noncurrent liabilities......................................          2,569    3,604
BEWAG
INCOME STATEMENT:
Revenues....................................................  $589   $2,366   $2,167
Operating income............................................    82      419     (128)
Net income from continuing operations.......................    41      216      (84)
BALANCE SHEET:
Current assets..............................................            677      605
Noncurrent assets...........................................          7,037    6,073
Current liabilities.........................................          1,464    1,582
Noncurrent liabilities......................................          2,424    1,930



     As of December 31, 1999 the Company had accumulated $23 million in undistributed earnings of entities accounted for by the equity method of accounting.



14. SE-FINANCE



     The company has investments in leveraged leases through it's leasing subsidiary SE-Finance. The company entered into leveraged leases in December of 1996, 1998 and 1999. The Company's net investment in leveraged leases consists of the following at December 31, 1998 and 1999 (in millions):



                                                                1998         1999
                                                              ---------   ----------
Net rentals receivable......................................  $     583   $    1,339
Unearned income.............................................       (319)        (783)
                                                              ---------   ----------
Investment in leveraged leases..............................        264          556
Deferred taxes arising from leveraged leases................        (22)         (58)
                                                              ---------   ----------
Net investment in leveraged leases..........................  $     242   $      498
                                                              =========   ==========

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

     The following is a summary of the components of the income from leveraged leases for the years ended December 31, 1998 and 1999 (in millions):

                                                               1998     1999
                                                              ------   -------
Pretax leveraged lease income...............................  $    5   $    28
Income tax expense..........................................       2        10
                                                              ------   -------
Income from leveraged leases................................  $    3   $    18
                                                              ======   =======


15. EARNINGS PER SHARE



     We calculate basic earnings per share by dividing net income available to common shareholders by the weighted average number of common shares outstanding. The following table shows our computation of earnings per share (in millions, except per share data) after giving effect to the stock split that was effected in conjunction with the offering of common stock (Note 17). Pro forma basic earnings per share information gives effect to the dividend paid to Southern in 2000 as though it had occurred during 1999. See Note 17.



                                                                 FROM          FROM
                                                              CONTINUING   DISCONTINUED
                                                              OPERATIONS    OPERATIONS      NET
                                                              ----------   ------------   -------
Basic, 1997:
  (Loss) income.............................................   $   (24)       $   8       $   (16)
  Shares....................................................       272          272           272
                                                               -------        -----       -------
  (Loss) earnings per share.................................   $ (0.09)       $0.03       $ (0.06)
                                                               =======        =====       =======
Basic, 1998:
  (Loss) income.............................................   $   (12)       $  12       $    --
  Shares....................................................       272          272           272
                                                               -------        -----       -------
  (Loss) earnings per share.................................   $ (0.04)       $0.04       $    --
                                                               =======        =====       =======
Basic, 1999:
  Income....................................................   $   362        $  10       $   372
  Shares....................................................       272          272           272
                                                               -------        -----       -------
  Earnings per share........................................   $  1.33        $0.04       $  1.37
                                                               =======        =====       =======
Pro forma basic, 1999:
  Income....................................................   $   362        $  10       $   372
  Shares....................................................       272          272           272
  Shares assumed due to dividend to Southern................        31           31            31
                                                               -------        -----       -------
  Earnings per share........................................   $  1.19        $0.04       $  1.23
                                                               =======        =====       =======



16. SEGMENT REPORTING



     Effective December 31, 1997, Southern Energy adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." Southern Energy's principal business segments consist of the geographic areas in which the Company conducts business -- Americas, Asia-Pacific, and Europe. The other reportable business segments are the Company's financing segment ("Southern Energy Finance") and its business development and general corporate activities segment

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

("Corporate"). Intersegment revenues are not material. Financial data for business segments, products and services, and geographic areas is as follows (in millions):

                               BUSINESS SEGMENTS


                                                                   SOUTHERN
                                                                    ENERGY
                                AMERICAS   EUROPE   ASIA-PACIFIC    FINANCE    CORPORATE   CONSOLIDATED
                                --------   ------   ------------   ---------   ---------   ------------
1997:
Operating revenues............   $2,201    $1,282      $  247        $  0       $   20        $3,750
Depreciation and
  amortization................       40        63          76           0            3           182
Interest income...............        9         4          84           0           41           138
Interest expense..............       43        95         151           0           56           345
Income taxes from
  operations..................      (12)       50          (7)          0           (4)           27
Windfall profit tax...........        0       148           0           0            0           148
Net income from equity method
  subsidiaries................       20        18          20           0            0            58
Segment net income (loss).....        2       (48)         39           8          (17)          (16)
Total assets..................    1,783     3,701       4,304         176          666        10,630
Investments in equity method
  subsidiaries................      127       822          85          94            0         1,128
Gross property additions......      115       130         475           0            0           720
Increase in goodwill..........        0         0       1,649           0            0         1,649
1998:
Operating revenues............      261     1,273         273           0           12         1,819
Depreciation and
  amortization................       44        79          96           0            2           221
Interest income...............       10         0          74           0           62           146
Interest expense..............       59       123         141           0          107           430
Income taxes from
  operations..................     (113)       22         (12)          0          (20)         (123)
Write-down of generating
  assets......................      308         0           0           0            0           308
Net income from equity method
  subsidiaries................       27        64          44           0            0           135
Segment net income (loss).....     (180)      141          68          12          (41)            0
Total assets..................    2,166     3,890       4,520         428        1,050        12,054
Investments in equity method
  subsidiaries................      373       923         131          84            0         1,511
Gross property additions......      101       120         426           0            0           647
Increase in goodwill..........      261         0           0           0            0           261

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

                                                                   SOUTHERN
                                                                    ENERGY
                                AMERICAS   EUROPE   ASIA-PACIFIC    FINANCE    CORPORATE   CONSOLIDATED
                                --------   ------   ------------   ---------   ---------   ------------
1999:
Operating revenues............   $  939    $  976      $  342        $  0       $   11        $2,268
Depreciation and
  amortization................       73        90         104           0            3           270
Interest income...............       18         6          72           0           76           172
Interest expense..............       90       121         125           0          166           502
Income taxes from
  operations..................       34        96          25           0          (26)          129
Write-down of generating
  assets......................       29        31           0           0            0            60
Net income from equity method
  subsidiaries................       16        10          83           0            2           111
Segment net income (loss).....       96       170         175          10          (79)          372
Total assets..................    4,071     3,810       4,430         722          830        13,863
Investments in equity method
  subsidiaries................      248       762         254          76            0         1,340
Gross property additions......      419       115         194           0           19           747
Increase in goodwill..........       48         0           0           0            0            48


                             PRODUCTS AND SERVICES


                                     GENERATION   DISTRIBUTION   MARKETING   FINANCE   OTHER   TOTAL
                                     ----------   ------------   ---------   -------   -----   ------
                                                      (REVENUE IN MILLIONS)
1997...............................       427         1,283        1,982         0       58     3,750
1998...............................       494         1,273            1         0       51     1,819
1999...............................    $1,222        $  977       $    0       $ 0      $69    $2,268


                                GEOGRAPHIC AREAS

                                                              INTERNATIONAL
                                                      -----------------------------
                                             UNITED       THE       UNITED     ALL
                                             STATES   PHILIPPINES   KINGDOM   OTHER   CONSOLIDATED
                                             ------   -----------   -------   -----   ------------
                                                             (REVENUE IN MILLIONS)
1997.......................................   2,003       247        1,282     218        3,750
1998.......................................      53       273        1,273     220        1,819
1999.......................................  $  736      $342       $  976    $214       $2,268

                                                       INTERNATIONAL
                                               -----------------------------
                                      UNITED               THE       UNITED     ALL
                                      STATES   CHINA   PHILIPPINES   KINGDOM   OTHER    CONSOLIDATED
                                      ------   -----   -----------   -------   ------   ------------
                                                     (LONG-LIVED ASSETS IN MILLIONS)
1997................................     913    546       1,493       2,428     3,477       8,857
1998................................   2,156    368       1,834       2,463     3,427      10,248
1999................................  $3,989   $534      $1,966      $2,449    $3,254     $12,192

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

17. SUBSEQUENT EVENTS



  PROPOSED INITIAL PUBLIC OFFERING



     On April 17, 2000 the Company and Southern Company approved plans to execute a 272,000 to 1 stock split and register with the Securities and Exchange Commission 66,700,000 new shares of Southern Energy common stock with an anticipated offering price of $16.00. The offering is expected to reduce Southern's ownership to approximately 80%. There can be no assurance that this offering (the "Offering") will be completed.



     In conjunction with the Offering, the Company will convert the units outstanding under the Value Creation Plan (Note 6) into options to purchase shares of the Company's common stock. The intrinsic value of the options will equal the final value of units being converted. The measurement of compensation expense for stock options as prescribed by APB Opinion No. 25 equals the compensation expense that would be recorded for units under the Value Creation Plan.



     Within twelve months following the completion of the Offering, Southern Company plans to distribute all of the remaining shares of the Company owned by Southern Company to the holders of Southern common stock. There can be no assurance that this distribution will be completed.



     In connection with the completion of the distribution, substitute options for the Company's common stock will be issued to our employees in exchange for their Southern Company options. The conversion process will follow FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation," which dictates the following:



     - The aggregate face value of the options immediately after the conversion will be equal to the aggregate face value prior to the conversion.



     - The ratio of the stock price (fair market value) per option to the exercise price per option will remain the same.



     See Note 6 where Southern options held by the Company's officers and employees are further discussed.



     The Company has negotiated service agreements with Southern to provide transition services following the initial public offering of the Company's shares in the areas of finance, accounting, human resources, auditing, legal, information technology and engineering services. These services will be provided at cost or at fair market value, whichever is greater. The Company has the option to decline or terminate service with reasonable advance notice. Under arrangements for similar services currently in effect with Southern and its operating companies, under which services are provided at cost, the Company paid $20 million in 1999. See Note 5.



     Also on April 17, 2000, the Company's and Southern's respective boards of directors voted to transfer Southern Energy's leveraged lease and capital funding subsidiaries to Southern. These transfers are contingent upon the successful completion of the Offering. The Company's interest in its SE Finance leveraged leasing subsidiary has been treated as a discontinued operation in the accompanying financial statements.

                     SOUTHERN ENERGY, INC. AND SUBSIDIARIES

  DIVIDEND TO SOUTHERN (UNAUDITED)



     A short-term credit facility was obtained by the Company to fund cash dividend payments to Southern in the aggregate amount of $503 million. Pro forma basic earnings per share data for 1999 gives effect to such dividend in accordance with Staff Accounting Bulletin Topic 1:B:3.



     POTOMAC ELECTRIC POWER COMPANY ("PEPCO") (UNAUDITED). On June 8, 2000, the Company announced it had entered into an agreement to purchase the bulk of PEPCO's electric generation business for $2.65 billion plus amounts to be determined for working capital and approximately $400 million in the event certain purchase power agreements are not transferred to the Company. The transaction is expected to be completed in late 2000 and will be accounted for by the Company as a purchase.



     SE CALIFORNIA (UNAUDITED). On June 7, 2000, the administrative law judge ("ALJ") presiding over the proceeding between SE California and the CAISO (See
Note 1 and Note 11 of the Notes) issued an initial decision in which the ALJ allocated responsibility for payment of approximately 3% of the revenue requirement to the CAISO. On July 7, 2000, SE California filed an appeal of the ALJ's decision with the FERC. The outcome of this appeal is uncertain. A final FERC order in this proceeding may be appealed to the U.S. Court of Appeals. If SE California is ultimately unsuccessful in its appeal of the ALJ's decision, SE California will be required to refund certain amounts of the revenue requirement billed to the CAISO for the period from June 1, 1999 until the final disposition of the appeal. The amount of this refund as of May 31, 2000 would have been approximately $91 million and would have reduced net income by approximately $50 million. These amounts do not include interest that would be payable in the event of a refund. The Company's failure to prevail in this matter would adversely affect its results of operations.



     CEMIG (UNAUDITED). SEB obtained financing from Banco Nacional De Desenvolvimento Economico e Social (BNDES) for approximately 50% of the total purchase price of the CEMIG shares which is secured by a pledge of SEB's shares in CEMIG. A portion of a principal payment that was originally due May 15, 2000, in an amount of $9.2 million, has been deferred. SEB paid $2.2 million of this principal payment on May 15, 2000 and expects to pay the remaining $7.0 million on September 15, 2000. An interest payment of $107.8 million, also due on May 15, 2000, has been deferred until May 15, 2001.



     ALICURA (UNAUDITED). On February 21, 2000, we executed a stock purchase agreement with The AES Corporation to sell our interest in Alicura. The Closing was expected to occur on June 28, 2000; however, it has not yet occurred. We cannot assure you that this transaction will be consummated.



  2000 SECOND QUARTER RESULTS (UNAUDITED)



     We reported net income of $93 million for the second quarter of 2000, compared with $77 million for the same period last year. This increase was attributed primarily to an increase in profits from our Asia-Pacific operations.

                                     [LOGO]

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:


SEC registration fee........................................  $299,349.60
NASD filing fee.............................................       30,500
NYSE listing fee............................................            *
Printing and engraving costs................................            *
Accounting fees and expenses................................            *
Legal fees and expenses.....................................            *
Blue sky fees and expenses..................................            *
Transfer agent and registrar fees...........................            *
Miscellaneous...............................................            *
                                                              -----------
  Total.....................................................  $         *
                                                              ===========


---------------

* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Southern Energy, Inc. is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of Title 8 of the Delaware Code gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Also, Section 145 states that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     Southern Energy's Restated Certificate of Incorporation and Bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law.

     All of Southern Energy's directors and officers will be covered by insurance policies maintained by Southern Energy against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


     On July 26, 1999, we sold $200,000,000 7.4% senior notes due 2004 and $500,000,000 7.9% senior notes due 2009. The purchase price of these notes was paid in cash by the certain institutional investors. All of these notes were offered and sold only to qualified institutional buyers in transactions not involving a public offering in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.


ITEM 16.  EXHIBITS


     (a) The following exhibits are filed as part of this Registration
Statement:



EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
  1.1**   --   Form of Underwriting Agreement.
  3.1**   --   Form of Restated Certificate of Incorporation.
  3.2**   --   Bylaws.
  4.1**   --   Specimen Stock Certificate.
  4.2     --   Certificate of Trust (Designated in Registration No. 333-
               [  ] as Exhibit 4.2).
  4.3     --   Trust Agreement (Designated in Registration No. 333- [  ] as
               Exhibit 4.3).
  4.4**   --   Form of Amended and Restated Trust Agreement.
  4.5**   --   Form of Preferred Security (included in Exhibit 4.4).
  4.6**   --   Form of Junior Convertible Subordinated Note Indenture.
  4.7**   --   Form of First Supplemental Indenture.
  4.8**   --   Form of Junior Convertible Subordinated Note (included in
               Exhibit 4.7).
  4.9**   --   Form of Guarantee.
  4.10    --   Form of Agreement as to Expenses and Liabilities (included in Exhibit 4.4).
  5.1**   --   Opinion of Troutman Sanders LLP.

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
 10.1*    --   Form of Master Separation and Distribution Agreement.
 10.2*    --   Form of Transitional Services Agreement.
 10.3*    --   Form of Indemnification and Insurance Matters Agreement.
 10.4*    --   Form of Technology and Intellectual Property Ownership and
               Licenses Agreement.
 10.5*    --   Form of Confidential Disclosure Agreement.
 10.6*    --   Form of Employee Matters Agreement.
 10.7*    --   Form of Tax Indemnification Agreement.
 10.8*    --   Form of Registration Rights Agreement.
 10.9*    --   Form of Southern Energy Employee Stock Purchase Plan.
 10.10*   --   Form of Southern Energy Omnibus Incentive Compensation Plan.
 10.11    --   Deferred Compensation Agreement with S. Marce Fuller.
 10.12    --   Deferred Compensation Agreement with Raymond D. Hill.
 10.13    --   Deferred Compensation Agreement with Richard J. Pershing.
 10.14    --   Amended and Restated Employment Retention Agreement with
               Frederick D. Kuester.
 10.15    --   Employment Retention Agreement with Barney S. Rush.
10.16**   --   Form of Change in Control Agreement.
 10.17    --   Formation Agreement by and between SEI Holdings, Inc. and
               Vastar Resources, Inc. dated August 8, 1997.
 10.18    --   Energy Conversion Agreement for a Coal Fired Thermal Power
               Station at Sual Pangasinan, Philippines between National
               Power Corporation and CEPA Pangasinan Electric Limited dated
               May 20, 1994.
 10.19    --   Build, Operate and Transfer Project Agreement for a Gas
               Turbine Power Station in Navotas, Manila between National
               Power Corporation and Hopewell Project Management Company
               Limited dated 16th November, 1988.
 10.20    --   Navotas II, Build, Operate and Transfer Project Agreement
               for a Gas Turbine Power Station in Navotas, Manila between
               National Power Corporation and Hopewell Energy International
               Limited, dated 29 June, 1992.
 10.21    --   Energy Conversion Agreement for a Coal Fired Thermal Power
               station at Barangay Ibabang Pulo, Pagbilao, Quezon,
               Philippines between National Power Corporation and Hopewell
               Energy International Limited, dated 9th November, 1991.
 10.22    --   Amendment Agreement, dated the 30th day of March 1993, to an
               Energy Conversion Agreement between Hopewell Energy
               International Limited, National Power Corporation and
               Hopewell Power (Philippines) Corp. dated 9th November 1991.
 21.1*    --   Subsidiaries of Registrant.
 23.1     --   Consent of Arthur Andersen LLP.
 23.2     --   Consent of KPMG Deutsche Treuhand-Gesellschaft.
 23.3**   --   Consent of Troutman Sanders LLP (included in Exhibit 5.1).
 24.1*    --   Power of Attorney (included on signature page).
 27.1     --   Financial Data Schedule (for SEC use only).

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
 99.1     --   Financial Statements of Bewag Aktiengesellschaft.



     Exhibits listed above that have been filed with the Commission and that were designated as noted above are hereby incorporated herein by reference and made a part hereof with the same effect as if filed herewith.

-------------------------


 * Previously filed.


** To be filed by amendment.



     (b) The following financial statement schedule is filed as part of this Registration Statement:



     SCHEDULE II -- Valuation and Qualifying Accounts and Reserves of Southern Energy, Inc. and Subsidiary Companies for the years ended December 31, 1997, 1998 and 1999.


ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 18, 2000.



                                          SOUTHERN ENERGY, INC.



                                          By:                  *

                                            ------------------------------------

                                                      S. Marce Fuller


                                               President and Chief Executive
                                                           Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below and as of the dates indicated.



                SIGNATURE                                      TITLE                         DATE
                ---------                                      -----                         ----
                    *                       President, Chief Executive Officer and             *
------------------------------------------  Director (Principal Executive Officer)
             S. Marce Fuller

                    *                       Executive Vice President and Chief                 *
------------------------------------------  Financial Officer (Principal Financial
             Raymond D. Hill                Officer)

                    *                       Senior Vice President, Finance and                 *
------------------------------------------  Accounting (Principal Accounting Officer)
              James A. Ward

                    *                       Director                                           *
------------------------------------------
              A. W. Dahlberg

                    *                       Director                                           *
------------------------------------------
            H. Allen Franklin

                    *                       Director                                           *
------------------------------------------
             Elmer B. Harris

                    *                       Director                                           *
------------------------------------------
             W. L. Westbrook

        *By: /s/ DOUGLAS L. MILLER                                                       July 18, 2000
   ------------------------------------
            Douglas L. Miller
             Attorney-in-Fact

                 SOUTHERN ENERGY, INC. AND SUBSIDIARY COMPANIES



                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS


                 FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999


                           (Stated in Thousands of Dollars)



                                                          ADDITIONS
                                                -----------------------------
                         BALANCE AT BEGINNING   CHARGED TO   CHARGED TO OTHER                     BALANCE AT END
DESCRIPTION                   OF PERIOD           INCOME         ACCOUNTS       DEDUCTIONS          OF PERIOD
-----------              --------------------   ----------   ----------------   ----------        --------------
Provision for
  uncollectible
  accounts (current)
  1999.................        $101,243          $ 19,566        $(11,805)       $65,418(Note1)      $ 43,586
  1998.................          67,443            33,082           6,153          5,435(Note1)       101,243
  1997.................          23,806            14,522          36,220          7,105(Note1)        67,443
Provision for
  uncollectible
  accounts (long-term)
  1999.................        $ 40,000          $ 30,543        $(10,000)       $     0             $ 60,543
  1998.................               0            40,000               0              0               40,000
  1997.................               0                 0               0              0                    0
Write-Down of Assets
  1999.................        $308,000          $ 60,000        $      0        $     0             $368,000
  1998.................               0           308,000               0              0              308,000
  1997.................               0                 0               0              0                    0


---------------


Note 1: Represents write-off of accounts considered to be uncollectible, less recoveries of amounts previously written off.